   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 1994
                                                         REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                         SOUTHERN NATIONAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
     NORTH CAROLINA                  6711                    56-0939887
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)
                           500 NORTH CHESTNUT STREET
                        LUMBERTON, NORTH CAROLINA 28358
                                 (910) 671-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                                DAVID L. CRAVEN
                         SOUTHERN NATIONAL CORPORATION
                             200 WEST SECOND STREET
                      WINSTON-SALEM, NORTH CAROLINA 28358
                                 (910) 773-7390
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ----------------
                                   COPIES TO:
            DAVID M. CARTER                       L. STEVENSON PARKER
           HUNTON & WILLIAMS                        ARNOLD & PORTER
          951 EAST BYRD STREET              1200 NEW HAMPSHIRE AVENUE, N.W.
     RICHMOND, VIRGINIA 23219-4074            WASHINGTON, D.C. 20036-6885

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective. If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                              PROPOSED
                              MAXIMUM          PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF        AMOUNT          MAXIMUM       AGGREGATE      AMOUNT OF
    SECURITIES TO BE           TO BE        OFFERING PRICE    OFFERING     REGISTRATION
       REGISTERED            REGISTERED      PER SHARE(2)     PRICE(2)         FEE
- ----------------------------------------------------------------------------------------
Common Stock ($5 par
 value)................  57,887,840 shs.(1)     $20.47     $1,184,964,085 $408,690.90(3)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) This Registration Statement covers the maximum number of shares of common stock of the Registrant that are expected to be issued in connection with the transactions described herein.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and (f)(1) based on the average high and low prices of BB&T Financial Corporation common stock on the Nasdaq National Market System on November 9, 1994.
(3) Of this amount, $215,631.19 was paid upon the initial filing of the preliminary proxy statement.
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         SOUTHERN NATIONAL CORPORATION

                             CROSS-REFERENCE SHEET

ITEM OF FORM S-4                    LOCATION IN PROSPECTUS
- ----------------                    ----------------------
 1.Forepart of Registration
     Statement and Outside Front
     Cover Page of Prospectus.....  Facing Page; Cross Reference Sheet; Outside
                                    Front Cover Page of Prospectus
 2.Inside Front and Outside Back
     Cover Pages of Prospectus....  Inside Front Cover Page of Prospectus;
                                    Table of Contents; Available Information;
                                    Incorporation of Certain Information by
                                    Reference
 3.Risk Factors, Ratio of Earnings
     to Fixed Charges and Other
     Information..................  Summary; Equivalent Share Data; Pro Forma
                                    Condensed Financial Information
 4.Terms of the Transaction.......  Summary; The Merger; Comparative Rights of
                                    Shareholders; Annex I; Annex II; Annex III;
                                    Annex IV; Annex V
 5.Pro Forma Financial
     Information..................  Pro Forma Condensed Financial Information;
                                    Incorporation of Certain Information by
                                    Reference
 6.Material Contracts with the
     Company Being Acquired.......  Summary; The Merger; Certain Related
                                    Transactions
 7.Additional Information Required
     for Reoffering by Persons and
     Parties Deemed to be
     Underwriters.................  Not Applicable
 8.Interests of Named Experts and
     Counsel......................  Not Applicable
 9.Disclosure of Commission's
     Position on Indemnification
     for Securities Act
     Liabilities..................  Not Applicable
10.Information with Respect to S-3
     Registrants..................  Available Information; Incorporation of
                                    Certain Information by Reference; Summary;
                                    Business of SNC
11.Incorporation of Certain
     Information by Reference.....  Incorporation of Certain Information by
                                    Reference
12.Information with Respect to S-2
     or S-3 Registrants...........  Not Applicable
13.Incorporation of Certain
     Information by Reference.....  Not Applicable
14.Information with Respect to
     Registrants Other than S-2 or
     S-3 Registrants..............  Not Applicable
15.Information with Respect to S-3
     Companies....................  Available Information; Incorporation of
                                    Certain Information by Reference; Summary;
                                    Business of BB&T Financial
16.Information with Respect to S-2
     or S-3 Companies.............  Not Applicable
17.Information with Respect to
     Companies Other than S-2 or
     S-3 Companies................  Not Applicable
18.Information if Proxies,
     Consents or Authorizations
     are to be Solicited..........  Incorporations of Certain Information By
                                    Reference; Summary; The Shareholder
                                    Meetings; The Merger; Dissenters' Rights
19.Information if Proxies,
     Consents or Authorizations
     are not to be solicited, or
     in an Exchange Offer.........  Not Applicable

                         [SOUTHERN NATIONAL LETTERHEAD]

                                                               November 14, 1994

Dear Shareholders:

  We cordially invite you to attend a special meeting of shareholders of Southern National Corporation ("SNC") to be held at the Holiday Inn, 5201 Fayetteville Road, Lumberton, North Carolina, on December 15, 1994, at 10:00 a.m., Eastern Standard Time.

  At this meeting, you will have an opportunity to consider and vote on the merger of BB&T Financial Corporation ("BB&T Financial") with and into SNC in a "merger-of-equals" transaction pursuant to the terms of the Amended and Restated Agreement and Plan of Reorganization between SNC and BB&T Financial and the related Amended and Restated Plan of Merger (collectively, the "Agreement").

  The Agreement generally provides for a tax-free exchange of BB&T Financial common stock and options for shares of SNC common stock and options (with cash in lieu of the issuance of fractional shares). The currently outstanding shares of SNC common and preferred stock will remain outstanding. The terms of the proposed merger, including the methods for valuing BB&T Financial common stock and SNC common stock and determining the exchange ratio, are explained in detail in the accompanying Joint Proxy Statement/Prospectus. We urge you to read it carefully.

  The Agreement also contemplates that as soon as practicable after the proposed merger, Southern National Bank of North Carolina, SNC's North Carolina bank subsidiary, will be merged with Branch Banking and Trust Company, BB&T Financial's North Carolina bank subsidiary (with the surviving bank named "Branch Banking and Trust Company"), and Southern National Bank of South Carolina, SNC's South Carolina bank subsidiary, will be merged with Branch Banking and Trust Company of South Carolina, BB&T Financial's lead South Carolina bank subsidiary (with the surviving bank named "Branch Banking and Trust Company of South Carolina").

  The Board of Directors of SNC is unanimously of the opinion that the proposed merger with BB&T Financial would be beneficial to SNC shareholders. The Board has received written opinions from Lehman Brothers, Inc., and Wheat, First Securities, Inc., as to the fairness of certain terms of the proposed merger to SNC's shareholders from a financial point of view.

  The affirmative vote of a majority of the shares entitled to vote is required for approval of the proposed merger. Failure to vote will have the same effect as a vote against the proposed merger. It is especially important that your shares be voted FOR the proposal. If you cannot attend the Special Meeting in person, please complete, date, sign and promptly return the proxy in the envelope provided. You may revoke your proxy at any time before it is voted by attending the Special Meeting and voting in person or by giving written notice of revocation or submitting a signed proxy bearing a later date to SNC,
Attention: Corporate Secretary.

                                          Sincerely,

                                          L. GLENN ORR, JR.
                                          Chairman of the Board,
                                          Chief Executive Officer and
                                           President

Southern National Corporation
P.O. Box 1489
Lumberton, N.C. 28358

LOGO

                                                               November 14, 1994

Dear Shareholder:

  You are cordially invited to attend the Special Meeting of Shareholders of BB&T Financial Corporation ("BB&T Financial") to be held at BB&T Financial's headquarters at 223 West Nash Street, Wilson, North Carolina, on December 15, 1994, at 10:00 a.m., Eastern Standard Time (the "Special Meeting").

  The purpose of the Special Meeting is to consider a proposal to approve an Agreement and Plan of Reorganization and a related Plan of Merger (collectively, the "Merger Agreements") pursuant to which BB&T Financial will be merged (the "Merger") in a "merger of equals" with Southern National Corporation ("SNC"), with the resulting corporation named "Southern National Corporation". The Merger Agreements contemplate that as soon as practicable after the Merger, Southern National Bank of North Carolina, SNC's North Carolina bank subsidiary, will be merged with Branch Banking and Trust Company, BB&T Financial's North Carolina bank subsidiary (with the resulting bank named "Branch Banking and Trust Company"), and Southern National Bank of South Carolina, SNC's South Carolina bank subsidiary, will be merged with Branch Banking and Trust Company of South Carolina, BB&T Financial's lead South Carolina bank subsidiary (with the resulting bank named "Branch Banking and Trust Company of South Carolina").

  Upon consummation of the Merger, you would receive 1.45 shares of common stock of SNC for each share of common stock of BB&T Financial held by you, and cash in lieu of any fractional share. Each option to purchase shares of BB&T Financial common stock will be converted into an option to purchase a number of shares of SNC common stock equal to the number of shares subject to the BB&T Financial option multiplied by the exchange ratio of 1.45. Options issued pursuant to BB&T Financial employee benefit plans and stock option plans will vest and be immediately exercisable in full upon consummation of the Merger. SNC common stock is traded on the New York Stock Exchange under the symbol "SNB." BB&T Financial shareholders will not recognize gain or loss for federal income tax purposes to the extent SNC common stock is received in the Merger in exchange for BB&T Financial common stock, although the receipt of cash in lieu of fractional shares will be taxable.

  The last sale price of SNC common stock on November 8, 1994, on the New York Stock Exchange was $20.625 per share. If this were the price per share of SNC common stock on the date that the Merger is consummated, the 1.45 shares of SNC common stock into which each share of BB&T Financial common stock would be converted would have a market value of $29.91. However, to the extent the actual market price of SNC common stock on the date the Merger is consummated is higher or lower than $20.625 per share, the value of 1.45 shares SNC common stock will be correspondingly higher or lower.

  BB&T Financial and SNC are similar in size and your Board of Directors believes that a merger-of-equals transaction is in the best interest of the BB&T Financial shareholders. The Merger will result in a combined institution with a greater market share and a wider range of products. The Merger will also present substantial opportunities for savings through consolidation and achievement of economies of scale.

  The Board has unanimously approved the Merger Agreements and also recommends that you vote FOR approval. The Board has received written opinions from Lehman Brothers, Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated as to the fairness of certain terms of the Merger to BB&T Financial's shareholders from a financial point of view. You are encouraged to read the accompanying Joint Proxy Statement/Prospectus, which provides additional information regarding SNC, BB&T Financial and the Merger.

  Your vote is important, regardless of the number of shares you own. Approval of the Merger requires an affirmative vote of a majority of the BB&T Financial common stock entitled to be voted at the Special Meeting. Accordingly, on behalf of your Board of Directors, I urge you to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. This will not prevent you from attending the Special Meeting or voting in person, but will assure that your vote is counted if you are unable to attend the Special Meeting. You may revoke your proxy at any time by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of BB&T Financial at BB&T Financial's main office prior to the Special Meeting, or by attending the BB&T Financial Special Meeting and voting in person.

  On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR approval of the Merger Agreements.

                                          Sincerely,

                                          LOGO
                                          John A. Allison IV
                                          Chairman and Chief Executive Officer

                         SOUTHERN NATIONAL CORPORATION
                           500 NORTH CHESTNUT STREET
                        LUMBERTON, NORTH CAROLINA 28358

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD DECEMBER 15, 1994

                               ----------------

  TO THE SHAREHOLDERS OF SOUTHERN NATIONAL CORPORATION: NOTICE IS HEREBY GIVEN that a special meeting of shareholders has been called by the Board of Directors of Southern National Corporation ("SNC") and will be held at the Holiday Inn, 5201 Fayetteville Road, Lumberton, North Carolina, on December 15, at 10:00 a.m., Eastern Standard Time, for the purpose of considering and voting upon the following matters:

    1. Proposed Merger. To approve an Agreement and Plan of Reorganization between SNC and BB&T Financial Corporation ("BB&T Financial"), dated as of July 29, 1994, and amended and restated as of October 22, 1994, and a related Plan of Merger, dated as of July 29, 1994, and amended and restated as of October 22, 1994, pursuant to which: (i) BB&T Financial would merge with and into SNC (the "Merger"); (ii) each outstanding share of BB&T Financial common stock, $2.50 par value per share, would be converted into the right to receive 1.45 shares of SNC common stock, $5.00 par value per share ("SNC Common Stock"), with cash in lieu of the issuance of any fractional share interest;(iii) each outstanding stock option granted by BB&T Financial under one of its benefit plans, whether or not exercisable, would be converted into and become a right with respect to SNC Common Stock; (iv) the Amended and Restated Articles of Incorporation of SNC would be amended to increase the number of authorized shares of SNC Common Stock from 120,000,000 shares to 300,000,000 shares; and (v) the Board of Directors of SNC would be increased from 23 to 24 members and 12 persons designated by BB&T Financial would become members of the Board of Directors of SNC (replacing 11 of the current members who would resign upon consummation of the Merger and filling the one seat created by the increase in the size of the SNC Board), all as described more fully in the accompanying Joint Proxy Statement/Prospectus.

    2. Other Business. To consider and vote upon such other matters as properly may come before the meeting or any adjournments thereof.

  Only those SNC shareholders of record at the close of business on October 21, 1994, will be entitled to notice of and to vote at the meeting and any adjournments thereof. The approval of a majority of the outstanding shares of SNC Common Stock entitled to vote is required for the approval of the Merger.

  Any shareholder entitled to vote at the Special Meeting shall have the right to dissent from the Merger and to receive payment of the fair value of his shares upon compliance with Article 13 of the North Carolina Business Corporation Act ("Article 13"). Article 13 requires, among other things, that a shareholder wishing to perfect dissenters' rights: (i) give SNC written notice of his intent to exercise dissenters' rights prior to the vote on the Merger;
(ii) not vote his shares of SNC Common Stock in favor of the Merger; and (iii) upon receipt of notice from SNC that the Merger has been approved, make a demand for payment of fair value for his shares and deposit such shares with SNC. The full text of Article 13 is attached as Annex V to the accompanying Joint Proxy Statement/Prospectus.

                                          By Order of the Board of Directors,

                                          DAVID L. CRAVEN
                                          Secretary

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. SHAREHOLDERS ATTENDING THE MEETING MAY VOTE PERSONALLY ON ALL MATTERS THAT ARE CONSIDERED, IN WHICH EVENT THE SIGNED PROXIES ARE REVOKED.

November 14, 1994
Lumberton, North Carolina

                NOTICE OF SPECIAL MEETING OF THE SHAREHOLDERS OF
                           BB&T FINANCIAL CORPORATION
                        TO BE HELD ON DECEMBER 15, 1994
                                 AT 10:00 A.M.

                               ----------------

To the Shareholders:

  Notice is hereby given that a Special Meeting of the shareholders of BB&T Financial Corporation ("BB&T Financial") will be held at the corporation's headquarters at 223 West Nash Street, Wilson, North Carolina on December 15, 1994 at 10:00 A.M., Eastern Standard Time (the "Special Meeting"), for the following purposes:

   1. To consider and vote upon an Agreement and Plan of Reorganization between BB&T Financial and Southern National Corporation ("SNC"), dated as of July 29, 1994, and amended and restated as of October 22, 1994, and a related Plan of Merger, dated as of July 29, 1994, and amended and restated as of October 22, 1994, pursuant to which: (i) BB&T Financial will be merged (the "Merger") with and into SNC; (ii) each outstanding share of BB&T Financial common stock, $2.50 par value per share, would be converted into the right to receive 1.45 shares of SNC common stock, $5.00 par value per share ("SNC Common Stock"), with cash in lieu of the issuance of any fractional share interest; (iii) each outstanding stock option granted by BB&T Financial under one of its benefit plans, whether or not exercisable, would be converted into and become a right with respect to SNC Common Stock; (iv) SNC's Amended and Restated Articles of Incorporation would be amended to increase the authorized number of shares of SNC Common Stock; and (v) the Board of Directors of SNC would be increased from 23 to 24 members and 12 persons designated by BB&T Financial would become members of the Board of Directors of SNC (replacing 11 of the current members who would resign upon consummation of the Merger and filling the one seat created by the increase in the size of the SNC Board), all as described more fully in the accompanying Joint Proxy Statement/Prospectus.

    2. To transact such other business as properly may come before the Special Meeting or any adjournments thereof.

  Any action may be taken on the foregoing proposal at the Special Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Special Meeting may be adjourned. Shareholders of record at the close of business on October 17, 1994, are the shareholders entitled to vote at the Special Meeting and any adjournments thereof.

  You are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, you are urged to complete, date, sign and return the accompanying proxy card in the enclosed postage-paid envelope as soon as possible. You may revoke your written proxy by delivering a written instruction, or a duly executed proxy bearing a later date, to the Secretary of BB&T Financial at any time prior to or at the Special Meeting or by attending the Special Meeting and voting in person. However, returning a proxy now will assure your vote is counted at the Special Meeting if you are unable to attend.

  Any shareholder entitled to vote at the Special Meeting shall have the right to dissent from the Merger and to receive payment of the fair value of his or her shares upon compliance with Article 13 of the North Carolina Business Corporation Act, the full text of which is included as Annex V to the accompanying Joint Proxy Statement/Prospectus, which is enclosed with this Notice of Special Meeting. To exercise dissenters' rights, among other things, a shareholder must (1) give BB&T Financial written notice of his or her intent to exercise dissenters' rights prior to the vote on the Merger; (2) not vote his or her shares of BB&T Financial Common Stock in favor of the Merger; and
(3) upon receipt of notice from BB&T Financial that the Merger has been approved, make a demand for payment of the fair value of his or her shares and deposit such shares as specified in the notice. For a summary of the dissenters' rights of BB&T Financial shareholders, see "THE MERGER--DISSENTERS' RIGHTS" in the accompanying Joint Proxy Statement/Prospectus.

                                          BY ORDER OF THE BOARD OF DIRECTORS,


                                          /s/ Jerone C Herring
                                          Jerone C. Herring
                                          Secretary

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. SHAREHOLDERS ATTENDING THE SPECIAL MEETING MAY VOTE PERSONALLY ON ALL MATTERS THAT ARE CONSIDERED, IN WHICH EVENT THE SIGNED PROXIES ARE REVOKED.

Wilson, North Carolina
November 14, 1994

                             JOINT PROXY STATEMENT

     SOUTHERN NATIONAL CORPORATION           BB&T FINANCIAL CORPORATION
            Special Meeting                        Special Meeting
    to be Held on December 15, 1994        to be Held on December 15, 1994
           -----------------                       -----------------

                                ---------------

                                  PROSPECTUS

                         SOUTHERN NATIONAL CORPORATION

                                 COMMON STOCK

                                ---------------

  This Joint Proxy Statement/Prospectus is being furnished to shareholders of Southern National Corporation, a North Carolina-chartered bank holding company ("SNC"), and BB&T Financial Corporation, a North Carolina-chartered bank holding company ("BB&T Financial"), in connection with the solicitation of proxies by the Board of Directors of SNC (the "SNC Board") for use at the Special Meeting of Shareholders of SNC (including any adjournments or postponements thereof) (the "SNC Special Meeting") and by the Board of Directors of BB&T Financial (the "BB&T Financial Board") for use at the Special Meeting of Shareholders of BB&T Financial (including any adjournments or postponements thereof) (the "BB&T Financial Special Meeting" and, together with the SNC Special Meeting, the "Shareholder Meetings"), each to be held on December 15, 1994, at the time and place set forth in the accompanying notices.

  The purpose of the Shareholder Meetings is to consider and vote upon an Agreement and Plan of Reorganization, dated as of July 29, 1994, and amended and restated as of October 22, 1994, between SNC and BB&T Financial (the "Agreement"), and the related Plan of Merger, dated as of July 29, 1994, and amended and restated as of October 22, 1994 (the "Plan of Merger"). The Agreement and the Plan of Merger are attached to this Joint Proxy Statement/Prospectus as Annex I and Annex II, respectively.

  The Agreement and the Plan of Merger provide that (i) SNC and BB&T Financial would engage in a "merger-of-equals" transaction (the "Merger"), in which BB&T Financial would merge with and into SNC, and (ii) as soon as practicable thereafter, SNC's principal subsidiary banks would merge with and into BB&T Financial's subsidiary banks.

  Upon consummation of the Merger, each share of common stock, $2.50 par value per share, of BB&T Financial (the "BB&T Financial Common Stock") (other than shares as to which dissenters' rights have been perfected) would be converted into the right to receive 1.45 shares of common stock, par value $5 per share, of SNC (the "SNC Common Stock"), with cash in lieu of the issuance of any fractional share interest. The outstanding shares of SNC Common Stock and 6.75% Cumulative Convertible Preferred Stock, Series A, of SNC (the "SNC Convertible Preferred Stock") would remain outstanding as stock of SNC. The Agreement and the Plan of Merger also provide that each outstanding stock option granted by BB&T Financial under one of its benefit plans, whether or not exercisable, would be converted into and become a right with respect to SNC Common Stock; that SNC's Amended and Restated Articles of Incorporation (the "SNC Articles") would be amended to increase the authorized number of shares of SNC Common Stock; and that twelve persons designated by BB&T Financial would become members of the SNC Board (replacing 11 current members of the SNC Board who would resign upon consummation of the Merger and filling one seat created by increasing the size of the SNC Board from 23 to 24). The surviving corporation after the Merger, SNC, is sometimes referred to herein as the "Continuing Corporation".

  Based on the closing price of SNC Common Stock on the New York Stock Exchange (the "NYSE") of $20.625 per share on November 8, 1994, the total market value of the Continuing Corporation would be approximately $2.1 billion. Based exclusively upon such closing price, the value of 1.45 shares of SNC Common Stock on such date would be $29.91. That value may increase or decrease depending upon the market price of SNC Common Stock at the time the Merger is consummated. Based on the number of shares of SNC and BB&T Financial outstanding on November 3, approximately 55% of the shares expected to be outstanding after the Merger would be issued to BB&T Financial shareholders (assuming conversion of the SNC Convertible Preferred Stock and consummation of BB&T Financial's pending acquisition of Commerce Bank, Virginia Beach, Virginia ("Commerce")). For a description of the Agreement and the Plan of Merger, which are included in their entirety as Annex I and Annex II, respectively, to this Joint Proxy Statement/Prospectus, see "THE MERGER."

  This Joint Proxy Statement/Prospectus also constitutes a prospectus of SNC in respect of the shares of SNC Common Stock to be issued to shareholders of BB&T Financial in connection with the Merger. The outstanding shares of SNC Common Stock are, and the shares offered hereby will be, listed on the NYSE and traded under the symbol "SNB".

  All information contained in this Joint Proxy Statement/Prospectus relating to SNC and its subsidiaries has been supplied by SNC, and all information relating to BB&T Financial and its subsidiaries has been supplied by BB&T Financial. This Joint Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to shareholders of SNC and BB&T Financial on or about November 14, 1994.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF SNC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC") OR ANY OTHER GOVERNMENTAL AGENCY.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE OFFER CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

    The date of this Joint Proxy Statement/Prospectus is November 14, 1994.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   1
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................   1
SUMMARY....................................................................   3
SELECTED FINANCIAL DATA....................................................  17
THE SHAREHOLDER MEETINGS...................................................  21
  SNC Special Meeting......................................................  21
  BB&T Financial Special Meeting...........................................  22
THE MERGER.................................................................  23
  Background of and Reasons for the Merger.................................  23
  Opinions of Financial Advisors...........................................  28
  Determination of Exchange Ratio and Exchange for SNC Common Stock........  40
  Management and Operations After the Merger...............................  42
  Effective Time of the Merger.............................................  43
  Bank Mergers.............................................................  44
  Headquarters.............................................................  44
  Amendment to SNC Articles................................................  44
  Conditions to Consummation of the Merger.................................  44
  Regulatory Approvals.....................................................  45
  Conduct of Business Pending the Merger...................................  47
  Waiver and Amendment; Termination........................................  48
  Interests of Certain Persons in the Merger...............................  48
  Accounting Treatment.....................................................  53
  Certain Federal Income Tax Consequences..................................  54
  Option Agreements........................................................  54
  Resales of SNC Common Stock..............................................  56
DISSENTERS' RIGHTS.........................................................  56
PRO FORMA CONDENSED FINANCIAL INFORMATION..................................  58
CAPITALIZATION.............................................................  66
BUSINESS OF SNC............................................................  68
  Southern National Bank of North Carolina.................................  68
  Southern National Bank of South Carolina.................................  68
  Other Subsidiaries--Non-Bank Subsidiaries................................  68
  Acquisition Strategy.....................................................  68
  Thrift Acquisitions......................................................  69
  Deposit and Asset Acquisitions from the RTC..............................  70
BUSINESS OF BB&T FINANCIAL.................................................  70
  Branch Banking and Trust Company.........................................  70
  South Carolina Banks.....................................................  71
  BB&T Financial's Acquisition Program.....................................  71
COMPARATIVE RIGHTS OF SHAREHOLDERS.........................................  72
  Capitalization...........................................................  72
  Voting Rights............................................................  72
  Directors and Classes of Directors.......................................  74
  Anti-Takeover Provisions.................................................  75
  Preemptive Rights........................................................  77
  Assessment...............................................................  77
  Conversion; Redemption; Sinking Fund.....................................  77
  Liquidation Rights.......................................................  77
  Dividends and Other Distributions........................................  78

                                                                          PAGE
                                                                         -------
  Shareholder Meetings..................................................      79
  Indemnification.......................................................      80
  Director Liability....................................................      80
SUPERVISION AND REGULATION OF SNC AND BB&T FINANCIAL....................      80
  Bank Holding Companies................................................      80
  Capital Requirements..................................................      81
  Limits on Dividends and Other Payments................................      82
  Banks.................................................................      83
  Other Safety and Soundness Regulations................................      84
EXPERTS.................................................................      85
LEGAL OPINIONS..........................................................      86
SHAREHOLDER PROPOSALS...................................................      86
OTHER MATTERS...........................................................      86

ANNEXES
Annex I--Agreement......................................................     I-1
Annex II--Plan of Merger................................................    II-1
Annex III-A--Opinion of Lehman Brothers................................. III-A-1
Annex III-B--Opinion of Wheat........................................... III-B-1
Annex III-C--Opinion of Merrill Lynch................................... III-C-1
Annex IV-A--BB&T Financial Option Agreement.............................  IV-A-1
Annex IV-B--SNC Option Agreement........................................  IV-B-1
Annex V--Article 13 of NCBCA............................................     V-1

                             AVAILABLE INFORMATION

  SNC and BB&T Financial are subject to the reporting and informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511 and 7 World Trade Center (13th Floor), New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information with respect to SNC may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and with respect to BB&T Financial may be inspected at the office of the National Association of Securities Dealers Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. As permitted by the Rules and Regulations of the SEC, this Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4, of which this Joint Proxy Statement/Prospectus is a part, and exhibits thereto (together with the amendments thereto, the "Registration Statement"), which have been filed by SNC with the SEC under the Securities Act of 1933 (the "Securities Act") with respect to SNC Common Stock and to which reference is hereby made for further information.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS RELATING TO SNC AND BB&T FINANCIAL THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO SNC OR BB&T FINANCIAL (OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM SHERRY A. KELLETT, EXECUTIVE VICE PRESIDENT AND CONTROLLER, SOUTHERN NATIONAL CORPORATION, 200 WEST SECOND STREET, WINSTON-SALEM, NORTH CAROLINA 27101, (910) 773-7503, AND JERONE C. HERRING, SECRETARY, BB&T FINANCIAL CORPORATION, 223 WEST NASH STREET, WILSON, NORTH CAROLINA 27893, (919) 399-4291. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY DECEMBER 9, 1994.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents concerning SNC (File No. 1-10853) are incorporated by reference herein: (i) SNC's Annual Report on Form 10-K for the year ended December 31, 1993, the consolidated financial statements and certain other information therein having been superseded by the consolidated financial statements and certain other information for the year ended December 31, 1993, that are included in SNC's Current Report on Form 8-K, dated September 26, 1994, to reflect SNC's acquisition of Regency Bancshares Inc. ("Regency"), The First Savings Bank, FSB ("FSB"), and Home Federal Savings Bank ("Home");
(ii) SNC's Quarterly Reports on Form 10-Q for the periods ended March 31, 1994, and June 30, 1994; (iii) the description of SNC Common Stock in SNC's registration statement filed under the Exchange Act with respect to SNC Common Stock, including all amendments and reports filed for the purpose of updating such description; and (iv) SNC's Current Reports on Form 8-K dated January 28, 1994 (as amended on April 15, 1994, and June 6, 1994), August 8, 1994, September 26, 1994, and November 14, 1994.

  The following documents concerning BB&T Financial (File No. 0-7871)are incorporated by reference herein: (i) BB&T Financial's Annual Report on Form 10-K for the year ended December 31, 1993, the consolidated financial statements and certain other information therein having been superseded by the consolidated financial statements and certain other information for the year ended December 31, 1993, included in BB&T's Current Report on Form 8-K, dated August 31, 1994 to reflect the acquisition of L.S.B.

Bancshares, Inc. of South Carolina ("LSB"); (ii) BB&T Financial's Quarterly Reports on Form 10-Q for the periods ended March 31, 1994, and June 30, 1994; and (iii) BB&T Financial's Current Reports on Form 8-K dated January 10, 1994, February 4, 1994, August 2, 1994, August 31, 1994 (including Amendment No. 1 thereto filed on August 31, 1994) and November 7, 1994.

  All documents filed by SNC or BB&T Financial pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and before the date of the Shareholder Meetings shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  Also incorporated by reference herein are the Agreement and the Plan of Merger, which are attached to this Joint Proxy Statement/Prospectus as Annex I and Annex II, respectively.

                                    SUMMARY

  The following summary is not intended to be a complete description of all material facts regarding SNC, BB&T Financial and the matters to be considered at the Shareholder Meetings and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus, the Annexes hereto and the documents referred to herein.

PARTIES TO THE MERGER

  SNC. SNC, a North Carolina corporation headquartered in Lumberton, North Carolina, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). As of June 30, 1994, SNC had total consolidated assets of approximately $8.2 billion, total consolidated deposits through its depository institution subsidiaries of approximately $6.2 billion and consolidated shareholders' equity of approximately $593.9 million. SNC's total consolidated net income for the six months ended June 30, 1994, was approximately $52.9 million or $1.10 per share on a fully-diluted basis. See "SELECTED FINANCIAL DATA" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." Based on total consolidated assets at June 30, 1994, SNC was the fifth largest commercial banking entity based in the Carolinas. As of June 30, 1994, 68% of the deposits of SNC's bank subsidiaries were in North Carolina and 32% were in South Carolina.

  SNC conducts its operations in North Carolina and South Carolina primarily through its commercial bank subsidiaries and, to a lesser extent, through its savings bank and other subsidiaries.

  Southern National Bank of North Carolina ("SNBNC"), SNC's largest subsidiary, was founded in 1897 and currently operates through 155 banking offices in 77 cities and towns throughout North Carolina. Southern National Leasing Corp., a wholly-owned subsidiary of SNBNC, offers lease financing. Southern National Investment Services, Inc., a new wholly-owned subsidiary of SNBNC, offers customers investment alternatives, including discount brokerage services, fixed rate and variable annuities, mutual funds and government and municipal bonds. SNC entered the South Carolina banking market in 1986 with the formation of its second banking subsidiary, Southern National Bank of South Carolina ("SNBSC"). SNBSC serves South Carolina through 78 banking offices in 39 cities and towns. SNC operates a North Carolina state savings bank, SNB Savings Bank, Inc., S.S.B. ("SNB Savings"), which operates seven offices in six cities and towns. As of June 30, 1994, SNBNC had total assets of approximately $5.5 billion and deposit liabilities of approximately $4.0 billion; SNBSC had total assets of approximately $2.6 billion and deposit liabilities of approximately $2.0 billion; and SNB Savings had total assets of approximately $250.1 million and deposit liabilities of approximately $201.6 million. The deposits of SNBNC, SNBSC and SNB Savings (collectively, the "SNC Bank Subsidiaries") are insured by the FDIC.

  SNC's principal executive offices are located at 500 North Chestnut Street, Lumberton, North Carolina 28358, and the telephone number is (910) 671-2000. For further information concerning SNC, see "BUSINESS OF SNC."

  BB&T Financial. BB&T Financial, a North Carolina corporation headquartered in Wilson, North Carolina, is a bank holding company registered under the BHCA. At June 30, 1994, BB&T Financial had total consolidated assets of approximately $9.9 billion, total deposits through its depository institution subsidiaries of approximately $7.4 billion and consolidated shareholders' equity of approximately $804.1 million. BB&T Financial's total consolidated net income for the six months ended June 30, 1994, was approximately $55.4 million or $1.52 per share on a fully-diluted basis. See "SELECTED FINANCIAL DATA" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." Based on total consolidated assets at June 30, 1994, BB&T Financial was the fourth largest commercial banking entity based in the Carolinas. As of June 30, 1994, 86% of the deposits of BB&T Financial's bank subsidiaries were in North Carolina and 14% were in South Carolina.

  BB&T Financial owns and operates four commercial bank subsidiaries: (i) Branch Banking and Trust Company ("BB&T-NC"), a wholly-owned North Carolina-chartered bank subsidiary, which was founded in 1872 and is the oldest bank in North Carolina; and (ii) through BB&T Financial Corporation of South Carolina ("BB&T Financial-SC") (a wholly-owned subsidiary of BB&T Financial), Branch Banking and Trust Company of South Carolina ("BB&T-SC"), a wholly-owned South Carolina-chartered banking corporation headquartered in Greenville, South Carolina; The Lexington State Bank ("Lexington"), a wholly-owned South Carolina-chartered banking corporation headquartered in Lexington, South Carolina; and The Community Bank of South Carolina ("Community"), a wholly-owned South Carolina-chartered banking corporation headquartered in Varnville, South Carolina. As of June 30, 1994, BB&T-NC had assets of approximately $8.3 billion and deposit liabilities of approximately $6.2 billion; BB&T-SC had assets of approximately $510.6 million and deposit liabilities of approximately $453.7 million; Lexington had assets of approximately $602.5 million and deposit liabilities of approximately $491.4 million; and Community had assets of approximately $117.2 million and deposit liabilities of approximately $99.1 million. Subsequent to June 30, 1994, three North Carolina-chartered savings bank subsidiaries with total assets of approximately $395.7 million and deposit liabilities of approximately $335.9 million were merged into BB&T-NC. The deposits of BB&T-NC, BB&T-SC, Lexington and Community (collectively, the "BB&T Bank Subsidiaries" and, together with the SNC Bank Subsidiaries, the "Bank Subsidiaries") are insured by the FDIC.

  BB&T Financial had pending as of the date of this Joint Proxy
Statement/Prospectus the acquisition of Commerce. As of June 30, 1994, Commerce had assets of approximately $692.1 million, deposit liabilities of approximately $636.3 million and shareholders' equity of approximately $46.6 million. See "PRO FORMA CONDENSED FINANCIAL INFORMATION."

  The principal executive offices of BB&T Financial are located at 223 West Nash Street, Wilson, North Carolina 27893, and the telephone number is (919) 399-4291. For further information concerning BB&T Financial, see "BUSINESS OF BB&T FINANCIAL."

SHAREHOLDER MEETINGS

  SNC. The SNC Special Meeting will be held on December 15, 1994, at 10:00 a.m., Eastern Standard Time, at the Holiday Inn, 5201 Fayetteville Road, Lumberton, North Carolina. The purpose of the SNC Special Meeting is to consider and vote upon a proposal to approve the Agreement and the Plan of Merger.

  BB&T Financial. The BB&T Financial Special Meeting will be held at 10:00 a.m., Eastern Standard Time on December 15, 1994, at BB&T Financial's headquarters at 223 West Nash Street, Wilson, North Carolina. The purpose of the BB&T Financial Special Meeting is to consider and vote upon a proposal to approve the Agreement and the Plan of Merger. See "THE SHAREHOLDER MEETINGS."

VOTES REQUIRED; RECORD DATES

  SNC. Only holders of SNC Common Stock of record at the close of business on October 21, 1994 (the "SNC Record Date"), will be entitled to vote at the SNC Special Meeting. Approval of the Agreement and the Plan of Merger requires the affirmative vote of the holders of a majority of the shares of SNC Common Stock outstanding and entitled to vote. As of the SNC Record Date, there were 43,488,593 shares of SNC Common Stock outstanding and entitled to vote.

  The members of the SNC Board and executive officers of SNC and their affiliates beneficially owned, as of the SNC Record Date, 1,413,550 shares or approximately 3.2% of the outstanding shares of SNC Common Stock. The directors and executive officers of BB&T Financial and their affiliates beneficially owned, as of the SNC Record Date, a total of less than 1% of the outstanding shares of SNC Common Stock. See "THE SHAREHOLDER MEETINGS--SNC Special Meeting."

  BB&T Financial. Only holders of BB&T Financial Common Stock of record at the close of business on October 17, 1994 (the "BB&T Financial Record Date"), will be entitled to vote at the BB&T Financial Special Meeting. The affirmative vote of the holders of a majority of the shares of BB&T Financial Common Stock outstanding and entitled to vote is required to approve the Agreement and the Plan of Merger. As of the BB&T Financial Record Date, there were 36,454,681 shares of BB&T Financial Common Stock outstanding and entitled to vote.

  The members of the BB&T Financial Board and executive officers of BB&T Financial and their affiliates beneficially owned, as of the BB&T Financial Record Date, 642,667 shares or approximately 1.8% of the outstanding shares of BB&T Financial Common Stock. The directors and executive officers of SNC and their affiliates beneficially owned, as of the BB&T Financial Record Date, a total of less than 1% of the outstanding shares of BB&T Financial Common Stock. See "THE SHAREHOLDER MEETINGS--BB&T Financial Special Meeting."

RECOMMENDATIONS

  Each of the SNC Board and BB&T Financial Board unanimously has approved the Agreement and adopted the Plan of Merger and recommends that its respective shareholders vote FOR approval of the Agreement and the Plan of Merger. See "THE SHAREHOLDER MEETINGS" and "THE MERGER."

THE MERGER

  The Agreement provides for a "merger of equals" between SNC and BB&T Financial pursuant to which BB&T Financial would be merged with and into SNC. At the Effective Time of the Merger (as hereinafter defined), each outstanding share of BB&T Financial Common Stock (except shares as to which dissenters' rights have been exercised) would be converted into the right to receive 1.45 shares of SNC Common Stock; and each outstanding option to purchase BB&T Financial Common Stock (collectively, the "BB&T Financial Employee Options"), whether or not exercisable, would be converted into and become a right with respect to SNC Common Stock, adjusted to reflect the Exchange Ratio defined below. See "THE MERGER--Determination of Exchange Ratio and Exchange for SNC Common Stock."

REASONS FOR THE MERGER

  SNC's Reasons for the Merger. The SNC Board concluded that a "merger of equals" between SNC and BB&T Financial would be in the best interests of the shareholders because it furthers the SNC Board's long-term business strategy to enhance shareholder value by seeking actively mergers and acquisitions that provide SNC with a competitive advantage by increasing earnings, broadening product lines, expanding distribution and diversifying geographically, all without sacrificing asset quality. The SNC Board also considered that the SNC shareholders would incur a dilution in earnings per share, but an accretion in book value per share as a result of the Merger. See "THE MERGER--Background of and Reasons for the Merger--SNC's Reasons for the Merger."

  BB&T Financial's Reasons for the Merger. Of particular significance to the BB&T Financial Board in deciding to engage in a "merger of equals" with SNC were the financial terms of the Merger, including the Exchange Ratio; the terms of the Merger regarding the future management of the Continuing Corporation, particularly the provision that John A. Allison IV, the current Chairman and Chief Executive Officer of BB&T Financial, would be named Chairman and Chief Executive Officer of the Continuing Corporation; the future prospects for the Continuing Corporation, financial and otherwise; and other factors that the BB&T Financial Board believed could have a favorable impact on financial performance and long-term shareholder value. The BB&T Financial Board considered a variety of other factors, including potential dilution in BB&T Financial's book value per share, impact on management and employees and certain non-recurring adjustments to be recorded in connection with the Merger. See "THE MERGER-- Background of and Reasons for the Merger--BB&T Financial's Reasons for the Merger" and "SUMMARY--Equivalent Share Data," including Note 4 thereto.

OPINIONS OF FINANCIAL ADVISORS

  SNC and BB&T Financial. The SNC and BB&T Financial Boards jointly retained Lehman Brothers Inc. ("Lehman Brothers"), to assist in determining the Exchange Ratio. After review of a variety of relevant factors, Lehman Brothers recommended the Exchange Ratio and confirmed their view to the SNC and BB&T Financial Boards on July 29, 1994 that the Exchange Ratio is fair, from a financial point of view, to the holders of SNC Common Stock and BB&T Financial Common Stock, which was re-confirmed in a written opinion dated as of the date of this Joint Proxy Statement/Prospectus. The full text of the opinion, which describes the procedures followed, assumptions made, limitations on the review taken and other matters in connection with rendering such opinion, is set forth in Annex III-A to this Joint Proxy Statement/Prospectus. SNC and BB&T Financial have agreed to pay combined fees to Lehman Brothers of $2,000,000 as follows:
$100,000, which was paid upon delivery of Lehman Brother's July 29, 1994, opinion; $100,000 payable upon mailing of this Joint Proxy Statement/Prospectus; and $1,800,000 payable upon consummation of the Merger. In addition, SNC and BB&T Financial have agreed to reimburse Lehman Brothers for certain out-of-pocket expenses incurred in connection with their services and to indemnify Lehman Brothers against certain liabilities. For additional information regarding the opinion of Lehman Brothers, see "THE MERGER--Opinions of Financial Advisors."

  Lehman Brothers is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and valuations for estate, corporate and other purposes. BB&T Financial and SNC selected Lehman Brothers jointly as their financial advisor because of Lehman Brothers' reputation and substantial experience in transactions such as the Merger.

  SNC. SNC has received the opinion of Wheat, First Securities, Inc. ("Wheat"), dated as of the date of this Joint Proxy Statement/Prospectus, that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of SNC Common Stock. In connection with this opinion, SNC has agreed to pay fees to Wheat of $500,000 as follows: $300,000, which has been paid; and $200,000 payable upon consummation of the Merger. In addition, SNC has agreed to indemnify Wheat against certain liabilities. For additional information concerning Wheat and its opinion, see "THE MERGER--Opinions of Financial Advisors" and Wheat's opinion attached as Annex III-B to this Joint Proxy Statement/Prospectus.

  Wheat is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  BB&T Financial. BB&T Financial received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") at the meeting of the BB&T Financial Board on July 29, 1994, and as of the date of this Joint Proxy Statement/Prospectus, that the Exchange Ratio is fair to holders of BB&T Financial Common Stock from a financial point of view.

  Merrill Lynch is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings and secondary distributions of listed and unlisted securities, and valuations for estate, corporate and other purposes. BB&T Financial selected Merrill Lynch to serve as a financial advisor with respect to the Merger because of its reputation and substantial experience in transactions such as the Merger.

  In connection with providing its opinion, BB&T Financial has agreed to pay Merrill Lynch fees of $500,000 as follows: $250,000, which has been paid; and $250,000 payable upon consummation of the Merger. In addition, BB&T Financial has agreed to reimburse Merrill Lynch for its reasonable and necessary out-of-pocket expenses and to indemnify Merrill Lynch against certain liabilities. For additional information concerning Merrill Lynch and its fairness opinion, see "THE MERGER--Opinions of Financial Advisors" and Merrill Lynch's opinion, dated as of the date of this Joint Proxy Statement/Prospectus, attached hereto as Annex III-C.

DETERMINATION OF EXCHANGE RATIO AND EXCHANGE FOR SNC COMMON STOCK

  At the Effective Time of the Merger (as defined herein), each outstanding share of BB&T Financial Common Stock (except shares as to which dissenters' rights have been exercised) would be converted into the right to receive 1.45 shares of SNC Common Stock (the "Exchange Ratio"), with cash in lieu of the issuance of any fractional share interest. In the event of any reorganization, reclassification, stock split, stock dividend or similar recapitalization with respect to the SNC Common Stock or the BB&T Financial Common Stock, the Exchange Ratio would be adjusted proportionately. Based on the 40,023,686 shares of BB&T Financial Common Stock outstanding on October 17, 1994 (assuming shares to be issued upon consummation of BB&T Financial's acquisition of Commerce), SNC would issue a total of 58,034,345 shares of SNC Common Stock in the Merger. Each outstanding BB&T Financial Employee Option would be converted into an option to purchase a number of shares of SNC Common Stock equal to the number of shares of BB&T Financial Common Stock subject to the BB&T Financial Employee Option multiplied by the Exchange Ratio at an exercise price equal to the exercise price of the BB&T Financial Employee Option divided by the Exchange Ratio. Based on BB&T Financial Employee Options covering 2,146,478 shares expected to be outstanding at the Effective Time of the Merger (including such options to be awarded upon consummation of BB&T Financial's acquisition of Commerce), SNC would issue options covering 3,112,393 shares of SNC Common Stock in the Merger. Any unvested BB&T Financial Employee Options will vest and be immediately exercisable at the Effective Time of the Merger. Based on the closing price of SNC Common Stock on the NYSE on November 8, 1994, of $20.625 per share, the total market value of the Continuing Corporation would be approximately $2.1 billion.

  Based on the number of shares of SNC Common Stock and BB&T Financial Common Stock outstanding on November 3, 1994, approximately 55% of the shares expected to be outstanding after the Effective Time of Merger would be issued to BB&T Financial shareholders (assuming conversion of the SNC Convertible Preferred Stock and consummation of BB&T Financial's pending acquisition of Commerce). See "THE MERGER--Determination of Exchange Ratio and Exchange for SNC Common Stock."

  The Continuing Corporation Board will follow SNC's and BB&T Financial's present policies by paying quarterly cash dividends on the common stock of the Continuing Corporation when justified by the financial condition of the Continuing Corporation and its subsidiaries. The declaration and amount of future dividends will depend on circumstances existing at the time, including the Continuing Corporation's earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as the Continuing Corporation Board may deem relevant. It is anticipated that the Continuing Corporation's initial quarterly dividend will be $0.20 per share of Continuing Corporation Common Stock (for an annual rate of $0.80 per share), consistent with SNC's current annual dividend rate of $0.80 per share and BB&T Financial's current annual dividend rate of $0.80 per share (giving effect to the Exchange Ratio).

MANAGEMENT AND OPERATIONS AFTER THE MERGER; HEADQUARTERS OF CONTINUING
CORPORATION

  Following the Merger, the Board of Directors of the Continuing Corporation (the "Continuing Corporation Board") would consist of 24 persons, of which twelve have been named by the current SNC Board and twelve have been named by the current BB&T Financial Board.

  John A. Allison IV, the current Chairman of the Board and Chief Executive Officer of BB&T Financial, would be Chairman of the Board and Chief Executive Officer of the Continuing Corporation. L. Glenn Orr, Jr., the current Chairman and Chief Executive Officer of SNC, would retire after the Merger, but would remain a member of the Continuing Corporation Board and would be a consultant to the Continuing Corporation.

  The remaining executive officers of the Continuing Corporation would consist of four current SNC executive officers and four other current BB&T Financial executive officers. See "THE MERGER--Management and Operations After the Merger."

  The headquarters of the Continuing Corporation would be located in Winston-Salem, North Carolina, the current administrative headquarters of SNBNC.

BANK MERGERS

  As soon as practicable after the Effective Time of the Merger, SNBNC would be merged with and into BB&T-NC (the "NC Bank Merger"), under the name "Branch Banking and Trust Company"; and SNBSC would be merged with and into BB&T-SC (the "SC Bank Merger" and, collectively with the NC Bank Merger, the "Bank Mergers"), under the name "Branch Banking and Trust Company of South Carolina." BB&T-NC and BB&T-SC sometimes are referred to herein as the "Continuing Banks" with respect to the time period following the Bank Mergers. See "THE MERGER-- Bank Mergers."

EFFECTIVE TIME OF THE MERGER

  The Merger will become effective at the date and time specified in the Articles of Merger to be filed with the Secretary of State of North Carolina as soon as practicable after satisfaction of all conditions to consummation of the Merger (the "Effective Time of the Merger"). See "THE MERGER--Conditions to Consummation of the Merger." The Merger is expected to be made effective during the first half of 1995. BB&T Financial and SNC each has the right, acting unilaterally, to terminate the Agreement should the Merger not be consummated by the close of business on July 31, 1995; provided, however, that such date will be extended to December 31, 1995, if the Merger has not been consummated by July 31, 1995, because of failure to obtain necessary regulatory approvals. See "THE MERGER--Waiver and Amendment; Termination."

CONDITIONS TO CONSUMMATION

  Consummation of the Merger is contingent upon the following unwaivable conditions: (i) the receipt of approvals of the Merger and the Bank Mergers by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the FDIC, the North Carolina State Banking Commission (the "NC Commission"), the South Carolina State Board of Financial Institutions (the "SC Board") and the Virginia State Corporation Commission Bureau of Financial Institutions (the "Virginia Bureau"), as applicable; and (ii) the receipt by SNC and BB&T Financial of the opinion of tax counsel or a tax advisor that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The receipt by SNC and BB&T Financial of opinions from Arthur Andersen LLP and KPMG Peat Marwick LLP, respectively, that the Merger may be accounted for under the pooling-of-interests accounting method in accordance with Accounting Principles Board Opinion No. 16 is a condition to consummation of the Merger that may be waived by SNC and BB&T Financial. The Merger is also subject to satisfaction or waiver of other conditions. See "THE MERGER--Conditions to Consummation of the Merger."

CONDUCT OF BUSINESS PENDING THE MERGER

  Each of SNC and BB&T Financial has agreed in the Agreement to operate its business in the ordinary course and to refrain from taking certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of the other party, except as otherwise permitted by the Agreement. See "THE MERGER--Conduct of Business Pending the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of SNC's management and BB&T Financial's management, as well as certain members of the SNC Board and the BB&T Financial Board, have interests in the Merger in addition to their interests as shareholders of SNC and BB&T Financial, respectively. These include, among other things, provisions in the Agreement relating to the management of SNC following the Merger, indemnification, eligibility for certain SNC employee benefits and accelerated vesting of BB&T Financial Employee Options and options with respect to SNC Common Stock held by directors, officers and employees of BB&T Financial and SNC, respectively. Also, in anticipation of the Merger, each of SNC and BB&T Financial entered into employment agreements (collectively, the "Employment Agreements") with each of its executive officers and certain other senior officers, including in the case of BB&T Financial, Messrs. Allison, Henry G. Williamson, Jr. and Kelly S. King, who are members of the BB&T Financial Board. In addition, SNC has agreed to enter into a settlement and non-compete agreement with L. Glenn Orr, Jr., Chairman of the Board, President and Chief Executive Officer of SNC and a settlement, waiver and general release agreement with Gary E. Carlton, Executive Vice President of SNC, who, together with Luther C. Boliek, are the only members of the SNC Board who are also officers of SNC. At or before Effective Time of the Merger, Mr. Boliek will resign from the SNC Board and will retire pursuant to the terms of an existing employment contract.

  The following table sets forth certain benefits that Messrs. Orr and Carlton, in the case of SNC, and Messrs. Allison, Williamson, King, and Robert L. Brady, in the case of BB&T Financial, may receive as a result of the Merger. Mr. Brady is an officer of BB&T-NC and a member of the BB&T Financial Board. The "Annual Payment" column sets forth the approximate annual payment obligations to each officer pursuant to Employment Agreements or other agreements, as the case may be, as of the Effective Time of the Merger. The Option Value column sets forth the aggregate value of the options held by such officer that will become exercisable as a result of the Merger. Each Employment Agreement contains a "change of control" (as defined therein) provision pursuant to which the officer could receive, if terminated following a change of control, a lump sum payment equal to 2.99 times the officer's highest annual cash compensation in any of the preceding five years, subject to reduction to the extent any such payment would constitute an "excess parachute payment" under Section 280G of the Code. For additional information concerning the Employment Agreements, including the amounts that could be paid following a change of control of the Continuing Corporation, see "THE MERGER--Interest of Certain Persons in the Merger--Employment Agreements."

              NAME                    ANNUAL PAYMENT                OPTION VALUE
              ----                    --------------                ------------
    SNC
     L. Glenn Orr, Jr.                  $1,655,000(1)                 $125,571(3)
     Gary E. Carlton                       312,000(1)                   47,912(3)
    BB&T FINANCIAL
     John A. Allison IV                    390,000(2)                  185,969(3)(4)
     Henry G. Williamson, Jr.              313,000(2)                  129,766(3)(4)
     Kelly S. King                         229,350(2)                   79,917(3)(4)
     Robert L. Brady                           N/A                     112,578(3)(4)

- --------
(1) For additional information on the benefits to be received by Messrs. Orr and Carlton, see "THE MERGER--Interests of Certain Persons in the Merger."
(2) Minimum annual base salary pursuant to an Employment Agreement. Base salaries specified in the Employment Agreements were based on current base salaries paid to the officers and were not increased in such Agreements. See "THE MERGER--Interests of Certain Persons in the Merger--Employment Agreements."

(3) Calculated by multiplying (x) the number of shares of SNC Common Stock subject to the option by (y) the difference between the closing price of a share of SNC Common Stock on July 29, 1994, and the exercise price of such option.
(4) Calculated assuming conversion of the BB&T Financial Employee Options pursuant to the Merger to give effect to the 1.45 Exchange Ratio.

  Payments will be made only if required pursuant to the terms of the related agreements. Stock options that will become exercisable as a result of the Merger vest pursuant to the terms of the related stock option plan and option agreements. See "THE MERGER--Interests of Certain Persons in the Merger."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  SNC and BB&T Financial have received the opinion of Hunton & Williams, counsel to SNC, to the effect that the Merger will qualify as a tax-free reorganization as defined in Section 368(a) of the Code, with the result that BB&T Financial shareholders will not recognize gain or loss on the exchange of BB&T Financial Common Stock for SNC Common Stock, except with respect to the receipt of cash in lieu of fractional shares. A non-waivable condition to consummation of the Merger is the receipt by each of SNC and BB&T Financial of an opinion of Hunton & Williams as of the date of the Effective Time of the Merger as to the qualification of the Merger as a tax-free reorganization and certain other federal income tax consequences of the Merger. See "THE MERGER-- Conditions to Consummation of the Merger" and "--Certain Federal Income Tax Consequences."

OPTION AGREEMENTS

  Pursuant to a Stock Option Agreement, dated July 29, 1994 (the "BB&T Financial Option Agreement"), BB&T Financial has granted to SNC an option to acquire 7,217,932 shares of BB&T Common Stock (approximately 19.9% of the outstanding BB&T Financial Common Stock as of June 30, 1994) at an exercise price of $30.625 per share, subject to adjustment, as provided therein. Pursuant to an additional Stock Option Agreement, dated July 29, 1994 (the "SNC Option Agreement" and, together with the BB&T Financial Option Agreement, the "Option Agreements"), SNC has granted to BB&T Financial an option to acquire 8,633,736 shares of SNC Common Stock (approximately 19.9% of the outstanding SNC Common Stock as of June 30, 1994) at an exercise price of $20.625 per share, subject to adjustment, as provided therein. Upon occurrence of certain events specified in the Option Agreements that could jeopardize consummation of the Merger, each of SNC or BB&T Financial may exercise its respective option by providing written notice to the other party as required by the Option Agreements. The Option Agreements are attached to this Joint Proxy Statements/Prospectus as Annexes IV-A and IV-B. See "THE MERGER--Option Agreements."

COMPARATIVE RIGHTS OF SHAREHOLDERS

  At the Effective Time of the Merger, BB&T Financial shareholders automatically would become shareholders of SNC as the Continuing Corporation, and their rights as shareholders would be determined by the SNC Articles and the bylaws of SNC (the "SNC Bylaws"). Holders of SNC Common Stock, like holders of BB&T Financial Common Stock, are entitled to one vote per share and presently are not entitled to cumulative voting rights in the election of directors. The SNC Board, unlike the BB&T Financial Board, is divided into three classes so that each director serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. The SNC shareholders may not call a special meeting of SNC shareholders; the holders of not less than one-tenth of the outstanding capital stock of BB&T Financial may call a special meeting of BB&T Financial shareholders. The shareholder vote required for certain corporate actions differs for SNC and BB&T Financial. SNC and BB&T Financial provide substantially similar indemnification and liability limitations for directors and executive officers. See "COMPARATIVE RIGHTS OF SHAREHOLDERS."

RESALES OF SNC COMMON STOCK

  Shares of SNC Common Stock received in the Merger will be freely transferable by the holders thereof except for those shares held by those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and ten percent or more shareholders) of BB&T Financial or SNC under applicable federal securities laws. See "THE MERGER--Resales of SNC Common Stock."

DISSENTERS' RIGHTS

  The holders of shares of SNC Common Stock and BB&T Financial Common Stock who do not vote for approval of the Agreement and the Plan of Merger, and who comply with the requirements of Chapter 13 of the North Carolina Business Corporation Act (the "NCBCA"), will be entitled to appraisal of their SNC Common Stock and BB&T Financial Common Stock, respectively. The holders of shares of SNC Convertible Preferred Stock who comply with the requirements of
Article 13 of the NCBCA also will be entitled to appraisal of their SNC Convertible Preferred Stock. The full text of Article 13 of the NCBCA is attached as Annex V to this Joint Proxy Statement/Prospectus. See "DISSENTERS' RIGHTS."

MARKET PRICES

  The following table discloses the price per share of SNC Common Stock and BB&T Financial Common Stock based on the last reported sale prices per share of SNC Common Stock on the NYSE Composite Transactions List and of BB&T Financial Common Stock on the Nasdaq National Market System on July 29, 1994, the last business day prior to public announcement of the execution of the Agreement, and on November 8, 1994.

                                PRICE PER SHARE

                                   HISTORICAL
                              ---------------------          EQUIVALENT
                               SNC   BB&T FINANCIAL PRO FORMA BB&T FINANCIAL (A)
                              ------ -------------- ----------------------------
July 29, 1994................ $21.13     $31.00                $30.64
November 8, 1994............. $20.63     $29.63                $29.91

- --------
(a) Computed by multiplying the last sale price of SNC Common Stock by the Exchange Ratio.

  THE SHARES OF SNC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS, OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

                             EQUIVALENT SHARE DATA
                                  (UNAUDITED)

  The following summary presents selected comparative unaudited per share information for SNC and BB&T Financial on an historical basis and SNC, BB&T Financial and Commerce on a pro forma combined basis assuming the combinations had been effective during the periods presented. Information is presented for the pending acquisition of Commerce based on BB&T Financial management's expectation that the proposed transaction will be consummated prior to consummation of the Merger. The Merger and the acquisition of Commerce by BB&T Financial are reflected under the pooling-of-interests method of accounting and pro forma information is derived accordingly. BB&T Financial pro forma equivalent amounts are presented with respect to pro forma information. Such amounts allow comparison of historical information with respect to the value of one share of BB&T Financial Common Stock to the corresponding information with respect to the projected value of one share of BB&T Financial Common Stock as a result of the Merger and are computed by multiplying the pro forma amounts by the Exchange Ratio of 1.45 to 1.

  For each of SNC and BB&T Financial, income statement information for each of the years ended December 31, 1993, 1992 and 1991 and balance sheet information as of December 31, 1993 and 1992, are based on, and should be read in conjunction with, the consolidated audited financial statements of SNC and BB&T Financial incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." The remaining financial information is based on the respective historical consolidated unaudited financial statements of SNC and BB&T Financial and the notes to such statements. All adjustments necessary to present a fair statement of results of interim periods of SNC and BB&T Financial (which adjustments were of a normal recurring nature), in the opinion of the respective managements of SNC and BB&T Financial, have been included. Results for SNC and BB&T Financial for the six months ended June 30, 1994, are not necessarily indicative of results to be expected for their entire fiscal years, nor are pro forma amounts necessarily indicative of results that will be obtained on a combined basis.

                                       SIX MONTHS ENDED
                                           JUNE 30,      YEAR ENDED DECEMBER 31,
                                       ----------------- -----------------------
                                         1994     1993    1993    1992    1991
                                       -------- -------- ------- ------- -------
Net income per common share (2),(5)
 Primary
 SNC.................................  $   1.15 $   1.08 $   .07 $  1.34 $  1.17
  BB&T Financial.....................      1.52     1.47    2.95    2.53    2.30
 SNC and BB&T Financial pro forma....      1.09     1.04    1.15    1.56    1.39
  BB&T Financial pro forma equiva-
   lent..............................      1.58     1.51    1.67    2.26    2.02
 SNC, BB&T Financial and Commerce pro
  forma..............................      1.07     1.02    1.16    1.53    1.36
  BB&T Financial pro forma equiva-
   lent..............................      1.55     1.48    1.68    2.22    1.97
 Fully-diluted
 SNC.................................  $   1.10 $   1.03 $   .07 $  1.31 $  1.17
  BB&T Financial.....................      1.52     1.43    2.91    2.43    2.21
 SNC and BB&T Financial pro forma....      1.07     1.01    1.14    1.51    1.36
  BB&T Financial pro forma equiva-
   lent..............................      1.55     1.46    1.65    2.19    1.97
 SNC, BB&T Financial and Commerce pro
  forma..............................      1.05      .98    1.15    1.48    1.33
  BB&T Financial pro forma equiva-
   lent..............................      1.52     1.42    1.67    2.15    1.93
 Cash dividends declared per common
  share (1),(3)
 SNC.................................  $    .34 $    .30 $   .64 $   .50 $   .46
  BB&T Financial.....................       .54      .50    1.02     .91     .85
 SNC and BB&T Financial pro forma....       .34      .30     .64     .50     .46
  BB&T Financial pro forma equiva-
   lent..............................       .49      .44     .93     .73     .67
 SNC, BB&T Financial and Commerce pro
  forma..............................       .34      .30     .64     .50     .46
  BB&T Financial pro forma equiva-
   lent..............................       .49      .44     .93     .73     .67
 Shareholders' equity per common
  share (end of period) (4)(6)
  SNC................................    $11.98   $12.62  $11.42  $13.16  $12.15
  BB&T Financial.....................     22.17    21.13   21.90   20.01   18.18
 SNC and BB&T Financial pro forma....     13.15    13.63   13.37   13.52   12.37
  BB&T Financial pro forma equiva-
   lent..............................     19.07    19.76   19.39   19.60   17.94
 SNC, BB&T Financial and Commerce pro
  forma..............................     12.94    13.38   13.13   13.22   12.17
  BB&T Financial pro forma equiva-
   lent..............................     18.76    19.40   19.04   19.17   17.65

                         NOTES TO EQUIVALENT SHARE DATA
                                  (UNAUDITED)
(1) Cash dividends per share do not reflect cash dividends paid during the periods presented by banks that were acquired during 1993 and 1994 in transactions accounted for as pooling-of-interests or the number of shares issued in such transactions.
(2) Pro forma net income per share does not reflect the exercise of options to acquire shares of BB&T Financial. Assumed exercise of these options does not have a significant impact upon the pro forma net income per share. Pro forma net income per share amounts give effect to the options through the application of the treasury stock method.
(3) Pro forma dividends per share represent historical dividends per share paid by SNC.
(4) Certain material, non-recurring adjustments of approximately $80 million will be recorded in conjunction with the Merger. These adjustments include: approximately $51 million for the settlement of obligations under existing employment contracts, severance pay for involuntary terminations, early retirement and related employee benefits; approximately $7 million associated with branch closings and divestitures; approximately $7 million for consolidation of bank operations and systems; and approximately $10 million of expenses related to effecting the Merger. The impact of these adjustments has been reflected in the Pro Forma Condensed Statement of Condition as of June 30, 1994 and in the related amounts in the accompanying Equivalent Share Data.
(5) Net income and primary and fully-diluted net income per share for the six months ended June 30, 1993, and the twelve months ended December 31, 1993, do not include the cumulative effect of changes in accounting principles resulting from the adoption by SNC, effective January 1, 1993, of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" ("SFAS 109"), SFAS No. 106, "Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106"), and SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions" ("SFAS 72"). The impact of adoption of SFAS 109, SFAS 106 and SFAS 72 on net income, primary net income per share and fully-diluted net income per share of SNC was $27,217,000, $0.65 and $0.60, respectively, for the six months ended June 30, 1993, and $27,217,000, $0.64 and $0.58, respectively for the twelve months ended December 31, 1993.
(6) BB&T Financial elected to amortize the accumulated postretirement obligation related to the adoption of SFAS 106 over a period of 21 years as a component of the postretirement benefit cost. SNC elected to reflect the adoption of SFAS 106 through the recording of a cumulative charge for this change in accounting principle. The Condensed Pro Forma Financial Information and related amounts in the accompanying Equivalent Share Data reflect an adjustment to conform BB&T Financial's transition method to the method elected by SNC. Net income and primary and fully-diluted net income per share for the six months ended June 30, 1993, and the year ended December 31, 1993, do not reflect this conforming adjustment. The impact of this conforming adjustment, net of tax, on net income, for both the six months ended June 30, 1993 and for the year ended December 31, 1993 is $7,898,000. Additionally, the Pro Forma Condensed Statements of Operations and related amounts in the accompanying Equivalent Share Data do not reflect adjustments for amounts previously recorded by BB&T Financial as amortization of the unrecorded transition obligation, which amounted to $335,000 (net of tax of $224,000) for the year ended December 31, 1993, and $168,000 (net of tax of $112,000) for each of the six month periods ended June 30, 1994 and 1993.

  The following table presents the weighted average shares outstanding relevant to the calculation of primary and fully-diluted net income per share as shown in the preceding table.

                            SIX MONTHS ENDED
                                JUNE 30,              YEAR ENDED DECEMBER 31,
                         ----------------------- ----------------------------------
                            1994        1993        1993        1992        1991
                         ----------- ----------- ----------- ----------- ----------
Primary
  SNC...................  43,635,581  41,899,448  42,331,126  40,777,780 38,079,355
  BB&T Financial........  36,552,211  34,684,487  35,619,953  32,704,634 29,760,298
  SNC and BB&T Financial
   pro forma............  96,636,287  92,191,954  93,980,058  88,199,499 81,231,787
  SNC, BB&T Financial
   and Commerce pro
   forma................ 101,938,371  97,350,228  99,179,961  92,765,498 84,851,662
Fully-diluted
  SNC...................  48,188,556  46,467,659  46,889,289  44,993,809 38,111,573
  BB&T Financial........  36,552,211  35,843,287  36,188,410  34,741,310 31,755,821
  SNC and BB&T Financial
   pro forma............ 101,189,262  98,440,425  99,362,484  95,368,708 84,157,514
  SNC, BB&T Financial
   and Commerce pro
   forma................ 106,994,685 104,103,929 105,063,833 100,432,370 88,275,050

           RECENT FINANCIAL DATA OF SNC, BB&T FINANCIAL AND COMMERCE

  For the nine months ended September 30, 1994, SNC reported net income of $80.9 million, compared with $42.4 million for the first three quarters of 1993. Fully-diluted earnings per share were reported to be $1.68 for the nine months, compared with $.91 for the first three quarters of 1993. SNC reported total assets of $8.50 billion, total loans of $5.25 billion and total deposits of $6.26 billion at September 30, 1994.

  For the three months ended September 30, 1994, net income for BB&T Financial was $32.2 million or $.88 per share (on a fully-diluted basis), compared with $27.0 million or $.74 per share for the same period in fiscal 1993. For the nine months ended September 30, 1994, net income for BB&T Financial increased to $87.6 million, or $2.39 per share (on a fully-diluted basis) from $78.0 million or $2.17 per share for the same period in fiscal 1993. On September 30, 1994 and 1993, BB&T Financial had total assets of $10.19 billion and $9.03 billion, respectively. Total loans were $6.99 billion at September 30, 1994, compared with $6.15 billion on September 30, 1993. Deposits at September 30, 1994 and 1993 were $7.50 billion and $6.88 billion, respectively.

  For the nine months ended September 30, 1994, net income for Commerce was $5.45 million or $1.85 per fully-diluted share, compared with $4.86 million or $1.70 per fully-diluted share for the same period of 1993. As of September 30, 1994, Commerce had total assets of $699.6 million, total loans of $428.1 million and total deposits of $643.0 million.

  The following tables set forth certain unaudited financial data for SNC, BB&T Financial and Commerce respectively. In the opinion of the respective managements of SNC, BB&T Financial and Commerce all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of such unaudited periods have been included. The financial position and results of operations for the periods ended September 30, 1994 are not necessarily indicative of operations that may be expected in future periods.

                                      SNC
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     AT OR FOR THE          AT OR FOR THE
                                  THREE MONTHS ENDED      NINE MONTHS ENDED
                                     SEPTEMBER 30,          SEPTEMBER 30,
                                  --------------------  ----------------------
                                    1994       1993        1994        1993
                                  ---------  ---------  ----------  ----------
SUMMARY OF OPERATIONS
Interest income.................   $148,653  $ 136,232  $  420,886  $  407,529
Interest expense................     66,811     58,354     181,363     177,971
                                  ---------  ---------  ----------  ----------
Net interest income.............     81,842     77,878     239,523     229,558
Provision for loan losses.......        989      3,540       3,692      11,493
Noninterest income..............     19,225     19,927      60,727      73,548
Noninterest expense.............     56,976     61,100     172,491     186,477
Income tax expense..............     15,089     11,436      43,123      35,539
Less cumulative effect of
 changes in accounting
 principles, net of income
 taxes..........................        --         --          --       27,217
                                  ---------  ---------  ----------  ----------
    Net income..................  $  28,013  $  21,729  $   80,944  $   42,380
                                  =========  =========  ==========  ==========
Securities gains (losses)
 included in noninterest income.  $     (48) $     170  $      906  $   14,197
PER SHARE DATA
Net income:
  Primary.......................  $     .61  $     .49  $     1.76  $      .92
  Fully diluted.................        .58        .47        1.68         .91
Cash dividends paid.............        .20        .17         .54         .47
Book value......................      12.30      14.77       12.30       12.98
Closing market price............      20.75      20.50       20.75       20.50
SELECTED PERIOD END BALANCES
Assets..........................                        $8,502,290  $7,861,218
Securities......................                         2,651,311   2,394,766
Loans...........................                         5,247,797   4,939,957
Deposits........................                         6,262,346   6,137,469
Shareholders' equity............                           609,219     611,519
RATIOS
Performance Ratios (Annualized):
  Return on average assets......       1.34%      1.13%       1.32%        .75%
  Return on average equity......      20.36      15.47       20.04       10.06
  Net interest margin, taxable
   equivalent...................       4.29       4.44        4.28        4.46

                                 BB&T FINANCIAL
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     AT OR FOR THE          AT OR FOR THE
                                  THREE MONTHS ENDED      NINE MONTHS ENDED
                                     SEPTEMBER 30,          SEPTEMBER 30,
                                  --------------------  -----------------------
                                    1994       1993        1994         1993
                                  ---------  ---------  -----------  ----------
SUMMARY OF OPERATIONS
Interest income, taxable
 equivalent.....................   $175,544   $154,316  $   503,392  $  446,935
Interest expense................     78,145     62,736      217,717     183,669
                                  ---------  ---------  -----------  ----------
Net interest income.............     97,399     91,580      285,675     263,266
Provision for loan losses.......        750      4,363        5,250      14,769
Noninterest income..............     33,527     30,671       97,399      86,073
Noninterest expense.............     80,169     77,683      243,945     219,931
Income tax expense..............     17,800     13,183       46,293      36,678
                                  ---------  ---------  -----------  ----------
    Net income..................  $  32,207  $  27,022  $    87,586  $   77,961
                                  =========  =========  ===========  ==========
Securities gains included in
 noninterest income.............  $     995  $     214  $     2,120  $    1,476
PER SHARE DATA
Net income:
  Primary.......................  $     .88  $     .74  $      2.39  $     2.21
  Fully diluted.................        .88        .74         2.39        2.17
Cash dividends paid.............        .29        .25          .83         .75
Book value......................      22.66      21.49        22.66       21.49
Closing market price............      29.00      33.88        29.00       33.88
SELECTED PERIOD END BALANCES
Assets..........................                        $10,187,834  $9,027,008
Securities......................                          2,413,176   2,247,520
Loans...........................                          6,986,594   6,145,688
Deposits........................                          7,496,739   6,878,800
Shareholders' equity............                            827,551     772,111
RATIOS
Performance Ratios (Annualized):
  Return on average assets......       1.28%      1.20%        1.18%       1.23%
  Return on average equity......      15.71      14.05        14.59       14.39
  Net interest margin, taxable
   equivalent...................       4.29       4.53         4.28        4.65

                                    COMMERCE
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          AT OR FOR THE        AT OR FOR THE
                                       THREE MONTHS ENDED    NINE MONTHS ENDED
                                          SEPTEMBER 30,        SEPTEMBER 30,
                                       --------------------  ------------------
                                         1994       1993       1994      1993
                                       ---------  ---------  --------  --------
SUMMARY OF OPERATIONS
Interest income......................  $  12,592  $  11,957  $ 36,524  $ 35,359
Interest expense.....................      5,257      5,192    15,220    15,816
                                       ---------  ---------  --------  --------
Net interest income..................      7,335      6,765    21,304    19,543
Provision for loan losses............        600        700     1,800     2,225
Noninterest income...................      2,064      3,893     6,826     8,256
Noninterest expense..................      6,131      6,831    18,357    17,711
Income tax expense...................        821      1,415     2,524     3,003
                                       ---------  ---------  --------  --------
    Net income.......................  $   1,847  $   1,712  $  5,449  $  4,860
                                       =========  =========  ========  ========
Securities gains (losses) included in
 noninterest income..................  $     (28) $   1,268  $     41  $  1,354
PER SHARE DATA
Net income:
  Primary............................  $     .64  $     .62  $   1.93  $   1.77
  Fully diluted......................        .62        .60      1.85      1.70
Cash dividends paid..................        .20        .14       .50       .36
Book value...........................      17.32      16.48     17.32     16.48
Closing market price.................      37.13      23.75     37.13     23.75
SELECTED PERIOD END BALANCES
Assets...............................                        $699,610  $681,896
Securities...........................                         201,638   246,303
Loans................................                         428,114   372,870
Deposits.............................                         643,005   629,692
Shareholders' equity.................                          47,363    41,917
RATIOS
Performance Ratios (Annualized):
  Return on average assets...........       1.06%      1.02%     1.06%     1.00%
  Return on average equity...........      15.59      16.25     15.61     16.22
  Net interest margin, taxable
   equivalent........................       4.54       4.36      4.48      4.36

                            SELECTED FINANCIAL DATA
                                  (UNAUDITED)

  The following table presents on an historical basis selected unaudited financial data for SNC and BB&T Financial and unaudited pro forma amounts for SNC, BB&T Financial and Commerce combined. Information is presented for the pending acquisition of Commerce by BB&T Financial based on BB&T Financial management's expectation that the proposed transaction will be consummated prior to consummation of the Merger. The Merger and the acquisition of Commerce by BB&T Financial are reflected under the pooling-of-interests method of accounting and pro forma data is derived accordingly.

  For each of SNC and BB&T Financial, income statement information for each of the years ended December 31, 1993, 1992 and 1991, and balance sheet information as of December 31, 1993 and 1992, are based on, and should be read in conjunction with, the consolidated audited financial statements of SNC and BB&T Financial incorporated herein by reference. For SNC, the consolidated audited financial statements are included in SNC's Current Report on Form 8-K dated September 26, 1994, and reflect restatement to give retroactive effect to SNC's mergers in 1994 with FSB, Regency and Home, all of which were accounted for under the pooling-of-interests method of accounting. For BB&T Financial, the consolidated audited statements are included in BB&T Financial's Current Report on Form 8-K dated August 31, 1994, and are restated to give retroactive effect to BB&T Financial's merger in 1994 with LSB, which was accounted for under the pooling-of-interests method of accounting. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." The remaining financial information is based on the respective historical consolidated unaudited financial statements of SNC and BB&T Financial and the notes to such statements. All adjustments necessary to present a fair statement of results of interim periods of SNC and BB&T Financial (which adjustments were of a normal recurring nature), in the opinion of the respective managements of SNC and BB&T Financial, have been included. Results for SNC and BB&T Financial for the six months ended June 30, 1994, are not necessarily indicative of results to be expected for their entire fiscal years, nor are pro forma amounts necessarily indicative of results that will be obtained on a combined basis.

                         SIX MONTHS ENDED
                             JUNE 30,                     YEAR ENDED DECEMBER 31,
                         ----------------- -------------------------------------------------------
                           1994     1993      1993        1992       1991       1990       1989
                         -------- -------- ----------  ---------- ---------- ---------- ----------
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total interest and non-
 interest income
 SNC.................... $314,576 $324,918 $  634,982  $  650,186 $  672,312 $  667,803 $  639,419
 BB&T Financial.........  391,720  348,021    724,678     687,165    702,387    666,972    654,914
 SNC and BB&T Financial
  pro forma.............  706,296  672,939  1,359,660   1,337,351  1,374,699  1,334,775  1,294,333
 SNC, BB&T Financial and
  Commerce pro forma....  734,990  700,704  1,417,562   1,390,500  1,421,485  1,373,534  1,325,838
Net interest income
 SNC.................... $157,681 $151,680 $  310,463  $  279,646 $  222,346 $  198,139 $  182,645
 BB&T Financial.........  188,276  171,686    356,789     316,033    261,233    225,296    200,456
 SNC and BB&T Financial
  pro forma.............  345,957  323,366    667,252     595,679    483,579    423,435    383,101
 SNC, BB&T Financial and
  Commerce pro forma....  359,926  336,144    693,516     618,204    500,148    436,783    394,758
Noninterest income
 SNC.................... $ 42,343 $ 53,621 $   87,672  $   78,752 $   81,368 $   63,211 $   59,610
 BB&T Financial.........   63,872   55,402    119,527      95,549     90,888     68,404     61,319
 SNC and BB&T Financial
  pro forma.............  106,215  109,023    207,199     174,301    172,256    131,615    120,929
 SNC, BB&T Financial and
  Commerce pro forma....  110,977  113,386    217,854     182,511    178,016    135,101    123,790
Noninterest expense
 SNC.................... $116,356 $125,377 $  336,059* $  233,572 $  204,601 $  186,288 $  170,128
 BB&T Financial.........  163,776  142,248    301,574     254,133    214,999    189,761    177,757
 SNC and BB&T Financial
  pro forma.............  280,132  267,625    637,633     487,705    419,600    376,049    347,885
 SNC, BB&T Financial and
  Commerce pro forma....  292,358  278,505    661,339     506,796    435,184    389,524    359,333

- --------
* In late 1993, SNC entered into an agreement to sell $109 million of loan-related assets. Noninterest expense for 1993 includes the loss on this bulk asset sale of $49 million.

                     See Notes to Selected Financial Data.

                            SELECTED FINANCIAL DATA
                                  (UNAUDITED)

                             SIX MONTHS ENDED
                                 JUNE 30,                           YEAR ENDED DECEMBER 31,
                          ----------------------- -----------------------------------------------------------
                             1994        1993        1993        1992        1991        1990        1989
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Provision for loan and
 lease losses
 SNC....................  $     2,703 $     7,953 $    31,438 $    25,671 $    30,602 $    29,693 $    17,019
 BB&T Financial.........        4,500      10,406      19,048      32,975      42,317      21,718      14,620
 SNC and BB&T Financial
  pro forma.............        7,203      18,359      50,486      58,646      72,919      51,411      31,639
 SNC, BB&T Financial and
  Commerce pro forma....        8,403      19,884      53,311      62,871      75,844      54,106      32,354
Net income (5)
 SNC....................  $    52,931 $    47,868 $     8,193 $    59,163 $    44,609 $    30,869 $    36,416
 BB&T Financial.........       55,379      50,939     105,012      82,621      68,335      61,309      53,015
 SNC and BB&T Financial
  pro forma.............      108,310      98,807     113,205     141,784     112,944      92,178      89,431
 SNC, BB&T Financial and
  Commerce pro forma....      111,912     101,955     119,756     146,726     115,543      92,725      91,118
Per share amounts:
 (1),(4)
Net income (2),(5)
 Primary                                                                                          $
 SNC....................  $      1.15 $      1.08 $       .07 $      1.34 $      1.17 $       .82         .97
 BB&T Financial.........         1.52        1.47        2.95        2.53        2.30        2.20        2.02
 SNC and BB&T Financial
  pro forma.............         1.09        1.04        1.15        1.56        1.39        1.18        1.18
 SNC, BB&T Financial and
  Commerce pro forma....         1.07        1.02        1.16        1.53        1.36        1.14        1.15
Fully-diluted
 SNC....................  $      1.10 $      1.03 $       .07 $      1.31 $      1.17 $       .82 $       .97
 BB&T Financial.........         1.52        1.43        2.91        2.43        2.21        2.13        1.95
 SNC and BB&T Financial
  pro forma.............         1.07        1.01        1.14        1.51        1.36        1.17        1.17
 SNC, BB&T Financial and
  Commerce pro forma....         1.05         .98        1.15        1.48        1.33        1.12        1.14
Cash dividends declared
 SNC....................  $       .34 $       .30 $       .64 $       .50 $       .46 $       .42 $       .39
 BB&T Financial.........          .54         .50        1.02         .91         .85         .81         .74
 SNC and BB&T Financial
  pro forma.............          .34         .30         .64         .50         .46         .42         .39
 SNC, BB&T Financial and
  Commerce pro forma....          .34         .30         .64         .50         .46         .42         .39
Book value (end of
 period) (3)(6)
 SNC....................  $     11.98 $     12.62 $     11.42 $     13.16 $     12.15 $     10.96 $     10.34
 BB&T Financial.........        22.17       21.13       21.90       20.01       18.18       16.55       15.43
 SNC and BB&T Financial
  pro forma.............        13.15       13.63       13.37       13.52       12.37       11.21       10.50
 SNC, BB&T Financial and
  Commerce pro forma....        12.94       13.38       13.13       13.22       12.17       11.03       10.36
End of period balances:
Total assets (3)(6)
 SNC....................  $ 8,236,362 $ 7,585,473 $ 8,274,470 $ 7,379,988 $ 6,567,309 $ 6,403,362 $ 6,147,689
 BB&T Financial.........    9,878,471   8,886,534   9,867,398   7,931,660   7,390,370   6,204,047   6,203,893
 SNC and BB&T Financial
  pro forma.............   18,104,383  16,472,007  18,141,868  15,311,648  13,957,679  12,607,409  12,351,582
 SNC, BB&T Financial and
  Commerce pro forma....   18,796,450  17,138,404  18,831,498  15,956,497  14,436,338  13,012,846  12,654,833
Deposits
 SNC....................  $ 6,228,803 $ 6,042,046 $ 6,394,871 $ 6,040,928 $ 5,503,886 $ 5,148,605 $ 4,980,788
 BB&T Financial.........    7,422,473   6,896,541   7,565,940   6,405,261   6,217,029   5,325,025   5,118,781
 SNC and BB&T Financial
  pro forma.............   13,651,276  12,938,587  13,960,811  12,446,189  11,720,915  10,473,630  10,099,569
 SNC, BB&T Financial and
  Commerce pro forma....   14,287,668  13,554,773  14,594,952  13,044,173  12,166,090  10,847,996  10,377,636
Long-term debt
 SNC....................  $   216,686 $   371,452 $   479,677 $   290,143 $   293,250 $   388,750 $   309,059
 BB&T Financial.........      396,252     105,947     350,736     127,442     118,129     104,740     115,421
 SNC and BB&T Financial
  pro forma.............      612,938     477,399     830,413     417,585     411,379     493,490     424,480
 SNC, BB&T Financial and
  Commerce pro forma....      619,728     484,265     837,241     423,211     417,050     499,187     425,191

                     See Notes to Selected Financial Data.

                            SELECTED FINANCIAL DATA
                                  (UNAUDITED)

                             SIX MONTHS ENDED
                                 JUNE 30,                           YEAR ENDED DECEMBER 31,
                         ------------------------ ------------------------------------------------------------
                             1994        1993         1993        1992        1991        1990        1989
                         ------------ ----------- ------------ ----------- ----------- ----------- -----------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
End of period balances:
Common shareholders'
 equity (3)(6)
 SNC.................... $    519,724 $   521,599 $    490,721 $   501,312 $   425,314 $   370,273 $   349,276
 BB&T Financial.........      804,103     763,189      796,984     654,030     575,462     457,385     407,239
 SNC and BB&T Financial
  pro forma.............    1,262,493   1,277,078    1,280,183   1,155,342   1,000,776     827,658     756,515
 SNC, BB&T Financial and
  Commerce pro forma....    1,309,086   1,317,400    1,323,772   1,192,755   1,024,546     848,763     777,064
Shares outstanding
 SNC....................   43,385,610  41,332,886   42,961,214  38,090,409  34,992,867  33,775,833  33,769,628
 BB&T Financial.........   36,271,016  36,112,965   36,398,619  32,684,930  31,646,959  27,637,610  26,384,788
 SNC and BB&T Financial
  pro forma.............   95,978,583  93,696,150   95,739,212  85,483,558  80,880,958  73,850,368  72,027,571
 SNC, BB&T Financial and
  Commerce pro forma....  101,134,964  98,490,949  100,823,294  90,235,616  84,182,934  76,972,580  75,002,188

                     See Notes to Selected Financial Data.

                        NOTES TO SELECTED FINANCIAL DATA
                                  (UNAUDITED)

(1) Cash dividends do not reflect cash dividends paid during the periods presented by banks that were acquired during 1989, 1990, 1993 and 1994 in transactions accounted for as pooling-of-interests or the number of shares issued in such transactions.
(2) Pro forma net income per share does not reflect the exercise of options to acquire shares of BB&T Financial. Assumed exercise of these options does not have a significant impact upon the pro forma net income per share. Pro forma net income per share amounts give effect to the options through the application of the treasury stock method.
(3) Certain material, non-recurring adjustments of approximately $80 million will be recorded in conjunction with the Merger. These adjustments include: approximately $51 million for the settlement of obligations under existing employment contracts, severance pay for involuntary terminations, early retirement and related employee benefits; approximately $7 million associated with branch closings and divestitures; approximately $7 million for consolidation of bank operations and systems; and approximately
    $10 million of expenses related to effecting the Merger. The impact of these adjustments has been reflected in the Pro Forma Condensed Statement of Condition as of June 30, 1994, and in the related amounts in the accompanying Selected Financial Data.
(4) Weighted average shares outstanding for calculations of primary and fully-diluted net income per share for SNC in 1989 and 1990 do not reflect the impact of stock options outstanding. This data is not readily available because of acquisitions accounted for as pooling-of-interests in 1994, 1993, 1990 and 1989. The effect of stock options on weighted average shares outstanding and on net income per share is not material.
(5) Net income and primary and fully-diluted net income per share for SNC for the six months ended June 30, 1993, and the twelve months ended December 31, 1993, do not include the cumulative effect of changes in accounting principles resulting from the adoption by SNC, effective January 1, 1993, of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" ("SFAS 109"), SFAS No. 106, "Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106"), and SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions" ("SFAS 72"). The impact of adoption of SFAS 109, SFAS 106 and SFAS 72 on net income, primary net income per share and fully-diluted net income per share of SNC was $27,217,000, $0.65 and $0.60, respectively, for the six months ended June 30, 1993, and $27,217,000, $0.64 and $0.58, respectively for the twelve months ended December 31, 1993.
(6) BB&T Financial elected to amortize the accumulated postretirement obligation related to the adoption of SFAS 106 over a period of 21 years as a component of the postretirement benefit cost. SNC elected to reflect the adoption of SFAS 106 through the recording of a cumulative charge for this change in accounting principle. The Condensed Pro Forma Financial Information and related amounts in the accompanying Selected Financial Data reflect an adjustment to conform BB&T Financial's transition method to the method elected by SNC. Net income and primary and fully-diluted net income per share for the six months ended June 30, 1993, and the year ended December 31, 1993, do not reflect this conforming adjustment. The impact of this conforming adjustment, net of tax, on net income, for both the six months ended June 30, 1993 and for the year ended December 31, 1993 is $7,898,000. Additionally, the Pro Forma Condensed Statements of Operations and related amounts in the accompanying Selected Financial Data do not reflect adjustments for amounts previously recorded by BB&T Financial as amortization of the unrecorded transition obligation, which amounted to $335,000 (net of tax of $224,000) for the year ended December 31, 1993, and $168,000 (net of tax of $112,000), for each of the six month periods ended June 30, 1994 and 1993.

                            THE SHAREHOLDER MEETINGS

SNC SPECIAL MEETING

  General. Each copy of this Joint Proxy Statement/Prospectus mailed to holders of SNC Common Stock is accompanied by a form of proxy furnished in connection with the solicitation of proxies by the SNC Board for use at the SNC Special Meeting and any adjournment thereof. The SNC Special Meeting is scheduled to be held on December 15, at 10:00 a.m., Eastern Standard Time, at the Holiday Inn,5201 Fayetteville Road, Lumberton, North Carolina. Only holders of record of SNC Common Stock on the SNC Record Date are entitled to receive notice of and to vote at the SNC Special Meeting. At the SNC Special Meeting, shareholders will consider and vote upon a proposal to approve the Agreement and the Plan of Merger. See "THE MERGER."

  HOLDERS OF SNC COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO SNC IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT AND THE PLAN OF MERGER.

  Voting and Revocation of Proxies. Any holder of SNC Common Stock who has executed and delivered a proxy may revoke it at any time before it is voted by attending and voting in person at the SNC Special Meeting or by giving written notice of revocation or submitting a signed proxy bearing a later date to SNC,
Attention: Corporate Secretary, provided such notice or proxy is actually received by SNC prior to the vote of shareholders. A proxy will not be revoked by the death or incapacity of the shareholder executing it unless, before the shares are voted, notice of such death or supervening incapacity is filed with the Corporate Secretary or other person authorized to tabulate the votes on behalf of SNC. The shares of SNC Common Stock represented by properly executed proxies received at or before the SNC Special Meeting and not subsequently revoked will be voted as directed by the shareholders submitting such proxies. If instructions are not given, proxies will be voted FOR approval of the Agreement and the Plan of Merger. If any other matters are properly presented for consideration at the SNC Special Meeting or any adjournments thereof, the persons named in the SNC proxy enclosed herewith will have discretionary authority to vote on such matters. If necessary, and unless the shares represented by the proxy were voted against the applicable proposal therein, the proxy holder also may vote in favor of a proposal to adjourn the SNC Special Meeting to permit further solicitation of proxies in order to obtain sufficient votes to approve any of the matters being considered at the SNC Special Meeting. SNC is unaware of any matter to be presented at the SNC Special Meeting other than the proposal described above.

  Solicitation of Proxies. The cost of soliciting proxies from holders of SNC Common Stock will be borne by SNC. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers or employees of SNC (who will receive no additional compensation for doing so). In addition, SNC will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals. SNC expects to utilize the services of Morrow & Co., Inc., to solicit proxies, but does not expect the fees to exceed $6,000 plus out-of-pocket expenses.

  Vote Required. Because the number of shares of SNC Common Stock outstanding immediately after the Effective Time of the Merger, plus the number of shares of SNC Common Stock to be issued pursuant to the Merger, will exceed by more than 20% the total number of shares of SNC Common Stock outstanding immediately before the Effective Time of the Merger, Article 11 of the NCBCA requires the affirmative vote of a majority of the outstanding shares of SNC Common Stock entitled to vote at the SNC Special Meeting for approval of the Agreement and the Plan of Merger. Abstentions and "broker non-votes" will have the same effect as negative votes for purposes of determining whether the proposal has received sufficient votes for approval.

  As of the SNC Record Date, there were 43,488,593 shares of SNC Common Stock outstanding and entitled to vote at the SNC Special Meeting, with each share being entitled to one vote. As of the SNC Record Date, the members of the SNC Board and the executive officers of SNC and their affiliates beneficially owned a total of 1,413,550 shares (representing approximately 3.2% of the outstanding shares of SNC Common

Stock), all of which are expected to be voted in favor of the Agreement and the Plan of Merger. Also, as of the SNC Record Date, one member of the BB&T Financial Board had shared voting power with respect to 28,348 shares of SNC Common Stock and one member of the BB&T Financial Board owned 1,512 shares of SNC Common Stock, all of which are expected to be voted in favor of the Agreement and the Plan of Merger.

  Recommendation. For the reasons described herein, the SNC Board unanimously has approved the Agreement and adopted the Plan of Merger. The SNC Board believes the Merger is in the best interests of SNC and its shareholders and unanimously recommends that the shareholders of SNC vote FOR approval of the Agreement and the Plan of Merger. In making its recommendation, the SNC Board considered, among other things, the opinions of Lehman Brothers and Wheat that the Exchange Ratio is fair to SNC shareholders from a financial point of view. See "THE MERGER--Background of and Reasons for the Merger" and "--Opinions of Financial Advisors."

BB&T FINANCIAL SPECIAL MEETING

  General. This Joint Proxy Statement/Prospectus is being furnished to the holders of BB&T Financial Common Stock as of the BB&T Financial Record Date and is accompanied by a form of proxy, which is solicited by the BB&T Financial Board for use at the BB&T Financial Special Meeting to be held on December 15, 1994 and any adjournments thereof. At the BB&T Financial Special Meeting, shareholders will vote on whether to approve the Agreement and the Plan of Merger. Proxies may be voted on such other matters as may properly come before the BB&T Financial Special Meeting, or any adjournments thereof, in the best judgment of the proxy holders named therein. See "THE MERGER."

  HOLDERS OF BB&T FINANCIAL COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO BB&T FINANCIAL IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT AND THE PLAN OF MERGER.

  BB&T FINANCIAL SHAREHOLDERS SHOULD NOT FORWARD ANY CERTIFICATES WITH THEIR PROXIES.

  Voting and Revocation of Proxies. The shares of BB&T Financial Common Stock represented by properly completed proxies received at or prior to the BB&T Financial Special Meeting will be voted as directed by the shareholders, unless revoked as described below. If no instructions are given, executed proxies will be voted FOR approval of the Agreement and the Plan of Merger. If any other matters are properly presented at the BB&T Financial Special Meeting and may be properly voted on, the proxies solicited hereby will be voted on such matters in accordance with the instructions of the Executive Committee of the BB&T Financial Board. If necessary, except to the extent the shares represented by the proxy are voted against the Merger, the proxy holders also may vote in favor of a proposal to adjourn the BB&T Financial Special Meeting to permit further solicitation of proxies in order to obtain sufficient votes to approve any of the matters being considered at the BB&T Financial Special Meeting. The management of BB&T Financial is not aware of any other business to be presented at the BB&T Financial Special Meeting. This proxy is being solicited for the BB&T Financial Special Meeting called to consider the Agreement and the Plan of Merger and any adjournment(s) of the BB&T Financial Special Meeting and will not be used for any other purpose.

  The presence of a shareholder at the BB&T Financial Special Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of BB&T Financial at BB&T Financial's main office address prior to the BB&T Financial Special Meeting, or by attending the BB&T Financial Special Meeting and voting in person. A proxy will not be revoked by the death or incapacity of the shareholder executing it unless, before the shares are voted, notice of such death or incapacity is filed with the Secretary of BB&T Financial or other person authorized to tabulate votes.

  Solicitation of Proxies. BB&T Financial will bear the costs of soliciting proxies. In addition to use of the mails, proxies may be solicited personally or by telephone or facsimile by directors, officers and other employees of BB&T Financial, who will not be specially compensated for such solicitation activities. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and such persons will be reimbursed for their reasonable expenses incurred in that effort by BB&T Financial. BB&T Financial expects to utilize the services of Morrow & Co., Inc., in connection with the solicitation of proxies for the BB&T Financial Special Meeting, and expects the fees relating to such services not to exceed $6,000 plus out-of-pocket expenses.

  Vote Required. Because BB&T Financial is not the surviving corporation in the Merger, pursuant to the NCBCA and the rules of the National Association of Securities Dealers, the affirmative vote of the holders of a majority of the outstanding shares of BB&T Financial Common Stock entitled to vote at the BB&T Financial Special Meeting is required in order to approve the Agreement and the Plan of Merger. Abstentions and "broker non-votes" will have the same effect as negative votes for purposes of determining whether the proposal has received sufficient votes for approval.

  As of the BB&T Financial Record Date, there were 36,454,681 shares of BB&T Financial Common Stock outstanding and entitled to vote at the BB&T Financial Special Meeting, with each share being entitled to one vote. As of the BB&T Financial Record Date, the members of the BB&T Financial Board and the executive officers of BB&T Financial and their affiliates beneficially owned a total of 642,667 shares (representing approximately 1.8% of the outstanding shares of BB&T Financial Common Stock), all of which are expected to be voted in favor of the Agreement and the Plan of Merger. Also as of the BB&T Financial Record Date, seven members of the SNC Board held or shared beneficial ownership with respect to 57,409 shares of BB&T Financial Common Stock, all of which are expected to be voted in favor of the Agreement and the Plan of Merger.

  Recommendation. The BB&T Financial Board unanimously has approved the Agreement and the Plan of Merger and believes that the Merger is fair to and in the best interests of BB&T Financial and its shareholders. The BB&T Financial Board unanimously recommends that the BB&T Financial shareholders vote FOR approval of the Agreement and the Plan of Merger.

  In making its recommendation, the BB&T Financial Board has considered, among other things, the opinions of Lehman Brothers and Merrill Lynch that the Exchange Ratio is fair to the BB&T Financial shareholders from a financial point of view. See "THE MERGER--Background of and Reasons for the Merger" and "--Opinions of Financial Advisors."

                                   THE MERGER

  The detailed terms of the Merger are contained in the Agreement and the Plan of Merger, attached as Annex I and Annex II to this Joint Proxy Statement/Prospectus, respectively. The following discussion describes the material aspects of the Merger and all material terms of the Agreement and the Plan of Merger. This description is qualified in its entirety by reference to the Agreement and the Plan of Merger, which are incorporated by reference herein and which BB&T Financial and SNC shareholders are urged to read carefully.

BACKGROUND OF AND REASONS FOR THE MERGER

  Background of the Merger. SNC and BB&T Financial conduct their respective banking and financial services operations in overlapping, but slightly different, regions of the southeastern United States. Both companies have expanded in recent years through extensive intra- and interstate acquisitions. SNC is more strongly represented than BB&T Financial in southeastern North Carolina and, since the acquisition of FSB, in South Carolina. BB&T Financial is more strongly represented than SNC in northeastern North Carolina and, upon completion of the acquisition of Commerce, will have a significant presence in the Tidewater region of Virginia.

  Discussions regarding a possible "merger-of-equals" transaction between SNC and BB&T Financial began in early July 1994. In a telephone conversation regarding general business and regulatory issues involving both SNC and BB&T Financial, L. Glenn Orr, Jr., Chairman of the Board, President and Chief Executive Officer of SNC, suggested to John A. Allison IV, Chairman of the Board and Chief Executive Officer of BB&T Financial, that the two should meet to discuss the future of SNC and BB&T Financial. Messrs. Allison and Orr met in Richmond, Virginia, on July 15, 1994, and discussed the issues raised by a combination of SNC and BB&T Financial in a "merger of equals." Their interest in exploring a "merger of equals" reflected a common view of the future course of the banking industry and the cultural similarities and strong financial positions of the two companies. They discussed the fact that each company had been particularly impressed with the strength of the other's markets and management, quality of earnings and assets, emphasis on risk management and focus on community banking and customer service and the complementary nature of the markets served by each institution and of the services each offered. Messrs. Orr and Allison agreed to engage Lehman Brothers to serve as an independent advisor to both parties in determining the appropriate exchange ratio for a transaction from a financial point of view.

  Lehman Brothers was engaged for this purpose on July 18, 1994. Messrs. Allison and Orr met again on July 18, July 19, July 21 and July 22, 1994, at Sunset Beach, North Carolina, for further discussions regarding the proposed transaction. On July 24, 1994, Messrs. Allison and Orr, together with members of senior management of, and the attorneys for, the respective companies, met in Washington, D.C., for further discussions. Lehman Brothers also participated in the meeting during the afternoon of July 24 to present orally that firm's preliminary views on the Exchange Ratio. On July 25, 1994, SNC engaged Wheat, and BB&T Financial engaged Merrill Lynch, to serve as their respective investment bankers for the purpose of evaluating the fairness of the Exchange Ratio from a financial point of view to the shareholders of SNC and BB&T, respectively.

  On July 29, 1994, the SNC Board met in Lumberton, North Carolina, and the BB&T Financial Board met in Wilson, North Carolina, to approve the proposed transaction. Messrs. Allison and Orr each had discussed the transaction with their directors prior to July 29, 1994. Representatives of Lehman Brothers were present at each meeting and described principles and procedures that led to the Exchange Ratio, concluding that in the opinion of Lehman Brothers, the Exchange Ratio was fair, from a financial point of view, to the shareholders of SNC and BB&T Financial. See "--Opinions of Financial Advisors." Representatives of Wheat and Merrill Lynch also concluded that the Exchange Ratio, in their respective opinions, was fair from a financial point of view to the shareholders of SNC and BB&T Financial, respectively. Each of the SNC Board and the BB&T Financial Board unanimously approved the Agreement and adopted the Plan of Merger.

  SNC's Reasons for the Merger. The SNC Board has pursued a long-term business strategy to enhance shareholder value by seeking actively mergers and acquisitions that provide SNC with a competitive advantage by increasing earnings, broadening product lines, expanding distribution and diversifying geographically, all without sacrificing asset quality. This strategy has resulted in a $5 billion increase in assets in the last four years. SNC's competition for acquisitions is becoming significantly more intense, however, due, among other reasons, to the presence in SNC's primary markets of super-regional banks. This competition is expected to increase with the advent of more extensive interstate banking. SNC has not engaged in serious discussions concerning a merger in which SNC would be acquired by a larger institution. In recent years, SNC management has considered various potential "merger-of-equals" partners in North and South Carolina. Such considerations have not resulted in substantive merger negotiations until the discussions leading to the Merger. Of all potential partners in the Carolinas, BB&T Financial is, in the view of the SNC Board, the largest, strongest and best known in the investment community.

  The SNC Board has determined that the Merger is in the best interests of SNC and its shareholders. In approving the Agreement and adopting the Plan of Merger, the SNC Board considered a number of factors from a short-term and a long-term perspective. In weighing the various considerations with respect to the Merger, the primary goals of the SNC Board were to realize short-term savings and to exploit long-term opportunities. Although the SNC Board assigned no specific weight to any individual factor, the fairness of the Exchange Ratio was the most critical factor. The material factors considered included the following:

    (i) a review, based in part on an oral presentation by SNC management, of
  (a) the business, operations, earnings and financial condition, including the capital levels and asset quality, of BB&T Financial on an historical, prospective and pro forma basis; (b) product overlap between SNC and BB&T Financial; (c) the compatibility of corporate goals, systems and organizations and the respective contributions each party would make to a combined entity; (d) the potential for enhanced shareholder value through increased deposit market share in North Carolina, South Carolina and Virginia; (e) the enhanced opportunities for acquisitions and growth that the Merger would make possible as a result of the increased capitalization of the combined entity; (f) the enhanced opportunities for cost savings and synergies expected to result from the Merger; and (g) the competitive advantage for larger financial institutions that are able to invest in more sophisticated technology to serve the needs of their customers.

    (ii) the terms of the Agreement, including the Exchange Ratio (the Exchange Ratio of 1.45 shares of SNC Common Stock for each share of BB&T Financial Common Stock was approved by the SNC Board, upon the advice of Lehman Brothers and Wheat that this Ratio is fair, from a financial point of view, to the shareholders of SNC. In deciding to approve and recommend the terms of the Merger, the SNC Board considered the Exchange Ratio in relation to (a) the respective market values, book values, earnings per share and dividend rates of SNC Common Stock and BB&T Financial Common Stock;(b) historical trading ranges and multiples for SNC Common Stock and BB&T Financial Common Stock; and (c) expected trading ranges and multiples for the two companies on a combined basis);

    (iii) the financial advice rendered by Lehman Brothers and Wheat regarding the terms of the Agreement and the Plan of Merger. In considering such financial advice, the SNC Board reviewed the methodology and the appropriateness of the assumptions used by Lehman and Wheat in their analyses of the fairness of the Exchange Ratio. See "--Opinions of Financial Advisors;"

    (iv) the opportunity that the Merger would provide to strengthen and deepen the management team by integrating the already strong management teams of SNC and BB&T Financial and the agreement between the parties that John A. Allison IV would serve as Chairman of the Board and Chief Executive Officer of the Continuing Corporation and, that, although L. Glenn Orr, Jr., would retire as an officer of SNC, Mr. Orr will continue as a director and member of the Executive Committee of the Continuing Corporation and the Continuing Banks and serve as a consultant to the Continuing Corporation;

    (v) the expectation that the Merger would be tax-free for federal income tax purposes to SNC and that the Merger would be accounted for under the pooling-of-interests method of accounting and, therefore, would not give rise to goodwill;

    (vi) the current and prospective economic environment facing financial institutions generally and SNC in particular; and

    (vii) the terms of the Merger as a "merger of equals" resulting in a surviving corporation with four executive officers from each of the parties (in addition to Mr. Allison); equal Board and Board committee representation of SNC and BB&T Financial, with each party designating 12 members of the Continuing Corporation Board; the relocation of the headquarters of the Continuing Corporation to Winston-Salem, North Carolina (the current administrative headquarters of SNBNC); and the name of the Continuing Corporation as "Southern National Corporation" and the names of the Continuing Banks as "Branch Banking and Trust Company" and "Branch Banking and Trust Company of South Carolina."

  The SNC Board also considered the potential dilution to 1994 earnings per share of approximately 2% and accretion to book value per share of SNC Common Stock at June 30, 1994, of approximately 9%, resulting from the Merger (see "--Opinions of Financial Advisors"), as well as the loss of SNC's corporate independence.

  The SNC Board believes that each institution currently is well-managed and possesses management philosophies and a strategic focus that are compatible with those of the other, that each institution would contribute complementary business strengths resulting in a well-diversified combined institution and that the strong capitalization of the combined entity would allow it to take advantage of future acquisition opportunities that otherwise might not be available to either institution individually. The SNC Board also believes that the Merger would allow the combined institution to compete effectively in the rapidly changing marketplace for banking and financial services and to take advantage of opportunities for growth and diversification that might not be available to either institution on its own.

  Although no assurance can be given, SNC and BB&T Financial expect that significant cost savings will be achieved by the Continuing Corporation at an annual rate of approximately $63 million by the end of the third quarter of 1996 as a result of steps to be taken to integrate their operations and to achieve efficiencies in certain markets where each has a presence. These anticipated merger cost savings were determined based upon preliminary estimates provided by both SNC and BB&T Financial. It is presently expected that approximately 40% of the anticipated annualized savings will be achieved in 1995. SNC and BB&T Financial also anticipate that they will incur one-time expenses estimated to be approximately $80 million in the aggregate in connection with the Merger. See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." The actual savings to be achieved and expenses to be incurred will depend on a variety of factors which cannot be predicted with certainty, including the timing of the closing of the Merger and the Bank Mergers, the pace and success of consolidation and the results of operations of the Continuing Corporation. The estimates prepared by management of BB&T Financial and SNC thus could be substantially different from actual results.

  BB&T Financial's Reasons for the Merger. BB&T Financial has for years pursued a strategy of increasing shareholder value through developing a significant presence in the Carolinas and adjoining states with acquisitions of well-managed and profitable financial institutions. During the 1980s, BB&T Financial acquired five financial institutions in North Carolina and South Carolina. BB&T Financial continued its strategy in 1990, when it became one of the first bank holding companies to acquire savings institutions under authority provided by Congress in 1989. Between 1990 and year-end 1993, BB&T Financial acquired 14 North Carolina savings institutions and several branches of a fifteenth institution. In 1994, BB&T Financial completed the acquisition of two banks in South Carolina (Lexington and Community) and entered into an agreement to acquire another bank (Commerce) in Virginia.

  In recent years, BB&T Financial has devoted considerable effort and management resources to consolidating the operations of its banking activities and to developing efficient and effective delivery systems for its various financial service products. BB&T Financial has also carefully reviewed its options to continue the expansion of its markets as the pace of bank mergers and savings institution acquisitions has accelerated. As part of its analysis, BB&T Financial identified and evaluated candidates for future acquisition. Given the dilution in earnings per share likely to result if BB&T Financial were to make significant acquisitions, it has from time to time considered whether a "merger of equals" with an institution that shares a similar approach to the fundamentals of banking would be most consistent with its goal of maximizing long-term shareholder value through growth. Although prior to July 1994 no serious discussions were held with other potential partners for a merger of equals, or an acquisition of BB&T Financial, from time to time management of BB&T Financial discussed potential candidates for a merger of equals with the BB&T Financial Board.

  In voting for the Merger, the BB&T Financial Board concluded that the Merger will result in a company with significant financial resources, increased market share in a number of markets served by both companies, increased opportunities for acquisitions, growth and diversification, and added flexibility in meeting the increasing competition affecting the banking and financial services industries. The Merger will result in a strongly capitalized bank holding company with approximately 441 branch banking offices in the Carolinas and Virginia, and it is expected to result in more favorable access to capital markets generally enjoyed by larger financial organizations, greater economies of scale through coordination and consolidation of certain operations, and a stronger economic position through a greatly increased asset base. Further, the shareholders of the Continuing Corporation will own securities with a broader trading market, representing ownership of a larger company with subsidiaries emphasizing growth, profitability and quality.

  The BB&T Financial Board considered particularly significant the role of John
A. Allison IV as Chairman and Chief Executive Officer of the Continuing Corporation. It also considered the terms of the Merger as a "merger of equals," resulting in a surviving corporation with four executive officers (in addition to Mr. Allison) from each of the parties; equal Continuing Corporation Board and Continuing Corporation Board committee representation, with each party designating 12 members of the Continuing Corporation Board; and the names of the surviving banks as "Branch Banking and Trust Company" and "Branch Banking and Trust Company of South Carolina."

  The BB&T Financial Board also gave careful consideration and significant weight to the presentations of Lehman Brothers and Merrill Lynch regarding the determination of the Exchange Ratio and its fairness to the holders of BB&T Financial Common Stock from a financial point of view. In considering such presentations, the BB&T Financial Board reviewed the methodology and the appropriateness of the assumptions used by Lehman and Merrill Lynch in their analyses of the fairness of the Exchange Ratio. The BB&T Financial Board received opinions from Lehman Brothers and Merrill Lynch as of the date of this Joint Proxy Statement/Prospectus that the Exchange Ratio is fair to the holders of BB&T Financial Common Stock from a financial point of view. See "--Opinions of Financial Advisors."

  The BB&T Financial Board also considered the opportunity that the Merger would provide to strengthen and deepen the management team of the combined entity by integrating the already strong management teams of SNC and BB&T Financial. The BB&T Financial Board reviewed the provision of the agreement between the parties that L. Glenn Orr, Jr., will retire as an officer of SNC but will continue as a member of the Continuing Corporation Board. The BB&T Financial Board also believed that the breadth of the combined operations will offer greater opportunity for attracting, developing and retaining management personnel.

  The BB&T Financial Board noted that the Merger would be tax-free for federal income tax purposes to BB&T Financial and its shareholders (other than with respect to cash paid in lieu of fractional shares and dissenters' shares) and that the Merger would be accounted for under the pooling-of-interests method of accounting and, therefore, would not give rise to goodwill.

  Although no assurance can be given, SNC and BB&T Financial expect that significant cost savings will be achieved by the Continuing Corporation at an annual rate of approximately $63 million by the end of the third quarter of 1996 as a result of steps to be taken to integrate their operations and to achieve efficiencies in certain markets where each has a presence. These anticipated merger cost savings were determined based upon preliminary estimates provided by both SNC and BB&T Financial. SNC and BB&T Financial also anticipate that they will incur one-time expenses estimated to be approximately $80 million in the aggregate in connection with the Merger. See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." The actual savings to be achieved and expenses to be incurred will depend on a variety of factors which cannot be predicted with certainty, including the timing of the closing of the Merger and the Bank Mergers, the pace and success of consolidation and the results of operations of the Continuing Corporation. The estimates prepared by management of BB&T Financial and SNC thus could be substantially different from actual results. It is presently expected that approximately 40% of the anticipated annualized savings will be achieved in 1995.

  The BB&T Financial Board also considered the potential dilution in BB&T Financial's book value per share resulting from the Merger, as well as the accretion in earnings per share (see "--Opinions of Financial Advisors"), the potential impact on employees of a reduction in the BB&T Financial work force and the relocation of its headquarters to Winston-Salem; the cost of severance arrangements; the impact on BB&T Financial's future as an independent financial institution; the risks associated with the impact of the Merger on BB&T Financial's management and employee culture; and the demands on management resources associated with engaging in a transaction of the magnitude of the Merger.

  The financial terms and the terms concerning management of the Continuing Corporation dominated the BB&T Financial Board's consideration of the Merger. The Board also considered carefully the prospects of the combined entity as well as the other factors discussed above. The BB&T Financial Board as a group focused most heavily on those factors that affected the potential impact of the Merger on BB&T Financial's long-term financial prospects and shareholder value.

  After considering these factors and certain related facts, the BB&T Financial Board concluded that the Merger is in the best interests of BB&T Financial and its shareholders. The BB&T Financial directors unanimously recommend that BB&T Financial shareholders vote FOR the approval of the Agreement and the Plan of Merger.

OPINIONS OF FINANCIAL ADVISORS

  SNC and BB&T Financial. During the course of negotiating the transaction, SNC and BB&T Financial jointly retained Lehman Brothers to assist in determining a fair exchange ratio for the Merger.

  Lehman Brothers delivered its opinion to the BB&T Financial Board and SNC Board, as of July 29, 1994, that the Exchange Ratio to be offered in the Merger is fair, from a financial point of view, to both BB&T Financial and its shareholders and SNC and its shareholders.

  The full text of an updated opinion of Lehman Brothers, dated the date of this Joint Proxy Statement/Prospectus, which sets forth assumptions made, matters considered and limits on the review undertaken by Lehman Brothers, is attached hereto as Annex III-A to this Joint Proxy Statement/ Prospectus. This opinion is substantially identical to the opinion delivered to the BB&T Financial Board and SNC Board on July 29, 1994, and is incorporated herein by reference. SNC and BB&T Financial shareholders are urged to read this opinion in its entirety. The summary of the opinion of Lehman Brothers set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

  No limitations were imposed by BB&T Financial, SNC or their respective Boards on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion, except that as part of its procedures Lehman Brothers was not requested to solicit any indications of interest from any third party with respect to a purchase of all or a part of either BB&T Financial's or SNC's business. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to BB&T Financial or SNC, but made its determination as to the fairness of the Exchange Ratio on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion is directed solely to the BB&T Financial Board and SNC Board and does not constitute a recommendation to any shareholder of BB&T Financial or SNC as to how such shareholder should vote with respect to the Merger at the Shareholder Meetings. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, BB&T Financial's and SNC's underlying business decision to proceed with or effect the Merger.

  In connection with its opinion, Lehman Brothers reviewed and analyzed: (i) the Agreement and the Plan of Merger; (ii) certain publicly available reports filed with the SEC by BB&T Financial and SNC, including the Annual Report on Form 10-K of each of BB&T Financial and SNC for the year ended December 31, 1993, and the Quarterly Reports on Form 10-Q of each of BB&T Financial and SNC for the quarters ended March 31, 1994 and June 30, 1994; (iii) financial and operating information furnished to Lehman Brothers by BB&T Financial and SNC with respect to their respective businesses, operations, financial performance and prospects; (iv) a trading history of the BB&T Financial Common Stock and the SNC Common Stock from July 31, 1989, to the present and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant; (v) a comparison of the historical financial results and present financial condition of each of BB&T Financial and SNC with those of other companies that Lehman Brothers deemed relevant; and
(vi) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant. In addition, Lehman Brothers had discussions with the managements of BB&T Financial and SNC concerning (i) their respective businesses, operations, assets, financial conditions and prospects; (ii) the cost savings and other potential benefits resulting from a combination of the businesses of BB&T Financial and SNC; and (iii) the proposed future dividend policy of the Continuing Corporation. Lehman Brothers also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions, and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally.

  In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without independent verification. Upon advice of BB&T Financial and SNC, Lehman Brothers further assumed that the financial projections of BB&T Financial, SNC and the Continuing Corporation have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of BB&T Financial and SNC as to the future financial performance of BB&T Financial, SNC and the Continuing Corporation, as the case may be, and that BB&T Financial, SNC and the Continuing Corporation will perform substantially in accordance with such projections. Upon advice of BB&T Financial and SNC, Lehman Brothers also assumed that the aggregate allowances for loan losses for BB&T Financial and SNC were adequate to cover such losses. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of BB&T Financial or SNC and did not make nor obtain any evaluations or appraisals of the assets or liabilities of BB&T Financial or SNC. In addition, BB&T Financial and SNC did not request Lehman Brothers, as part of its procedures, to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of either BB&T Financial's or SNC's business. Upon advice of BB&T Financial and SNC and its legal and accounting advisors, Lehman Brothers further assumed that the merger will (i) qualify for pooling-of-interests accounting treatment and (ii) as a reorganization within the meaning of Section 368(a) of the Code, and therefore as a tax-free reorganization to the shareholders of BB&T Financial and SNC. Lehman Brothers' opinion was necessarily based upon market, economic and other conditions as they existed on and could be evaluated as of the date of its opinion.

  In connection with rendering its opinion to the BB&T Financial Board and SNC Board, Lehman Brothers performed a variety of financial and comparative analyses, which are summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevancy of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that a review of selected portions of such analyses and the factors considered therein, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond BB&T Financial's and SNC's control. Any estimates contained in Lehman Brothers' analyses are not necessarily indicative of actual values or predictive of future results or values that may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. None of the analyses performed by Lehman Brothers was assigned a greater significance by Lehman Brothers than any other.

  The projections used by Lehman Brothers in its analyses were prepared by the managements of BB&T Financial and SNC. Neither BB&T Financial nor SNC publicly discloses internal management projections of the type provided to Lehman Brothers in connection with the review of the Merger and such projections were not prepared with a view towards public dissemination. The projections were based on numerous variables and assumptions that are inherently uncertain and beyond the control of BB&T Financial and SNC, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

  The following is a brief summary of analyses performed by Lehman Brothers in connection with its opinion delivered to the BB&T Financial Board and SNC Board on July 29, 1994:

    (a) Relative Contribution Analysis. Lehman Brothers analyzed certain historical balance sheet and income statement data for BB&T Financial and SNC for 1988, 1989, 1990, 1991, 1992, 1993 and the six month period ended June 30, 1994, and on a projected basis for 1994 and 1995, all adjusted for pending acquisitions. The analysis showed that, among other things, at and for the six month period ended June 30, 1994, BB&T Financial and SNC would have contributed 56.1% and 43.9%, respectively, to total assets of the Continuing Corporation, 58.5% and 41.5% to total stockholders' equity and 54.0% and 46.0% to net income available to common equity. The analysis further showed that, based on the forecasts of the managements of BB&T Financial and SNC, BB&T Financial and SNC would contribute 54.2% and 45.8%, respectively, to 1994 estimated net income and 53.5% and 46.5%, respectively, to 1995 estimated net income. Lehman Brothers also reviewed and analyzed recent stock market trading market data for BB&T Financial and SNC. This analysis showed that, using closing stock market prices for BB&T Financial Common Stock and SNC Common Stock on July 28, 1994, BB&T Financial and SNC would contribute 55.2% and 44.8%, respectively, to the market capitalization of the Continuing Corporation. Using averages of daily closing stock market prices for BB&T Financial Common Stock and SNC Common Stock for selected periods ended July 22, 1994, the analysis further showed that BB&T Financial's and SNC's contributions, respectively, to the market capitalization of the Continuing Corporation would be 55.2% and 44.8%, based on a most recent five-day period, 55.5% and 44.5%, based on a most recent one-month period, and 55.0% and 45.0% based on a most recent three-month period. At the Exchange Ratio of 1.45 shares of SNC Common Stock for each share of BB&T Financial Common Stock, the holders of BB&T Financial Common Stock would own 55.1% of the common equity of the Continuing Corporation and the holders of SNC Common Stock would own 44.9% of the common equity of the Continuing Corporation, based on an assumed pro forma 42,263,560 fully-diluted shares of BB&T Financial Common Stock and 49,955,560 fully-diluted shares of SNC Common Stock outstanding immediately prior to consummation of the Merger, as provided by BB&T Financial and SNC.

    (b) Stock Price Study and Exchange Ratio Profile. Lehman Brothers reviewed the trading behavior of BB&T Financial Common Stock and SNC Common Stock and analyzed the ratio of the closing prices of BB&T Financial Common Stock to SNC Common Stock from July 16, 1993, through July 22, 1994. This analysis showed that such ratio ranged from a high of 1.726 to a low of 1.386, with a most recent five-day average of 1.484, most recent month daily average of 1.502 and most recent three- month daily average of 1.474.

    (c) Comparative Historical Performance. Lehman Brothers analyzed certain credit, operating and capital adequacy statistics for BB&T Financial and SNC, comparing these statistics to the Continuing Corporation (on a pro forma basis), all adjusted for pending acquisitions. This analysis showed that, among other things, at and for the six month period ended June 30, 1994 (annualizing the data), the return on average assets for BB&T Financial was 1.13%, for SNC was 1.31% and for the Continuing Corporation (on a pro forma basis) was 1.21%; the return on average equity for BB&T Financial was 14.11%, for SNC was 18.24% and for the Continuing Corporation (on a pro forma basis) was 15.85%; the ratio of total equity to total assets for BB&T Financial was 8.0%, for SNC was 7.2% and for the Continuing Corporation (on a pro forma basis) was 7.7%; the ratio of non-performing assets to total loans plus other real estate owned for BB&T Financial was 0.54%, for SNC was 0.70% and for the Continuing Corporation (on a pro forma basis) was 0.61%; and the ratio of net chargeoffs to average loans for BB&T Financial was 0.05%, for SNC was 0.10% and for the Continuing Corporation (on a pro forma basis) was 0.08%.

    (d) Comparison with Selected Publicly Traded Companies. Lehman Brothers compared certain credit, operating, stock market trading and other statistics for BB&T Financial, SNC and the Continuing Corporation (on a pro forma basis) relative to NationsBank Corporation, First Union Corporation, Wachovia Corporation, First Citizens Bancshares Inc., Centura Banks, Inc., CCB Financial Corporation, United Carolina Bancshares, Crestar Financial Corporation, Central Fidelity Banks, Inc., SunTrust Banks, Inc., Bank South Corporation, First Tennessee National Corp., First American Corporation, Barnett Banks, Inc., SouthTrust Corporation, AmSouth Corporation, Regions Financial Corp. and Compass Bancshares, Inc. (including BB&T Financial and SNC, the "Comparable Companies"). This analysis showed that, among other things: (i) the ratio of the stock market price per share to latest twelve months earnings per share for BB&T Financial was 10.0, for SNC was 10.1 and for the median of the Comparable Companies was 10.6 (using stock market trading data as of July 20, 1994, and financial data through March 31, 1994, adjusted in certain cases to reflect the results of certain publicly announced and still pending acquisitions); (ii) the ratio of stock market price to tangible book value for BB&T Financial was 1.44, for SNC was 1.82 and for the median of the Comparable Companies was 1.79; (iii) the indicated annual dividend yield for BB&T Financial was 3.47%, for SNC was 3.83% and for the median of the Comparable Companies was 3.35%; (iv) return on average assets for the latest twelve months for BB&T Financial was 1.19%, for SNC was 1.33% and for the median of the Comparable Companies was 1.20%; (v) the ratio of return on average equity for the latest twelve months for BB&T Financial was 14.0%, for SNC was 16.2% and for the median of the Comparable Companies was 15.8%; (vi) the ratio of total equity to total assets for BB&T Financial was 8.0%, for SNC was 7.2% and for the median of the Comparable Companies was 7.7%; and (vii) the ratio of non-performing assets to total loans plus other real estate owned for BB&T Financial was 0.94%, for SNC was 0.86% and for the median of the Comparable Companies was 1.31%. However, because of the inherent differences between the businesses, operations and prospects of BB&T Financial and SNC and the Comparable Companies, such analysis also involved qualitative judgments concerning the differences in financial and operating characteristics of these companies that would affect the public trading values of each.

    (e) Pro Forma Merger Analysis. Lehman Brothers analyzed the estimated effect of the Merger on, among other things, projected earnings per share, book value per share and dividends per share. Assuming consummation of the Merger and using "First Call" (as hereinafter defined) estimates of earnings per share for BB&T Financial and SNC for 1994 and 1995, without including the impact of potential cost savings or revenue enhancements resulting from the Merger, this analysis showed earnings per share accretion of 2% to BB&T Financial for 1994 and 3% for 1995 and earnings per share dilution of 2% to SNC for 1994 and 3% for 1995; book value per share dilution to BB&T Financial of 6% and book value per share accretion to SNC of 9% as of June 30, 1994; and little or no impact on dividends per share for both BB&T Financial and SNC. "First Call" is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors. In addition, Lehman Brothers analyzed capital adequacy, credit quality and reserve coverage ratios for BB&T Financial, SNC and the Continuing Corporation (on a pro forma basis).

    (f) Comparable Merger of Equals Transactions Analysis. Lehman Brothers analyzed 19 other bank merger transactions characterized as mergers of equals in the United States from 1982 to March 1994. This analysis showed that, among other things, the median relative contributions of the larger company and the smaller company to the resulting combined entity were approximately 56% and 43% for market value, 57% and 44% for total assets, 56% and 44% for net income and 55% and 45% for the allocation of common shares (see subheading (a) above). In addition, for a subset of comparable transactions consisting of the mergers between KeyCorp. and Society Corporation, Chemical Banking Corporation and Manufacturers Hanover, Comerica and Manufacturers National, Peoples Bancorporation ("Peoples") and The Planters Corporation ("Planters"), Citizens and Southern Corporation ("Citizens & Southern") and Sovran Financial Corporation ("Sovran"), and Hartford National Corporation and Shawmut Corporation, this analysis showed a positive impact on the stock prices of the merging companies relative to the Lehman Brothers Bank Stock Index, ranging from 2% one day after announcement of the transaction to 8% six months after closing of the transaction (excluding the Citizens & Southern/Sovran and Peoples/Planters transactions). The institutions included in the Lehman Brothers Bank Stock Index are: BankAmerica Corporation; Barnett Banks, Inc.; The Bank of New York Company, Inc.; Bank of Boston Corporation; Boatmen's Bancshares, Inc.; Corestates Financial Corp; First Bank System, Inc.; Fleet Financial Group, Inc.; First Union Corporation; First Interstate Bancorp; Mellon Bank Corporation; NationsBank Corporation; NBD Bancorp, Inc.; National City Corporation; Norwest Corporation; Banc One Corporation; PNC Bank Corp.; SunTrust Banks, Inc.; USBancorp, Inc.; Wachovia Corporation; and Wells Fargo & Company. However, because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of BB&T Financial and SNC and the companies who were parties to such mergers, such analysis also involved qualitative judgments concerning the differences in characteristics of these transactions and the Merger that would affect the values implied in each.

  In connection with its opinion dated the date of this Joint Proxy Statement/Prospectus, Lehman Brothers also confirmed the appropriateness of its reliance on the analyses used to render its July 29, 1994, opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

  Lehman Brothers is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and valuations for estate, corporate and other purposes. BB&T Financial and SNC selected Lehman Brothers jointly as their financial advisor because of Lehman Brothers' reputation and substantial experience in transactions such as the Merger and because Lehman Brothers had no prior relationship with either party.

  In the ordinary course of its business, Lehman Brothers actively trades in the debt and equity securities of each of BB&T Financial and SNC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  BB&T Financial, SNC and Lehman Brothers have entered into a letter agreement, dated July 22, 1994 (the "Lehman Engagement Letter"), relating to the services to be provided by Lehman Brothers in connection with the Merger. BB&T Financial and SNC have agreed to pay Lehman Brothers a combined fee of $2,000,000 as follows: (a) $100,000 (for a combined total of $200,000), $50,000 payable upon delivery of the July 29, 1994, opinion and $50,000 payable upon mailing of this Joint Proxy Statement/Prospectus; and (b) $900,000 (for a combined total of $1,800,000) payable upon the consummation of the Merger. In the Lehman Engagement Letter, BB&T Financial and SNC also have agreed to reimburse Lehman Brothers for its reasonable out-of-pocket expenses and to indemnify Lehman Brothers for certain liabilities, including liabilities under the federal securities laws.

  SNC. SNC retained Wheat to act as its financial advisor in connection with the Merger and to render a written opinion to the SNC Board as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of SNC Common Stock. Wheat is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The SNC Board selected Wheat to serve as its financial advisor in connection with the Merger on the basis of Wheat's expertise.

  An oral opinion to the SNC Board reflecting Wheat's opinion was delivered at the meeting of the SNC Board on July 29, 1994, where the proposed Merger was considered and certain officers of SNC were authorized to enter into the Agreement and the Plan of Merger and a written opinion to the SNC Board reflecting Wheat's opinion has been delivered and dated as of the date of this Joint Proxy

Statement/Prospectus, each of the oral and written opinions to the effect that, as of such dates, the Exchange Ratio is fair, from a financial point of view, to the holders of SNC Common Stock.

  The full text of Wheat's opinion as of the date hereof, which sets forth certain assumptions made, matters considered and limitations on review undertaken is attached as Annex III-B to this Joint Proxy Statement/Prospectus, is incorporated herein by reference and should be read in its entirety in connection with this Joint Proxy Statement/Prospectus. The summary of Wheat's opinion set forth below in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the opinion. Wheat's opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of SNC Common Stock and does not constitute a recommendation to any shareholder of SNC or BB&T Financial as to how such shareholder should vote with respect to the Merger.

  In arriving at its written opinion, Wheat reviewed certain publicly available business and financial information relating to SNC and BB&T Financial and certain other information provided to it, including, among other things, the following: (i) SNC's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for each of the three fiscal years ended December 31, 1993, 1992 and 1991; (ii) SNC's Quarterly Reports on Form 10-Q and related financial information for the three months ended March 31, 1994, and for the six months ended June 30, 1994; (iii) BB&T Financial's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for each of the three fiscal years ended December 31, 1993, 1992 and 1991; (iv) BB&T Financial's Quarterly Reports on Form 10-Q and related financial information for the three months ended March 31, 1994, and for the six months ended June 30, 1994; (v) certain publicly available information with respect to historical market prices and trading activity for SNC Common Stock and BB&T Financial Common Stock and for certain publicly traded financial institutions that Wheat deemed relevant; (vi) certain publicly available information with respect to banking companies and the financial terms of certain other "mergers of equals" that Wheat deemed relevant; (vii) the Agreement and the Plan of Merger; (viii) the Registration Statement, including this Joint Proxy Statement/Prospectus; (ix) other financial information concerning the businesses and operations of SNC and BB&T Financial, including certain audited financial information and certain internal financial analyses and forecasts for SNC and BB&T Financial prepared by the senior management of each entity, as well as certain pro forma financial projections for the combined company prepared by SNC and BB&T Financial; and (x) such financial studies, analyses, inquiries and other matters as Wheat deemed necessary. In addition, Wheat met with members of senior management of SNC and BB&T Financial to discuss the business and prospects of each company.

  In connection with its review, Wheat relied upon and assumed the accuracy and completeness of all information provided to it or publicly available, including representations and warranties of SNC and BB&T Financial included in the Agreement, and Wheat has not assumed any responsibility for independent verification of such information. Wheat relied upon the managements of SNC and BB&T Financial as to the reasonableness and achievability of their financial and operational forecasts and projections, and the assumptions and bases therefor, provided to it and assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Wheat also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for SNC and BB&T Financial are adequate to cover such losses. Wheat did not review any individual credit files of SNC or BB&T Financial, nor did it make an independent evaluation or appraisal of the assets or liabilities of SNC or BB&T Financial.

  Additionally, Wheat considered certain financial and stock market data of SNC and BB&T Financial, compared that data with similar data for other publicly-held financial institutions and considered the financial terms of certain other comparable transactions that recently have been announced or effected, as further discussed below. Wheat also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as it deemed relevant.

  In connection with rendering its opinion dated as of the date of this Joint Proxy Statement/Prospectus, Wheat performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the Exchange Ratio to holders of SNC Common Stock was to some extent a subjective one based on the experience and judgment of Wheat and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Wheat believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Wheat's view of the actual value of SNC or BB&T Financial.

  In performing its analyses, Wheat made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of SNC or BB&T Financial. The analyses performed by Wheat are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In rendering its opinion, Wheat assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to SNC.

  Wheat's opinion is just one of many factors taken into consideration by the SNC Board in determining to approve the Agreement and adopt the Plan of Merger. Wheat's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for SNC, nor does it address the effect of any other business combination in which SNC might engage.

  The following is a summary of the analyses performed by Wheat in connection with its opinion.

  Analysis of Contribution and Ownership of the Merger. Wheat performed an analysis of SNC's and BB&T Financial's respective contributions to the Continuing Corporation of market capitalization, assets, shareholders' equity, fully-diluted net income for the six months ended June 30, 1994, and fully-diluted 1994 estimated earnings as provided by the management of both companies. Data for SNC and BB&T Financial were pro forma for pending transactions. SNC's pending transaction was assumed to be closed on June 30, 1994, for balance sheet calculations and December 31, 1994, for income statement calculations. Based on the respective closing stock prices of SNC Common Stock and BB&T Financial Common Stock as of July 28, 1994, and on financial data as of June 30, 1994, the analysis yielded: (i) a percentage contribution of market capitalization to the Continuing Corporation of 45.3% for SNC; (ii) a percentage contribution of assets to the Continuing Corporation of 43.9% for SNC; (iii) a percentage contribution of shareholders' equity to the Continuing Corporation of 41.4% for SNC; (iv) a percentage contribution of fully-diluted net income for the six months ended June 30, 1994, to the Continuing Corporation of 47.2% for SNC; (v) a percentage contribution of fully-diluted 1994 estimated earnings to the Continuing Corporation of 46.2% for SNC; and (vi) a percentage contribution of fully-diluted 1995 estimated earnings to the Continuing Corporation of 46.2%. Based on the Exchange Ratio, SNC's shareholders will have 45.3% fully-diluted ownership in the Continuing Corporation.

  Analysis of Contribution and Ownership in Selected Mergers-of-Equals Transactions. Wheat performed an analysis of selected "mergers-of-equals" transactions. The percentage ownership of SNC's shareholders of the Continuing Corporation relative to the percentage contribution of SNC to market capitalization, assets, shareholders' equity and annualized fully- diluted net income for the six months ended June 30, 1994, was compared to the percentage ownership of shareholders of the other merged entities relative to the percentage contribution of the respective merger partners to market capitalization, assets, shareholders' equity, and the latest 12 months, net income in selected transactions. Data for BB&T Financial and SNC were pro forma for pending transactions. SNC's pending transaction was assumed to be closed on June 30, 1994, for balance sheet calculations and December 31, 1994, for income statement calculations. The selected transactions included the following completed transactions: KeyCorp./Society Corporation, Comerica Incorporated/ Manufacturers National Corporation, Chemical Banking Corporation/Manufacturers Hanover Corporation, The Planters Corporation/Peoples Bancorporation and Sovran Financial Corporation/The Citizens and Southern Corporation.

  Based on the respective closing stock prices of SNC Common Stock and BB&T Financial Common Stock as of July 28, 1994, and on financial data as of June 30, 1994, the analysis yielded a range of ratios: (i) of percentage ownership of the Continuing Corporation to percentage contribution of market capitalization of .93 to 1.09 (compared to 1.01 for SNC); (ii) of percentage ownership of the Continuing Corporation to percentage contribution of assets of .91 to 1.11 (compared to 1.03 for SNC); (iii) of percentage ownership of the Continuing Corporation to percentage contribution of shareholders' equity of .95 to 1.06 (compared to 1.09 for SNC); and (iv) of percentage ownership of the Continuing Corporation to percentage contribution for the latest 12 months net income of .94 to 1.07 (compared to .96 for SNC for annualized fully- diluted net income for the six months ended June 30, 1994).

  Comparative Market Performance. Wheat analyzed the various exchange ratios implied by the historical trading values of SNC Common Stock and BB&T Financial Common Stock from January 4, 1993, to July 28, 1994, as determined by the ratio of the closing prices of BB&T Financial Common Stock to the closing price of SNC Common Stock during such period. For the period of January 4, 1993, to July 28, 1994, the analysis showed a range of ratios from 1.39 to 1.73 with an average of 1.55; for the period of January 3, 1994, to July 28, 1994, the analysis showed a range of ratios from 1.39 to 1.66 with an average of 1.52; and for the period of June 29, 1994 to July 28, 1994, the analysis showed a range of ratios from 1.44 to 1.56 with an average of 1.50, compared to the Exchange Ratio of 1.45 for the Merger.

  Comparison with Selected Companies. Wheat compared the financial performance of SNC, BB&T Financial and the Continuing Corporation (assuming that the transaction would be accounted for as a pooling-of-interests under Generally Accepted Accounting Principles ("GAAP")) to that of a group of bank holding companies in the southeast (the "Group"). Data for BB&T Financial were pro forma for the pending acquisition of Commerce. The Group included Bank South Corporation; Centura Banks, Inc.; CCB Financial Corporation; Crestar Financial Corporation; Central Fidelity Banks, Inc.; First Citizens BancShares, Inc.; First Virginia Banks, Inc.; Signet Banking Corporation; Synovus Financial Corporation; and United Carolina Bancshares Corporation.

  Based on financial data for the six months ended June 30, 1994, SNC and BB&T Financial had (i) tangible equity to tangible assets of 7.07% and 7.66%, respectively, compared to 7.40% for the Continuing Corporation and an average of 7.55% for the Group; (ii) total regulatory capital to risk weighted assets of 14.15% and 13.46%, respectively, compared to 13.74% for the Continuing Corporation and an average of 13.52% for the Group; (iii) nonperforming assets to loans and other real estate owned of .70% and .53%, respectively, compared to .60% for the Continuing Corporation and an average of 1.07% for the Group;
(iv) reserves for loan losses to nonperforming loans of 211.14% and 458.38%, respectively, compared to 311.56% for the Continuing Corporation and an average of 281.86% for the Group; (v) returns on average assets before extraordinary items of 1.31% and 1.13%, respectively, compared to 1.21% for the Continuing Corporation and an average of 1.29% for the Group; and (vi) returns on average equity before extraordinary items of 18.24% and 14.13%, respectively, compared to 15.84% for the Continuing Corporation and an average of 15.60% for the Group.

  Earnings per Share/Book Value Analysis. Wheat compared the projected fully-diluted earnings per share of SNC Common Stock to the projected fully-diluted earnings per share of the Continuing Corporation on a pro forma basis, including expense savings anticipated by the managements of both SNC and BB&T Financial. For SNC's earnings projections, Wheat used earnings estimates prepared by SNC's management for the two years ending December 31, 1994 and 1995. For BB&T Financial's earnings projections, Wheat used the earnings estimates prepared by BB&T Financial's management for the two years ending December 31, 1994 and 1995. Wheat also assumed that the transaction would be accounted for as a pooling-of-interests under GAAP. Data for SNC and BB&T Financial were pro forma for pending transactions. SNC's pending transaction was assumed to be closed on December 31, 1994, for income statement calculations. Based on such analysis and assuming that 50% of the projected pre-tax cost savings of $50 million is achieved in 1995, the proposed transaction would be 2.7% dilutive to SNC's earnings per share in 1994 and would be 3.4% accretive to SNC's earnings per share in 1995.

  Wheat also calculated the pro forma tangible book value, excluding merger-related charges, for the Continuing Corporation as of June 30, 1994. Data for SNC and BB&T Financial were pro forma for pending transactions. SNC's pending transaction was assumed to be closed on June 30, 1994, for balance sheet calculations. Based on the Exchange Ratio, the pro forma tangible book value would equal $12.74 per share, a 11.6% increase over SNC's tangible book value of $11.42 per share as of June 30, 1994.

  Discounted Dividend Analysis. Using discounted dividend analysis, Wheat estimated the present value of the future stream of dividends that SNC could generate through 1998, under various circumstances, assuming SNC performed in accordance with the earnings forecasts of SNC's management. Data for SNC were pro forma for its pending transaction. Wheat then estimated the terminal value for SNC Common Stock at the end of the period by applying multiples ranging from 8.00 to 12.00 of SNC's projected 1998 earnings. The dividend stream and terminal value were then discounted to a present value using different discount rates (ranging from 8.00% to 14.00%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of SNC Common Stock. This discounted dividend analysis indicated a reference range of between $26.08 and $43.34 per share for SNC Common Stock.

  Using similar assumptions, Wheat also estimated the present value of the future streams of dividends that SNC and BB&T Financial could generate through 1998 as a combined entity, under various circumstances, including projected expense savings. Data for SNC and BB&T Financial were pro forma for pending transactions. SNC's pending transaction was assumed to be closed on June 30, 1994, for balance sheet calculations and December 31, 1994, for income statement calculations. With the Exchange Ratio, this discounted dividend analysis indicated a reference range of between $27.28 and $45.57 per share for SNC Common Stock.

  No company or transaction used as a comparison in the above analysis is identical to SNC, BB&T Financial or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

  In connection with its opinion as of the date hereof, Wheat confirmed the appropriateness of its reliance on the analyses used to render its July 29, 1994, opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

  Wheat's written opinion is dated as of the date of this Joint Proxy Statement/Prospectus and is based solely upon the information available to it and the economic, market and other circumstances as they existed as of such date. Events occurring after that date could materially affect the assumptions and conclusions contained in Wheat's opinion. Wheat will not undertake action to reaffirm or revise its opinion or otherwise comment on any events occurring after the date hereof.

  Wheat acts as a market maker for BB&T Financial Common Stock and, in the course of its normal trading activities, Wheat may from time to time effect transactions and hold positions in the securities of SNC and BB&T Financial.

  Wheat will receive a fee of $200,000 upon the completion of the Merger. SNC has also paid Wheat a fee of $50,000 upon the signing of an engagement letter dated July 26, 1994, and a fee of $250,000 upon the signing of the Agreement. The payment of these fees was not contingent upon Wheat rendering a favorable opinion with respect to the Merger. SNC has further agreed to indemnify Wheat against certain liabilities, including certain liabilities under federal securities laws. In the past, Wheat and its affiliates have provided financial advisory and/or financing services for SNC, as well as for BB&T Financial, and have received customary fees for the rendering of these services.

  BB&T Financial. BB&T Financial has retained Merrill Lynch to act as its financial advisor in connection with rendering a fairness opinion with respect to the Merger. Merrill Lynch has rendered its opinion that, based upon and subject to the various considerations set forth therein, as of July 29, 1994, and the date of this Joint Proxy Statement/Prospectus, the Exchange Ratio was fair, from a financial point of view, to the holders of BB&T Financial Common Stock.

  Merrill Lynch delivered its oral opinion dated as of July 29, 1994, and its written opinion dated as of the date of this Joint Proxy Statement/Prospectus, in each case to the BB&T Financial Board, that the Exchange Ratio was fair, from a financial point of view, to the holders of BB&T Financial Common Stock.

  The full text of the opinion of Merrill Lynch, dated the date of this Joint Proxy Statement/Prospectus, which sets forth assumptions made, matters considered and limits on the review undertaken by Merrill Lynch, is attached hereto as Annex III-C. BB&T Financial shareholders are urged to read this opinion in its entirety. The summary set forth in this Joint Proxy Statement/Prospectus of the opinions of Merrill Lynch is qualified in its entirety by reference to the full text of such opinion.

  In connection with its opinion dated the date of this Joint Proxy Statement/Prospectus, Merrill Lynch reviewed, among other things: (i) BB&T Financial's annual Reports on Form 10-K and related financial information for the five fiscal years ended December 31, 1993, and BB&T Financial's Quarterly Reports on Form 10-Q and related unaudited financial information for the quarterly periods ended March 31, 1994 and June 30, 1994; (ii) SNC's Annual Reports on Form 10-K and related financial information for the five fiscal years ended December 31, 1993, and SNC's Quarterly Reports on Form 10-Q and related unaudited financial information for the quarterly periods ended March 31, 1994 and June 30, 1994; (iii) certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of BB&T Financial and SNC, furnished to Merrill Lynch by BB&T Financial and SNC, which Merrill Lynch discussed with members of senior management of BB&T Financial and SNC; (iv) historical market prices and trading activity for the BB&T Financial Common Stock and SNC Common Stock and similar data for certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to BB&T Financial and SNC, respectively; (v) the results of operations of BB&T Financial and SNC and similar data for certain companies which Merrill Lynch deemed to be reasonably similar to BB&T Financial and SNC, respectively; (vi) the financial terms of the Merger contemplated by the Agreement and compared such terms with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (vii) the pro forma effect of the Merger on BB&T Financial's capitalization ratios and earnings, tangible book value and book value per share; (viii) the Agreement; (ix) the Option Agreements; and (x) such other matters as Merrill Lynch deemed necessary. Merrill Lynch also met with certain officers and representatives of BB&T Financial and SNC to discuss the foregoing as well as other matters. Merrill Lynch also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions, and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Merrill Lynch's opinions are necessarily based upon conditions as they existed and could be evaluated on the respective dates thereof and the information made available to Merrill Lynch through the respective dates thereof.

  In preparing its opinions, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by BB&T Financial and SNC, and it did not assume responsibility for independently verifying such information or for undertaking an independent appraisal of the assets or liabilities of BB&T Financial or SNC. With respect to the financial forecasts furnished by BB&T Financial and SNC, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of BB&T Financial's or SNC's management as of the expected future financial performance of BB&T Financial or SNC, as the case may be. Merrill Lynch's opinions are directed to the BB&T Financial Board and senior management of BB&T Financial and do not constitute a recommendation to any shareholder as to how such shareholder should vote at the BB&T Financial Special Meeting. Merrill Lynch did not address BB&T Financial's underlying business decision to proceed with the Merger and did not make any recommendation to the BB&T Financial Board with respect to approval of the Merger.

  In connection with rendering its opinion dated as of July 29, 1994 to the BB&T Financial Board, Merrill Lynch performed a variety of financial analyses, which are summarized below. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying Merrill Lynch's opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Merrill Lynch also took into account its assessment of general economic, market, and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. With respect to the peer group analysis and selected merger transaction analysis summarized below, no public company or transaction utilized as a comparison is identical to BB&T Financial or SNC or the Merger, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and transactions, and other factors that could affect the companies concerned. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. None of the analyses performed by Merrill Lynch was assigned a greater significance by Merrill Lynch than any other.

  The following is a brief summary of the analyses performed by Merrill Lynch in connection with its opinion dated as of July 29, 1994:

  Analysis of Selected Recent Merger of Equals Transactions. Merrill Lynch analyzed selected mergers of equals in the United States during the years 1982 to 1993. The merger of equals transactions analyzed were: KeyCorp./Society, Comerica Incorporated/Manufactures National Corporation, NCNB Corporation/ C&S/Sovran Corporation, Chemical Banking Corporation/Manufacturers Hanover Corporation, Sovran Financial Corporation/The Citizens and Southern Corp., The Planters Corporation/Peoples Bancorporation, Pennabancorp/Union National, Shawmut/Hartford National, Fleet Financial Group, Inc./Norstar Bancorp Inc., Bank of New England Corporation/Connecticut Bank and Trust, Virginia National/First & Merchants, and Pittsburgh National/Provident National.

  This analysis, which was based on publicly available financial information for the latest 12 months preceding the announcement of the transaction, showed the pro forma split between the combining companies in the transactions analyzed of ownership and director membership and the pro forma contributions to the combined company's market value, total assets, deposits, book value and last 12 months ("LTM") of reported net income prior to announcement of the transaction. The analysis also showed the market premium/discount of the consideration received by shareholders of the non- surviving entity in the transactions to the market values of the common stock of such entity on the trading day prior to announcement. Such premiums ranged from 20.12% to 0.44%, and the one discount was (7.44%). Merrill Lynch also analyzed projected cost savings data for five of such selected recent in-market merger of equals transactions, which showed that in connection with such transactions the combining companies announced projected first-year cost savings ranging from 4% to 7% as a percentage of combined LTM non-interest expense, second- year cost savings ranging from 7% to 13%, and third-year cost savings ranging from 9% to 16%.

  Contribution Analysis. Merrill Lynch analyzed certain historical balance sheet, income statement and ratio data for BB&T Financial and SNC for 1991 through 1993 and for the first six months of 1994, as well as certain projected net income data prepared by management of BB&T Financial for BB&T Financial and SNC for 1995. Merrill Lynch also analyzed the ratio of the closing prices of BB&T Financial Common Stock to SNC Common Stock over the period from December 31, 1993, through July 22, 1994. The analysis showed, among other things, that for the six months ended June 30, 1994, and fiscal year ended 1993, BB&T Financial would have contributed approximately 53.7% and 56.5%, respectively, of pro forma combined net income to common shareholders (as originally reported); for 1995, BB&T Financial was projected to contribute, based on BB&T Financial's management projections, 54.0% of pro forma combined projected net income; at December 31, 1993, and July 22, 1994, BB&T Financial would have contributed 63.2% and 56.9%, respectively, of pro forma market capitalization; and at December 31, 1993 and June 30, 1994, BB&T Financial would have contributed 60.9% and 56.2%, respectively, of pro forma total assets. At the Exchange Ratio of 1.45 shares of SNC Common Stock for each share of BB&T Financial Common Stock, the holders of BB&T Financial Common Stock will own 54.8% of the Continuing Corporation.

  Historical Stock Data Analysis. Merrill Lynch reviewed stock price and trading volume data for BB&T Financial Common Stock and SNC Common Stock compared to the Standard & Poor's 500 for the period from July 1989 through July 1994 (see "SUMMARY"). Merrill Lynch also analyzed certain trading volume data for each of BB&T Financial and SNC for such periods, showing the percentages of volume which traded in indicated stock price ranges over the indicated periods.

  Peer Group Analysis. Merrill Lynch analyzed certain market, balance sheet, asset quality and performance data for BB&T Financial and SNC, comparing these statistics to comparable data for certain national institutions (the "National Peer Group") and certain southeastern institutions (the "Regional Peer Group") which were deemed relevant. This analysis showed, among other things, that, for the LTM ended June 30, 1994, using market prices at July 27, 1994, the price/book ratio for BB&T Financial was 1.37x, for SNC was 1.72x, for the National Peer Group averaged 1.58x and, for the Regional Peer Group, averaged 1.66x; the price/tangible book ratio for BB&T Financial was 1.45x, for SNC was 1.76x, for the National Peer Group averaged 1.73x and, for the Regional Peer Group, averaged 1.88x; and the price/earnings ratio for BB&T Financial was 9.74x, for SNC was 9.73x, for the National Peer Group averaged 11.35x and, for the Regional Peer Group, averaged 10.41x. The National Peer Group consisted of BayBanks, Inc., Commerce Bancshares, Inc., First Empire State Corporation, Fourth Financial Corporation, First Security Corporation, Michigan National Corporation, Marshall & Ilsley Corporation, Mercantile Bancorporation Inc., Old Kent Financial Corporation, Star Banc Corporation and West One Bancorp. The Regional Peer Group consisted of Bank South Corporation, Compass Bancshares, Inc., Crestar Financial Corporation, Central Fidelity Banks, Inc., Regions Financial Corp., First American Corporation, First Citizens BancShares Inc., First Tennessee National Corp., First Virginia Banks, Inc., Signet Banking Corporation and Union Planters Corporation.

  Pro Forma Analysis. Merrill Lynch analyzed certain historical balance sheet, income statement and ratio data, as well as certain projected data prepared by management of BB&T Financial and SNC, for BB&T Financial and SNC and for the companies on a pro forma combined basis at and for the LTM ended June 30, 1994, and projected for the years 1995 through 1999. The analysis showed, among other things, that, including management's estimates of cost savings and other synergies resulting from the Merger, the pro forma combined company's projected 1995 earnings per share would increase 3.09% over SNC's stand-alone projected earnings per share for the same period. The analysis also showed that cost savings and other synergies of 2.38% as a percentage of the pro forma combined company's operating expenses would be required for the Merger to result in 0% dilution to SNC's projected earnings per share for 1995, which compares to management's actual estimates of cost savings and other synergies of approximately 5.01% for the year 1995. This analysis further showed that the Merger would result in an increase of 7.44% to SNC's stand-alone book value per share and a decrease of 8.98% in BB&T Financial's stand-alone book value per share, and indicated an annual dividend per share of BB&T Financial Common Stock that would be approximately 7.4% higher than BB&T Financial's annualized stand-alone dividend for the quarter ended June 30, 1994.

  Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis using assumed growth rates for BB&T Financial, SNC and pro forma combined company earnings per share of 9%, 10% and 9.5%, respectively, discount rates ranging from 12.0% to 16.0%, terminal price to earnings multiples ranging from 8x to 12x to apply to 1999 forecasted earnings, and projecting the maximum per share dividend growth that would permit the maintenance of 6.50% tangible common equity ratio. This analysis showed a range of present values per share of BB&T Financial Common Stock from $28.91 to $44.56, a range of present values per share of SNC Common Stock from $20.19 to $31.99 and, with respect to the pro forma combined company, a range of present values that (based on the Exchange Ratio of 1.45) would imply ranges of present values per share for holders of BB&T Financial Common Stock (excluding potential synergies and cost savings) of $30.60 to $47.03 and (including managements' estimates of cost savings and other synergies resulting from the Merger) of $33.83 to $51.92. This analysis did not purport to be indicative of actual values or expected values of the shares of BB&T Financial Common Stock or SNC Common Stock before or after the Merger. Merrill Lynch noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that it relies on numerous assumptions, including earnings growth rates, dividend payout rates, terminal values, and discount rates.

  In connection with rendering its opinion dated as of the date of this Joint Proxy Statement/Prospectus, Merrill Lynch performed procedures to update certain of the foregoing analyses and reviewed the assumptions on which such analyses were based, and the factors considered in connection therewith.

  Merrill Lynch is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and securities in connection with the mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, and valuations for estate, corporate and other purposes. BB&T Financial selected Merrill Lynch as a financial advisor in connection with the Merger because of its reputation and because Merrill Lynch has substantial experience in transactions such as the Merger.

  In addition to the financial advisory services referred to above, Merrill Lynch has from time to time provided underwriting, financial advisory and/or brokerage services to BB&T Financial and SNC, for all of which Merrill Lynch has received customary compensation. In the ordinary course of business, Merrill Lynch makes a market in BB&T Financial Common Stock and SNC Common Stock and trades the debt and equity securities of BB&T Financial and SNC for its own account and for the account of its customers and may at any time hold a long or short position in such securities.

  BB&T Financial and Merrill Lynch have entered into a letter agreement, dated July 27, 1994, relating to the services to be provided by Merrill Lynch in connection with the Merger. BB&T Financial has agreed to pay Merrill Lynch fees as follows: (1) a cash fee of $250,000, which has been paid and (2) an additional cash fee of $250,000, payable at the Effective Time of the Merger, for a total fee of $500,000. In such letter, BB&T Financial also agreed to reimburse Merrill Lynch for its reasonable and necessary out-of-pocket expenses and to indemnify Merrill Lynch against certain liabilities, including liabilities under the federal securities laws.

DETERMINATION OF EXCHANGE RATIO AND EXCHANGE FOR SNC COMMON STOCK

  The Exchange Ratio was arrived at through arm's-length negotiations between SNC and BB&T Financial, both as advised by Lehman Brothers. See "--Background of and Reasons for the Merger." Each share of BB&T Financial Common Stock issued and outstanding at the Effective Time of the Merger (other than shares with respect to which dissenters' rights shall have been exercised pursuant to Chapter 13 of the NCBCA) would cease to be outstanding and would be converted into and exchanged for the right to receive 1.45 shares of SNC Common Stock. See "DISSENTERS' RIGHTS."

  Notwithstanding any other provision of the Agreement, each holder of shares of BB&T Financial Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SNC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SNC Common Stock multiplied by the market value of one share of SNC Common Stock at the Effective Time of the Merger. The market value of one share of SNC Common Stock at the Effective Time of the Merger will be the closing price of SNC Common Stock on the NYSE Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by SNC) on the last business day preceding the Effective Time of the Merger.

  At the Effective Time of the Merger, all rights with respect to a BB&T Financial Employee Option granted by BB&T Financial under a BB&T Financial employee benefit plan (each, a "BB&T Financial Stock Plan") that are outstanding at the Effective Time of the Merger, whether or not exercisable, will be converted into and become rights with respect to SNC Common Stock, and SNC will assume each BB&T Financial Employee Option in accordance with the terms of the relevant BB&T Financial Stock Plan and stock option agreement by which such Option is evidenced. From and after the Effective Time of the Merger, (i) each BB&T Financial Employee Option assumed by SNC may be exercised solely for shares of SNC Common Stock, (ii) the number of shares of SNC Common Stock subject to such BB&T Financial Employee Option will be equal to the number of shares of BB&T Financial Common Stock subject to such BB&T Financial Employee Option immediately prior to the Effective Time of the Merger multiplied by the Exchange Ratio and (iii) the per share exercise price under each such BB&T Financial Employee Option will be determined by dividing the per share exercise price under each such BB&T Financial Employee Option by the Exchange Ratio and rounding up to the nearest cent. Based on the Exchange Ratio, BB&T Financial Employee Options (including those to be awarded upon BB&T Financial's acquisition of Commerce) covering 2,146,478 shares of BB&T Financial Common Stock would be converted at the Effective Time of the Merger into options to acquire 3,112,393 shares of SNC Common Stock. Any unvested BB&T Financial Employee Options will vest and be immediately exercisable at the Effective Time of the Merger.

  As promptly as practicable after the Effective Time of the Merger, SNC and BB&T Financial will cause SNC's stock transfer agent to send to each holder of record of BB&T Financial Common Stock at such time (other than shares as to which dissenters' rights have been exercised), transmittal materials for use in exchanging all of their certificates representing BB&T Financial Common Stock for a certificate or certificates representing SNC Common Stock and a check for any fractional share interest, as applicable. The transmittal materials will contain information and instructions with respect to the surrender of BB&T Financial Common Stock certificates in exchange for certificates representing SNC Common Stock.

  BB&T FINANCIAL SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

  Upon surrender following the Effective Time of the Merger of all of the certificates for BB&T Financial Common Stock registered in the name of a holder of BB&T Financial Common Stock (or indemnity satisfactory to SNC and the stock transfer agent if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, the stock transfer agent will mail to such holder a certificate or certificates representing the number of shares of SNC Common Stock to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check for the amount representing any fractional share interest (in each case, without interest).

  After the Effective Time of the Merger, former holders of record of BB&T Financial Common Stock will be entitled to vote the number of shares of SNC Common Stock into which their shares of BB&T Financial Common Stock have been converted, regardless of whether they have surrendered their BB&T Financial Common Stock certificates. Dividends declared by SNC after the Effective Time of the Merger will include dividends on all SNC Common Stock issued in the Merger, but no dividend or other distribution payable to the holders of record of SNC Common Stock at or as of any time after the Effective Time of the Merger will be paid to the holder of any BB&T Financial Common Stock certificates until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for the amount representing any fractional share interest, will be delivered to such holder (in each case, without interest). After the Effective Time of the Merger, the stock transfer books of BB&T Financial will be closed and there will be no transfers on the transfer books of BB&T Financial of the shares of BB&T Financial Common Stock that were outstanding immediately prior to the Effective Time of the Merger.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  From and after the Effective Time of the Merger, the Continuing Corporation Board will consist of 24 persons, of whom 12 have been named by the current SNC Board and 12 have been named by the current BB&T Financial Board. As of the Effective Time of the Merger, 11 members of the SNC Board will resign and the SNC Board will adopt a resolution increasing the size of the SNC Board from 23 to 24 members. Immediately thereafter, the remaining members of the SNC Board will elect the 12 BB&T designees to serve on the Continuing Corporation Board. The Continuing Corporation Board, consistent with the classification of the current SNC Board, will be divided into three classes. In accordance with North Carolina law, all persons elected as directors by members of the Continuing Corporation Board will serve until the 1995 Annual Meeting of Shareholders of the Continuing Corporation (the "1995 Annual Meeting") (assuming that the Effective Time of the Merger is before the 1995 Annual Meeting), at which time they will be subject to reelection. The members of the Continuing Corporation Board will be divided into classes as follows:

    Directors to be elected at the 1995 Annual Meeting for three-year terms expiring in 1998:

    John A. Allison IV (2)                         Richard Janeway, M.D. (1)
    W. R. Cuthbertson, Jr. (2)                     James H. Maynard (2)
    Ronald E. Deal (1)                             Albert O. McCauley (1)
    Tom D. Efird (2)                               L. Glenn Orr, Jr. (1)

    Directors to be elected at the 1995 Annual Meeting for two-year terms expiring in 1997:

    Paul B. Barringer (2)                          L. Vincent Hackley (1)
    A. J. Dooley, Sr. (2)                          A. Winniett Peters (2)
    O. William Fenn, Jr. (2)

    Directors to be elected at the 1995 Annual Meeting for one-year terms expiring in 1996:

    Joe L. Dudley, Sr. (2)                         Richard L. Player, Jr. (2)
    Ernest F. Hardee (2)(3)
    J. Ernest Lathem, M.D. (2)

    Directors serving until 1996 Annual Meeting of Shareholders of the Continuing Corporation:

    Dickson McLean, Jr. (1)                        Nido R. Qubein (1)
    C. Edward Pleasants, Jr. (1)                   A. Tab Williams, Jr. (1)

    Directors serving until 1997 Annual Meeting of Shareholders of the Continuing Corporation:

    Paul S. Goldsmith (1)
    Joseph A. McAleer, Jr. (1)
    Charles E. Nichols (1)
- --------
(1) Designated by SNC.
(2) Designated by BB&T Financial.
(3) Currently a director of Commerce.

  At annual meetings of shareholders of the Continuing Corporation in 1996 and later years, each director elected will serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected or until his or her successor is elected.

  SNC and BB&T Financial expect that each of the named persons will be available to serve as a director of the Continuing Corporation. In the event that any of such persons becomes unable to serve as a director, the party designating such person will name an alternate.

  It is anticipated that the members of the SNC Board and BB&T Financial Board immediately prior to the Merger who do not serve as members of the Continuing Corporation Board following the consummation of the Merger will serve on the Board of Directors of BB&T-NC following the NC Bank Merger.

  John A. Allison IV, Chairman of the BB&T Financial Board and Chief Executive Officer of BB&T Financial, will be elected Chairman of the Continuing Corporation Board and Chief Executive Officer of the Continuing Corporation. If he is unavailable to serve as Chairman of the Continuing Corporation Board and Chief Executive Officer of the Continuing Corporation, the SNC Board and the BB&T Financial Board will select another person or persons to serve in such capacities by mutual agreement. If, after reasonable efforts, they are unable to do so, either party may terminate the Agreement. See "--Waiver and Amendment; Termination."

  From and after the Effective Time of the Merger, the following persons (in addition to Mr. Allison) will serve as executive officers of the Continuing Corporation in the following capacities:

                                POSITION WITH
                            CONTINUING CORPORATION
         PERSON              FOLLOWING THE MERGER                CURRENT POSITION
         ------             ----------------------               ----------------
Henry G. Williamson,
 Jr..................... Chief Administrative Officer President and Chief Operating
                                                       Officer--BB&T Financial
John R. Spruill......... Chief Financial Officer      Executive Vice President and Chief
                                                       Financial Officer--SNC
W. Kendall Chalk........ Executive Vice President     Senior Executive Vice President--BB&T
                                                       Financial
Robert E. Greene........ Executive Vice President     Executive Vice President--SNC
Kelly S. King........... Executive Vice President     Senior Executive Vice President--BB&T
                                                       Financial
Morris D. Marley........ Executive Vice President     Executive Vice President, Chief
                                                       Investment Officer and Treasurer--SNC
Scott E. Reed........... Executive Vice President     Senior Executive Vice President, Chief
                                                       Financial Officer and Treasurer--BB&T
                                                       Financial
Michael W. Sperry....... Executive Vice President     Executive Vice President and Chief
                                                       Credit Officer--SNC

  Subject to the fiduciary duties of the Continuing Corporation Board, L. Glenn Orr, Jr., and John A. Allison IV will be elected to serve as members of the Executive Committee of the Continuing Corporation Board as long as they are members of such Board.

EFFECTIVE TIME OF THE MERGER

  The Effective Time of the Merger will be the date and time specified in the Articles of Merger that are to be filed with the Secretary of State of North Carolina as soon as practicable following satisfaction of all the conditions to consummation of the Merger set forth in the Agreement. See "--Conditions to Consummation of the Merger." Assuming satisfaction of all conditions to consummation of the Merger, the Merger is expected to become effective during the first half of 1995. Either BB&T Financial or SNC may terminate the Agreement if the Merger has not been consummated by July 31, 1995; provided, however, that such date will be extended until December 31, 1995, if the cause of the delay in consummating the Merger is the failure to receive any required regulatory approval. See "--Waiver and Amendment; Termination" and "-- Regulatory Approvals."

  Until the Effective Time of the Merger, BB&T Financial shareholders will retain their rights as shareholders of BB&T Financial to vote on matters submitted to them.

BANK MERGERS

  As soon as practicable after the Effective Time of the Merger, the Bank Mergers will be consummated. Following the Bank Mergers, the principal officers of the Continuing Banks will be as agreed upon by the parties. Following the Effective Time of the Merger and before the consummation of the Bank Mergers, Messrs. Allison and Orr each will serve on the Board of Directors of each of BB&T-NC, SNBNC, BB&T-SC and SNBSC. Following consummation of the Bank Mergers, Messrs. Allison and Orr each will serve on the Boards of Directors of each of the Continuing Banks. Gary E. Carlton, currently an Executive Vice President of SNC who will retire from such position after the Effective Time of the Merger, will serve on the NC Continuing Bank Board until his 65th birthday.

HEADQUARTERS

  After the Merger, the headquarters of the Continuing Corporation will be located at 200 West Second Street, Winston-Salem, North Carolina, the current administrative headquarters of SNBNC.

AMENDMENT TO SNC ARTICLES

  Pursuant to the Plan of Merger, the SNC Articles will be amended to increase the number of authorized shares of SNC Common Stock from 120,000,000 shares to 300,000,000 shares. The amendment would delete the first sentence of Article IV of the SNC Articles and substitute the following:

    "The Corporation shall have the authority to issue 300,000,000 shares of Common Stock, par value $5 each, and 5,000,000 shares of Preferred Stock, par value $5 each."

  On October 21, 1994, 43,488,593 shares of SNC Common Stock were outstanding. On such date, an aggregate of 5,498,164 shares of SNC Common Stock were reserved for issuance pursuant to SNC's option and incentive plans including 3,112,393 shares for issuance to satisfy any obligations SNC will assume at the Effective Time of the Merger with respect to BB&T Financial stock option and employee benefits plans. An aggregate of 58,034,345 shares of SNC Common Stock would be issued to the holders of BB&T Financial Common Stock pursuant to the Merger.

  The additional shares of SNC Common Stock would be available for issuance in the Merger and for future issuance by the Continuing Corporation and would give the Continuing Corporation flexibility in its corporate planning and in responding to developments in the Continuing Corporation's business, including possible financing and acquisition transactions, stock splits or dividends and other general corporate purposes. SNC has no present plans to issue additional shares of SNC Common Stock except as noted herein. The Continuing Corporation could use the unissued shares of SNC Common Stock, as well as any unissued shares of Preferred Stock, $5 par value, of SNC (the "SNC Preferred Stock"), in a manner that could make a takeover attempt more difficult.

  Authorized shares of SNC Common Stock may be issued by the Continuing Corporation Board from time to time without further shareholder approval, except in situations when shareholder approval is required by the NCBCA or the rules of the NYSE. Shareholders of the Continuing Corporation would have no preemptive right to acquire additional shares of SNC Common Stock. See "COMPARATIVE RIGHTS OF SHAREHOLDERS."

CONDITIONS TO CONSUMMATION OF THE MERGER

  The respective obligations of SNC and BB&T Financial to effect the Merger are subject to the satisfaction of certain conditions, including the following: (i) receipt of the requisite approval of the holders of SNC

Common Stock and BB&T Financial Common Stock solicited hereby; (ii) receipt of the required regulatory approvals for the Merger and the Bank Mergers described under "--Regulatory Approvals," without any conditions or requirements that would, in the reasonable judgment of either the SNC Board or the BB&T Financial Board, affect materially adversely the anticipated economic and business benefits of the transactions contemplated by the Agreement so as to render inadvisable the consummation of the Merger; (iii) no court or governmental or regulatory authority having taken any action that prohibits the Merger; (iv) the shares of SNC Common Stock to be issued in the Merger having been approved for listing on the NYSE; (v) the receipt of opinions from Arthur Andersen LLP and KPMG Peat Marwick LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment; (vi) the receipt of a written tax opinion from counsel or a tax advisor satisfactory to each of the parties hereto substantially to the effect described under "--Certain Federal Income Tax Consequences"; (vii) the Registration Statement having been declared effective and all required state securities permits and confirmations as to registration exemptions having been received; and (viii) receipt or waiver of all required consents.

  Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) the delivery by BB&T Financial and SNC, each to the other, of opinions of their respective counsel and certificates executed by their respective chief executive officers and chief financial officers as to compliance with the Agreement; (ii) as of the Effective Time of the Merger, the accuracy of the representations and warranties in all material respects (except for representations and warranties specifically related to an earlier date) and the compliance in all material respects with the obligations and covenants of each party; (iii) the receipt by SNC and BB&T Financial of opinions of their respective financial advisors to the effect that the Exchange Ratio is fair, from a financial point of view, to the respective shareholders of SNC and BB&T Financial; and (iv) dissenters' rights pursuant to Article 13 of the NCBCA not having been exercised by the holders of either more than 10% in the aggregate of the outstanding shares of SNC Common Stock and the SNC Convertible Preferred Stock or more than 10% of the BB&T Financial Common Stock.

REGULATORY APPROVALS

  The Merger cannot proceed in the absence of the requisite regulatory approvals. See "--Conditions to Consummation of the Merger" and "--Waiver and Amendment; Termination." To the extent that the following description describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations. There can be no assurance that the regulatory approvals described below will be obtained or that such approvals will be obtained at a specific time. There also can be no assurance that any such approvals will not contain a condition or requirement that causes such approvals to fail to satisfy the conditions set forth in the Agreement and described above under "--Conditions to Consummation of the Merger." Applications for the approvals described below have been submitted.

  SNC and BB&T Financial are not aware of any material governmental approvals or actions that are required for consummation of the Merger or the Bank Mergers, except as described below. Should any other approval or action be required, it is contemplated presently that such approval or action would be sought.

  Merger. The Merger will require the prior approvals of (i) the Federal Reserve Board pursuant to the BHCA, (ii) the SC Board pursuant to Section 34-24-30 of the South Carolina Bank Holding Company Act (the "SC BHCA") and (iii) assuming BB&T Financial completes its acquisition of Commerce prior to the Effective Time of the Merger, the Virginia Bureau pursuant to Section 6.1-399 of the Code of Virginia.

  Without the Federal Reserve Board's approval, the BHCA prohibits a bank holding company, such as SNC, from merging with another bank holding company, such as BB&T Financial, or acquiring direct or indirect ownership or control of more than five percent (5%) of the voting shares of any bank, such as BB&T- NC, BB&T-SC, Lexington, Community and Commerce. In considering an application for approval of such an acquisition, the Federal Reserve Board reviews the financial and managerial resources and future prospects of the bank holding companies and the banks concerned and the convenience and needs of the communities to be served. The Federal Reserve Board also is required to evaluate whether the Merger would result in a monopoly, would be in furtherance of any combination, conspiracy or attempt to monopolize the business of banking in any part of the United States, otherwise would lessen substantially competition or tend to create a monopoly or in any manner would be in restraint of trade, unless it finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the Merger in meeting the convenience and needs of the communities to be served. In addition, the Federal Reserve Board must take into account the records of SNC and BB&T Financial, the Bank Subsidiaries and Commerce in meeting the credit needs of the communities, including low- and moderate-income neighborhoods, served by such institutions. The BHCA requires that any bank holding company merger, including the Merger, may not be consummated until the thirtieth day after approval by the Federal Reserve Board, during which time the United States Department of Justice ("DOJ") may challenge the transaction on antitrust grounds; provided, however, that the Federal Reserve Board has the discretion, upon request, to shorten the thirty day waiting period to 15 days in the event the DOJ indicates to the Federal Reserve Board that it will not object to the transaction on competitive grounds. SNC has submitted an application to the Federal Reserve Board for approval to consummate the Merger, and that application currently is pending.

  The Merger also is subject to approval by the SC Board under Section 34-24-30 of the SC BHCA. Under Section 34-24-50 of the SC BHCA, the SC Board may approve the Merger only after determining that the Merger would not create anticompetitive or monopolistic effects on the South Carolina banking business. The SC Board also must take into consideration the financial and managerial resources and future prospects of the companies and banks involved as well as the communities to be served. In making this determination, the SC Board will wait until after the Federal Reserve Board approves the Merger and will deny the application only if the SC Board finds that the Federal Reserve Board's determination is not supported by evidence that is substantial when viewed in light of the whole record considered by the Federal Reserve Board.

  Assuming that BB&T Financial completes its acquisition of Commerce prior to the Effective Time of the Merger, the Merger also is subject to approval by the Virginia Bureau under Section 6.1-399 of the Code of Virginia, which permits an out-of-state bank holding company, such as the Continuing Corporation, to acquire, directly or indirectly, more than five percent (5%) of the voting shares of a Virginia bank, such as Commerce, if the Virginia Bureau has approved of the transaction. Approval of such an application is conditioned upon, among other things, the Virginia Bureau's determination that the laws of the state in which the out-of-state bank holding company is located, in this case, North Carolina, would permit Virginia bank holding companies to acquire banks and bank holding companies in that state. North Carolina law would permit a Virginia bank holding company to acquire a bank or bank holding company located in North Carolina, subject to certain conditions. The Virginia Bureau also must determine whether: (i) the proposed acquisition would be detrimental to the safety and soundness of the companies involved; (ii) the applicant and its directors and officers are qualified by character, experience and financial responsibility to control and operate a Virginia bank; (iii) the proposed acquisition would be prejudicial to the interests of the depositors, creditors, beneficiaries of fiduciary accounts or shareholders of the companies involved; and (iv) the acquisition is in the public interest.

  Bank Mergers. The Bank Mergers will require the prior approval of the FDIC under the Bank Merger Act. In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Further, the FDIC may not approve the Bank Mergers if any would result in a monopoly, if any would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, if the effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if any would be in any other manner in restraint of trade, unless the FDIC finds that the anticompetitive effects of the Bank Mergers are clearly outweighed in the public interest by the probable effect of such Mergers in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institutions under the Community Reinvestment Act in meeting the credit needs of the entire community, including low-and moderate-income neighborhoods, served by such institutions. Applicable regulations also require publication of notice of the application for approval of the Bank Mergers and provide an opportunity for the public to comment on the application in writing and to request a hearing.

  In addition, the NC Bank Merger would require the prior approval of the NC Commission pursuant to Sections 53-12 and 53-13 of the N.C. General Statutes, and the SC Bank Merger would require prior approval of the SC Board pursuant to
Section 34-3-850 of the SC BHCA.

  The Bank Merger Act requires that any bank mergers, including the Bank Mergers, may not be consummated until the thirtieth day after approval by the FDIC, during which time the DOJ may challenge the Bank Mergers on antitrust grounds; provided, however, that the Federal Reserve Board has the discretion, upon request, to shorten the thirty day waiting period to 15 days in the event the DOJ indicates to the Federal Reserve Board that it will not object to the transaction on competitive grounds.

CONDUCT OF BUSINESS PENDING THE MERGER

  Each of BB&T Financial and SNC generally has agreed, unless the prior written consent of the other party is obtained, and except as otherwise contemplated by the Agreement: (i) to operate its business only in the ordinary course; and
(ii) to preserve the properties, business and relationships of itself and its subsidiaries with customers and employees.

  In addition, each of SNC and BB&T Financial has agreed not to take certain actions relating to the operation of its respective business pending consummation of the Merger without the prior approval of the other party, including, without limitation: (i) amending its Articles of Incorporation; (ii) incurring any debt obligation or other obligation for borrowed money in excess of amounts previously borrowed in the ordinary course of business consistent with past practices; (iii) acquiring or exchanging any shares of its capital stock; (iv) issuing any additional shares of capital stock, except pursuant to the exercise of outstanding employee stock options, pursuant to an Option Agreement or a dividend reinvestment plan and, in the case of BB&T Financial, in connection with its pending acquisition of Commerce; (v) issuing, granting or authorizing any rights other than the Option Agreements or grants of stock options to employees in the ordinary course of business; (vi) effecting any recapitalization, stock dividend, stock split or like change; (vii) (except as previously disclosed to the other party) merging or consolidating with any other entity; (viii) failing to comply in any material respect with law or regulation applicable to it and material to the conduct of its business (except where it is in good faith contesting the validity of the law or regulation);
(ix) selling or leasing all or any material portion of its assets; (x) making an acquisition of all or any substantial part of the business or assets of another entity; (xi) acquiring control over any other entity; (xii) increasing the rate of compensation or benefits to its directors, officers or employees (except as previously disclosed to the other party or as required by law), paying any bonus (except as previously disclosed to the other party or in accordance with any existing program or plan), entering into any employment or severance agreements with its present or former directors, officers or employees (except as previously disclosed to the other party); (xiii) adopting any new employee benefit plan or program or materially changing any existing plan or program (except for any change required by law); (xiv) changing any of its material banking policies in any material respect (except as may be required by applicable law); or (xv) changing its methods of accounting in effect at December 31, 1993, in any material respect (except as required by changes in GAAP) or changing any of its tax reporting methods.

  SNC also has agreed: (i) not to declare or pay any dividend or other distributions with respect to SNC Common Stock other than quarterly cash dividends in an amount per share not in excess of $0.20, in a manner consistent with past practice and in accordance with applicable law; and (ii) not to make any changes in the dividend record and dividend payment dates; provided, however, that if the Merger has not been consummated before July 31, 1995, SNC may increase its regular quarterly cash dividends in a manner and amount consistent with past increases. Similarly, BB&T Financial has agreed: (i) not to declare or pay any dividend or other distribution with respect to BB&T Financial Common Stock other than quarterly cash dividends in an amount per share not in excess of $0.29, in a manner consistent with past practice and in accordance with applicable law; and (ii) not to make any changes in the dividend record and dividend payment dates; provided, however, that if the Merger has not been consummated before July 31, 1995, BB&T

Financial may increase its regular quarterly cash dividends in a manner and amount consistent with past increases and, if SNC has increased the quarterly cash dividends on the SNC Common Stock, BB&T Financial may increase its dividends by such amount multiplied by the Exchange Ratio. SNC and BB&T Financial have agreed to coordinate the declaration and payment of cash dividends before the Effective Time of the Merger to ensure that an equivalent number of dividends are declared during that time period.

  Finally, SNC and BB&T Financial have agreed not to solicit or encourage proposals with respect to all or a substantial portion of the assets of, or an equity interest in, SNC or BB&T Financial, respectively, or their respective subsidiaries; authorize or permit any director, officer, agent or affiliate to engage in such activity; or fail to notify the other party immediately if any such proposal is received.

WAIVER AND AMENDMENT; TERMINATION

  Waiver and Amendment. At any time before the Effective Time of the Merger, except with respect to any required shareholder or regulatory approval or receipt of the tax opinions, either party may extend the time for performance of any of the obligations of the other party or waive: (i) any inaccuracies in the representations or warranties in the Agreement, the Plan of Merger or related documents; (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to the party's obligations contained in the Agreement, the Plan of Merger or related documents; or (iii) the performance by any party of its obligations in connection with the Merger or the Bank Mergers; provided, however, that following approval of the Agreement and the Plan of Merger by the shareholders of BB&T Financial and/or SNC, the parties may not alter the Exchange Ratio. Subject to the foregoing, the parties may amend the Agreement or the Plan of Merger at any time by mutual agreement. If, at any time before the Effective Time of the Merger, a material term of the Agreement or Plan of Merger is amended, the SNC Board and the BB&T Financial Board will postpone or reschedule the SNC Meeting and the BB&T Financial Meeting, respectively (or, if necessary, call additional shareholder meetings), to vote on the Agreement and Plan of Merger, as amended, and resolicit proxies for use at such meetings. For these purposes, each of the following will be deemed to constitute an amendment to a material term of the Agreement or the Plan of Merger: (i) a change in the Exchange Ratio; (ii) a change in the accounting treatment of the Merger as a pooling of interests; (iii) a change in the income tax treatment of the Merger as a tax-free reorganization; or (iv) any other change that would materially adversely affect the holders of SNC Common Stock or BB&T Financial Common Stock.

  Termination. The Agreement may be terminated prior to the Effective Time of the Merger, either before or after approval by SNC and BB&T Financial shareholders, under the circumstances specified therein, including: (i) by mutual consent of the parties to the Agreement; (ii) by SNC or BB&T Financial, in the event of a material breach by the other party of any representation, warranty, covenant or agreement in the Agreement, the Plan of Merger or related documents that is not cured within 30 days after the giving of written notice to the party committing such breach; (iii) by SNC or BB&T Financial, in the event the Merger is not consummated on or before July 31, 1995, provided, however, that such date will be extended until December 31, 1995, if the reason for non-consummation of the Merger is the failure to obtain any necessary regulatory approval; (iv) by SNC or BB&T Financial, if the Merger is not approved by the requisite vote of SNC and BB&T Financial shareholders; (v) by SNC or BB&T Financial, after the final denial of any required regulatory approval; (vi) by SNC or BB&T Financial, if any condition to the obligations of such party to consummate the Merger is not satisfied on or before the closing date of the Merger; or (vii) by SNC or BB&T Financial, if John A. Allison IV is unavailable to serve as Chairman of the Continuing Corporation Board and Chief Executive Officer of the Continuing Corporation at the time the Merger is to be consummated and the BB&T Financial Board and the SNC Board are unable to agree on a person or persons to serve in such capacities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of management of SNC and BB&T Financial and the SNC Board and the BB&T Financial Board may be deemed to have interests in the Merger in addition to their interests as shareholders of SNC and BB&T Financial generally. In each case, the SNC Board and BB&T Financial Board either were aware of these interests or, with respect to interests that arose subsequent to the execution of the Agreement, were aware of their potential and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

  Employment Agreements. In anticipation of the Merger, BB&T Financial and the BB&T Bank Subsidiaries and SNC and the SNC Bank Subsidiaries have entered into the Employment Agreements with 27 of their executive and other senior officers (15 BB&T Financial officers and 12 SNC officers (collectively, the "Officers")), including Messrs. Allison, Williamson and King, who are members of the BB&T Financial Board.

  In the case of BB&T Financial, the Employment Agreements represent the first time that these Officers have entered into employment contracts with BB&T Financial. Certain of the Officers of SNC who have entered into Employment Agreements have existing employment contracts or executive "change of control" agreements with SNC that have been superseded and replaced by the Employment Agreements. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The Employment Agreements with the respective corporations currently are in effect and will continue to be effective whether or not the Merger is consummated. If the Merger is consummated, BB&T Financial's obligations under the Employment Agreements with its Officers will become obligations of the Continuing Corporation by operation of law.

  The Employment Agreements provide for five-year terms that are extended automatically each month (absent contrary notice by either party to the Employment Agreement). As a result, five years remain on the term of each Employment Agreement at any time unless either party elects not to extend the term. The term of any Employment Agreement may not be extended beyond the month in which the officer reaches age 65, however. The Employment Agreements provide that the Officers are guaranteed minimum annual salaries equal to their current annualized base salaries, and continued participation in specified incentive compensation plans. During the term of the Employment Agreements, each Officer will be entitled to receive, on the same basis as other officers, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar indirect compensation that BB&T Financial, SNC, the Continuing Corporation and/or specified affiliates (collectively, the "Employer") may from time to time extend to its officers.

  The Employment Agreements also provide that under various circumstances an Officer may continue to receive compensation and health insurance from the Employer after the Officer's voluntary termination of employment or after being terminated by the Employer other than for cause. At any time after the first anniversary, and until the sixth anniversary of the Merger, the Officer voluntarily may terminate his or her employment with the Continuing Corporation and continue to receive 60% of the Officer's highest annual cash compensation during any one of the five years preceding termination (such highest annual cash compensation being referred to herein as the "Termination Compensation") and health insurance provided by the Continuing Corporation until the sixth anniversary of the Merger, subject to compliance with non- competition provisions of the Employment Agreements, described below. In the event the Officer's employment is terminated by Employer other than for "just cause" (as defined in the Employment Agreements), the Officer will be entitled to receive the Termination Compensation and health insurance for the remainder of the term of the Employment Agreement, subject to compliance with the non-competition provisions of the Employment Agreement. In addition, if an Officer is terminated by the Employer other than for just cause, the Employer will use its best efforts to accelerate vesting of any unvested benefits to which the Officer may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plan(s).

  The Employment Agreements also provide that if there is a "Change of Control" (as hereinafter defined) of an Employer or certain of its affiliates, the Officer will be entitled to: (i) terminate his Employment Agreement voluntarily for "good reason" (generally defined in the Employment Agreements to include a reduction in the Officer's status, responsibilities and duties or salary following the Change of Control); and

(ii) receive, in a lump sum, an amount equal to 2.99 times the Termination Compensation. In the event the Officer is terminated by an Employer for other than just cause or the Officer terminates his employment for good reason after a Change of Control, the Officer would also be entitled to accelerated vesting of unvested benefits under employee stock and benefit plans to the extent permitted by such plans. A "Change of Control" is deemed to have occurred under the Employment Agreements if: (i) any person or group acquires 20% or more of the voting securities of the Employer or specified affiliates; (ii) during any two-year period persons who were directors of such corporation at the beginning of the two-year period cease to constitute at least two-thirds of the corporation's Board of Directors; (iii) the shareholders of such corporation approve any merger or consolidation of such corporation with another company that would result in less than 80% of the voting securities outstanding after the merger or consolidation being held by persons who were shareholders of such corporation immediately prior to the merger or consolidation; (iv) the shareholders of such corporation approve a plan of complete liquidation or an agreement for the sale of substantially all of such corporation's assets; or
(v) any other event the Board of Directors of such corporation determines should constitute a Change of Control.

  Any compensation an Officer may be entitled to receive under circumstances described in the preceding two paragraphs may be subject to reduction in the event and to the extent that any payment pursuant to the Employment Agreements may be deemed an "excess parachute payment" within the meaning of Section 280G of the Code. If the Continuing Corporation were to experience a change of control prior to year end 1994 (assuming for this purpose that the Effective Time of the Merger would have occurred prior to such time), the lump sum payment to the officers could be as follows: Mr. Allison, $1,534,000; Mr. Williamson, $1,232,000; and Mr. King, $903,000. These amounts would be subject to reduction, however, to the extent that the aggregate amount of "parachute payments" (as defined in the Code), which would include these lump sum payments, exceeded the following approximate amounts: Mr. Allison, $1,414,000; Mr. Williamson, $1,131,000; and Mr. King, $689,000. The actual amount of the lump sum payment that would be paid to the officers under the change of control provision in their Employment Agreements would depend on the facts and circumstances at the time of the change of control, including the amount, if any, of any other "parachute payments" to be received by the officers in connection with the change of control.

  The Employer also has the right under the Employment Agreements to terminate the Officer's employment at any time for just cause. If the Employer terminates an Officer's employment for just cause, such Officer will have no right to receive compensation or other benefits under the Employment Agreement for any period after such termination.

  The Employment Agreements also provide that under certain circumstances upon leaving the employment of the Employer, the Officer may not engage directly or indirectly in the banking, financial services or any other business in which Employer is engaged, in the states of North Carolina and South Carolina and in any counties contiguous to any counties located in such states, nor may the Officer solicit or assist in the solicitation of any depositors or customers of the Employer or any of Employer's affiliates or induce any employees to terminate their employment with the Employer or its affiliates. This non-competition provision will be effective: (i) if the Officer voluntarily terminates his employment prior to the first anniversary of the Merger, until the later of the first anniversary of the Merger or the first anniversary of the Officer's termination; (ii) if after the first anniversary of the Merger the Officer voluntarily terminates his employment, for such period of time during which the Officer elects to receive 60% of the Termination Compensation; or (iii) if the Officer is terminated other than for just cause, until the earlier of the first anniversary of the Officer's termination or the date as of which the Officer elects to forego receiving the Termination Compensation.

  The Employment Agreement of Mr. Allison provides that he will be Chairman of the Board and Chief Executive Officer of the Continuing Corporation for the term of such Employment Agreement.

  Agreement with Mr. Orr. An Employment Contract exists between SNC and SNBNC and L. Glenn Orr, Jr., dated July 16, 1981, as amended by an Amendment to Employment Contract between SNC and SNBNC and Mr. Orr, dated June 15, 1989 (as amended, the "Original Orr Agreement"). The term of the Original Orr Agreement ends upon Mr. Orr attaining age 65, unless extended by mutual agreement between SNBNC and Mr. Orr. In addition to stipulating his minimum annual salary, the Original Orr Agreement provides that Mr. Orr is entitled to participate in all employee benefit plans available to senior management of SNBNC, including, but not limited to, stock purchase and deferred compensation plans and health and life insurance. Finally, the Original Orr Agreement provides for certain severance benefits if Mr. Orr, at his option, terminates the Agreement in the event that either SNC or SNBNC is acquired by another company in a transaction in which SNC or SNBNC, respectively, is not the surviving entity.

  For services rendered during the fiscal year ended December 31, 1993, Mr. Orr received a salary of $444,184; a bonus of $217,700; options to purchase 22,459 shares of SNC Common Stock; a Long Term Cash Incentive Plan payout of $216,500 and other compensation, such as savings plan contributions, life insurance premiums and deferred compensation accruals, of $74,822. Mr. Orr's compensation has increased each year during the term of the Original Orr Agreement.

  In order to facilitate the transition from SNC and BB&T Financial as separate entities to the Continuing Corporation as a single merged entity, Mr. Orr has agreed to serve as Chairman Emeritus of the Continuing Corporation until May 1, 1995, assuming the Effective Time of the Merger had occurred prior thereto. Pursuant to a Settlement and Non-Compete Agreement between Mr. Orr and the Continuing Corporation, effective as of the Effective Time of the Merger (the "Orr Settlement Agreement"), Mr. Orr will resign as an employee and officer of the Continuing Corporation and will be retained as a consultant as of May 1, 1995 (assuming the Effective Time of the Merger has occurred prior to such date). The Orr Settlement Agreement provides for SNC to pay
Mr. Orr an annual amount equal to the difference between $1,655,000 and the SNC-provided portion of certain benefits payable to Mr. Orr under the following plans of SNC: the retirement plan, the supplemental executive retirement plan, the employee stock ownership plan, the employee stock ownership plan excess plan, and the non-qualified deferred compensation plan. The Orr Settlement Agreement also provides that Mr. Orr will agree (i) to settle each of SNC's obligations to him pursuant to the Original Orr Agreement, (ii) not to engage in competition with the Continuing Corporation by (A) engaging directly or indirectly in the banking or financial services business anywhere in North Carolina or South Carolina (or in any other state in a county contiguous to North Carolina or South Carolina) or (B) soliciting any depositors or customers of the Continuing Corporation or its subsidiaries or inducing any employees of the Continuing Corporation or its subsidiaries to terminate their employment with the Continuing Corporation, and (iii) to serve as a consultant to the Continuing Corporation for a period of five years following the Effective Time of the Merger.

  The Continuing Corporation also will agree to continue to provide certain miscellaneous benefits to Mr. Orr, including the continuation for life of certain life and medical insurance policies, certain moving expenses, an automobile and country club membership dues.

  The payments provided for under the Orr Settlement Agreement will be paid to Mr. Orr in equal monthly installments and will continue for the life of each of Mr. Orr and his current wife, but in no event for a period of less than fifteen years. To the extent that payments under the Orr Settlement Agreement cause a "parachute payment," as defined in Code section 280G(b)(2), the Continuing Corporation will indemnify Mr. Orr and hold him harmless against all claims, expenses and excise taxes relating thereto. The Continuing Corporation will establish a rabbi trust to help assure the payment of the Continuing Corporation's obligations to Mr. Orr under the Orr Settlement Agreement. Initially, the Continuing Corporation will place assets in the rabbi trust representing partial funding of the Continuing Corporation's obligations to Mr. Orr under the Orr Settlement Agreement. In the event of a Change of Control (as defined the Orr Settlement Agreement) of the Continuing Corporation, the Continuing Corporation will be obligated to contribute additional assets to the rabbi trust to provide full funding, on a actuarial basis, of the Continuing Corporation's obligations to Mr. Orr under the Orr Settlement Agreement.

  The Orr Settlement Agreement also provides that the Continuing Corporation will use its best efforts, subject to fiduciary duties, to reelect Mr. Orr to the Continuing Corporation Board until his seventieth birthday.

  The SNC Board considered the general terms of the Orr Settlement Agreement at the July 29, 1994, meeting at which it approved the Merger. At a meeting on October 22, 1994, the SNC Board considered and approved the terms of the Orr Settlement Agreement, based, among other things, on its judgment that a smooth resolution of transition issues involving senior management is of particular importance to the success of a merger of equals such as the Merger. Among other reasons, in approving the Orr Settlement Agreement, the SNC Board took into account: (i) the terms of the Original Orr Agreement, pursuant to which Mr. Orr is entitled to employment with SNC until normal retirement age and the advice SNC has received from its compensation consultants that the present value of the Original Orr Agreement is comparable to or exceeds that of the Orr Settlement Agreement; (ii) the significant value of the benefits that Mr. Orr to date has accrued under various SNC benefit plans; (iii) the critical importance to the Continuing Corporation that Mr. Orr not compete with it in North Carolina and South Carolina; and (iv) Mr. Orr's expertise in the banking and financial services business and his value to the Continuing Corporation as a consultant.

  The BB&T Financial Board also considered the general terms of the Orr Settlement Agreement at the July 29, 1994, meeting at which the BB&T Financial Board approved the Merger.

  Agreement with Mr. Carlton. Pursuant to an Employment Contract between SNC and SNBNC and Gary E. Carlton, dated July 17, 1986, as amended by the Amendment to Employment Contract between SNC and SNBNC and Gary E. Carlton, dated June 15, 1987, and as amended and restated by the Employment Contract between SNC and SNBNC, dated January 1, 1994 (the "Original Carlton Agreement"), Mr. Carlton is entitled to receive a minimum annual base salary, subject to adjustments as approved annually by the SNC Board. The term of the Original Carlton Agreement ends upon Mr. Carlton attaining age 65, unless extended by mutual agreement between SNBNC and Mr. Carlton. Pursuant to the Original Carlton Agreement, Mr. Carlton is entitled to participate in all employee benefit plans available to senior management of SNBNC, including, but not limited to, stock purchase and deferred compensation plans and health and life insurance. Finally, the Original Carlton Agreement further provides that, in the event of a merger or consolidation of SNC or SNBNC, the successor entity shall agree and assume the obligations of SNC and SNBNC under the terms of the Original Carlton Agreement. Should a potential successor not agree to assume the obligations of SNC under the Original Carlton Agreement, then Mr. Carlton shall be entitled to base salary plus annual increases in base salary which shall be, at a minimum, the average percentage increase granted to officers of equal rank of senior management of the surviving entity.

  For services rendered during the fiscal year ended December 31, 1993, Mr. Carlton received a salary of $211,900; a bonus of $74,200; options to purchase 8,571 shares of SNC Common Stock; a Long Term Cash Incentive Plan payout of $73,000 and other compensation, such as savings plan contributions, life insurance premiums and deferred compensation accruals, of $38,199.

  Pursuant to a Settlement Agreement, Waiver, and General Release between Mr. Carlton and the Continuing Corporation, dated as of the Effective Time of the Merger (the "Carlton Settlement Agreement"), Mr. Carlton will resign as an employee and officer of the Continuing Corporation as of August 1, 1995 (assuming the Effective Time of the Merger has occurred prior to such date). Mr. Carlton, who is 54 years old, would serve on the Board of Directors of BB&T-NC until his 65th birthday.

  The Carlton Settlement Agreement provides that Mr. Carlton will agree (i) to settle each of SNC's obligations to him pursuant to the Original Carlton Agreement and (ii) maintain confidentiality with regard to certain proprietary information of SNC and SNBNC in exchange for an annual payment of $312,000. The amount of this payment will be reduced by any compensation earned by Mr. Carlton as the result of employment by another employer after termination of his employment with the Continuing Corporation. The payments provided for under the Carlton Settlement Agreement will continue until Mr. Carlton attains age 65 or dies. Finally, the Continuing Corporation will provide a replacement automobile and closing costs on the sale of his residence and will agree to continue to provide certain miscellaneous benefits to Mr. Carlton, including the continuation of certain life insurance policies and medical insurance.

  At a meeting on October 22, 1994 the SNC Board considered and approved the terms of the Carlton Settlement Agreement. Among other reasons, in approving the Carlton Settlement Agreement, the SNC Board took into account: (i) the terms of the Original Carlton Agreement, pursuant to which Mr. Carlton is entitled to employment with SNC until normal retirement age; and (ii) the significant value of the benefits that Mr. Carlton to date has accrued under various SNC benefit plans.

  Indemnification. Except as limited by applicable law, following the Effective Time of the Merger in the case of the Continuing Corporation, and the consummation of the Bank Mergers in the case of the

Continuing Banks, the Continuing Corporation and the Continuing Banks will maintain all indemnification rights with respect to matters arising before the Effective Time of the Merger for former employees, agents, officers and directors of BB&T Financial, and SNBNC and SNBSC, respectively, on no less favorable terms than in effect on the date of the Agreement, for a period of at least six years from the Effective Time of the Merger.

  Post-Acquisition Compensation and Benefits. The Agreement states that the intention of the parties is that, after the Effective Time of the Merger, each director, officer and employee of the Continuing Corporation and its subsidiaries would be entitled to participate in the Continuing Corporation's compensation, benefit, welfare and related plans or arrangements under the same terms and conditions available to a similarly situated person regardless of such person's prior affiliation. The parties to the Agreement have agreed to cooperate before the Effective Time of the Merger to develop such plans and arrangements.

  SNC currently pays non-employee SNC Board members an annual retainer of $10,100 and an additional $600 for attendance at each regular meeting, $1,000 for attendance at each special meeting and $600 for attendance at each committee meeting. BB&T Financial currently pays non-employee BB&T Financial Board members an annual retainer of $11,000 and $625 for attendance at each Board meeting and each committee meeting. In each case, directors who are also employees receive no additional compensation. Following the Effective Time of the Merger, the Continuing Corporation initially will compensate non-employee Continuing Corporation Board members at the rates at which BB&T Financial currently compensates its non-employee directors.

  Director and Employee Options. Certain non-employee members of the SNC and BB&T Financial Boards participate in the non-employee director stock option plans of their respective companies. The executive officers of SNC and BB&T Financial participate in employee benefit and incentive plans of their respective companies under which plans they have received employee stock options. Substantially all of the outstanding but unvested options to acquire SNC Common Stock or BB&T Financial Common Stock that have been granted under such plans (including options held by the members of the SNC Board and the BB&T Financial Board and executive officers of SNC and BB&T Financial) will vest automatically and be exercisable in connection with the Merger.

  At the Effective Time of the Merger, all rights with respect to BB&T Financial Employee Options granted under a BB&T Financial Stock Plan that are outstanding at the Effective Time of the Merger, whether or not then exercisable, will be converted into and become rights with respect to SNC Common Stock, and SNC will assume each BB&T Financial Employee Option in accordance with the terms of the relevant BB&T Financial Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time of the Merger: (i) each BB&T Financial Employee Option assumed by SNC may be exercised solely for shares of SNC Common Stock; (ii) the number of shares of SNC Common Stock subject to such BB&T Financial Employee Option will be equal to the number of shares of BB&T Financial Common Stock subject to such BB&T Financial Employee Option immediately prior to the Effective Time of the Merger multiplied by the Exchange Ratio; and (iii) the per share exercise price under each such BB&T Financial Employee Option will be adjusted by dividing the per share exercise price under each such BB&T Financial Option by the Exchange Ratio and rounding up to the nearest cent. Based on the Exchange Ratio, BB&T Financial Employee Options (including such options to be awarded upon the acquisition of Commerce) covering 2,146,478 shares of BB&T Financial Common Stock would be converted at the Effective Time of the Merger into options to acquire 3,112,393 shares of SNC Common Stock.

ACCOUNTING TREATMENT
  Consummation of the Merger is conditioned upon the Merger being accounted for as a pooling-of-interests and the receipt by SNC and BB&T Financial of opinions from Arthur Andersen LLP and KPMG Peat Marwick LLP that the Merger will qualify for such accounting treatment. See "--Conditions to Consummation of the Merger." Under this accounting treatment, as of the Effective Time of the Merger, the assets and liabilities of BB&T Financial would be added to those of SNC at their recorded book values and the shareholders' equity accounts of SNC and BB&T Financial would be combined on SNC's consolidated balance sheet. On a pooling-of-interests accounting basis, income and other financial statements of SNC issued after consummation of the Merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of SNC and BB&T Financial as if the Merger had taken place prior to the periods covered by such financial statements. See "SELECTED FINANCIAL DATA" and "PRO FORMA CONDENSED FINANCIAL INFORMATION."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  SNC and BB&T Financial have received an opinion of Hunton & Williams, counsel to SNC, to the effect that for federal income tax purposes: (i) the Merger and the Bank Mergers each will constitute a reorganization within the meaning of
Section 368(a) of the Code; (ii) neither BB&T Financial nor SNC will recognize any taxable gain or loss upon consummation of the Merger; (iii) none of SNC, SNBNC, SNBSC, BB&T-NC, BB&T Financial-SC or BB&T-SC will recognize any taxable gain or loss upon consummation of the Bank Mergers; and (iv) the Merger will result in the tax consequences summarized below for BB&T Financial shareholders who receive SNC Common Stock in exchange for BB&T Financial Common Stock pursuant to the Merger. Such opinion has been filed as an exhibit to the Registration Statement. Receipt of substantially the same opinion of Hunton & Williams as of the date of the Effective Time of the Merger is a non-waivable condition to consummation of the Merger. The opinion of Hunton & Williams is based on, and the opinion to be given as of the date of the Effective Time of the Merger will be based on, certain customary assumptions and representations regarding, among other things, the lack of previous dealings between BB&T Financial and SNC, the existing and future ownership of BB&T Financial stock and SNC stock and the future business plans for SNC.

  A BB&T Financial shareholder who receives solely SNC Common Stock in exchange for his shares of BB&T Financial Common Stock will not recognize any gain or loss on the exchange. If a shareholder receives SNC Common Stock and cash in lieu of a fractional share of SNC Common Stock, the shareholder will recognize taxable gain or loss solely with respect to such cash as if the fractional share had been received and then redeemed for the cash. A shareholder will have a tax basis in his shares of SNC Common Stock (including any fractional share interest) received in the Merger equal to his tax basis in the shares of BB&T Financial Common Stock exchanged therefor. A shareholder's holding period for shares of SNC Common Stock (including any fractional share interest) received in the Merger will include his holding period for the shares of BB&T Financial Common Stock exchanged therefor if they are held as a capital asset at the Effective Time of the Merger.

  The preceding discussion summarizes for general information the material federal income tax consequences of the Merger to BB&T Financial shareholders. It does not discuss all potentially relevant federal income tax matters or consequences to any foreign or other shareholders subject to special tax treatment, nor does it discuss, and no opinion has been requested regarding, any state or local tax consequences of the Merger. The tax consequences to any particular shareholder may depend on the shareholder's circumstances. BB&T Financial shareholders are urged to consult their own tax advisors with regard to federal, state, and local tax consequences.

OPTION AGREEMENTS

  As an inducement and a condition to enter into the Agreement, SNC and BB&T Financial entered into the Option Agreements, which are attached as Annex IV-A and Annex IV-B to this Joint Proxy Statement/Prospectus, respectively. The following discussion describes the material terms of the Option Agreements. This description is qualified in its entirety by reference to the Option Agreements, which are incorporated by reference herein. Pursuant to the Option Agreements, BB&T Financial granted SNC an option entitling it to purchase 7,217,932 shares of BB&T Financial Common Stock (representing approximately 19.9% of the outstanding shares of such stock as of June 30, 1994) at an exercise price per share equal to $30.625, and SNC granted BB&T Financial an option entitling it to purchase 8,633,736 shares of SNC Common Stock (representing approximately 19.9% of the outstanding shares of such stock as of June 30, 1994) at an exercise price per share equal to $20.625, each under the circumstances described below. Both the number of shares subject to each option and the purchase prices are subject to adjustment in certain circumstances. This description of the Option Agreements does not purport to be complete and is qualified in its entirety by reference to the Option Agreements, which are incorporated herein by reference and attached hereto as Annexes IV-A and IV-B.

  Subject to compliance with applicable law and regulation, SNC may exercise its option or BB&T Financial may exercise its option, in whole or in part, at any time or from time to time upon or after the occurrence of a Purchase Event (as defined below). As used in each Option Agreement, "Purchase Event" means any one of the following events:

    (i) either party or the Bank Subsidiaries, without the prior written consent of the other party, shall have entered into an agreement with any person (other than a current affiliate) to: (a) merge or consolidate, or enter into any similar transaction, except as contemplated in the Agreement and the Plan of Merger; (b) purchase, lease or otherwise acquire all or substantially all of the assets of either party or a specified Bank Subsidiary; or (c) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transactions) securities representing 10% or more of the voting power of BB&T Financial or SNC, or any one of the Bank Subsidiaries;

    (ii) any person (other than a current affiliate) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of BB&T Financial Common Stock, on the one hand, or SNC Common Stock, on the other hand, after the date of the Option Agreements (the term "beneficial ownership" for purposes of the Option Agreements having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder);

    (iii) any person (other than a current affiliate) shall have made a bona fide proposal to BB&T Financial or SNC by public announcement or written communication that is or becomes the subject of public disclosure to acquire BB&T Financial or SNC or any one of the Bank Subsidiaries, by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the shareholders of BB&T Financial or SNC, respectively, vote not to approve the Agreement and the Plan of Merger; or

    (iv) BB&T Financial or SNC shall have willfully breached certain specified covenants in the Option Agreements following a bona fide proposal to acquire BB&T Financial or SNC or any one of the Bank Subsidiaries, by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, which breach would entitle SNC or BB&T Financial to terminate the Agreement and the Plan of Merger (without regard to the cure periods provided for therein) and such breach shall not have been timely cured.

  If either party wishes to exercise an option and prior notification to or approval of any federal or state regulatory agency is required in connection with such exercise, such party will promptly file the required notice or application for approval and will expeditiously process the same.

  Each Option will expire and terminate, to the extent not previously exercised, upon the earliest of:

    (i) the Effective Date of the Merger (as defined in the Option
  Agreement);

    (ii) a termination of the Agreement in accordance with the provisions thereof (other than a termination resulting from: (i) a willful breach by a party of certain specified covenants; or (ii) following the occurrence of a Purchase Event, failure of either party's shareholders to approve the Agreement and the Plan of Merger by the vote required); and

    (iii) 12 months after termination of the Agreement due to: (i) a willful breach by a party of certain specified covenants; or (ii) following the occurrence of a Purchase Event, failure of either party's shareholders to approve the Agreement and the Plan of Merger by the vote required.

  In the event of any change in BB&T Financial Common Stock or SNC Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the respective options and the purchase price per share, as the case may be, will be adjusted appropriately. In the event that any additional shares of BB&T Financial Common Stock or

SNC Common Stock are issued or otherwise become outstanding after the date of the Option Agreements (other than pursuant to the Option Agreements), the number of shares of BB&T Financial or SNC Common Stock subject to each option will be adjusted so that, after such issuance, it equals 19.9% of the number of shares of BB&T Financial or SNC Common Stock then issued and outstanding.

  Neither of the parties hereto may assign any of its rights or obligations under the Option Agreements or the options created thereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event will have occurred and be continuing a party may assign in whole or in part its rights and obligations thereunder; provided, however, that, to the extent required by applicable regulatory authorities, the party may not assign its rights under the option except in: (i) a widely dispersed public distribution; (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of the other party; (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on the party's behalf; or (iv) any other manner approved by applicable regulatory authorities.

RESALES OF SNC COMMON STOCK

  The shares of SNC Common Stock issuable to holders of BB&T Financial Common Stock upon consummation of the Merger have been registered under the Securities Act, and will be transferable freely and without restriction by those holders of BB&T Financial Common Stock who receive such shares following consummation of the Merger and who are not deemed to be "affiliates" (as defined under the Securities Act, but generally including directors, certain executive officers and ten percent or more shareholders) of BB&T Financial or SNC. BB&T Financial has identified to SNC all persons whom it reasonably believes to be affiliates of BB&T Financial for purposes of the Securities Act. BB&T Financial has agreed in the Agreement to use its reasonable efforts to cause each such person to deliver to SNC an agreement providing that such person will not transfer any SNC Common Stock received by such person in connection with the Merger except in compliance with the Securities Act and will not sell or otherwise transfer such shares until consolidated financial results of the Continuing Corporation (including BB&T Financial) and its subsidiaries reflecting at least 30 days of post-Merger combined operations are published. This Joint Proxy Statement/Prospectus does not cover any resales of SNC Common Stock received by affiliates of BB&T Financial.

  THE BB&T FINANCIAL BOARD AND THE SNC BOARD EACH UNANIMOUSLY RECOMMEND A VOTE FOR THE AGREEMENT AND THE PLAN OF MERGER.

                               DISSENTERS' RIGHTS

  Article 13 of the NCBCA gives any shareholder of BB&T Financial or SNC who objects to the Agreement and the Plan of Merger and who complies with the provisions of Article 13 of the NCBCA the right to receive a cash payment for the "fair value," immediately before the Effective Time of the Merger, of his BB&T Financial Common Stock, SNC Common Stock or SNC Convertible Preferred Stock, respectively, subject only to the surrender by him of the certificates representing his shares. Any such payment may be higher or lower than the value of the per share consideration paid in the Merger.

  To exercise the right to object to the Agreement and the Plan of Merger, a shareholder of either BB&T Financial or SNC (each referred to in this section as a "Merging Company") must follow the procedures contained in Article 13 of the NCBCA. A shareholder of a Merging Company must give to that Merging Company, prior to the vote taken at the relevant Shareholder Meeting, a written notice of such shareholder's intent to demand payment for his shares of common stock or preferred stock of the Merging Company (the "Merging Company Stock"). A holder of SNC Common Stock or BB&T Financial Common Stock who wishes to object to the Agreement and the Plan of Merger must not vote any shares in favor of the Agreement and the Plan of Merger. If the Agreement and the Plan of Merger are approved at the relevant Shareholder

Meeting, the Merging Company must provide written notice of such approval to all objecting holders of SNC Common Stock or BB&T Financial Common Stock who did not vote in favor of the Agreement and the Plan of Merger and to all holders of the SNC Convertible Preferred Stock, as well as the time within which objecting holders must make a demand for payment of the fair value of their shares of Merging Company Stock. Not sooner than 30 nor later than 60 days after the mailing of such notice, each shareholder receiving the notice must make demand upon the appropriate Merging Company for payment of the fair value of his shares of Merging Company Stock and must deposit such shares with the Merging Company. As of the Effective Time of the Merger, or upon receipt of payment demand, the Merging Company shall offer to each objecting shareholder who demands payment the amount the Merging Company estimates to be the fair value of the shareholder's shares of Merging Company Stock, plus interest accrued from the Effective Time of the Merger to the date of payment, and the Merging Company will pay this amount to each objecting shareholder who agrees in writing to accept it in full satisfaction of his demand. If the Merging Company and the shareholder do not agree upon a value to be paid, the shareholder, within 30 days after the Merging Company's offer of payment, must notify the Merging Company in writing of his own estimate of the fair value of his shares and the amount of interest due in order to preserve his rights under
Article 13 of the NCBCA. If a demand for payment remains unsettled after such notification, the shareholder may commence an appraisal proceeding by filing an action within 60 days after such notification. As soon as such petition is served on the Merging Company, the Merging Company (or its successor pursuant to the Merger) must pay to the shareholder the amount originally offered to the objecting shareholder in the Merger.

  After the Effective Time of the Merger, no current shareholder of BB&T Financial will have any rights as a shareholder of BB&T Financial including, without limitation, any right to vote or to receive dividends or liquidating distributions, other than the right to receive SNC Common Stock in consideration of the Merger.

  NEITHER A VOTE AGAINST THE AGREEMENT AND THE PLAN OF MERGER NOR THE FAILURE TO VOTE WILL CONSTITUTE A PROPER WRITTEN OBJECTION. If proper and timely written objection to the Agreement and the Plan of Merger is given by a shareholder, a failure to vote against the Agreement and the Plan of Merger will not constitute a waiver of his right to dissent and demand the fair value of his shares. A vote by a holder of SNC Common Stock or BB&T Financial Common Stock to approve the Agreement and the Plan of Merger terminates the right to object under Article 13 of the NCBCA with respect to such stock.

  Any objections to the Agreement and the Plan of Merger or demands for payment by BB&T Financial shareholders should be mailed to BB&T Financial Corporation, 223 West Nash Street, Wilson, North Carolina 27893, Attention: Jerone C. Herring; and any objections to the Agreement and the Plan of Merger by SNC shareholders should be mailed to SNC, P.O. Box 1255, Winston-Salem, North Carolina 27102, Attention: David L. Craven. All proper objections or demands must be received at the proper address on or prior to the date of the BB&T Financial Special Meeting or the SNC Special Meeting, whichever may be applicable.

  Except as may be required by law or ordered by a court of proper jurisdiction, neither BB&T Financial nor SNC will pay fees of counsel or other expenses incurred by objecting shareholders.

  Reference is made to Annex V attached hereto for the complete text of Article 13 of the NCBCA relating to dissenting shareholders' rights. Statements made in this Joint Proxy Statement/Prospectus summarizing those sections are qualified in their entirety by reference to Annex V. The provisions of the statutes are technical and complex. It is suggested that any shareholder who desires to avail himself of his right to object to the Agreement and the Plan of Merger consult counsel. Failure to comply strictly with the provisions of the statute may terminate a shareholder's right to object.

                   PRO FORMA CONDENSED FINANCIAL INFORMATION
                                  (UNAUDITED)

  The following Pro Forma Condensed Financial Information and explanatory notes are presented to show the impact of the Merger on SNC's and BB&T Financial's historical financial position and results of operations. Information is presented for the pending acquisition by BB&T Financial of Commerce based on the expectation that the proposed transaction will be consummated prior to the Effective Time of the Merger. The Merger and BB&T Financial's acquisition of Commerce are reflected in the Pro Forma Condensed Financial Information under the pooling-of-interests method of accounting.

  The Pro Forma Condensed Statement of Condition presented assumes that the Merger and BB&T Financial's acquisition of Commerce were consummated on June 30, 1994, and the Pro Forma Condensed Statements of Operations assume that the Merger and BB&T Financial's acquisition of Commerce were consummated at the beginning of each period presented.

  The pro forma earnings are not necessarily indicative of the results of operations had the Merger and BB&T Financial's acquisition of Commerce occurred at the beginning of each period presented, nor are they necessarily indicative of the results of future operations.

                   PRO FORMA CONDENSED STATEMENT OF CONDITION
                                 JUNE 30, 1994
                                  (UNAUDITED)

                                                                                                              SNC,
                                                                                                              BB&T
                                                                       SNC AND                              FINANCIAL
                                                                        BB&T                                   AND
                                                                      FINANCIAL                             COMMERCE
                                         BB&T     ADJUSTMENTS         PRO FORMA             ADJUSTMENTS     PRO FORMA
                             SNC      FINANCIAL    INCR(DCR)          COMBINED    COMMERCE   INCR(DCR)      COMBINED
                          ----------  ----------  -----------        -----------  --------  -----------    -----------
                                                      (DOLLARS IN THOUSANDS)
Assets
 Cash and due from
  depository
 institutions...........  $  266,117  $  335,091   $                 $   601,208  $ 28,303   $             $   629,511
 Interest-bearing bank
  balances..............      12,760      31,447                          44,207    12,613                      56,820
 Federal funds sold.....         --       31,260                          31,260       --                       31,260
 Securities available
  for sale..............     915,010   2,356,886                       3,271,896   127,203                   3,399,099
 Loans held for sale....      45,327         --                           45,327       --                       45,327
 Investment securities..   1,712,234     106,242                       1,818,476    90,494                   1,908,970
 Loans and leases, net
  of unearned income....   5,098,647   6,692,768                      11,791,415   408,433                  12,199,848
 Less: allowance for
  losses................     (69,838)    (96,524)                       (166,362)   (7,188)                   (173,550)
                          ----------  ----------   ---------         -----------  --------   --------      -----------
  Net loans and leases..   5,028,809   6,596,244                      11,625,053   401,245                  12,026,298
 Premises and equipment,
  net...................     146,725     150,662     (10,450)(1)         286,937    19,229                     306,166
 Other assets...........     109,380     270,639                         380,019    12,980                     392,999
                          ----------  ----------   ---------         -----------  --------   --------      -----------
  Total assets..........  $8,236,362  $9,878,471   $ (10,450)        $18,104,383  $692,067   $             $18,796,450
                          ==========  ==========   =========         ===========  ========   ========      ===========
Liabilities and Share-
 holders' Equity Depos-
 its:
 Demand.................  $  772,598  $  842,974   $                 $ 1,615,572  $101,268   $             $ 1,716,840
 Savings................   2,317,440   2,702,047                       5,019,487   353,098                   5,372,585
 Time...................   3,138,765   3,877,452                       7,016,217   182,026                   7,198,243
                          ----------  ----------   ---------         -----------  --------   --------      -----------
  Total deposits........   6,228,803   7,422,473                      13,651,276   636,392                  14,287,668
 Short-term borrowings..   1,131,961   1,147,593                       2,279,554       --                    2,279,554
 Accounts payable and
  accrued liabilities...      65,045     108,050      50,884(1),(4)      223,979     2,292                     226,271
 Long-term debt.........     216,686     396,252                         612,938     6,790                     619,728
                          ----------  ----------   ---------         -----------  --------   --------      -----------
  Total liabilities.....   7,642,495   9,074,368      50,884          16,767,747   645,474                  17,413,221
                          ----------  ----------   ---------         -----------  --------   --------      -----------
Shareholders' equity
 Preferred stock ($5
  par, 5,000,000 shares
  authorized, 770,000
  issued and
  outstanding)..........       3,850                                       3,850       --                        3,850
 Common stock ($5 par,
  120,000,000 shares
  authorized 43,385,610
  issued and outstanding
  95,978,583 shares and
  101,134,964 shares pro
  forma issued and
  outstanding
  respectively).........     216,928      90,678     172,287 (2)         479,893     6,813     18,969 (2)      505,675
 Paid-in capital........     153,205     278,775    (172,287)(2)         259,693    29,787    (18,969)(2)      270,511
 Retained earnings......     233,269     456,282     (61,334)(1),(4)     628,217    10,587                     638,804
 Net unrealized
  depreciation on
  securities............     (13,385)    (21,632)                        (35,017)     (594)                    (35,611)
                          ----------  ----------   ---------         -----------  --------   --------      -----------
  Total shareholders'
   equity...............     593,867     804,103     (61,334)          1,336,636    46,593                   1,383,229
                          ----------  ----------   ---------         -----------  --------   --------      -----------
  Total liabilities and
   shareholders' equity.  $8,236,362  $9,878,471   $ (10,450)        $18,104,383  $692,067   $             $18,796,450
                          ==========  ==========   =========         ===========  ========   ========      ===========

           See Notes to Pro Forma Consolidated Financial Information.

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1994
                                  (UNAUDITED)

                                                                      SNC,
                                                     SNC AND     BB&T FINANCIAL
                                                  BB&T FINANCIAL  AND COMMERCE
                                          BB&T      PRO FORMA      PRO FORMA
                               SNC     FINANCIAL   COMBINED (5)   COMBINED (5)
                            ---------- ---------- -------------- --------------
                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest Income
  Interest and fees on
   loans and leases........ $  198,181 $  262,116  $   460,297    $   477,001
  Interest and dividends on
   securities..............     73,444     64,358      137,802        144,687
  Interest on temporary in-
   vestments...............        608      1,374        1,982          2,325
                            ---------- ----------  -----------    -----------
    Total interest income..    272,233    327,848      600,081        624,013
                            ---------- ----------  -----------    -----------
Interest Expense
  Interest on deposits.....     89,696    109,167      198,863        208,465
  Interest on short-term
   borrowings..............     15,575     20,660       36,235         36,265
  Interest on long-term
   debt....................      9,281      9,745       19,026         19,357
                            ---------- ----------  -----------    -----------
    Total interest expense.    114,552    139,572      254,124        264,087
                            ---------- ----------  -----------    -----------
Net Interest Income
  Net interest income......    157,681    188,276      345,957        359,926
  Provision for loan and
   lease losses............      2,703      4,500        7,203          8,403
                            ---------- ----------  -----------    -----------
  Net interest income after
   provision for loan and
   lease losses............    154,978    183,776      338,754        351,523
                            ---------- ----------  -----------    -----------
Noninterest Income
  Service charges on de-
   posit accounts..........     17,805     22,166       39,971         41,931
  Nondeposit fees and com-
   missions................     14,735     22,364       37,099         38,893
  Securities gains, net....        954      1,125        2,079          2,148
  Other noninterest income.      8,849     18,217       27,066         28,005
                            ---------- ----------  -----------    -----------
    Total noninterest in-
     come..................     42,343     63,872      106,215        110,977
                            ---------- ----------  -----------    -----------
Noninterest Expense
  Personnel expense........     61,193     81,780      142,973        148,666
  Occupancy and equipment
   expense.................     17,755     25,353       43,108         45,340
  Federal deposit insurance
   expense.................      7,465      8,432       15,897         15,897
  Other noninterest ex-
   pense...................     29,943     48,211       78,154         82,455
                            ---------- ----------  -----------    -----------
    Total noninterest ex-
     pense.................    116,356    163,776      280,132        292,358
                            ---------- ----------  -----------    -----------
Earnings
  Income before income tax-
   es......................     80,965     83,872      164,837        170,142
  Provision for income tax-
   es......................     28,034     28,493       56,527         58,230
                            ---------- ----------  -----------    -----------
  Net Income (4)...........     52,931     55,379      108,310        111,912
  Preferred dividend re-
   quirements..............      2,598        --         2,598          2,598
                            ---------- ----------  -----------    -----------
  Net income applicable to
   common shares........... $   50,333 $   55,379  $   105,712    $   109,314
                            ========== ==========  ===========    ===========
Per Common Share Data
  Net income per share:
    Primary................ $     1.15 $     1.52  $      1.09    $      1.07
                            ========== ==========  ===========    ===========
    Fully-diluted.......... $     1.10 $     1.52  $      1.07    $      1.05
                            ========== ==========  ===========    ===========
  Weighted average shares
   outstanding:
    Primary................ 43,635,581 36,552,211   96,636,287    101,938,371
                            ========== ==========  ===========    ===========
    Fully-diluted.......... 48,188,556 36,552,211  101,189,262    106,994,685
                            ========== ==========  ===========    ===========

            See Notes to Pro Forma Condensed Financial Information.

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1993
                                  (UNAUDITED)

                                                                      SNC,
                                                     SNC AND     BB&T FINANCIAL
                                                  BB&T FINANCIAL  AND COMMERCE
                                          BB&T      PRO FORMA      PRO FORMA
                               SNC     FINANCIAL   COMBINED (5)   COMBINED (5)
                            ---------- ---------- -------------- --------------
                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest Income
  Interest and fees on
   loans and leases........ $  200,581 $  230,686   $  431,267    $   446,269
  Interest and dividends on
   securities..............     69,186     61,216      130,402        138,479
  Interest on temporary
   investments.............      1,530        717        2,247          2,570
                            ---------- ----------   ----------    -----------
    Total interest income..    271,297    292,619      563,916        587,318
                            ---------- ----------   ----------    -----------
Interest Expense
  Interest on deposits.....    100,491    107,185      207,676        217,987
  Interest on short-term
   borrowings..............      7,465      9,758       17,223         17,232
  Interest on long-term
   debt....................     11,661      3,990       15,651         15,955
                            ---------- ----------   ----------    -----------
    Total interest expense.    119,617    120,933      240,550        251,174
                            ---------- ----------   ----------    -----------
Net Interest Income
  Net interest income......    151,680    171,686      323,366        336,144
  Provision for loan and
   lease losses............      7,953     10,406       18,359         19,884
                            ---------- ----------   ----------    -----------
  Net interest income after
   provision for loan and
   lease losses............    143,727    161,280      305,007        316,260
                            ---------- ----------   ----------    -----------
Noninterest Income
  Service charges on
   deposit accounts........     17,905     18,842       36,747         38,342
  Nondeposit fees and
   commissions.............     15,478     18,410       33,888         35,973
  Securities gains, net....     14,027      1,262       15,289         15,375
  Other noninterest income.      6,211     16,888       23,099         23,696
                            ---------- ----------   ----------    -----------
    Total noninterest
     income................     53,621     55,402      109,023        113,386
                            ---------- ----------   ----------    -----------
Noninterest Expense
  Personnel expense........     61,588     70,254      131,842        137,053
  Occupancy and equipment
   expense.................     18,509     22,888       41,397         43,382
  Federal deposit insurance
   expense.................      6,661      7,507       14,168         14,168
  Other noninterest
   expense.................     38,619     41,599       80,218         83,902
                            ---------- ----------   ----------    -----------
    Total noninterest
     expense...............    125,377    142,248      267,625        278,505
                            ---------- ----------   ----------    -----------
Earnings
  Income before income
   taxes...................     71,971     74,434      146,405        151,141
  Provision for income
   taxes...................     24,103     23,495       47,598         49,186
                            ---------- ----------   ----------    -----------
Net income (3),(4).........     47,868     50,939       98,807        101,955
  Preferred dividend
   requirements............      2,598        --         2,598          2,598
                            ---------- ----------   ----------    -----------
Net income applicable to
 common shares............. $   45,270 $   50,939   $   96,209    $    99,357
                            ========== ==========   ==========    ===========
Per Common Share Data (3)
  Net income per share:
    Primary................ $     1.08 $     1.47   $     1.04    $      1.02
                            ========== ==========   ==========    ===========
    Fully-diluted.......... $     1.03 $     1.43   $     1.01    $       .98
                            ========== ==========   ==========    ===========
  Weighted average shares
   outstanding:
    Primary................ 41,899,448 34,684,487   92,191,954     97,350,228
                            ========== ==========   ==========    ===========
    Fully-diluted.......... 46,467,659 35,843,287   98,440,425    104,103,929
                            ========== ==========   ==========    ===========

            See Notes to Pro Forma Condensed Financial Information.

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                                  (UNAUDITED)

                                                                       SNC,
                                                      SNC AND     BB&T FINANCIAL
                                                   BB&T FINANCIAL  AND COMMERCE
                                          BB&T       PRO FORMA      PRO FORMA
                               SNC      FINANCIAL   COMBINED (5)   COMBINED (5)
                           ----------- ----------- -------------- --------------
                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest Income
  Interest and fees on
   loans and leases......  $   405,121 $   479,212  $   884,333    $    915,194
  Interest and dividends
   on securities.........      139,768     124,271      264,039         279,728
  Interest on temporary
   investments...........        2,421       1,668        4,089           4,786
                           ----------- -----------  -----------    ------------
    Total interest
     income..............      547,310     605,151    1,152,461       1,199,708
                           ----------- -----------  -----------    ------------
Interest Expense
  Interest on deposits...      195,204     212,668      407,872         428,194
  Interest on short-term
   borrowings............       18,525      24,733       43,258          43,284
  Interest on long-term
   debt..................       23,118      10,961       34,079          34,714
                           ----------- -----------  -----------    ------------
    Total interest
     expense.............      236,847     248,362      485,209         506,192
                           ----------- -----------  -----------    ------------
Net Interest Income
  Net interest income....      310,463     356,789      667,252         693,516
  Provision for loan and
   lease losses..........       31,438      19,048       50,486          53,311
                           ----------- -----------  -----------    ------------
    Net interest income
     after provision for
     loan and lease
     losses..............      279,025     337,741      616,766         640,205
                           ----------- -----------  -----------    ------------
Noninterest Income
  Service charges on
   deposit accounts......       36,838      40,764       77,602          81,030
  Nondeposit fees and
   commissions...........       24,507      39,895       64,402          68,837
  Securities gains, net..       13,714       1,720       15,434          16,841
  Other noninterest
   income................       12,613      37,148       49,761          51,146
                           ----------- -----------  -----------    ------------
    Total noninterest
     income..............       87,672     119,527      207,199         217,854
                           ----------- -----------  -----------    ------------
Noninterest Expense
  Personnel expense......      131,681     147,644      279,325         290,046
  Occupancy and equipment
   expense...............       38,153      49,344       87,497          91,631
  Federal deposit
   insurance expense.....       14,074      15,327       29,401          30,730
  Loss on bulk sale of
   assets................       49,147         --        49,147          49,147
  Other noninterest
   expense...............      103,004      89,259      192,263         199,785
                           ----------- -----------  -----------    ------------
    Total noninterest
     expense.............      336,059     301,574      637,633         661,339
                           ----------- -----------  -----------    ------------
Earnings
  Income before income
   taxes.................       30,638     155,694      186,332         196,720
  Provision for income
   taxes.................       22,445      50,682       73,127          76,964
                           ----------- -----------  -----------    ------------
Net income (3),(4).......        8,193     105,012      113,205         119,756
  Preferred dividend
   requirements..........        5,196         --         5,196           5,196
                           ----------- -----------  -----------    ------------
Net income applicable to
 common shares...........  $     2,997 $   105,012  $   108,009    $    114,560
                           ----------- -----------  -----------    ------------
Per Common Share Data (3)
  Net income per share:
    Primary..............  $       .07 $      2.95  $      1.15    $       1.16
                           =========== ===========  ===========    ============
    Fully-diluted........  $       .07 $      2.91  $      1.14    $       1.15
                           =========== ===========  ===========    ============
  Weighted average shares
   outstanding:
    Primary..............   42,331,126  35,619,953   93,980,058      99,179,961
                           =========== ===========  ===========    ============
    Fully-diluted........   46,889,289  36,188,410   99,362,484     105,063,833
                           =========== ===========  ===========    ============

            See Notes to Pro Forma Condensed Financial Information.

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1992
                                  (UNAUDITED)

                                                                      SNC,
                                                     SNC AND     BB&T FINANCIAL
                                                  BB&T FINANCIAL  AND COMMERCE
                                          BB&T      PRO FORMA      PRO FORMA
                               SNC     FINANCIAL   COMBINED (5)   COMBINED (5)
                            ---------- ---------- -------------- --------------
                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest Income
  Interest and fees on
   loans and leases........ $  428,923 $  454,061   $  882,984    $   913,159
  Interest and dividends on
   securities..............    137,025    135,529      272,554        286,243
  Interest on temporary in-
   vestments...............      5,486      2,026        7,512          8,587
                            ---------- ----------   ----------    -----------
    Total interest income..    571,434    591,616    1,163,050      1,207,989
                            ---------- ----------   ----------    -----------
Interest Expense
  Interest on deposits.....    251,172    249,876      501,048        522,893
  Interest on short-term
   borrowings..............     14,964     16,996       31,960         31,979
  Interest on long-term
   debt....................     25,652      8,711       34,363         34,913
                            ---------- ----------   ----------    -----------
    Total interest expense.    291,788    275,583      567,371        589,785
                            ---------- ----------   ----------    -----------
Net Interest Income
  Net interest income......    279,646    316,033      595,679        618,204
  Provision for loan and
   lease losses............     25,671     32,975       58,646         62,871
                            ---------- ----------   ----------    -----------
    Net interest income af-
     ter provision for loan
     and lease losses......    253,975    283,058      537,033        555,333
                            ---------- ----------   ----------    -----------
Noninterest Income
  Service charges on de-
   posit accounts..........     36,455     33,606       70,061         73,067
  Nondeposit fees and com-
   missions................     20,454     31,395       51,849         54,874
  Securities gains, net....      1,972      6,268        8,240          9,338
  Other noninterest income.     19,871     24,280       44,151         45,232
                            ---------- ----------   ----------    -----------
    Total noninterest in-
     come..................     78,752     95,549      174,301        182,511
                            ---------- ----------   ----------    -----------
Noninterest Expense
  Personnel expense........    114,258    123,814      238,072        246,998
  Occupancy and equipment
   expense.................     33,184     40,210       73,394         77,124
  Federal deposit insurance
   expense.................     12,826     13,456       26,282         27,384
  Other noninterest ex-
   pense...................     73,304     76,653      149,957        155,290
                            ---------- ----------   ----------    -----------
    Total noninterest ex-
     pense.................    233,572    254,133      487,705        506,796
                            ---------- ----------   ----------    -----------
Earnings
  Income before income tax-
   es......................     99,155    124,474      223,629        231,048
  Provision for income tax-
   es......................     39,992     41,853       81,845         84,322
                            ---------- ----------   ----------    -----------
Net income.................     59,163     82,621      141,784        146,726
  Preferred dividend re-
   quirements..............      4,605        --         4,605          4,605
                            ---------- ----------   ----------    -----------
Net income applicable to
 common shares............. $   54,558 $   82,621   $  137,179    $   142,121
                            ========== ==========   ==========    ===========
Per Common Share Data
  Net income per share:
    Primary................ $     1.34 $     2.53   $     1.56    $      1.53
                            ========== ==========   ==========    ===========
    Fully-diluted.......... $     1.31 $     2.43   $     1.51    $      1.48
                            ========== ==========   ==========    ===========
  Weighted average shares
   outstanding:
    Primary................ 40,777,780 32,704,634   88,199,499     92,765,498
                            ========== ==========   ==========    ===========
    Fully-diluted.......... 44,993,809 34,741,310   95,368,708    100,432,370
                            ========== ==========   ==========    ===========

            See Notes to Pro Forma Condensed Financial Information.

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1991
                                  (UNAUDITED)

                                                                      SNC,
                                                     SNC AND     BB&T FINANCIAL
                                                  BB&T FINANCIAL  AND COMMERCE
                                          BB&T      PRO FORMA      PRO FORMA
                               SNC     FINANCIAL   COMBINED (5)   COMBINED (5)
                            ---------- ---------- -------------- --------------
                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest Income
  Interest and fees on
   loans and leases........ $  456,154 $  467,671   $  923,825     $  955,550
  Interest and dividends on
   securities..............    124,221    136,888      261,109        269,384
  Interest on temporary in-
   vestments...............     10,569      6,939       17,508         18,535
                            ---------- ----------   ----------     ----------
    Total interest income..    590,944    611,498    1,202,442      1,243,469
                            ---------- ----------   ----------     ----------
Interest Expense
  Interest on deposits.....    315,460    323,126      638,586        662,382
  Interest on short-term
   borrowings..............     20,078     18,023       38,101         38,195
  Interest on long-term
   debt....................     33,060      9,116       42,176         42,744
                            ---------- ----------   ----------     ----------
    Total interest expense.    368,598    350,265      718,863        743,321
                            ---------- ----------   ----------     ----------
Net Interest Income
  Net interest income......    222,346    261,233      483,579        500,148
  Provision for loan and
   lease losses............     30,602     42,317       72,919         75,844
                            ---------- ----------   ----------     ----------
    Net interest income af-
     ter provision for loan
     and lease losses......    191,744    218,916      410,660        424,304
                            ---------- ----------   ----------     ----------
Noninterest Income
  Service charges on de-
   posit accounts..........     34,387     30,413       64,800         67,141
  Nondeposit fees and com-
   missions................     19,023     27,189       46,212         48,138
  Securities gains, net....      4,331     10,949       15,280         16,180
  Other noninterest income.     23,627     22,337       45,964         46,557
                            ---------- ----------   ----------     ----------
    Total noninterest in-
     come..................     81,368     90,888      172,256        178,016
                            ---------- ----------   ----------     ----------
Noninterest Expense
  Personnel expense........     99,163    106,502      205,665        213,068
  Occupancy and equipment
   expense.................     30,783     35,718       66,501         69,830
  Federal deposit insurance
   expense.................     10,869     11,584       22,453         23,240
  Other noninterest ex-
   pense...................     63,786     61,195      124,981        129,046
                            ---------- ----------   ----------     ----------
    Total noninterest ex-
     pense.................    204,601    214,999      419,600        435,184
                            ---------- ----------   ----------     ----------
Earnings
  Income before income tax-
   es......................     68,511     94,805      163,316        167,136
  Provision for income tax-
   es......................     23,902     26,470       50,372         51,593
                            ---------- ----------   ----------     ----------
Net income.................     44,609     68,335      112,944        115,543
  Preferred dividend re-
   quirements..............        --         --           --             --
                            ---------- ----------   ----------     ----------
Net income applicable to
 common shares............. $   44,609 $   68,335   $  112,944     $  115,543
                            ========== ==========   ==========     ==========
Per Common Share Data
  Net income per share:
    Primary................ $     1.17 $     2.30   $     1.39     $     1.36
                            ========== ==========   ==========     ==========
    Fully-diluted.......... $     1.17 $     2.21   $     1.36     $     1.33
                            ========== ==========   ==========     ==========
  Weighted average shares
   outstanding:
    Primary................ 38,079,355 29,760,298   81,231,787     84,851,662
                            ========== ==========   ==========     ==========
    Fully-diluted.......... 38,111,573 31,755,821   84,157,514     88,275,050
                            ========== ==========   ==========     ==========

             See Notes to Pro Forma Condensed Financial Information

               NOTES TO PRO FORMA CONDENSED FINANCIAL INFORMATION

(1) Certain material, non-recurring adjustments of approximately $80 million will be recorded in conjunction with the Merger. These adjustments include: approximately $51 million for the settlement of obligations under existing employment contracts, severance pay for involuntary terminations, early retirement and related employee benefits; approximately $7 million associated with branch closings and divestitures; approximately $7 million for consolidation of bank operations and systems; and approximately $10 million of expenses related to effecting the Merger. The impact of these adjustments has been reflected in the Pro Forma Condensed Statement of Condition as of June 30, 1994.

(2) Based on exchange ratios of 1.45 for conversion of BB&T Financial Common Stock into SNC Common Stock, and 1.305 for conversion of Commerce stock into BB&T Financial Common Stock. At June 30, 1994, BB&T Financial and Commerce had 36,271,016 and 2,725,162 shares outstanding, respectively.

(3) Net income and primary and fully-diluted net income per share for the six months ended June 30, 1993, and the year ended December 31, 1993, do not include the cumulative effect of changes in accounting principles resulting from the adoption by SNC effective January 1, 1993 of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" ("SFAS 109"), SFAS No. 106, "Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106"), and SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions ("SFAS 72"). The impact of adoption of SFAS 109, SFAS 106 and SFAS 72 on net income, primary net income per share and fully-diluted net income per share was $27,217,000, $0.65 and $0.60, respectively for the six months ended June 30, 1993, and $27,217,000, $0.64 and $0.58, respectively for the year ended December 31, 1993.

(4) BB&T Financial elected to amortize the accumulated postretirement obligation related to the adoption of SFAS 106 over a period of 21 years as a component of the postretirement benefit cost. SNC elected to reflect the adoption of SFAS 106 through the recording of a cumulative charge for this change in accounting principle. The Condensed Proforma Financial Information reflect an adjustment to conform BB&T Financial's transition method to the method elected by SNC. Net income and primary and fully-diluted net income per share for the six months ended June 30, 1993, and the year ended December 31, 1993, do not reflect this conforming adjustment. The impact of this conforming adjustment, net of tax, on net income, for both the six months ended June 30, 1993 and for the year ended December 31, 1993 is $7,898,000. Additionally, the accompanying Pro Forma Condensed Statements of Operations do not reflect adjustments for amounts previously recorded by BB&T Financial as amortization of the unrecorded transition obligation, which amounted to $335,000 (net of tax of $224,000) for the year ended December 31, 1993, and $168,000 (net of tax of $112,000), for each of the six month periods ended June 30, 1994 and 1993.

(5) No pro forma adjustments are reflected in the Pro Forma Condensed Statements of Operations.

                                 CAPITALIZATION
                                  (UNAUDITED)

  The following table sets forth: (i) the unaudited historical capitalization of SNC as of June 30, 1994; (ii) the unaudited historical capitalization of BB&T Financial as of June 30, 1994; and (iii) the unaudited pro forma capitalization of SNC and BB&T Financial, and Commerce assuming the transactions had been consummated on June 30, 1994. For additional information, reference is made to the historical consolidated financial statements and notes thereto of SNC and BB&T Financial incorporated by reference herein.

                                              JUNE 30, 1994
                          ----------------------------------------------------------
                                                 SNC AND                   SNC,
                                                   BB&T               BB&T FINANCIAL
                                                FINANCIAL              AND COMMERCE
                                       BB&T     PRO FORMA               PRO FORMA
                            SNC     FINANCIAL    COMBINED   COMMERCE     COMBINED
                          --------  ----------  ----------  --------  --------------
Long-term debt and
 capital lease
 obligations:
 SNC:
 9.28%, $20 million
  senior capital notes,
  dated 1986, due in
  annual installments of
  amounts ranging from
  $3,000,000 to
  $4,000,000 through
  1996..................  $ 10,000  $           $   10,000  $           $   10,000
 $5 million Industrial
  Revenue Bond, dated
  1984, secured by
  premises with a net
  book value of
  $6,244,000 at June 30,
  1994, due in quarterly
  installments of
  $83,340 through second
  quarter, 1999, and one
  final installment of
  $82,940 in 1999.
  Interest rate is
  variable--5.815% at
  June 30, 1994.........     1,750                   1,750                   1,750
 Capitalized leases,
  varying maturities to
  2028 with rates from
  8.11% to 15.42%. This
  represents the
  unamortized balances
  due on leases of
  various facilities.
  (1)...................     4,550                   4,550                   4,550
 Advances from Federal
  Home Loan Bank of
  Atlanta, with varying
  maturities to 2006
  with rates from 3.73%
  to 8.52% (1)..........   199,938                 199,938                 199,938
 Other mortgage
  indebtedness (1)......       448                     448                     448
 BB&T Financial:
 Advances from Federal
  Home Loan Bank of
  Atlanta, with
  maturities of up to
  eight years and fixed
  interest rates varying
  from 5.37% to 8.95%...                59,357      59,357                  59,357
 Medium-term bank notes.               336,895     336,895                 336,895
 Commerce:
 10% convertible
  subordinated capital
  notes due 2002........                                      4,995          4,995
 Obligations under
  capital lease.........                                      1,795          1,795
                          --------  ----------  ----------  -------     ----------
Total long-term debt and
 capital lease
 obligations............  $216,686  $  396,252  $  612,938  $ 6,790     $  619,728
                          ========  ==========  ==========  =======     ==========
Shareholders' equity:
 SNC:
 Preferred stock, $5
  par, 5,000,000 shares
  authorized, 770,000
  shares issued and
  outstanding...........  $  3,850  $           $    3,850  $           $    3,850
 Common stock, $5 par,
  120,000,000 shares
  authorized, 43,385,610
  issued and
  outstanding,
  95,978,583 shares and
  101,134,964 shares pro
  forma issued and
  outstanding,
  respectively (2)......   216,928                 479,893                 505,675
 Paid-in capital........   153,205                 259,693                 270,511
 Retained earnings......   233,269                 628,217                 638,804 (3)
 Net unrealized
  depreciation of
  securities............   (13,385)                (35,017)                (35,611)
 BB&T Financial:
 Common stock, $2.50 par
  value, 100,000,000
  shares authorized;
  36,271,016 issued and
  outstanding...........                90,678
 Paid-in capital........               278,775
 Retained earnings......               456,282
 Net unrealized loss on
  securities available
  for sale..............               (21,632)
 Commerce:
 Common stock, $2.50 par
  value, 10,000,000
  shares authorized;
  2,725,162 shares
  issued and outstanding
  in 1994...............                                      6,813
 Capital surplus........                                     29,787
 Retained earnings......                                     10,587
 Net unrealized loss on
  securities available
  for sale..............                                       (594)
                          --------  ----------  ----------  -------     ----------
  Total shareholders'
   equity...............   593,867     804,103   1,336,636   46,593      1,383,229
                          --------  ----------  ----------  -------     ----------
Total long-term debt,
 capital lease
 obligations, and
 shareholders' equity...  $810,553  $1,200,355  $1,949,574  $53,383     $2,002,957
                          ========  ==========  ==========  =======     ==========

                            NOTES TO CAPITALIZATION
                                  (UNAUDITED)

(1) These obligations are direct obligations of subsidiaries of SNC and, as such, constitute claims against such subsidiaries prior to SNC's equity interest therein.

(2) Based on assumed exchange ratios of 1.45 to 1 for the Merger and 1.305 to 1 for BB&T Financial's acquisition of Commerce.

(3) Certain material, non-recurring adjustments of approximately $80 million will be recorded in conjunction with the Merger. These adjustments include: approximately $51 million for the settlement of obligations under existing employment contracts, severance pay for involuntary terminations, early retirement and related employee benefits; approximately $7 million associated with branch closings and divestitures; approximately $7 million for consolidation of bank operations and systems; and approximately $10 million of expenses related to effecting the Merger. The impact of these adjustments has been reflected in the Pro Forma Condensed Statement of Condition as of June 30, 1994.

                                BUSINESS OF SNC

  SNC, a multi-bank holding company, conducts its operations in North Carolina and South Carolina primarily through its commercial bank subsidiaries and, to a lesser extent, through its savings bank and other subsidiaries. As of June 30, 1994, SNC had total consolidated assets of approximately $8.2 billion, total consolidated deposits through its depository institution subsidiaries of approximately $6.2 billion and consolidated shareholders' equity of approximately $593.9 million. SNC's total consolidated net income for the six months ended June 30, 1994, was approximately $52.9 million or $1.10 per share on a fully-diluted basis. Based on total consolidated assets at June 30, 1994, SNC was the fifth largest commercial banking entity based in the Carolinas. As of June 30, 1994, 68% of SNC's deposits were in North Carolina and 32% in South Carolina.

  SNC operates a savings bank in North Carolina--SNB Savings. SNB Savings is engaged primarily in the origination of mortgage loans on residential real estate and, to a lesser degree, other consumer and commercial loans. Substantially all of the loans of SNC's Bank Subsidiaries are to businesses and individuals in the Carolinas. SNC's Bank Subsidiaries have no foreign loans and no loans that are characterized as highly-leveraged transactions by bank regulators.

SOUTHERN NATIONAL BANK OF NORTH CAROLINA

  SNBNC, SNC's largest subsidiary, was founded in 1897 and currently operates through 155 banking offices in 77 cities and towns throughout North Carolina. SNBNC focuses on providing a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies and local governments, trust customers and individuals. Southern National Leasing Corp., a wholly-owned subsidiary of SNBNC, offers lease financing. Southern National Investment Services, Inc., another wholly-owned subsidiary of SNBNC, offers customers investment alternatives, including discount brokerage services, fixed rate and variable annuities, mutual funds and government and municipal bonds. As of June 30, 1994, SNBNC had total consolidated assets of approximately $5.5 billion and consolidated shareholder's equity of approximately $372.6 million.

SOUTHERN NATIONAL BANK OF SOUTH CAROLINA

  SNC entered the South Carolina banking market in 1986 with the formation of its second banking subsidiary, SNBSC. SNBSC serves South Carolina through 78 banking offices in 39 cities and towns. SNBSC focuses on providing a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies and local governments, trust customers and individuals. As of June 30, 1994, SNBSC had total consolidated assets of approximately $2.6 billion and consolidated shareholder's equity of approximately $185.1 million.

OTHER SUBSIDIARIES--NON-BANK SUBSIDIARIES

  SNC has two other active subsidiaries. Unified Investors Life Insurance Company is a reinsurer and underwriter of certain credit life and accident and health insurance policies written by a non-affiliated insurance company in connection with certain loans made by the banking and savings bank subsidiaries. Southern International Corp. provides advice to customers of SNC's subsidiaries who conduct international business. SNB Savings' subsidiary, Southern National Insurance Services, Inc., is engaged in selling property, casualty and life insurance.

ACQUISITION STRATEGY

  SNC seeks to enhance profitability and build market share through both internal growth and acquisitions. SNC has determined that the acquisition of sound financial institutions (including thrift institutions) and engaging in federally-assisted transactions, including the purchase of deposits and assets from the Resolution Trust Corporation ("RTC"), represent attractive opportunities. In particular, SNC seeks to identify acquisitions that increase market share in existing markets or provide entrance into new markets in the Carolinas and that create opportunities for growth and operating synergies. Any future acquisitions or related series of acquisitions may be of a size comparable to or larger than the acquisitions described below.

THRIFT ACQUISITIONS

  On March 20, 1992, SNC acquired Workmen's Bancorp, Inc. ("Workmen's"), a Delaware-chartered savings and loan holding company headquartered in Mount Airy, North Carolina, with total consolidated assets of $262.6 million (including loans of $192.5 million) and total consolidated deposits of $219.2 million as of the date of the acquisition. In the transaction, SNC issued to Workmen's shareholders approximately 2.6 million shares of, and options to purchase shares of, SNC Common Stock. At the same time, SNBNC acquired all of the assets and assumed all of the liabilities of Workmen's thrift subsidiary, Workmen's Federal Savings Bank ("Workmen's Federal"). Prior to the acquisition, Workmen's Federal operated five branches with a market consisting principally of consumers and small to medium-sized businesses in the counties of Surry, Forsyth, Stokes and Allegheny in North Carolina and the counties of Grayson, Patrick and Carroll in Virginia. SNBNC has continued to operate all of these branches.

  On January 29, 1993, SNC acquired FedFirst Bancshares, Inc. ("FedFirst"), a Delaware-chartered savings and loan holding company headquartered in Winston-Salem, North Carolina, with total consolidated assets of $396 million (including consolidated loans of $173 million) and total consolidated deposits of $339 million. In the transaction, SNC issued to FedFirst shareholders approximately 5.2 million shares of, and options to purchase shares of, SNC Common Stock. At the same time, SNBNC acquired all of the assets and assumed all of the liabilities of FedFirst's thrift subsidiary, First Federal Savings Bank ("First Federal"). Prior to the acquisition, First Federal operated nine branches with a market consisting principally of consumers and small to medium-sized businesses in the counties of Forsyth and Davie in North Carolina. SNBNC has continued to operate all but two of these branches.

  On October 7, 1993, SNC acquired East Coast Savings Bank, S.S.B. ("East Coast"), headquartered in Goldsboro, North Carolina, through the conversion of East Coast to the stock form of ownership (effected through an offering of SNC Common Stock) and the simultaneous merger of East Coast into SNBNC. At June 30, 1993, East Coast had total consolidated assets of $268 million and total consolidated deposit liabilities of $206 million. SNC issued 1,414,945 shares of SNC Common Stock in the merger/conversion of this North Carolina-chartered mutual savings bank. East Coast's principal business consisted of soliciting deposit accounts from the general public, making mortgage loans to finance the acquisition and construction of residential dwellings and making consumer and commercial loans.

  On January 28, 1994, SNBSC acquired FSB, a federally-chartered stock savings bank, headquartered in Greenville, South Carolina, with total consolidated assets of $2.0 billion and total consolidated deposits of $1.6 billion as of December 31, 1993. In the transaction, SNC issued to FSB shareholders approximately 8.1 million shares of SNC Common Stock. Prior to the acquisition, FSB operated in South Carolina through 45 retail offices, 12 limited service offices in grocery stores and nine mortgage origination offices. FSB also operated, through a subsidiary, loan origination offices in Atlanta, Georgia; Charlotte, Raleigh and Greensboro, North Carolina; and Midlothian, Virginia. SNBSC has continued to operate all of the banking offices.

  On January 31, 1994, SNC acquired Regency, a North Carolina corporation headquartered in Hickory, North Carolina, with consolidated assets of $262.9 million and total consolidated deposits of $210.2 million as of year-end 1993. In the merger of Regency with and into SNC, SNC issued to Regency shareholders approximately 2.4 million shares of SNC Common Stock. As a result of this transaction, SNBNC is building a new main office in Lexington, North Carolina.

  On February 24, 1994, SNC acquired Home, a federally-chartered stock savings bank headquartered in Statesville, North Carolina, with total consolidated assets of $98.1 million and total consolidated deposits of $89.7 million as of December 31, 1993. In the merger of Home with and into SNBNC, SNC issued to Home shareholders 824,601 shares of SNC Common Stock.

DEPOSIT AND ASSET ACQUISITIONS FROM THE RTC

  Acquisitions of thrift deposits from the RTC in the early 1990's expanded SNC's market share in central and western North Carolina. In 1992, SNC acquired approximately $50 million in deposits and approximately $50 million in assets from the RTC related to First Security Federal Savings Bank of Pinehurst, a financially sound thrift placed under government control after its parent company was declared insolvent.

  In 1991, SNC acquired from the RTC $228 million in deposits and $59 million of home equity lines of credit related to Southeastern Federal Savings Bank, Charlotte, North Carolina ("Southeastern") and Preferred Savings Bank, F.S.B., High Point, North Carolina ("Preferred"). The deposits acquired from Southeastern and Preferred were based in 12 cities and towns in central and western North Carolina, including Charlotte, Winston-Salem, Greensboro, Hickory, Burlington, Newton and Boone. SNC had existing banking offices in all of these localities except Burlington and Newton. SNC retained two branches in these cities and all other deposits have been assumed by existing branches of SNC's Bank Subsidiaries or SNB Savings. All of the home equity lines of credit were secured by mortgages on North Carolina homes.

  For additional information about SNC's business, see "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                           BUSINESS OF BB&T FINANCIAL

  BB&T Financial is a bank holding company, the principal assets of which are all of the outstanding shares of common stock of BB&T-NC and BB&T Financial-SC (which in turn owns all of the outstanding shares of capital stock of BB&T-SC, Lexington and Community). BB&T Financial also includes among its assets interest-bearing bank balances with and loans to BB&T-NC. BB&T Financial's principal sources of revenue are interest, dividends and management fees received from its subsidiaries. There are limitations on the subsidiaries' ability to supply funds to BB&T Financial. See "SUPERVISION AND REGULATION OF SNC AND BB&T FINANCIAL--Limits on Dividends and Other Payments." As of June 30, 1994, BB&T Financial had consolidated assets of approximately $9.9 billion, total insured deposits through its subsidiaries of approximately $7.4 billion and total consolidated shareholder's equity of approximately $804.1 million. BB&T Financial's total consolidated income for the six months ended June 30, 1994 was $55.4 million or $1.52 per share on a fully-diluted basis.

BRANCH BANKING AND TRUST COMPANY

  BB&T-NC is a North Carolina-chartered commercial bank. As of June 30, 1994, BB&T-NC operated 224 offices in 121 cities and towns in North Carolina and had 4,015 employees. BB&T-NC provides a wide range of commercial, consumer banking, trust and investment services primarily through its branch network. BB&T-NC also operates an insurance department and a travel department and is a broker-dealer in government and municipal securities. At June 30, 1994, BB&T-NC had total assets of approximately $8.3 billion, consolidated deposit liabilities of approximately $6.2 billion and consolidated shareholder's equity of approximately $655.5 million.

  Since June 30, 1994, three savings institution subsidiaries with assets of approximately $395.7 million as of June 30, 1994 have been merged into BB&T-NC. These subsidiaries had deposit liabilities of approximately $335.7 million and consolidated shareholders' equity of approximately $38.6 million as of June 30, 1994.

SOUTH CAROLINA BANKS

  BB&T-SC is a South Carolina-chartered commercial bank. As of June 30, 1994, BB&T-SC operated 19 offices in five counties in South Carolina and had approximately 182 employees. BB&T-SC provides a full range of commercial banking, consumer banking, trust and investment services through its branch network. As of June 30, 1994, BB&T-SC had total assets of approximately $510.6 million, deposit liabilities of approximately $453.7 million and shareholder's equity of approximately $44.2 million.

  Lexington and Community are also South Carolina chartered commercial banks. As of June 30, 1994, these banks operated 25 offices in 16 cities and towns in South Carolina, had 425 employees and had total assets of approximately $719.7 million, deposit liabilities of approximately $590.5 million and shareholder's equity of approximately $64.8 million. Both banks provide a full range of commercial banking, trust and investment services through their respective branch networks. Lexington and Community also offer discount brokerage services both directly and through a subsidiary.

  BB&T-SC, Lexington and Community are expected to be merged in 1995 with the resulting bank named "Branch Banking and Trust Company of South Carolina."

BB&T FINANCIAL'S ACQUISITION PROGRAM

  BB&T Financial primarily has focused its business strategy on meeting the banking needs of the retail and small and middle market commercial customer through an extensive bank branch network. To complement this strategy, since 1990, BB&T Financial has expanded its customer base through the acquisition of 14 North Carolina-based savings institutions (which were in both mutual and stock form) with aggregate assets of approximately $3.1 billion and branches of a fifteenth savings institution. In connection with its savings institutions acquisitions, BB&T Financial has acquired a total of 92 branch offices and has issued approximately 10 million shares of BB&T Financial Common Stock. Also, through the acquisition of LSB, BB&T Financial has acquired two South Carolina-based commercial banks (Lexington and Community) with aggregate assets of approximately $719.7 million and aggregate deposit liabilities of approximately $590.5 million as of June 30, 1994. All the acquired savings institutions have been merged into BB&T-NC, and Lexington and Community are expected to be merged in 1995 with BB&T-SC.

  BB&T Financial has also begun to explore opportunities to expand its banking business outside the Carolinas, and in that regard BB&T Financial has pending as of the date of this Joint Proxy Statement/Prospectus the acquisition of Commerce. Commerce offers a full range of commercial banking services through its branch network in the southeastern part of Virginia. As of June 30, 1994, Commerce had assets of approximately $692.1 million, deposit liabilities of approximately $636.3 million and shareholder's equity of approximately $46.6 million. It is expected that, subject to shareholder and regulatory approval, this acquisition will be completed by early 1995.

  In the last three years, BB&T Financial also has acquired the assets and liabilities of 11 insurance agencies with operations in several cities throughout North Carolina. The agencies write commercial and personal insurance policies as agents on behalf of various insurance underwriters. All insurance operations are conducted through a department of BB&T-NC in the communities where the acquired agencies operated.

  BB&T Financial continues to evaluate possible acquisitions of savings institutions, commercial banks, insurance agencies and other companies in the Carolinas and Virginia and may after the date of this Joint Proxy Statement/Prospectus enter into agreements to acquire one or more such institutions. Certain acquisitions prior to the Merger would require the agreement of SNC. See "THE MERGER--Conduct of Business Pending the Merger."

  Additional information about BB&T Financial's completed and pending acquisitions is included in the BB&T Financial documents incorporated by reference in this Joint Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." See also "PRO FORMA CONDENSED FINANCIAL STATEMENTS."

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

  At the Effective Time of the Merger, BB&T Financial shareholders automatically would become shareholders of SNC as the Continuing Corporation, and their rights as shareholders would be determined by the SNC Articles and the SNC Bylaws. The following is a summary of the material differences in the rights of shareholders of SNC and BB&T Financial.

CAPITALIZATION

  SNC. SNC is authorized to issue 120,000,000 shares of SNC Common Stock, $5 par value, of which 43,488,593 shares were issued and outstanding as of the SNC Record Date. If the SNC Articles are amended pursuant to the Plan of Merger, SNC will be authorized to issue 300,000,000 shares of SNC Common Stock. SNC also is authorized to issue 5,000,000 shares of SNC Preferred Stock, of which 770,000 shares of SNC Convertible Preferred Stock have been issued.

  The SNC Convertible Preferred Stock was issued in connection with an offering of 3,080,000 Depositary Shares, each representing one-quarter interest in a share of SNC Convertible Preferred Stock. Each owner of a Depositary Share is entitled, in proportion to the one-quarter interest in a share of SNC Convertible Preferred Stock represented by such Depositary Share, to all the rights and preferences of the SNC Convertible Preferred Stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights). The SNC Convertible Preferred Stock is convertible at any time into such number of whole shares of SNC Common Stock as is equal to the aggregate stated value of shares surrendered for conversion divided by $16.93 per share of SNC Common Stock, subject to adjustment (under formulae set forth in the SNC Articles) in certain events (currently the conversion ratio is 1.4767).

  Under the SNC Articles, the SNC Board, or a duly authorized committee thereof, has the power, without further action by the SNC shareholders, to provide for the issuance of SNC Preferred Stock in one or more series and to fix the voting powers, designations, preferences and relative, participating, optional or special rights, and qualifications, limitations or restrictions thereof, by adopting a resolution or resolutions creating and designating such series. The rights of the holders of SNC Common Stock are subject to the rights and preferences of the holders of the SNC Convertible Preferred Stock and would be subject to any rights and preferences of any other SNC Preferred Stock or series thereof that the SNC Board may issue. See "--Anti-Takeover Provisions."

  Under North Carolina law, any outstanding shares of capital stock of SNC reacquired by SNC would be considered authorized but unissued shares.

  BB&T Financial. BB&T Financial's authorized capital stock consists of two classes, represented by 100,000,000 shares of BB&T Financial Common Stock, $2.50 par value, of which 36,454,681 shares were issued and outstanding and 6,194,409 shares were reserved for issuance as of the BB&T Financial Record Date and 4,000,000 shares of nonvoting preferred stock, $2.50 par value, no shares of which are issued or outstanding. BB&T Financial's Amended Articles of Incorporation authorize the BB&T Financial Board, without shareholder approval, to fix the preferences, limitations and relative rights of the preferred stock and to establish series of such preferred stock and determine the variations between each series. If any shares of preferred stock are issued, the rights of holders of BB&T Financial Common Stock would be subject to the rights and preferences conferred to holders of such preferred stock.

VOTING RIGHTS

  SNC. Each holder of SNC Common Stock is entitled to one vote per share and to the same and identical voting rights as other holders of SNC Common Stock. Holders of SNC Common Stock do not have cumulative voting rights in the election of directors so long as SNC has shares of any class of securities entitled to be voted at a meeting that are held of record by more than 2,000 shareholders or listed on a national securities exchange, unless the SNC Articles are amended to provide otherwise. Directors are elected by a plurality of the votes cast, and at each election for directors every shareholder entitled to vote at such election has the right to vote, in person or by proxy, the number of shares outstanding of record in his name for as many persons as there are directors to be elected.

  Shares of SNC Common Stock owned by any of its subsidiaries in a non-fiduciary capacity are not eligible to vote on any matter. Shares of SNC Common Stock held by SNC or any of its subsidiaries either as a sole- or co-fiduciary may be voted in the election of directors and in all other matters by the registered owners, unless otherwise limited by the terms of the individual trust agreements.

  In general, unless the SNC Articles are amended to provide otherwise or a bylaw is adopted by the shareholders, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action. However, generally (i) the affirmative vote of a majority of the shares entitled to be cast of each voting group entitled to vote separately is required to approve a merger or share exchange; (ii) the affirmative vote of a majority of the shares of each voting group entitled to vote thereon is required to amend the SNC Articles, if the amendment would give rise to dissenters' rights; and (iii) the affirmative vote of a majority of the shares of capital stock of SNC entitled to be cast may be required to approve the dissolution of SNC or to approve the sale of all or substantially all the property of SNC other than in the regular course of business. With respect to sales of assets in the regular course of business, the SNC Board may approve the sale of all or substantially all the property of SNC without shareholder approval.

  Holders of SNC Common Stock and SNC Convertible Preferred Stock have dissenters' rights of appraisal with respect to their shares as provided by statute in connection with certain types of merger or share exchange transactions. Dissenters' rights are also available with respect to certain sales of all or substantially all the property of SNC and amendments to the SNC Articles that materially and adversely affect certain enumerated rights of the dissenters' shares.

  The SNC Board, without shareholder approval, may issue shares of SNC Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of SNC Common Stock.

  Holders of SNC Convertible Preferred Stock do not have any voting rights except as set forth below or as otherwise from time to time expressly required by law. Whenever dividends on any shares of SNC Convertible Preferred Stock are in arrears for six full quarterly periods, whether or not consecutive, the holders of such shares of SNC Convertible Preferred Stock (voting separately as a class with all other series of cumulative preferred stock upon which like voting rights have been conferred and are exercisable) would be entitled to vote for the election of two additional directors (on the terms set forth below) of SNC at the next annual meeting of shareholders and at each subsequent meeting until all dividends accumulated on such shares of SNC Convertible Preferred Stock have been fully paid or set aside for payment. In such case, the entire SNC Board will be increased by two directors. Each director so elected will continue to serve for the full term for which he has been elected, notwithstanding that, prior to the end of such term, such default ceases to exist.

  So long as any shares of SNC Convertible Preferred Stock remain outstanding, SNC may not, without the affirmative vote of the holders, given in person or by proxy at a meeting, of at least two-thirds of the shares of SNC Convertible Preferred Stock outstanding at the time (voting separately as one class):
(i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the SNC Convertible Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up; (ii) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock (including any class or series of preferred stock) which ranks on a parity with the SNC Convertible Preferred Stock as to dividends and upon liquidation, dissolution or winding up ("Parity Stock") unless the SNC Articles or other provisions of the charter creating or authorizing such class or series provide that if in any case the stated dividends or amounts payable upon liquidation, dissolution or winding up are not paid in full on the SNC Convertible Preferred Stock and all outstanding shares of Parity Stock, the shares of all Parity Stock will share ratably in the payment of dividends, including

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

accumulations (if any), in accordance with the sums which would be payable on all Parity Stock if all dividends in respect of all shares of Parity Stock were paid in full, and on any distribution of assets upon liquidation, dissolution or winding up ratably in accordance with the sums which would be payable in respect of all shares of Parity Stock if all sums payable were discharged in full; or (iii) amend, alter or repeal the provisions of the SNC Articles, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such shares of SNC Convertible Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock or any outstanding series of preferred stock or any other capital stock of SNC, or the creation and issuance of other series of preferred stock including SNC Convertible Preferred Stock, or of any other capital stock of SNC, in each case junior to the SNC Convertible Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  BB&T Financial. The holders of BB&T Financial Common Stock have one vote for each share held on any matter presented for consideration by the shareholders. The holders of BB&T Financial Common Stock are not entitled to cumulative voting in the election of directors.

DIRECTORS AND CLASSES OF DIRECTORS

  SNC. The SNC Bylaws provide for a Board of Directors having not less than three nor more than twenty-five members as determined from time to time by vote of a majority of the members of the SNC Board or by resolution of the shareholders of SNC. As long as the shareholders of SNC do not have cumulative voting rights with respect to the election of directors, the SNC Board may increase or decrease the number of directors not more than 30% in any twelve-month period. Vacancies, whether arising from an increase in the number of directors or from the failure by shareholders to elect the full authorized number of directors, may be filled by the shareholders or by the SNC Board (by the affirmative vote of a majority of the remaining directors if less than a quorum of the directors remains). Pursuant to the SNC Bylaws, however, less than a majority of the full SNC Board may not increase the number of directors to a number that: (i) exceeds by more than two the number of directors last fixed by shareholders where such number was fifteen or less; or (ii) exceeds by more than four the number of directors last fixed by shareholders where such number was sixteen or more. Currently, membership on the SNC Board is fixed at
23. See "THE MERGER--Management and Operations after the Merger."

  Pursuant to the SNC Articles, members of the SNC Board may be removed only for cause. In addition, the directors may be removed only by the vote of a majority of the outstanding shares of SNC Common Stock entitled to vote in the election of directors.

  The SNC Board is divided into three classes so that each director serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. In the event of any increase in the authorized number of directors, the newly created directorships resulting from such increase would be apportioned among the three classes of directors so as to maintain such classes as nearly equal as possible. Because of the classification of directors, unless the shareholders act under North Carolina law to remove directors from office, two annual meetings generally would be required to elect a majority of the SNC Board, and three rather than one would be required to replace the entire SNC Board. Amendment of the provisions of the SNC Articles providing for the structure of the SNC Board and providing for the removal of directors and the selection of a director to fill a vacancy on the SNC Board requires the affirmative vote of not less than two-thirds of the total number of issued and outstanding shares of SNC Common Stock entitled to vote thereon.

  BB&T Financial. All of BB&T Financial's directors are elected each year. Under BB&T Financial's Amended Articles of Incorporation, approval by the vote of at least two-thirds of the outstanding shares of BB&T Financial Common Stock entitled to vote is required for the removal of any director or the entire BB&T Financial Board. Under North Carolina law, a director may be removed by shareholder vote only if the number of votes cast to remove him exceeds the number of votes cast not to remove him.

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

ANTI-TAKEOVER PROVISIONS

  Certain provisions of North Carolina law, the SNC Bylaws and the SNC Articles, as well as the Bylaws and Amended Articles of Incorporation of BB&T Financial, and certain other arrangements, some of which are described below, may discourage an attempt to acquire control of SNC or BB&T Financial, respectively, that a majority of either corporation's shareholders determined was in their best interests. These provisions also may render the removal of one or all directors more difficult or deter or delay corporate changes of control that the SNC Board or BB&T Financial Board, respectively, did not approve.

 SNC

  Classified Board of Directors. The provisions of the SNC Bylaws and the SNC Articles providing for classification of the Board of Directors into three separate classes and removal of directors only for cause may have certain anti-takeover effects. See "--Directors and Classes of Directors."

  Authorized Preferred Stock. The rights of holders of SNC Common Stock will be subject to, and may be adversely affected by, the rights of holders of any SNC Preferred Stock that may be issued in the future. Any such issuance may adversely affect the interests of holders of SNC Common Stock by limiting the control that such holders may exert by exercise of their voting rights, by subordinating their rights in liquidation to the rights of the holders of such SNC Preferred Stock, and otherwise. In addition, the issuance of SNC Preferred Stock, in some circumstances, may deter or discourage takeover attempts and other changes in control of SNC, including takeovers and changes in control that some holders of SNC Common Stock may deem to be in their best interests and in the best interests of SNC, by making it more difficult for a person who has gained a substantial equity interest in SNC to obtain control or to exercise control effectively. SNC has no current plans or agreements with respect to the issuance of any shares of SNC Preferred Stock, other than the issuance of SNC Convertible Preferred Stock.

  Notice Provisions. The SNC Bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the SNC Board must submit such nomination in writing to the Secretary of SNC not later than 60 days before one year after the date of the immediately preceding Annual Meeting of Shareholders, together with biographical information about the candidate, the shareholder's name and shareholdings, in order for such candidate to be considered at the next Annual Meeting. Similarly, a shareholder must notify the Secretary of SNC in writing not later than 60 days before one year after the date of the immediately preceding Annual Meeting of the shareholder's intention to make a proposal for consideration at the next Annual Meeting. As to each proposal, the notice must contain (i) a brief description of the proposal, (ii) the name and shareholdings of the shareholder and (iii) any material interest of the shareholder in such proposal.

  Shareholder Meetings. Shareholders of SNC may not request that a special meeting of shareholders be called. See "--Shareholder Meetings."

 BB&T Financial

  Authorized Preferred Stock. BB&T Financial's Amended Articles of Incorporation authorize 4,000,000 shares of nonvoting preferred stock. The BB&T Financial Board may, subject to applicable law and the rules of the National Association of Securities Dealers, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without further shareholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of BB&T Financial by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction. A series of preferred stock also could be used for a shareholder rights plan, which may be adopted without shareholder approval. Such a plan, if adopted, could deter attempts by third parties to acquire a significant number of shares of BB&T Financial Common Stock without the prior approval of the BB&T Financial Board.

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

  Supermajority Voting Provisions. BB&T Financial's Amended Articles of Incorporation require the affirmative vote of two-thirds of the outstanding shares entitled to vote to approve a merger, consolidation or other business combination, unless (as is the case with the Merger) the transaction is approved, prior to consummation, by two-thirds of the members of the BB&T Financial Board. This provision could tend to make the acquisition of BB&T Financial more difficult to accomplish without the cooperation or favorable recommendation of the BB&T Financial Board.

  Amendments to Articles of Incorporation and Bylaws. BB&T Financial's Amended Articles of Incorporation require approval by holders of at least two-thirds of the outstanding shares entitled to vote in order to amend certain provisions of BB&T Financial's Amended Articles of Incorporation. Those provisions require holders of at least two-thirds of its outstanding shares to approve (i) the removal of a director or the entire BB&T Financial Board, (ii) a merger, consolidation or other business combination not approved by two-thirds of the BB&T Financial Board and (iii) an amendment or repeal of the By-laws. Any other amendment of the Amended Articles of Incorporation requires the affirmative vote of the holders of a majority of the shares entitled to vote on such amendment. BB&T Financial's by-laws may be amended by either the vote of a majority of the BB&T Financial Board or by the affirmative vote of the holders of at least two-thirds of the outstanding BB&T Financial Common Stock entitled to vote.

  Employee Stock Plans. BB&T Financial established employee stock ownership plans for the benefit of the employees of seven savings institutions upon their acquisitions by BB&T Financial. These plans, which held 255,906 shares of BB&T Financial Common Stock as of June 30, 1994, are subparts of BB&T Financial's Savings and Thrift Plan, which held an additional 1,639,839 shares of BB&T Financial Common Stock as of June 30, 1994. Under plan terms, participants in BB&T Financial's Savings and Thrift Plan have the right to direct the trustee as to the voting of the shares held in their accounts on all matters, including the election of directors. Under these plans, including each employee stock ownership plan, the trustee is required, subject to applicable law, to vote the shares as to which participant directions are not received and as to shares not allocated to participant accounts in the same proportion as the allocated shares as to which directions are received. Plan terms also would require the trustee of each plan to follow participant instructions as to the tendering of any shares held in participant accounts in the event of a tender offer. Shares allocated to participant accounts as to which instructions are not received and unallocated shares are, again subject to applicable law, tendered pursuant to the same procedures as to which shares would be voted. As a result of these so-called "pass-through" provisions, any third-party attempt to acquire control of BB&T Financial by means of a proxy contest or tender offer may require the support of the plan participants. The BB&T Financial employee stock plans established thus may tend to discourage such attempts to the extent that participants oppose third-party attempts to acquire control and shareholder approval or support is required for such attempts.

 North Carolina Legislation

  The North Carolina Control Share Acquisition Act (the "Control Share Acquisition Act") applies to both BB&T Financial and SNC and the North Carolina Shareholder Protection Act (the "Shareholder Protection Act") applies to BB&T Financial. (The SNC Bylaws provide that SNC is not subject to the Shareholder Protection Act.) These Acts are designed to protect shareholders against certain changes in control and to provide shareholders with the opportunity to vote on whether to afford voting rights to certain shareholders.

  The Shareholder Protection Act is a "fair price" statute that requires the affirmative vote of 95% of the voting shares of a corporation for the adoption of a business combination (including a merger) with another entity if the other entity beneficially owns more than 20% of the voting shares of the corporation. This vote is not required if the shareholders of the corporation receive a specified minimum price for their shares as part of the business combination and the shareholders receive a proxy statement for the purpose of soliciting their approval for the business combination. The proxy statement must contain the opinion of those directors

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

not elected by the other entity as to the advisability of the business combination and may include an opinion from an outside investment firm as to the fairness of the transaction.

  The Control Share Acquisition Act is triggered upon the acquisition by a person of shares of voting stock of a North Carolina corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the Control Share Acquisition Act, the shares acquired that result in the crossing of any of these thresholds ("control shares") have no voting rights until such rights are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of control shares, any officer of the corporation and any employee of such corporation who is also a director of such corporation. If voting rights are conferred on control shares, all shareholders of such corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any control shares.

  The aggregate effect of these provisions may be to delay or prevent attempts by other corporations or groups to acquire control of a North Carolina corporation without negotiation with its Board of Directors.

  The Shareholder Protection Act and the Control Share Acquisition Act will not apply to the Merger.

PREEMPTIVE RIGHTS

  Neither the shareholders of SNC nor the shareholders of BB&T Financial have preemptive rights. Thus, if additional shares of SNC Common Stock, SNC Preferred Stock or BB&T Financial Common Stock were issued, holders of such stock, to the extent they did not participate in such additional issuance of shares, would own proportionately smaller interests in a larger amount of outstanding shares of capital stock.

ASSESSMENT

  All outstanding shares of SNC Common Stock are, and those to be issued pursuant to the Agreement and the Plan of Merger will be, fully paid and nonassessable. All outstanding shares of SNC Convertible Preferred Stock are fully paid and nonassessable.

  The shares of BB&T Financial Common Stock presently outstanding are fully paid and nonassessable.

CONVERSION; REDEMPTION; SINKING FUND

  Neither SNC Common Stock nor BB&T Financial Common Stock is convertible, redeemable or entitled to any sinking fund.

LIQUIDATION RIGHTS

  SNC. In the event of the liquidation, dissolution or winding-up of the affairs of SNC, holders of outstanding shares of SNC Common Stock are entitled to share, in proportion to their respective interests, in SNC's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of SNC. In the event of any voluntary or involuntary liquidation, dissolution or winding up of SNC, the holders of shares of the SNC Convertible Preferred Stock will be entitled to receive out of the assets of SNC available for distribution to shareholders, before any distribution is made to holders of SNC Common Stock, liquidating distributions in the amount of $100 per share of the SNC Convertible Preferred Stock (equivalent to $25 per Depositary Share), plus accrued but unpaid dividends to, but excluding, the date of final distribution, but the holders of the shares of the SNC Convertible Preferred Stock will not be entitled to receive the liquidation price of such shares until the liquidation preference of any other shares of SNC's capital stock ranking senior to the SNC Convertible Preferred Stock with respect to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. No such senior capital stock of SNC is outstanding, and the holders of the SNC Convertible Preferred

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

Stock have certain voting rights with respect to the issuance of any such senior capital stock. See "--Voting Rights." If upon any voluntary or involuntary liquidation, dissolution or winding up of SNC, the assets of SNC shall be insufficient to make such full payments to holders of the SNC Convertible Preferred Stock and any other SNC Preferred Stock ranking with respect to rights upon liquidation, dissolution or winding up on a parity with the SNC Convertible Preferred Stock, then such assets shall be distributed pro rata among holders of the SNC Convertible Preferred Stock or any other such SNC Preferred Stock. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the SNC Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by SNC. Neither a consolidation or merger of SNC with or into another corporation nor a merger of another corporation with or into SNC nor a sale, lease or conveyance of all or any part of SNC's property or business shall be considered a liquidation, dissolution, or winding up of SNC.

  Because SNC is a bank and savings bank holding company, its rights, the rights of its creditors and of its shareholders, including the holders of the shares of the SNC Convertible Preferred Stock, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of the subsidiary's creditors except to the extent that SNC may itself be a creditor with recognized claims against the subsidiary and any interests in the liquidation accounts established by savings associations or savings banks acquired by SNC for the benefit of eligible account holders in connection with conversion of such savings associations to stock form. The SNC Board, without shareholder approval, may issue SNC Preferred Stock with liquidation rights that may affect the amount of assets and funds remaining for payment to holders of SNC Common Stock upon a liquidation of SNC.

  BB&T Financial. In the event of liquidation, dissolution or winding up of BB&T Financial, whether voluntary or involuntary, the holders of BB&T Financial Common Stock would be entitled to share ratably in any of its net assets or funds which are available for distribution to its shareholders after the satisfaction of its liabilities or after adequate provision is made therefor, subject to the rights of the holders of any preferred stock outstanding at the time.

DIVIDENDS AND OTHER DISTRIBUTIONS

  SNC. Unless the SNC Articles are amended to provide otherwise, SNC may issue to the holders of shares of SNC Common Stock share dividends in SNC Common Stock. If certain requirements are met, share dividends in shares of another class or series may be issued to holders of SNC Common Stock. Additionally, the holders of shares of SNC Common Stock will be entitled to receive such other distributions as the SNC Board may declare; provided, however, no distributions may be made if, after giving effect thereto: (i) SNC would not be able to pay its debts as they become due in the ordinary course of business; or (ii) SNC's total assets would be less than the sum of SNC's total liabilities plus the amount that would be needed, if SNC were to be dissolved at the time of distribution, to satisfy claims of holders of SNC Convertible Preferred Stock and such shareholders which have preferential rights superior to the rights of holders of SNC Common Stock.

  Holders of shares of the SNC Convertible Preferred Stock are entitled to receive, when and as declared by the SNC Board, out of assets of SNC legally available for payment, an annual cash dividend of 6.75% per annum (equivalent to $1.6875 per Depositary Share). Dividends on the SNC Convertible Preferred Stock are cumulative from the date of issue and payable quarterly on February 15, May 15, August 15, and November 15 of each year commencing May 15, 1992, at such annual rate. Dividends payable on the SNC Convertible Preferred Stock for any period less than a full dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Each such dividend are payable to holders of record as they appear on the stock register of SNC on such record dates, not more than 60 days nor less than 10 days preceding the payment dates, as fixed by the SNC Board. In the event that full cumulative dividends on the SNC Convertible Preferred Stock have not been paid when due, SNC may not: (i) declare or pay any dividends or make other distributions (other than: (A) dividends payable in shares of SNC Common Stock

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

or other capital stock of SNC ranking junior to the SNC Convertible Preferred Stock with respect to the payment of dividends and upon liquidation, dissolution or winding up; or (B) options, warrants or rights to subscribe for or purchase such shares) on the SNC Common Stock or on any other capital stock of SNC ranking junior to the SNC Convertible Preferred Stock with respect to the payment of dividends; or (ii) purchase, redeem or otherwise acquire any shares of SNC Convertible Preferred Stock (other than with funds previously deposited in trust for the redemption of shares of SNC Convertible Preferred Stock pursuant to any sinking fund) or any other shares of capital stock of SNC ranking on a parity with or junior to the SNC Convertible Preferred Stock (except by conversion into or exchange for capital stock of SNC ranking junior to the SNC Convertible Preferred Stock as to payment of dividends and upon liquidation, dissolution or winding up). In the event dividends on any shares of SNC Convertible Preferred Stock are in arrears for six full quarterly periods, whether or not consecutive, the holders of the SNC Convertible Preferred Stock would be entitled to certain voting rights. See "--Voting Rights." SNC is not in arrears on any dividends payable to the holders of the SNC Convertible Preferred Stock.

  Debt instruments to which SNC is subject contain provisions restricting its payment of dividends. Under the most restrictive of these provisions, at June 30, 1994, approximately $222.4 million was available for the payment of dividends on SNC's capital stock.

  While SNC is not subject to the restrictions on dividends applicable to national banks, the ability of SNC to pay distributions to the holders of SNC Common Stock will depend to a large extent upon the amount of dividends SNBNC and SNBSC, which are subject to the restrictions imposed by the National Bank Act, and SNB Savings, which is subject to the restrictions imposed by the regulations of the Administrator, pay to SNC. See "SUPERVISION AND REGULATION OF SNC AND BB&T FINANCIAL--Limits on Dividends and Other Payments."

  There can be no assurance as to the payment of dividends on shares of SNC Common Stock in the future because such payment will depend upon the earnings and financial condition of SNC and its Bank Subsidiaries, as well as other related factors.

  BB&T Financial. The holders of BB&T Financial Common Stock are entitled to share ratably in dividends when and as declared by the BB&T Financial Board out of funds legally available therefor. One of the principal sources of income to BB&T Financial is dividends from its subsidiaries, which are subject to regulatory restrictions. See "SUPERVISION AND REGULATION OF SNC AND BB&T FINANCIAL--Limits on Dividends and Other Payments." BB&T Financial's Amended Articles of Incorporation permit the BB&T Financial Board to issue nonvoting preferred stock with terms set by the BB&T Financial Board, which terms may include the right to receive dividends ahead of the holders of BB&T Financial Common Stock. No shares of such preferred stock are presently outstanding.

SHAREHOLDER MEETINGS

  SNC. Under the SNC Bylaws, special meetings of SNC shareholders may be called by the Chief Executive Officer, President, Secretary or the SNC Board.

  BB&T Financial. Under BB&T Financial's Bylaws, special meetings of the shareholders may be called at any time by the Chairman of the Board, the President or a majority of the BB&T Financial Board and shall be called by the Chairman of the Board, the President or the Secretary upon the written request of the holders of not less than one-tenth of all of the outstanding capital stock of BB&T Financial entitled to vote at the meetings. Under BB&T Financial's Bylaws, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if written consents setting forth the action so taken are signed by all shareholders entitled to vote with respect to such action.

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

INDEMNIFICATION

  Sections 55-8-50 through 55-8-58 of the NCBCA contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that: (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation; and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided that when a director or officer is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

  The SNC Bylaws and BB&T Financial's Bylaws provide for the indemnification of directors and executive officers against liabilities arising out of such person's status as such, excluding any liability relating to activities that were at the time known or believed by such person to be clearly in conflict with the best interests of SNC or BB&T Financial, respectively.

DIRECTOR LIABILITY

  The NCBCA provides that in suits brought by shareholders or by the corporation, the liability of a director is limited by statute except in cases of (i) acts or omissions that the director knew or believed were clearly in conflict with the best interests of the corporation, (ii) unlawful distributions or (iii) any transaction providing the director an improper personal benefit. The statutory limit on liability can be, and in the case of SNC and BB&T Financial has been, reduced by the shareholders to zero.

              SUPERVISION AND REGULATION OF SNC AND BB&T FINANCIAL

  Bank holding companies and banks are extensively regulated entities. The following description briefly discusses certain provisions of federal and state laws and certain regulations and proposed regulations applicable to SNC, BB&T Financial and the Bank Subsidiaries and the potential impact of such provisions on SNC, BB&T Financial, the Bank Subsidiaries, the Continuing Corporation and the Continuing Banks. To the extent that the following information describes statutory or regulatory provisions (or such provisions in proposed form), it is qualified in its entirety by reference to the particular statutory and regulatory provisions.

BANK HOLDING COMPANIES

  As bank holding companies registered under the BHCA, SNC and BB&T Financial are subject to regulation by the Federal Reserve Board. The Federal Reserve Board has jurisdiction under the BHCA to approve any bank or nonbank acquisition, merger or consolidation proposed by a bank holding company. The BHCA generally limits the activities of a bank holding company and its subsidiaries to that of banking, managing or controlling banks, or any other activity which is so closely related to banking or to managing or controlling banks as to be a proper incident thereto.

  The BHCA currently prohibits the Federal Reserve Board from approving an application from a bank holding company to acquire shares of a bank located outside the state in which the operations of the holding company's banking subsidiaries are principally conducted, unless such an acquisition is specifically authorized by statute of the state in which the bank whose shares are to be acquired is located. However, under recently enacted federal legislation, the restriction on interstate acquisitions will be abolished effective September 1995, and thereafter, bank holding companies from any state will be able to acquire banks and bank holding companies located in any other state, subject to certain conditions, including nationwide and state imposed

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

concentration limits. Banks also will be able to branch across state lines by acquisition, merger or de novo, effective June 1, 1997 (unless state law would permit such interstate branching at an earlier date), provided certain conditions are met, including that applicable state law must expressly permit such interstate branching.

  There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or is in default. For example, under a policy of the Federal Reserve Board with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by either the Savings Association Insurance Fund ("SAIF") or the Bank Insurance Fund ("BIF") as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

  The FDIA also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or stockholder. This provision would give depositors a preference over general and subordinated creditors and stockholders in the event a receiver is appointed to distribute the assets of any of the Bank Subsidiaries.

  SNC and BB&T Financial are registered under the bank holding company laws of North Carolina and South Carolina. Accordingly, SNC and its subsidiaries and BB&T Financial and its subsidiaries are subject to regulation and supervision by the NC Commissioner and the South Carolina Board.

CAPITAL REQUIREMENTS

  The Federal Reserve Board, the Office of the Comptroller of Currency (the "OCC") and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels whether because of its financial condition or actual or anticipated growth. Under the risk-based capital requirements of these federal bank regulatory agencies, SNC, BB&T Financial and each of the Bank Subsidiaries are required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital", which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder ("Tier 2 capital") consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss allowance. The Tier 1 and total capital to risk-weighted asset ratios of SNC and BB&T Financial as of June 30, 1994 were 12.87% and 14.15%, and 11.93% and 13.18% respectively, exceeding the minimums required.

  In addition, each of the federal regulatory agencies has established a minimum leverage capital ratio (Tier 1 capital to average tangible assets). These guidelines provide for a minimum leverage capital ratio of 3% for banks and bank holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above the minimum. The leverage ratios of SNC and BB&T Financial as of June 30, 1994, were 7.17% and 7.74%, respectively, which are above the minimum requirements. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

  The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each federal banking agency, to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. The Federal Reserve Board, the FDIC and the OCC have issued a joint advance notice of proposed rulemaking, and have issued a revised proposal, soliciting comments on a proposed framework for implementing the interest rate risk component of the risk-based capital guidelines. Under the proposal, an institution's assets, liabilities, and off-balance sheet positions would be weighed by risk factors that approximate the instruments' price sensitivity to a 100 basis point change in interest rates. Institutions with interest rate risk exposure in excess of a threshold level would be required to hold additional capital proportional to that risk. The Federal Reserve Board, the FDIC, the OCC and the Office of Thrift Supervision also issued a joint notice of proposed rulemaking soliciting comments on a proposed revision to the risk-based capital guidelines to take account of concentration of credit risk and the risk of non-traditional activities. The proposal would amend each agency's risk-based capital standards by explicitly identifying concentration of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage those risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The proposal was adopted without modification as a final rule by the Federal Reserve Board on August 3, 1994, and by the FDIC on August 9, 1994. The OCC has not yet acted on the proposal. Publication of a final interagency rule is subject to the completion of each agency's approval process. The final rule will not become effective until 30 days after publication. SNC and BB&T Financial do not expect the final rule to have a material impact on their capital requirements.

                                 CAPITAL RATIOS

                                                                   PRO FORMA       PRO FORMA
                                            HISTORICAL             COMBINED      COMBINED WITH
                                     -------------------------     WITH SNC        SNC, BB&T
                          REGULATORY          BB&T                 AND BB&T      FINANCIAL AND
                           MINIMUM    SNC   FINANCIAL COMMERCE FINANCIAL (3),(4) COMMERCE (4)
                          ---------- -----  --------- -------- ----------------- -------------
Risk-based capital (1)
  Tier 1................     4.00%   12.87%   11.93%   10.32%        11.77%          11.71%
  Total.................     8.00    14.15    13.18    12.71         13.03           13.02
Leverage (2)............     3.00     7.17     7.74     6.61          7.14            7.12
Common shareholders'
 equity to total assets.      N/A     6.31     8.14     6.73          6.97            6.97
Total shareholders' eq-
 uity to total assets...      N/A     7.21     8.14     6.73          7.38            7.36

- --------
(1) The pro forma risk-based capital ratios have been computed using pro forma combined historical data for SNC, BB&T Financial and Commerce at June 30, 1994.
(2) Leverage ratio is defined as Tier 1 capital as a percentage of quarterly average adjusted assets.
(3) Calculated in accordance with the Federal Reserve Board's capital rules, with adjustment for net unrealized depreciation on securities available for sale.
(4) Certain non-recurring charges will be recorded in connection with the Merger and have been reflected in the pro forma ratios.

LIMITS ON DIVIDENDS AND OTHER PAYMENTS

  SNC and BB&T Financial are each legal entities separate and distinct from their respective subsidiary institutions. Most of the revenues of SNC and BB&T Financial result from dividends paid to SNC and BB&T Financial by their respective Bank Subsidiaries. There are various legal limitations applicable to the payment of dividends to SNC and BB&T Financial as well as the payment of dividends by SNC and BB&T Financial to their respective shareholders.

  Under federal law, the Bank Subsidiaries may not, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, SNC or BB&T Financial, as the case may be, or take securities of SNC or BB&T Financial, as the case may be, as collateral for loans to any borrower. The Bank Subsidiaries are also subject to collateral security requirements for any loans or extensions of credit permitted by such exceptions.

  The SNC Bank Subsidiaries are subject to various statutory restrictions on their ability to pay dividends to SNC. Under OCC regulations, at June 30, 1994, SNBNC could have paid additional dividends to SNC of $49.7 million without obtaining prior approval of the OCC. SNBSC would be required to obtain such approval to pay additional dividends to SNC at such date. Under regulations of the Administrator, SNB Savings could have paid additional dividends to SNC of $343,000. The payment of dividends by SNC and the SNC Subsidiaries may also be limited by other factors, such as requirements to maintain adequate capital above regulatory guidelines.

  Under North Carolina law, North Carolina-chartered banks, such as BB&T-NC, are subject to legal limitations on the amount of dividends they are permitted to pay. Prior approval of the NC Commissioner is required if the total of all dividends declared by BB&T-NC in any calendar year exceeds its net profits (as defined by statute) for that year combined with its retained net profits (as defined by statute) for the preceding two calendar years, less any required transfers to surplus. South Carolina-chartered banks, such as BB&T-SC, Lexington and Community, are required by regulation to obtain the prior written approval of the SC Board to pay any cash dividend.

  Under the FDIA, insured depository institutions, such as the Bank Subsidiaries, are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is used in the statute). Based on the Bank Subsidiaries' current financial condition, neither SNC nor BB&T Financial expects that this provision will have any impact on its ability to obtain dividends from its Bank Subsidiaries.

BANKS

  The SNC Bank Subsidiaries are supervised and regularly examined by the OCC and the BB&T Bank Subsidiaries are supervised and regularly examined by the FDIC, the NC Commissioner and the SC Board. SNB Savings is supervised and regularly examined by the FDIC and the Administrator. The various laws and regulations administered by the regulatory agencies affect corporate practices, such as payment of dividends, incurring debt and acquisition of financial institutions and other companies, and affect business practices, such as payment of interest on deposits, the charging of interest on loans, types of business conducted and location of offices.

  The Bank Subsidiaries also are subject to the requirements of the CRA. The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's efforts in meeting community credit needs currently are evaluated as part of the examination process pursuant to twelve assessment factors. These factors also are considered in evaluating mergers, acquisitions and applications to open a branch or facility.

  As a result of a Presidential initiative, each of the four federal banking agencies published a notice of proposed rulemaking in December 1993, and as a result of extensive public comment, published a revised notice in October 1994 to amend the CRA regulations. Both the original and revised proposal would replace the current CRA assessment system with a new evaluation system that would rate institutions based on their actual performance (rather than efforts) in meeting community credit needs. Under the revised proposal, each institution would be evaluated based on the degree to which it is providing loans (the lending test), branches and other services (the service test) and investments (the investment test) to low- and moderate-income areas in the communities it serves, based on the communities' demographics, characteristics and needs, the institution's capacity, product offerings and business strategy, and the performance of the institution and similarly situated institutions. Each depository institution would have to report to its federal supervisory agency and make available to the public data on the geographic distribution of its loan applications, denials, originations and purchases. Institutions would continue to receive one of four composite ratings: Outstanding, Satisfactory, Needs to Improve or Substantial Noncompliance. For the lending, services and investment tests, however, the Satisfactory category would be divided into High Satisfactory and Low Satisfactory. An institution that received a composite rating of Substantial Noncompliance could be subject to enforcement action. SNC and BB&T Financial each are studying the proposal and determining whether the regulations, if enacted in their revised proposed form, would require changes to the CRA action plans of the Bank Subsidiaries.

  As institutions with deposits insured by the BIF, SNBNC, SNBSC, BB&T, BB&T-SC, Lexington and Community also are subject to insurance assessments imposed by the FDIC. The FDIC has implemented a risk-based assessment schedule, imposing assessments ranging from 0.23% to 0.31% of an institution's average assessment base. The actual assessment to be paid by each BIF member is based on the institution's assessment risk classification, which is determined based on whether the institution is considered "well capitalized," "adequately capitalized" or "undercapitalized," as such terms have been defined in applicable federal regulations, and whether such institution is considered by its supervisory agency to be financially sound or to have supervisory concerns. Based on the current financial condition and capital levels of the Bank Subsidiaries (all being "well-capitalized"), SNC and BB&T Financial, respectively, do not expect that the current BIF risk-based assessment schedule will have a material adverse effect on the earnings of the Bank Subsidiaries. Because a portion of the Bank Subsidiaries deposits are treated as being insured by the SAIF, however, SNC's and BB&T Financial's future deposit insurance premium expenses may be affected by changes in the SAIF assessment rate. Under current law, the SAIF assessment is determined pursuant to the same risk-based assessment system that applies to BIF-insured institutions. In addition, current federal law provides that the SAIF assessment rate may not be less than 0.18% from January 1, 1994 through December 31, 1997. After December 31, 1997, the SAIF assessment rate must be a rate determined by the FDIC to be appropriate to increase the SAIF's reserve ratio to 1.25% of insured deposits or such higher percentage as the FDIC determines to be appropriate, but the assessment rate may not be less than 0.15%. As of June 30, 1994, 49.0% of the consolidated deposits of SNC and 39.6% of the consolidated deposits of BB&T Financial were SAIF-insured and subject to the SAIF assessment rate.

OTHER SAFETY AND SOUNDNESS REGULATIONS

  The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized,"
"undercapitalized," "significantly undercapitalized" or "critically undercapitalized," as such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

  In addition, FDIC regulations require that management report on its institution's responsibility for preparing financial statements, and establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness; and that independent auditors attest to and report separately on assertions in management's reports concerning compliance with such laws and regulations, using FDIC-approved audit procedures.

  The FDIA also requires each of the federal banking agencies to develop regulations addressing certain safety and soundness standards for insured depository institutions and depository institution holding companies, including operational and managerial standards, asset quality, earnings and stock valuation standards, as well as compensation standards (but not dollar levels of compensation). Each of the federal banking agencies have issued a joint notice of proposed rulemaking, which requested comment on the implementation of these standards. The proposed rule sets forth general operational and managerial standards in the areas of internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. The proposal contemplates that each federal agency would determine compliance with these standards through the examination process, and if necessary to correct weaknesses, require an institution to file a written safety and soundness compliance plan. SNC and BB&T Financial have not yet determined the effect that the proposed rule would have on their respective operations and the operations of their depository institution subsidiaries if it is enacted substantially as proposed.

                                    EXPERTS

  The consolidated financial statements and exhibit of SNC and its subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, included in SNC's Current Report on Form 8-K, dated September 26, 1994, and incorporated by reference in this Joint Proxy Statement/Prospectus, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP and KPMG Peat Marwick LLP, independent public accountants, and are incorporated herein by reference upon the authority of said firms as experts in giving said reports.

  The consolidated financial statements of BB&T Financial and its subsidiaries included in BB&T Financial's Annual Report on Form 10-K for the year ended December 31, 1993, incorporated herein by reference have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Such financial statements have been restated in BB&T Financial's Current Report on Form 8-K dated August 31, 1994.

  The consolidated financial statements of BB&T Financial and its subsidiaries which are incorporated herein by reference from BB&T Financial's Current Report on Form 8-K dated August 31, 1994, which restates the consolidated financial statements that are incorporated by reference from BB&T Financial's Annual Report on Form 10-K for the year ended December 31, 1993, to reflect the acquisition of LSB by BB&T Financial during 1994, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP and Donald G. Jones and Company, P.A., independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

  The financial statements of Commerce as of December 31, 1993, and for the one-year period ended December 31, 1993, included in SNC's Current Report on Form 8-K dated November 14, 1994, and incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Commerce as of December 31, 1992, and for each of the two years in the period ended December 31, 1992, included in SNC's Current Report on Form 8-K dated November 14, 1994, and incorporated by reference in this Joint Proxy Statement/Prospectus have been included herein in reliance on the report of Coopers & Lybrand, independent accountants, and are incorporated herein by reference upon the authority of that firm as experts in auditing and accounting.

  The financial statements of FSB and subsidiaries as of June 30, 1993, and 1992, and for each of the years in the three-year period ended June 30, 1993, included in SNC's Current Report on Form 8-K Amendment

No. 1, dated April 15, 1994, have been incorporated by reference in this Joint Proxy Statement/Prospectus, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

  The legality of the SNC Common Stock to be issued in the Merger will be passed on for SNC by Hunton & Williams, Richmond, Virginia.

  Hunton & Williams, counsel for SNC, will deliver opinions to SNC and BB&T Financial, respectively, concerning certain federal income tax consequences of the Merger. See "THE MERGER--Certain Federal Income Tax Consequences."

                             SHAREHOLDER PROPOSALS

  Any proposals by SNC shareholders to be presented at SNC's 1995 Annual Meeting of Shareholders must be received by SNC no later than November 17, 1994, in order to be included in SNC's proxy materials relating to the meeting. Any proposals by BB&T Financial shareholders to be presented at BB&T Financial's 1995 Annual Meeting of Shareholders, assuming that the Merger is not yet consummated, must have been received by BB&T Financial no later than November 14, 1994, in order to be included in BB&T Financial's proxy materials relating to the meeting. If the Merger has been effected, any proposals by Continuing Corporation shareholders to be presented at the Continuing Corporation's 1995 Annual Meeting of Shareholders must be received by SNC (which would be the Continuing Corporation) no later than November 17, 1994, in order to be included in the Continuing Corporation's proxy materials relating to the meeting. Any such proposals shall conform to the requirements of the proxy rules adopted under the Exchange Act.

                                 OTHER MATTERS

  The SNC Board does not intend to bring any matter before the SNC Special Meeting other than as specifically set forth in the Notice of Special Meeting of Shareholders, nor does it know of any matter to be brought before the SNC Special Meeting by others. If, however, any other matters properly come before the Special Meeting, it is the intention of the proxyholders to vote such proxy in accordance with the decision of a majority of the SNC Board.

  The BB&T Financial Board does not intend to bring any matter before the BB&T Financial Special Meeting other than as specifically set forth in the Notice of Special Meeting of Shareholders, nor does it know of any matter to be brought before the BB&T Financial Special Meeting by others. If, however, any other matters properly come before the BB&T Financial Special Meeting, it is the intention of the proxyholders to vote such proxy in accordance with the decision of a majority of the BB&T Financial Board.

                                    ANNEXES

                                                                          PAGE
                                                                         -------
Annex I--Agreement......................................................     I-1
Annex II--Plan of Merger................................................    II-1
Annex III-A--Opinion of Lehman Brothers................................. III-A-1
Annex III-B--Opinion of Wheat........................................... III-B-1
Annex III-C--Opinion of Merrill Lynch................................... III-C-1
Annex IV-A--BB&T Financial Option Agreement.............................  IV-A-1
Annex IV-B--SNC Option Agreement........................................  IV-B-1
Annex V--Article 13 of NCBCA............................................     V-1

                                                                         ANNEX I

                              AMENDED AND RESTATED

                      AGREEMENT AND PLAN OF REORGANIZATION

                                    BETWEEN

                           BB&T FINANCIAL CORPORATION

                                      AND

                         SOUTHERN NATIONAL CORPORATION

                                OCTOBER 22, 1994

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 ARTICLE 1. DEFINITIONS...................................................  I-2
 ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SNC.........................  I-4
   2.1.     Capital Structure of SNC......................................  I-4
   2.2.     Organization, Standing and Authority of SNC...................  I-4
               Ownership of the SNC Subsidiaries; Capital Structure of the
   2.3.     SNC Subsidiaries..............................................  I-5
              Organization, Standing and Authority of the SNC Subsidiaries
   2.4.     ..............................................................  I-5
   2.5.     Authorized and Effective Agreement............................  I-5
   2.6.     SEC Documents; Regulatory Filings.............................  I-6
   2.7.     Financial Statements; Books and Records; Minute Books.........  I-6
   2.8.     Material Adverse Change.......................................  I-6
   2.9.     Absence of Undisclosed Liabilities............................  I-6
   2.10.    Properties....................................................  I-6
   2.11.    Loans.........................................................  I-7
   2.12.    Allowance for Loan Losses.....................................  I-7
   2.13.    Tax Matters...................................................  I-7
   2.14.    Employee Benefit Plans........................................  I-8
   2.15.    Certain Contracts.............................................  I-9
   2.16.    Other Real Estate Owned.......................................  I-9
   2.17.    Legal Proceedings.............................................  I-10
   2.18.    Compliance with Laws..........................................  I-10
   2.19.    Brokers and Finders...........................................  I-10
   2.20.    Insurance.....................................................  I-11
   2.21.    Repurchase Agreements.........................................  I-11
   2.22.    Deposit Insurance; Federal Reserve Membership.................  I-11
   2.23.    Administration of Trust Accounts..............................  I-11
   2.24.    Environmental Matters.........................................  I-11
   2.25.    Certain Information...........................................  I-13
   2.26.    Information in Applications...................................  I-13
 ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BB&T........................  I-13
   3.1.     Capital Structure of BB&T.....................................  I-13
   3.2.     Organization, Standing and Authority of BB&T..................  I-13
              Ownership of the BB&T Subsidiaries; Capital Structure of the
   3.3.     BB&T Subsidiaries.............................................  I-14
                          Organization, Standing and Authority of the BB&T
   3.4.     Subsidiaries..................................................  I-14
   3.5.     Authorized and Effective Agreement............................  I-14
   3.6.     SEC Documents; Regulatory Filings.............................  I-15
   3.7.     Financial Statements; Books and Records; Minute Books.........  I-15
   3.8.     Material Adverse Change.......................................  I-15
   3.9.     Absence of Undisclosed Liabilities............................  I-15
   3.10.    Properties....................................................  I-16
   3.11.    Loans.........................................................  I-16
   3.12.    Allowance for Loan Losses.....................................  I-16
   3.13.    Tax Matters...................................................  I-16
   3.14.    Employee Benefit Plans........................................  I-17
   3.15.    Certain Contracts.............................................  I-18
   3.16.    Other Real Estate Owned.......................................  I-19
   3.17.    Legal Proceedings.............................................  I-19
   3.18.    Compliance with Laws..........................................  I-19
   3.19.    Brokers and Finders...........................................  I-20

                                                                            PAGE
                                                                            ----
   3.20.    Insurance.....................................................  I-20
   3.21.    Repurchase Agreements.........................................  I-20
   3.22.    Deposit Insurance.............................................  I-20
   3.23.    Administration of Trust Accounts..............................  I-20
   3.24.    Environmental Matters.........................................  I-21
   3.25.    Certain Information...........................................  I-22
   3.26.    Information in Applications...................................  I-22

 ARTICLE 4. COVENANTS.....................................................  I-22

   4.1.     Shareholders' Meetings........................................  I-22
   4.2.     Proxy Statement; Registration Statement.......................  I-22
   4.3.     Applications..................................................  I-23
   4.4.     Best Efforts..................................................  I-23
   4.5.     Investigation and Confidentiality.............................  I-23
   4.6.     Press Releases................................................  I-24
   4.7.     Covenants of SNC..............................................  I-24
   4.8.     Covenants of BB&T.............................................  I-25
   4.9.     Headquarters..................................................  I-27
   4.10.    Dividends Prior to the Effective Date.........................  I-27
   4.11.    Closing; Certificate of Merger................................  I-27
   4.12.    Affiliates....................................................  I-27
   4.13.    Board of Directors............................................  I-28
   4.14.    Management; Employees; Employee Benefits......................  I-29
   4.15.    Indemnifications..............................................  I-30

 ARTICLE 5. CONDITIONS PRECEDENT..........................................  I-30

   5.1.     Conditions Precedent--Mutual..................................  I-30
   5.2.     Conditions Precedent--BB&T....................................  I-31
   5.3.     Conditions Precedent--SNC.....................................  I-32

 ARTICLE 6. TERMINATION, WAIVER AND AMENDMENT.............................  I-32

   6.1.     Termination...................................................  I-32
   6.2.     Effect of Termination.........................................  I-33
   6.3.     Survival of Representations, Warranties and Covenants.........  I-34
   6.4.     Waiver........................................................  I-34
   6.5.     Amendment or Supplement.......................................  I-34

 ARTICLE 7. MISCELLANEOUS.................................................  I-34

   7.1.     Expenses......................................................  I-34
   7.2.     Entire Agreement..............................................  I-35
   7.3.     No Assignment.................................................  I-35
   7.4.     Notices.......................................................  I-35
   7.5.     Captions......................................................  I-36
   7.6.     Counterparts..................................................  I-36
   7.7.     Governing Law.................................................  I-36

                             AMENDED AND RESTATED
                     AGREEMENT AND PLAN OF REORGANIZATION

  AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement" or "Agreement") dated as of July 29, 1994, and amended and restated as of October 22, 1994, among BB&T FINANCIAL CORPORATION ("BB&T"), a North Carolina corporation having its principal executive offices at 223 West Nash Street, Wilson, North Carolina 27893 and SOUTHERN NATIONAL CORPORATION ("SNC"), a North Carolina corporation having its principal executive offices at 500 North Chestnut Street, Lumberton, North Carolina 28358.

                                  WITNESSETH

  WHEREAS, the parties hereto desire to combine their respective businesses;
and

  WHEREAS, in furtherance of the combination of their respective businesses, the parties hereto desire that BB&T shall be merged ("Merger") with and into SNC, under the name "Southern National Corporation" (SNC as it will exist from and after the Effective Date being referred to herein as the "Continuing Corporation"), and that all of the issued and outstanding shares of common stock of BB&T (other than shares held by dissenting shareholders and fractional share interests) shall be converted into and exchanged for shares of common stock of the Continuing Corporation and all outstanding options to acquire common stock of BB&T shall be converted into options to acquire common stock of SNC and all of the issued and outstanding shares of capital stock of SNC shall continue to be issued and outstanding shares of capital stock of the Continuing Corporation, all pursuant to a Plan of Merger substantially in the form attached hereto as Annex A ("Plan of Merger"); and

  WHEREAS, in furtherance of the combination of their respective businesses, the parties hereto contemplate that, as soon as practicable after the Merger, Southern National Bank of North Carolina ("SNBNC"), a wholly owned subsidiary of SNC, shall be merged ("North Carolina Bank Merger") with and into Branch Banking and Trust Company ("BB&T-NC"), a wholly owned subsidiary of BB&T, under the name "Branch Banking and Trust Company" (BB&T-NC as it will exist from and after the consummation of the North Carolina Bank Merger being referred to herein as the "NC Continuing Bank"); and

  WHEREAS, in furtherance of the combination of their respective businesses, the parties hereto contemplate that as soon as practicable after the Merger, Southern National Bank of South Carolina ("SNBSC"), a wholly owned subsidiary of SNC, shall be merged ("South Carolina Bank Merger") with and into Branch Banking and Trust Company of South Carolina ("BB&T-SC"), an indirect wholly owned subsidiary of BB&T, under the name "Branch Banking and Trust Company of South Carolina" (BB&T-SC as it will exist from and after the consummation of the South Carolina Bank Merger being referred to herein as the "SC Continuing Bank"); and

  WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

  WHEREAS, the parties to the Reorganization Agreement have decided to amend and restate the Reorganization Agreement as provided herein;

  NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE 1.

                                  Definitions

  1.1. "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

  1.2. "Bank Merger Agreements" shall have the meaning set forth in Section 4.6 hereof.

  1.3. "Bank Mergers" shall mean the North Carolina Bank Merger and the South Carolina Bank Merger.

  1.4. "BB&T Common Stock" shall have the meaning set forth in Section 3.1.

  1.5. "BB&T DRP" shall mean BB&T's Dividend Reinvestment and Shareholders Savings Service.

  1.6. "BB&T ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with BB&T or any BB&T Subsidiary would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

  1.7. "BB&T Financial Statements" shall mean (i) the consolidated balance sheets of BB&T as of December 31, 1993 and 1992 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for each of the three years ended December 31, 1993, 1992 and 1991 as filed by BB&T in SEC Documents and (ii) the consolidated balance sheets of BB&T and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by BB&T in SEC Documents with respect to periods ended subsequent to December 31, 1993.

  1.8. "BB&T Option Agreement" shall mean the Stock Option Agreement dated as of the date hereof between BB&T and SNC with regard to BB&T Common Stock which shall be executed immediately after execution of this Reorganization Agreement.

  1.9. "BB&T Preferred Stock" shall have the meaning set forth in Section 3.1.

  1.10. "BB&T Subsidiary" shall have the meaning set forth in Section 3.3.

  1.11. "Closing Date" shall mean the date specified pursuant to Section 4.11 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

  1.12. "Code" shall mean the Internal Revenue Code of 1986, as amended.

  1.13. "Commission" shall mean the Securities and Exchange Commission.

  1.14. "Communication" shall have the meaning set forth in Section 2.24(e)(i).

  1.15. "Continuing Corporation Common Stock" shall mean SNC Common Stock from and after the Effective Date.

  1.16. "Effective Date" shall mean the date specified pursuant to Section 4.11 hereof as the effective date of the Merger.

  1.17. "Environmental Claim" shall have the meaning set forth in Section 2.24(e)(ii).

  1.18. "Environmental Laws" shall have the meaning set forth in Section 2.24(e)(iii).

  1.19. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  1.20. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  1.21. "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

  1.22. "FDIC" shall mean the Federal Deposit Insurance Corporation.

  1.23. "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

  1.24. "FRB Richmond" shall mean the Federal Reserve Bank of Richmond.

  1.25. "Materials of Environmental Concern" shall have the meaning set forth in Section 2.24(e)(iv).

  1.26. "OREO" shall mean real and personal property assets acquired as a result of foreclosure, deeded in lieu of foreclosure or any other method in satisfaction of indebtedness.

  1.27. "PBGC" shall mean the Pension Benefit Guaranty Corporation.

  1.28. "Previously Disclosed" shall mean disclosed in (i) an SEC Document delivered by one party to the other on or prior to the execution of this Reorganization Agreement or (ii) a letter from the party delivered and dated not later than August 15, 1994 making such disclosure specifically referring to this Agreement and delivered to the other party, provided that such letter (x) is not materially inconsistent with a letter delivered to the other party and dated on or prior to the date of this Agreement ("Initial Letter") and (y) does not by its contents demonstrate that the Initial Letter contained a material omission or misstatement. Any matter included, whether aggregated or not, in SNC Financial Statements or BB&T Financial Statements, as the case may be, shall be deemed to be Previously Disclosed.

  1.29. "Proxy Statement" shall mean the joint proxy statement/prospectus (or similar documents) together with any supplements thereto sent to the shareholders of BB&T and/or SNC to solicit their votes in connection with this Agreement and the Plan of Merger.

  1.30. "Registration Statement" shall mean the registration statement with respect to the Continuing Corporation Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

  1.31. "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock.

  1.32. "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

  1.33. "Securities Act" shall mean the Securities Act of 1933, as amended.

  1.34. "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

  1.35. "SNC Common Stock" shall have the meaning set forth in Section 2.1.

  1.36. "SNC DRP" shall mean SNC's Dividend Reinvestment Plan.

  1.37. "SNC ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with SNC or any SNC Subsidiary would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

  1.38. "SNC Financial Statements" shall mean (i) the consolidated balance sheets of SNC as of December 31, 1993 and 1992 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for each of the three years ended December 31, 1993, 1992 and 1991 as filed by SNC in SEC Documents and (ii) the consolidated balance sheets of SNC and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by SNC in SEC Documents with respect to periods ended subsequent to December 31, 1993.

  1.39. "SNC Option Agreement" shall mean the Stock Option Agreement dated as of even date herewith between SNC and BB&T with regard to SNC Common Stock, which shall be executed immediately after execution of this Reorganization Agreement.

  1.40. "SNC Preferred Stock" shall have the meaning set forth in Section 2.1.

  1.41. "SNC Series A Preferred Stock" shall have the meaning set forth in
Section 2.1.

  1.42. "SNC Subsidiary" shall have the meaning set forth in Section 2.3.

  1.43. "State Boards" shall mean the North Carolina State Banking Commission, the Savings Institutions Division of the North Carolina Department of Commerce, the Bureau of Financial Institutions of the Virginia Corporation Commission and the South Carolina State Board of Financial Institutions.

  Other terms used herein are defined in the preamble and the recitals to this Reorganization Agreement.

                                   ARTICLE 2.

                     Representations and Warranties of SNC

  SNC hereby represents and warrants to BB&T as follows:

2.1. CAPITAL STRUCTURE OF SNC

  The authorized capital stock of SNC consists of (i) 120,000,000 shares of common stock, par value $5.00 per share ("SNC Common Stock"), of which 43,385,610 shares were issued and outstanding and no shares were held in treasury as of June 30, 1994; and (ii) 5,000,000 shares of preferred stock, $5.00 par value ("SNC Preferred Stock"), of which 770,000 shares were designated as 6 3/4% Cumulative Convertible Preferred Stock, Series A ("SNC Series A Preferred Stock") and were issued and outstanding as of June 30, 1994. All outstanding shares of SNC Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no Rights authorized, issued or outstanding with respect to the capital stock of SNC and no written or oral plans, understandings, commitments or contracts to which SNC or, to SNC's knowledge, any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of SNC's capital stock, except as Previously Disclosed. None of the shares of SNC's capital stock has been issued in violation of the preemptive rights of any person. The shares of Continuing Corporation Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Agreement and the Plan of Merger, will be validly issued, fully paid and nonassessable.

2.2. ORGANIZATION, STANDING AND AUTHORITY OF SNC

  SNC is a duly organized corporation, validly existing and in good standing under the laws of the State of North Carolina. SNC (i) has full corporate power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of SNC on a consolidated basis. SNC has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own and lease its properties and assets and to carry on its business as it is now being conducted. SNC has delivered to BB&T a true, complete and correct copy of its Articles of

Incorporation and of its Bylaws, each as in effect on the date of this Agreement. SNC is registered as a bank holding company under the Bank Holding Company Act.

2.3. OWNERSHIP OF THE SNC SUBSIDIARIES; CAPITAL STRUCTURE OF THE SNC
SUBSIDIARIES

  SNC does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except as Previously Disclosed (collectively the "SNC Subsidiaries" and each individually an "SNC Subsidiary"). The outstanding shares of capital stock of each SNC Subsidiary have been duly authorized and are validly issued, and are fully paid and (subject to 12 U.S.C. (S)55) nonassessable and all such shares are directly or indirectly owned by SNC free and clear of all liens, claims and encumbrances. No Rights are authorized, issued or outstanding with respect to the capital stock of any SNC Subsidiary and there are no agreements, understandings or commitments relating to the right of SNC to vote or to dispose of said shares. None of the shares of capital stock of any SNC Subsidiary has been issued in violation of the preemptive rights of any person.

2.4. ORGANIZATION, STANDING AND AUTHORITY OF THE SNC SUBSIDIARIES

  Each SNC Subsidiary is a duly organized corporation, national banking association, savings institution or savings bank, validly existing and in good standing under applicable laws. Each SNC Subsidiary (i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of SNC on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of SNC on a consolidated basis. Each SNC Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on the business of such SNC Subsidiary.

2.5. AUTHORIZED AND EFFECTIVE AGREEMENT

  (a) SNC has all requisite corporate power and authority to enter into, adopt and perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the SNC Option Agreement. The execution, adoption and delivery of this Reorganization Agreement, the Plan of Merger and the SNC Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SNC, except that the affirmative vote of the shareholders of SNC is required to adopt the Plan of Merger, pursuant to the North Carolina Business Corporation Act, as amended, and SNC's Articles of Incorporation and Bylaws.

  (b) This Reorganization Agreement, the SNC Option Agreement and the Plan of Merger constitute legal, valid and binding obligations of SNC enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

  (c) Except as Previously Disclosed, neither the execution, adoption and delivery of this Reorganization Agreement, the Plan of Merger or the SNC Option Agreement nor consummation of the transactions contemplated hereby or thereby, nor compliance by SNC with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation, Articles of Association or Bylaws of SNC or any SNC Subsidiary,
(ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of SNC or any SNC Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) subject to the receipt of all required regulatory approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to SNC or any SNC Subsidiary.

  (d) Except for consents and approvals of or filings with the Federal Reserve Board, the FDIC, the Commission and the State Boards and any appropriate state securities authorities, no consents or approvals of or filings or registrations with any public body or authority are necessary, and no consents or filings or registrations with any public body or authority are necessary and no consents or approval of any third parties are necessary, in connection with the execution and delivery of this Agreement by SNC or the consummation by SNC of the transactions contemplated hereby or by the Plan of Merger.

2.6. SEC DOCUMENTS; REGULATORY FILINGS

  SNC has filed all SEC Documents required by the Securities Laws and such SEC Documents complied in all material respects with the Securities Laws. Each of SNC, SNBNC and SNBSC has filed all reports required by statute or regulation to be filed with any federal or state bank or savings association or savings institution regulatory agency, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in all material respects.

2.7. FINANCIAL STATEMENTS; BOOKS ANDRECORDS; MINUTE BOOKS

  The SNC Financial Statements fairly present the consolidated financial position of SNC as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of SNC for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein. The books and records of SNC and each SNC Subsidiary fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of SNC and each SNC Subsidiary contain accurate records of all corporate actions of their respective shareholders and Boards of Directors (including committees of their Boards of Directors).

2.8. MATERIAL ADVERSE CHANGE

  Except as Previously Disclosed, SNC has not, on a consolidated basis, suffered any material adverse change in its business, financial condition or results of operations since December 31, 1993.

2.9. ABSENCE OF UNDISCLOSED LIABILITIES

  Neither SNC nor any SNC Subsidiary has any liability (contingent or otherwise) that is material to SNC on a consolidated basis, or that, when combined with all similar liabilities, would be material to SNC on a consolidated basis, except as disclosed in the SNC Financial Statements and except for liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent SNC Financial Statements.

2.10. PROPERTIES

  SNC and the SNC Subsidiaries have good title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the SNC Financial Statements as of December 31, 1993 or acquired after such date, except (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business,(iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. Each SNC Subsidiary as lessee has the right under valid and subsisting leases of properties used by it in the conduct of its respective business to occupy and use all such properties as presently occupied and used by it. Each of the real properties used by each SNC Subsidiary has been maintained in all material respects in good condition and is suitable for its current use. Each of such properties conforms in all material respects to currently applicable ordinances, regulations and zoning requirements and, if required, is occupied pursuant to a certificate of occupancy authorizing its current use. Since December 31, 1993, none of such properties which are material to the operation of any SNC Subsidiary has been damaged by fire, storm or other identifiable event or other act of God, except to the extent that any property owned or leased by any SNC Subsidiary if so damaged is insured to the extent necessary to satisfactorily repair the damaged premises.

2.11. LOANS

  (a) Except as Previously Disclosed, to SNC's best knowledge each loan reflected as an asset in the SNC Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to Regulation O of the Federal Reserve Board which have been made by SNBNC and SNBSC comply therewith.

  (b) The classification on the books and records of SNC and each SNC Subsidiary that is a banking institution of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

2.12. ALLOWANCE FOR LOAN LOSSES

  The allowance for loan losses reflected on the SNC Financial Statements as of December 31, 1993 and any SNC Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles and regulatory accounting principles to provide for reasonably anticipated losses on outstanding loans.

2.13. TAX MATTERS

  (a) SNC and each SNC Subsidiary, and each of their respective predecessors, have timely filed federal income tax returns for each year through December 31, 1992 and have timely filed, or caused to be filed, all other federal and state tax returns (including, without limitation, estimated tax returns, withholding tax returns and FICA and FUTA returns) required to have been filed with respect to SNC or such SNC Subsidiary. SNC has made available to BB&T true and complete copies of its federal and state income tax returns for the past five years, and true and complete copies of all correspondence from governmental authorities, and responses of SNC or any SNC Subsidiary thereto, relating to such federal and state income tax returns or any other federal, state or other tax filings within the past five years. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes and, as of the Closing Date, all taxes due in respect of any subsequent periods ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof. Except as Previously Disclosed, no audit examination or deficiency or refund litigation with respect to such returns is pending. SNC has been audited by the IRS through the tax year ended December 31, 1986. Neither SNC nor any SNC Subsidiary will have as of the Closing Date any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

  (b) All federal, state and local (and, if applicable, foreign) tax returns filed by SNC and each SNC Subsidiary are complete and accurate in all material respects. Neither SNC nor any SNC Subsidiary is delinquent in the payment of any tax, assessment or governmental charge, and, except as Previously

Disclosed, none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against SNC or any SNC Subsidiary which have not been settled and paid. Except as Previously Disclosed, there are currently no agreements in effect with respect to SNC or any SNC Subsidiary to extend the period of limitations for the assessment or collection of any tax.

  (c) SNC and each SNC Subsidiary have timely filed all material information returns required under Sections 6041-6050N of the Code and any comparable state laws, and have timely complied in all material respects with the requirements of Section 3406 of the Code and the regulations thereunder and any comparable state laws and regulations. Neither SNC nor any SNC Subsidiary has made or entered into, or holds any asset subject to, a consent filed pursuant to
Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Code and the regulations thereunder.

2.14. EMPLOYEE BENEFIT PLANS

  (a) SNC has Previously Disclosed true and complete copies of all pension or profit-sharing plans, any deferred compensation, consulting, bonus or group insurance contract or any other incentive, stock option, welfare or employee benefit plan or agreement maintained for the benefit of any employees or former employees of SNC, any SNC Subsidiary or any SNC ERISA Affiliate (collectively, the "SNC Plans") together with (i) the most recent actuarial and financial reports, if any, prepared with respect to each such SNC Plan, (ii) the most recent annual report, if any, filed with any government agency with respect to each such SNC Plan, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any SNC Plan. Except as Previously Disclosed, no SNC Plan provides health, medical, death or survivor benefits to any former employee or beneficiary thereof (other than coverage mandated by applicable law or death or retirement benefits under an employee pension benefit plan, as defined in Section 3(2) of ERISA).

  (b) No liability under Title IV of ERISA has been incurred by SNC, any SNC Subsidiary or any SNC ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to SNC, any SNC Subsidiary or any SNC ERISA Affiliate of incurring a liability under such Title, other than liability for premiums due the PBGC, which payments have been or will be made when due.

  (c) None of the SNC Plans is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA.

  (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each SNC Plan that is intended to be a qualified plan to the effect that such plan is qualified under Section 401 of the Code and tax exempt under Section 501 of the Code and each such letter has been Previously Disclosed. No such letter has been revoked or threatened to be revoked and neither SNC nor any SNC Subsidiary knows of any ground on which such revocation may be based. Neither SNC nor any SNC Subsidiary has a material liability under any SNC Plan that is not reflected on the SNC Financial Statements.

  (e) Except as Previously Disclosed, each of the SNC Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

  (f) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any SNC Plan (i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or(ii) the correction of which would have a material adverse effect on the financial condition, results of operations or business of SNC on a consolidated basis.

  (g) Each of the SNC Plans that is intended to satisfy the requirements of
Section 125 or Section 501(c)(9) of the Code satisfies such requirements.

  (h) With respect to each SNC Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits and nothing has occurred since such most recent valuation date with respect to each such plan that adversely affects the funded status of such plan. No reportable event under Section 4043(b) of ERISA has occurred with respect to any SNC Plan (other than a reportable event for which the requirement of notice to the PBGC has been waived by regulation).

  (i) There are no actions, suits or claims pending, or to the best knowledge of SNC, threatened or anticipated (other than routine claims for benefits) by, on behalf of or against any of the SNC Plans or any trusts related thereto or against SNC or any SNC Subsidiary with respect to the SNC Plans or any trusts related thereto.

  (j) Except as Previously Disclosed, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of SNC or any SNC Subsidiary to severance pay, employment compensation or any other payment, benefit or award or (ii) accelerate the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

2.15. CERTAIN CONTRACTS

  (a) Except as Previously Disclosed, neither SNC nor any SNC Subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment whether or not made in the ordinary course of business, (ii) any agreement, indenture or other instrument relating to the borrowing of money by SNC or any SNC Subsidiary or the guarantee by SNC or any SNC Subsidiary of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between SNC or any SNC Subsidiary and any director or officer of SNC or any SNC Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between SNC or any SNC Subsidiary and any 5% or more shareholder of SNC, in each case other than transactions entered into in the ordinary course of the banking business of SNBNC or SNBSC consistent with past practice.

  (b) Neither SNC nor any SNC Subsidiary, nor to the knowledge of SNC, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreements by borrowers from SNBNC or SNBSC in the ordinary course of its banking business.

  (c) Since December 31, 1993, neither SNC nor any SNC Subsidiary has incurred or paid any obligation or liability that would be material to SNC, except obligations incurred or paid in connection with transactions in the ordinary course of business of any SNC Subsidiary consistent with its past practice and except as Previously Disclosed. Except as Previously Disclosed, from December 31, 1993 to the date hereof, neither SNC nor any SNC Subsidiary has taken any action that, if taken after the date hereof, would breach any of the covenants contained in Section 4.7(b) hereof.

2.16. OTHER REAL ESTATE OWNED

  (a) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the SNC Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO.

  (b) All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and neither SNC nor any SNC Subsidiary has received any notice of denial of any such claim.

  (c) SNC and each SNC Subsidiary are in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and SNC and/or each SNC Subsidiary are diligently pursuing such eviction or summary proceedings or such rental arrangements.

  (d) Except as Previously Disclosed, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of SNC and each SNC Subsidiary, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

2.17. LEGAL PROCEEDINGS

  Except as Previously Disclosed, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the knowledge of SNC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against SNC or any SNC Subsidiary or against any asset, interest or right of SNC or any SNC Subsidiary that would, if determined adversely to SNC or an SNC Subsidiary, have a material adverse effect on SNC. To the knowledge of SNC, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein, the Plan of Merger or the BB&T Option Agreement or to impose upon BB&T, SNC or any of their respective subsidiaries any material cost or obligation in connection therewith. Except as Previously Disclosed there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the knowledge of SNC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any present or former director or officer of SNC that would be reasonably likely to give rise to a claim for indemnification by such present or former director or officer that would, if determined adversely to SNC or an SNC Subsidiary, have a material adverse effect on SNC, and, to the knowledge of SNC, there is no reasonable basis for any such action, suit or proceeding.


2.18. COMPLIANCE WITH LAWS

  SNC and the SNC Subsidiaries are in compliance in all material respects with all statutes and regulations applicable to the conduct of their business, and neither SNC nor any SNC Subsidiary has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. Neither SNC nor any SNC Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and neither of them has received any communication requesting that they enter into any of the foregoing. Without limiting the generality of the foregoing, each of SNBNC and SNBSC has timely filed all currency transaction reports required to be filed and taken all other actions required under the Currency and Foreign Transactions Reporting Act, codified at 31 U.S.C. (S)5301 et seq., and its implementing regulations.

2.19. BROKERS AND FINDERS

  Neither SNC nor any SNC Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, the Bank Merger Agreement or the Plan of Merger, except for Lehman Brothers and Wheat, First Securities, Inc.

2.20. INSURANCE

  SNC and each SNC Subsidiary currently maintains insurance in amounts reasonably necessary for their operations and, to the best knowledge of SNC, similar in scope and coverage to that maintained by other entities similarly situated. Neither SNC nor any SNC Subsidiary has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither SNC nor any SNC Subsidiary has been refused any insurance coverage sought or applied for, and SNC has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of SNC or any SNC Subsidiary.

2.21. REPURCHASE AGREEMENTS

  With respect to all agreements pursuant to which SNC or any SNC Subsidiary has purchased securities subject to an agreement to resell, if any, SNC or such SNC Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

2.22. DEPOSIT INSURANCE; FEDERAL RESERVE MEMBERSHIP

  The deposits of SNBNC and SNBSC are insured by the FDIC in accordance with the FDIA, and SNBNC and SNBSC have paid all assessments and filed all reports required by the FDIA. SNBNC and SNBSC are members of the Federal Reserve System and have subscribed and paid (or will have done so by the Closing Date) for the requisite number of shares of capital stock of the FRB Richmond.

2.23. ADMINISTRATION OF TRUST ACCOUNTS

  SNBNC and SNBSC have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of SNC, SNBNC and SNBSC, taken as a whole, all accounts for which they act as fiduciaries, including but not limited to accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither SNC, SNBNC or SNBSC, nor any director, officer or employee of SNC, SNBNC or SNBSC has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of SNC, and SNBNC and SNBSC, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.


2.24. ENVIRONMENTAL MATTERS

  (a) Except as Previously Disclosed, to the best of SNC's knowledge, neither SNC nor any SNC Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of SNC and the SNC Subsidiaries is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of SNC and the SNC Subsidiaries, the premises on which the leasehold is situated. Neither SNC nor any SNC Subsidiary has received any Communication alleging that SNC or such SNC Subsidiary is not in such compliance and, to the best knowledge of SNC and the SNC Subsidiaries, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

  (b)(i) There are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on SNC and the SNC Subsidiaries of any liability arising under any Environmental Laws pending or, to the best knowledge of SNC and the SNC Subsidiaries, threatened against (A) SNC or any SNC Subsidiary, (B) any person or entity whose liability for any Environmental Claim SNC or any SNC Subsidiary has or may have retained or assumed either contractually or by operation of law, or (C) any real or personal property which SNC or any SNC Subsidiary owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business, financial condition or results of operations of SNC. SNC and the SNC Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

  (ii) To the best knowledge of SNC and the SNC Subsidiaries, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on SNC or any SNC Subsidiary of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which SNC or any SNC Subsidiary holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of SNC. SNC and the SNC Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

  (c) With respect to all real and personal property owned or leased by SNC or any SNC Subsidiary, other than OREO, SNC will have made available to BB&T before or by September 1, 1994 copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by SNC or any SNC Subsidiary and all real or personal property which SNC or any SNC Subsidiary has been or is judged to have managed or to have supervised or participated in the management of, SNC has made available to BB&T the information relating to such OREO available to SNC. SNC and the SNC Subsidiaries are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (c).

  (d) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against SNC or any SNC Subsidiary or against any person or entity whose liability for any Environmental Claim SNC or any SNC Subsidiary has or may have retained or assumed either contractually or by operation of law.

  (e) For the purpose of this Agreement, the following terms shall have the following meanings:

  (i) "Communication" means a communication which is of a substantive nature and which is made (A) in writing to SNC or any SNC Subsidiary on the one hand or to BB&T or any BB&T Subsidiary on the other hand, or (B) orally to a senior officer of SNC or any SNC Subsidiary or of BB&T or any BB&T Subsidiary, whether from a governmental authority or a third party.

  (ii) "Environmental Claim" means any Communication from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern.

  (iii) "Environmental Laws" means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata). This definition includes, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

  (iv) "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

2.25. CERTAIN INFORMATION

  When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the later of the SNC and BB&T shareholders' meetings to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by SNC relating to SNC and the SNC Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

2.26. INFORMATION IN APPLICATIONS

  All information concerning SNC and the SNC Subsidiaries, and their respective officers, directors and shareholders, included (or submitted for inclusion) in the applications described in Section 4.3 hereof shall be true, correct and complete in all material respects.

                                   ARTICLE 3.

                     Representations and Warranties of BB&T

  BB&T hereby represents and warrants to SNC as follows:

3.1. CAPITAL STRUCTURE OF BB&T

  The authorized capital stock of BB&T consists of (i) 100,000,000 shares of common stock, par value $2.50 per share ("BB&T Common Stock"), of which as of June 30, 1994, 36,271,016 shares were issued and outstanding and none were held in treasury; and (ii) 4,000,000 shares of nonvoting preferred stock, no par value ("BB&T Preferred Stock"), none of which have been issued or are outstanding. All outstanding shares of BB&T Common Stock have been duly authorized and are validly issued, and are fully paid and nonassessable. There are no Rights authorized, issued or outstanding with respect to the capital stock of BB&T and no written or oral plans, understandings, commitments or contracts to which BB&T or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of BB&T's capital stock, except for the BB&T DRP and as Previously Disclosed. None of the shares of BB&T's capital stock has been issued in violation of the preemptive rights of any person.

3.2. ORGANIZATION, STANDING AND AUTHORITY OF BB&T

  BB&T is a duly organized corporation, validly existing and in good standing under the laws of the State of North Carolina. BB&T (i) has full corporate power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of BB&T on a consolidated basis. BB&T has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own and lease its properties and assets and to carry on its business as it is now being conducted. BB&T has delivered to SNC a true, complete and correct copy of its Articles of Incorporation and of its Bylaws, each as in effect on the date of this Agreement. BB&T is registered as a bank holding company under the Bank Holding Company Act.

3.3. OWNERSHIP OF THE BB&T SUBSIDIARIES; CAPITAL STRUCTURE OF THE BB&T SUBSIDIARIES

  BB&T does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except as Previously Disclosed (collectively the "BB&T Subsidiaries" and each individually a "BB&T Subsidiary"). The outstanding shares of capital stock of each BB&T Subsidiary have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are directly or indirectly owned by BB&T free and clear of all liens, claims and encumbrances. No Rights are authorized, issued or outstanding with respect to the capital stock of any BB&T Subsidiary and there are no agreements, understandings or commitments relating to the right of BB&T to vote or to dispose of said shares. None of the shares of capital stock of any BB&T Subsidiary has been issued in violation of the preemptive rights of any person.

3.4. ORGANIZATION, STANDING AND AUTHORITY OF THE BB&T SUBSIDIARIES

  Each BB&T Subsidiary is a duly organized corporation or North Carolina chartered or South Carolina chartered commercial bank or a North Carolina chartered savings bank, validly existing and in good standing under applicable laws. Each BB&T Subsidiary (i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of BB&T on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of BB&T on a consolidated basis. Each BB&T Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on the business of such BB&T Subsidiary.

3.5. AUTHORIZED AND EFFECTIVE AGREEMENT

  (a) BB&T has all requisite corporate power and authority to enter into, adopt and perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the BB&T Option Agreement. The execution, adoption and delivery of this Reorganization Agreement, the Plan of Merger and the BB&T Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BB&T, except that the affirmative vote of the holders of all outstanding shares of BB&T Common Stock entitled to vote thereon is required to adopt the Plan of Merger, unless two-thirds of the entire board of directors of BB&T recommends to the shareholders of BB&T a vote in favor of the Merger, in which case the affirmative vote of the holders of a majority of all outstanding shares of BB&T Common Stock entitled to vote thereon is required to adopt the Plan of Merger, pursuant to the North Carolina Business Corporation Act, as amended, and BB&T's Articles of Incorporation and Bylaws.

  (b) This Reorganization Agreement, the BB&T Option Agreement and the Plan of Merger constitute legal, valid and binding obligations of BB&T enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

  (c) Neither the execution, adoption and delivery of this Reorganization Agreement, the Plan of Merger or the BB&T Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by BB&T with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of BB&T or any BB&T Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BB&T or any BB&T Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) subject to the receipt of all required regulatory approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to BB&T or any BB&T Subsidiary.

  (d) Except for consents and approvals of or filings with the Federal Reserve Board, the FDIC, the Commission and the State Boards and any appropriate state securities authorities, no consents or approvals of or filings or registrations with any public body or authority are necessary, and no consents or filings or registrations with any public body or authority are necessary and no consents or approval of any third parties are necessary, in connection with the execution and delivery of this Agreement by BB&T or the consummation by BB&T of the transactions contemplated hereby or by the Plan of Merger.

3.6. SEC DOCUMENTS; REGULATORY FILINGS

  BB&T has filed all SEC Documents required by the Securities Laws and such SEC Documents complied in all material respects with the Securities Laws. Each of BB&T, BB&T-NC and BB&T-SC has filed all reports required by statute or regulation to be filed with any federal or state bank or savings association or savings institution regulatory agency, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in all material respects.

3.7. FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

  The BB&T Financial Statements fairly present the consolidated financial position of BB&T as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of BB&T for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein. The books and records of BB&T and each BB&T Subsidiary fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of BB&T and each BB&T Subsidiary contain accurate records of all corporate actions of their respective shareholders and Boards of Directors (including committees of their Boards of Directors).

3.8. MATERIAL ADVERSE CHANGE

  BB&T has not, on a consolidated basis, suffered any material adverse change in its business, financial condition or results of operations since December 31, 1993.

3.9. ABSENCE OF UNDISCLOSED LIABILITIES

  Neither BB&T nor any BB&T Subsidiary has any liability (contingent or otherwise) that is material to BB&T on a consolidated basis, or that, when combined with all similar liabilities, would be material to BB&T on a consolidated basis, except as disclosed in the BB&T Financial Statements and except for liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent BB&T Financial Statements.

3.10. PROPERTIES

  BB&T and the BB&T Subsidiaries have good title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the BB&T Financial Statements as of December 31, 1993 or acquired after such date, except (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. Each BB&T Subsidiary as lessee has the right under valid and subsisting leases of properties used by it in the conduct of its respective business to occupy and use all such properties as presently occupied and used by it. Each of the real properties used by any BB&T Subsidiary has been maintained in all material respects in good condition and is suitable for its current use by it. Each of such properties conforms in all material respects to currently applicable ordinances, regulations and zoning requirements and, if required, is occupied pursuant to a certificate of occupancy authorizing its current use. Since December 31, 1993, none of such properties which are material to the operation of any BB&T Subsidiary has been damaged by fire, storm or other identifiable event or other act of God, except to the extent that any property owned or leased by any BB&T Subsidiary if so damaged is insured to the extent necessary to satisfactorily repair the damaged premises.

3.11. LOANS

  (a) Except as Previously Disclosed, to BB&T's best knowledge each loan reflected as an asset in the BB&T Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to Regulation O of the Federal Reserve Board which have been made by BB&T-NC and BB&T-SC comply therewith.

  (b) The classification on the books and records of BB&T and each BB&T Subsidiary that is a banking institution of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting policy.

3.12. ALLOWANCE FOR LOAN LOSSES

  The allowance for loan losses reflected on the BB&T Financial Statements as of December 31, 1993 and any BB&T Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted and regulatory accounting principles to provide for reasonably anticipated losses on outstanding loans.


3.13. TAX MATTERS

  (a) BB&T and each BB&T Subsidiary, and each of their respective predecessors, have timely filed federal income tax returns for each year through December 31, 1992 and have timely filed, or caused to be filed, all other federal and state tax returns (including, without limitation, estimated tax returns, withholding tax returns and FICA and FUTA returns) required to have been filed with respect to BB&T or such BB&T Subsidiary. BB&T has made available to SNC true and complete copies of its federal and state income tax returns for the past five years, and true and complete copies of all correspondence from governmental authorities, and responses of BB&T or any BB&T Subsidiary thereto, relating to such federal and state income tax returns or any other federal, state or other tax filings within the past five years. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes and, as of the Closing Date, all taxes due in respect of any subsequent periods ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof. No audit examination or deficiency or refund litigation with respect to such returns is pending. BB&T has been audited by the IRS through the tax year ended December 31, 1992. Neither BB&T nor any BB&T Subsidiary will have as of the Closing Date any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

  (b) All federal, state and local (and, if applicable, foreign) tax returns filed by BB&T and each BB&T Subsidiary are complete and accurate in all material respects. Neither BB&T nor any BB&T Subsidiary is delinquent in the payment of any tax, assessment or governmental charge, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against BB&T or any BB&T Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to BB&T or any BB&T Subsidiary to extend the period of limitations for the assessment or collection of any tax.

  (c) BB&T and each BB&T Subsidiary have timely filed all material information returns required under Sections 6041-6050N of the Code and any comparable state laws, and have timely complied in all material respects with the requirements of Section 3406 of the Code and the regulations thereunder and any comparable state and local laws and regulations. Neither BB&T nor any BB&T Subsidiary has made or entered into, or holds any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Code and the regulations thereunder.

3.14. EMPLOYEE BENEFIT PLANS

  (a) BB&T has Previously Disclosed true and complete copies of all pension or profit-sharing plans, any deferred compensation, consulting, bonus or group insurance contract or any other incentive, stock option, welfare or employee benefit plan or agreement maintained for the benefit of any employees or former employees of BB&T, any BB&T Subsidiary or any BB&T ERISA Affiliate (collectively, the "BB&T Plans") together with (i) the most recent actuarial and financial reports, if any, prepared with respect to each such BB&T Plan,
(ii) the most recent annual report, if any, filed with any government agency with respect to each such BB&T Plan, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any BB&T Plan. Except as Previously Disclosed, no BB&T Plan provides health, medical, death or survivor benefits to any former employee or beneficiary thereof (other than coverage mandated by applicable law or death or retirement benefits under an employee pension benefit plan, as defined in Section 3(2) of ERISA).

  (b) No liability under Title IV of ERISA has been incurred by BB&T, any BB&T Subsidiary or any BB&T ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to BB&T, any BB&T Subsidiary or any BB&T ERISA Affiliate of incurring a liability under such Title, other than liability for premiums due the PBGC, which payments have been or will be made when due.

  (c) None of the BB&T Plans is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA.

  (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each BB&T Plan that is intended to be a qualified plan to the effect that such plan is qualified under Section 401 of the Code and tax exempt under Section 501 of the Code and each such letter has been Previously Disclosed. No such letter has been revoked or threatened to be revoked and neither BB&T nor any BB&T Subsidiary knows of any ground on which such revocation may be based. Except as Previously Disclosed, neither BB&T nor any BB&T Subsidiary has a material liability under any BB&T Plan that is not reflected on the BB&T Financial Statements.

  (e) Each of the BB&T Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

  (f) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any BB&T Plan (i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (ii) the correction of which would have a material adverse effect on the financial condition, results of operations or business of BB&T on a consolidated basis.

  (g) Each of the BB&T Plans that is intended to satisfy the requirements of
Section 125 or Section 501(c)(9) of the Code satisfies such requirements.

  (h) With respect to each BB&T Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits and nothing has occurred since such most recent valuation date with respect to each such plan that adversely affects the funded status of such plan. No reportable event under Section 4043(b) of ERISA has occurred with respect to any BB&T Plan (other than a reportable event for which the requirement of notice to the PBGC has been waived by regulation).

  (i) There are no actions, suits or claims pending, or to the best knowledge of SNC, threatened or anticipated (other than routine claims for benefits) by, on behalf of or against any of the BB&T Plans or any trusts related thereto or against BB&T or any BB&T Subsidiary with respect to the BB&T Plans or any trusts related thereto.

  (j) Except as Previously Disclosed, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of BB&T or any BB&T Subsidiary to severance pay, employment compensation or any other payment, benefit or award or (ii) accelerate the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

3.15. CERTAIN CONTRACTS

  (a) Except as Previously Disclosed, neither BB&T nor any BB&T Subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment whether or not made in the ordinary course of business, (ii) any agreement, indenture or other instrument relating to the borrowing of money by BB&T or any BB&T Subsidiary or the guarantee by BB&T or any BB&T Subsidiary of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between BB&T or any BB&T Subsidiary and any director or officer of BB&T or any BB&T Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between BB&T or any BB&T Subsidiary and any 5% or more shareholder of BB&T, in each case other than transactions entered into in the ordinary course of the banking business of BB&T-NC or BB&T-SC consistent with past practice.

  (b) Neither BB&T nor any BB&T Subsidiary, nor to the knowledge of BB&T, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreements by borrowers from BB&T-NC or BB&T-SC in the ordinary course of its banking business.

  (c) Since December 31, 1993, neither BB&T nor any BB&T Subsidiary has incurred or paid any obligation or liability that would be material to BB&T, except obligations incurred or paid in connection with transactions in the ordinary course of business of the BB&T Subsidiaries consistent with its past practice and except as Previously Disclosed. Except as Previously Disclosed, from December 31, 1993 to the date hereof, neither BB&T nor any BB&T Subsidiary has taken any action that, if taken after the date hereof, would breach any of the covenants contained in Section 4.8(b) hereof.

3.16. OTHER REAL ESTATE OWNED

  (a) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the BB&T Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO.

  (b) All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and neither BB&T nor any BB&T Subsidiary has received any notice of denial of any such claim.

  (c) BB&T and each BB&T Subsidiary are in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and BB&T and/or each BB&T Subsidiary are diligently pursuing such eviction or summary proceedings or such rental arrangements.

  (d) No legal proceeding or quasi-legal proceeding is pending or, to the knowledge of BB&T and each BB&T Subsidiary, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

3.17. LEGAL PROCEEDINGS

  Except as Previously Disclosed, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the knowledge of BB&T, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against BB&T or any BB&T Subsidiary or against any asset, interest or right of BB&T or any BB&T Subsidiary that would, if determined adversely to BB&T or a BB&T Subsidiary, have a material adverse effect on BB&T. To the knowledge of BB&T, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein, the Plan of Merger or the SNC Option Agreement or to impose upon SNC, BB&T or any of their respective subsidiaries any material cost or obligation in connection therewith. Except as Previously Disclosed there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the knowledge of BB&T, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any present or former director or officer of BB&T that would be reasonably likely to give rise to a claim for indemnification by such present or former director or officer that would, if determined adversely to BB&T or a BB&T Subsidiary, have a material adverse effect on BB&T, and, to the knowledge of BB&T, there is no reasonable basis for any such action, suit or proceeding.

3.18. COMPLIANCE WITH LAWS

  Except as Previously Disclosed, BB&T and the BB&T Subsidiaries are in compliance in all material respects with all statutes and regulations applicable to the conduct of their business, and except as Previously

Disclosed, neither BB&T nor any BB&T Subsidiary has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. Except as Previously Disclosed, neither BB&T nor any BB&T Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and neither of them has received any communication requesting that they enter into any of the foregoing. Without limiting the generality of the foregoing, each of BB&T-NC and BB&T-SC has timely filed all currency transaction reports required to be filed and taken all other actions required under the Currency and Foreign Transactions Reporting Act, codified at 31 U.S.C. (S)5301 et seq., and its implementing regulations.


3.19. BROKERS AND FINDERS

  Neither BB&T nor any BB&T Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, the Bank Merger Agreement or the Plan of Merger, except for Lehman Brothers and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch").

3.20. INSURANCE

  BB&T and each BB&T Subsidiary currently maintain insurance in amounts reasonably necessary for their operations and, to the best knowledge of BB&T, similar in scope and coverage to that maintained by other entities similarly situated. Neither BB&T nor any BB&T Subsidiary has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither BB&T nor any BB&T Subsidiary has been refused any insurance coverage sought or applied for, and BB&T has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of BB&T or any BB&T Subsidiary.

3.21. REPURCHASE AGREEMENTS

  With respect to all agreements pursuant to which BB&T or any BB&T Subsidiary has purchased securities subject to an agreement to resell, if any, BB&T or such BB&T Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.22. DEPOSIT INSURANCE

  The deposits of BB&T-NC and BB&T-SC are insured by the FDIC in accordance with the FDIA, and BB&T-NC and BB&T-SC have paid all assessments and filed all reports required by the FDIA.


3.23. ADMINISTRATION OF TRUST ACCOUNTS

  BB&T-NC and BB&T-SC have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of BB&T, BB&T-NC and BB&T-SC, taken as a whole, all accounts for which they act as fiduciaries, including but not limited to accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither BB&T, BB&T-NC or BB&T-SC, nor any director, officer or employee of BB&T, BB&T-NC or BB&T-SC has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of BB&T, BB&T-NC and BB&T-SC, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

3.24. ENVIRONMENTAL MATTERS

  (a) Except as Previously Disclosed, to the best of BB&T's knowledge, neither BB&T nor any BB&T Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of BB&T and the BB&T Subsidiaries is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of BB&T and the BB&T Subsidiaries, the premises on which the leasehold is situated. Neither BB&T nor any BB&T Subsidiary has received any Communication alleging that BB&T or such BB&T Subsidiary is not in such compliance and, to the best knowledge of BB&T and the BB&T Subsidiaries, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

  (b)(i) There are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on BB&T and the BB&T Subsidiaries of any liability arising under any Environmental Laws pending or, to the best knowledge of BB&T and the BB&T Subsidiaries, threatened against (A) BB&T or any BB&T Subsidiary, (B) any person or entity whose liability for any Environmental Claim BB&T or any BB&T Subsidiary has or may have retained or assumed either contractually or by operation of law, or (C) any real or personal property which BB&T or any BB&T Subsidiary owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business, financial condition or results of operations of BB&T. BB&T and the BB&T Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

  (ii) To the best knowledge of BB&T and the BB&T Subsidiaries, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on BB&T or any BB&T Subsidiary of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which BB&T or any BB&T Subsidiary holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of BB&T. BB&T and the BB&T Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

  (c) With respect to all real and personal property owned or leased by BB&T or any BB&T Subsidiary, other than OREO, BB&T will have made available to SNC before or by September 1, 1994 copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by BB&T or any BB&T Subsidiary and all real or personal property which BB&T or any BB&T Subsidiary has been or is judged to have managed or to have supervised or participated in the management of, BB&T has made available to SNC the information relating to such OREO available to BB&T. BB&T and the BB&T Subsidiaries are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (c).

  (d) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against BB&T or any BB&T Subsidiary or against any person or entity whose liability for any Environmental Claim BB&T or any BB&T Subsidiary has or may have retained or assumed either contractually or by operation of law.

3.25. CERTAIN INFORMATION

  When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the later of the SNC and BB&T shareholders' meetings to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by BB&T relating to BB&T and the BB&T Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

3.26. INFORMATION IN APPLICATIONS

  All information concerning BB&T and the BB&T Subsidiaries, and their respective officers, directors and shareholders, included (or submitted for inclusion) in the applications described in Section 4.3 hereof shall be true, correct and complete in all material respects.


                                   ARTICLE 4.

                                   Covenants

4.1. SHAREHOLDERS' MEETINGS

  BB&T and SNC shall submit this Reorganization Agreement and the Plan of Merger to their respective shareholders for approval at an annual or a special meeting to be held as soon as practicable. Except to the extent legally required for the discharge by the boards of directors of their fiduciary duties as determined by such boards of directors after consultation with such board's counsel, the boards of directors of SNC and BB&T shall recommend at the respective shareholders' meetings that the shareholders vote in favor of and approve the Merger and adopt the Plan of Merger.

4.2. PROXY STATEMENT; REGISTRATION STATEMENT

  As promptly as practicable after the date hereof, BB&T and SNC shall cooperate in the preparation of the Proxy Statement to be mailed to the shareholders of BB&T and SNC in connection with the Merger and to be filed by SNC as part of the Registration Statement. SNC will advise BB&T, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the Continuing Corporation Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. The Continuing Corporation after the Effective Date shall file a post-effective amendment to the Registration Statement either with respect to the sale of the shares of Continuing Corporation Common Stock provided for in the Plan of Merger to the holders of stock options issued by BB&T or for the resale of such shares by such optionees, as the Continuing Corporation and such optionees may agree. SNC shall take all actions necessary to register or qualify the shares of Continuing Corporation

Common Stock to be issued in the Merger and pursuant to such options pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof.


4.3. APPLICATIONS

  As promptly as practicable after the date hereof, (i) SNC shall submit any requisite applications for prior approval of the transactions contemplated herein and in the Plan of Merger to the Federal Reserve Board pursuant to
Section 3 of the Bank Holding Company Act, (ii) each of the parties shall submit any requisite applications for prior approval of the transactions contemplated herein and the Plan of Merger to the FDIC and the State Boards, and (iii) each of the parties hereto shall, and they shall cause their respective subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger and the Bank Mergers. Prior to the making of any such filings with any regulatory authority or any third persons, BB&T and SNC shall submit to each other the materials to be filed, mailed or released. Any such materials must be acceptable to both BB&T and SNC prior to the filings with any regulatory authorities or any third persons, except to the extent that BB&T or SNC is legally required to proceed prior to obtaining the acceptance of the other.

4.4. BEST EFFORTS

  BB&T, BB&T-NC, BB&T-SC, SNC, SNBNC and SNBSC each shall use its best efforts in good faith to (i) furnish such information as may be necessary or desirable in connection with the preparation of the documents referred to in Sections 4.2 and 4.3 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger and the Bank Mergers at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is necessary or desirable for consummation of the transactions contemplated hereby, and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause or to the best of its ability permit to be taken, any action that would adversely affect the qualification of the Merger for pooling of interests accounting treatment; provided that nothing herein contained shall preclude BB&T from exercising its rights under the SNC Option Agreement or SNC from exercising its rights under the BB&T Option Agreement.

4.5. INVESTIGATION AND CONFIDENTIALITY

  (a) BB&T and SNC each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein. BB&T and SNC each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. BB&T and SNC agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this
Section 4.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger and the Bank Mergers of, any party hereto.

  (b) Each party hereto shall, and shall cause its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other parties, said undertaking with respect to confidentiality to survive any termination of this Agreement pursuant to Section 6.1 hereof. In the event of termination of this Agreement each party shall return to the furnishing party or destroy and certify the destruction of all information previously furnished by the other party in connection with the transactions contemplated by this Agreement.

  (c) SNC shall give prompt notice to BB&T, and BB&T shall give prompt notice to SNC, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of SNC or BB&T, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.


4.6. PRESS RELEASES

  The parties hereto shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement, the Plan of Merger and the agreements which shall be acceptable in form to BB&T and SNC to effect the North Carolina Bank Merger and the South Carolina Bank Merger (collectively, the "Bank Merger Agreements") or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which its counsel deems necessary.

4.7. COVENANTS OF SNC

  (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement or consented to or approved by BB&T, SNC shall use its best efforts to preserve the properties, business and relationships of SNC and the SNC Subsidiaries with customers, employees and other persons.

  (b) Except with the prior written consent of BB&T, between the date hereof and the Effective Date, SNC and each SNC Subsidiary that is a banking institution shall not:

    (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

    (2) in the case of SNC only (a) declare, set aside, make or pay any dividend or other distribution in respect of SNC Common Stock other than quarterly cash dividends in an amount per share in excess of $0.20, in a manner consistent with past practice and in accordance with applicable law, regulation and contractual and regulatory commitments and in respect of SNC Series A Preferred Stock as required by SNC's Articles of Incorporation or
  (b) make any changes in its dividend record or dividend payment dates; provided, however, that if the Closing Date shall not have occurred prior to July 31, 1995, SNC may increase its regular quarterly cash dividends in a manner and amount consistent with past increases in such dividends;

    (3) except as Previously Disclosed, issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to the SNC Option Agreement, the SNC DRP or Rights outstanding at the date hereof, or incur any additional debt obligation or other obligation for borrowed money in amounts materially in excess of amounts previously borrowed in the ordinary course of business of SNC and SNC Subsidiaries consistent with past practice;

    (4) issue, grant or authorize any Rights other than pursuant to the SNC Option Agreement or grants of stock options to its employees in the ordinary course of business or effect any recapitalization, reclassification, stock dividend (other than pursuant to the SNC DRP), stock split or like change in capitalization or redeem, repurchase or otherwise acquire any shares of its capital stock;

    (5) except as Previously Disclosed or as contemplated herein, amend its Articles of Incorporation, Articles of Association or Bylaws except as contemplated herein; impose, or suffer the imposition, on any share of stock held by SNC in any SNC Subsidiary of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist, except as existing on the date hereof;

    (6) except as Previously Disclosed, merge or consolidate with any other entity; sell or lease all or any material portion of its assets or business; except as Previously Disclosed, make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between it and any other person; enter into or consummate a purchase and assumption transaction with respect to deposits and liabilities; revoke or surrender its certificate of authority to maintain, or apply for the relocation of, any existing branch office or apply for a certificate of authority to establish a new branch office other than in the ordinary course of business;

    (7) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and material to the conduct of its business except where it is in good faith contesting the validity of any of the foregoing;

    (8) liquidate or sell or dispose of any material assets or acquire any material assets; make any capital expenditures outside the ordinary course of business; or, except as Previously Disclosed, establish new branches or other similar facilities or modify any leases or other contracts relating thereto outside the ordinary course of business;

    (9) except as Previously Disclosed or as contemplated by this Agreement, increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in a manner consistent with past practice, provided, however, that such payments may not increase severance amounts payable under employment or severance agreements; provided, however, all amounts covered under SNC's Long-Term and Short-Term Incentive Plans as of the end of the month prior to the month in which the Closing Date occurs, at the sole option of SNC, may vest and be paid out immediately; except as Previously Disclosed or as contemplated by this Agreement, enter into, modify or extend or permit to be renewed any employment or severance contracts with any of its present or former directors, officers or employees; or enter into or modify (except as may be required by applicable law, for any modification that is not material or to effect normal, corrective or previously contemplated actions with respect to such plans) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

    (10) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by applicable law;

    (11) change its methods of accounting in effect at December 31, 1993, in any material respect except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes in any material respect from those employed in the preparation of its federal income tax returns for the year ended December 31, 1993, except as required by law;

    (12) solicit or encourage inquiries or proposals with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, SNC, SNBNC or SNBSC or any business combination with SNC, SNBNC or SNBSC other than as contemplated by this Reorganization Agreement; or authorize or permit any officer, director, agent or affiliate of it to do any of the above; or fail to notify BB&T immediately if any such inquiries or proposals are received by SNC, SNBNC or SNBSC; or

    (13) agree to do any of the foregoing.

4.8. COVENANTS OF BB&T

  (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement or consented to or approved by SNC, BB&T shall use its best efforts to preserve the properties, business and relationships of BB&T and the BB&T Subsidiaries with customers, employees and other persons.

  (b) Except with the prior written consent of SNC, between the date hereof and the Effective Date, BB&T and each BB&T Subsidiary that is a banking institution shall not:

    (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

    (2) in the case of BB&T only (a) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock other than its regular quarterly cash dividends in an amount per share in excess of $0.29, in a manner consistent with past practice and in accordance with applicable law, regulation and contractual and regulatory commitments or
  (b) make any changes in its dividend record or dividend payment dates; provided, however, that if the Closing Date shall not have occurred prior to July 31, 1995, BB&T may increase its regular quarterly cash dividends in a manner and amount consistent with past increases in such dividends, except that, if SNC increases its dividend after July 31, 1995, BB&T may increase its dividend(s) by an amount equal to the increase in the SNC dividend multiplied by 1.45;

    (3) except as Previously Disclosed, issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to the BB&T Option Agreement, the BB&T DRP or Rights outstanding at the date hereof, or incur any additional debt obligation or other obligation for borrowed money in amounts materially in excess of amounts previously borrowed in the ordinary course of business of BB&T and the BB&T Subsidiaries consistent with past practice;

    (4) issue, grant or authorize any Rights other than pursuant to the BB&T Option Agreement, the BB&T DRP or grants of stock options to its employees in the ordinary course of business or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

    (5) amend its Articles of Incorporation or Bylaws; impose, or suffer the imposition, on any share of stock held by BB&T in any BB&T Subsidiary of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist, except as existing on the date hereof;

    (6) except as Previously Disclosed, merge or consolidate with any other entity; sell or lease all or any material portion of its assets or business; except as Previously Disclosed, make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between it and any other person; enter into or consummate a purchase and assumption transaction with respect to deposits and liabilities; revoke or surrender its certificate of authority to maintain, or apply for the relocation of, any existing branch office or apply for a certificate of authority to establish a new branch office other than in the ordinary course of business;

    (7) except as Previously Disclosed, fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and material to the conduct of its business except where it is in good faith contesting the validity of any of the foregoing;

    (8) liquidate or sell or dispose of any material assets or, except as Previously Disclosed, acquire any material assets; make any capital expenditures outside the ordinary course of business; or establish new branches or other similar facilities or modify any leases or other contracts relating thereto outside the ordinary course of business;

    (9) except as contemplated by this Agreement, increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in a manner consistent with past practice, provided, however, that such payments may not increase severance amounts payable under employment or severance agreements; except as Previously Disclosed or as contemplated by this Agreement, enter into, modify or extend, or permit to be renewed, any employment or severance contracts with any of its present or former directors, officers or employees; or, enter into or modify (except as may be required by applicable law, for any modification that is not material or to effect normal, corrective or previously contemplated actions with respect to such plans) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

    (10) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by applicable law;

    (11) change its methods of accounting in effect at December 31, 1993, in any material respect except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes in any material respect from those employed in the preparation of its federal income tax returns for the year ended December 31, 1993, except as required by law;

    (12) solicit or encourage inquiries or proposals with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, BB&T, BB&T-NC or BB&T-SC or any business combination with BB&T, BB&T-NC or BB&T-SC other than as contemplated by this Reorganization Agreement; or authorize or permit any officer, director, agent or affiliate of it to do any of the above; or fail to notify SNC immediately if any such inquiries or proposals are received by BB&T, BB&T-NC or BB&T-SC; or

    (13) agree to do any of the foregoing.

4.9. HEADQUARTERS

  At the Effective Date, the headquarters of the Continuing Corporation and of the NC Continuing Bank shall be located at 200 West Second Street, Winston-Salem, North Carolina.

4.10. DIVIDENDS PRIOR TO THE EFFECTIVE DATE

  BB&T and SNC shall coordinate with one another as to the declaration and payment of cash dividends on the shares of BB&T Common Stock and SNC Common Stock to be declared prior to the Effective Date to ensure that an equivalent number of such dividends are declared by BB&T and SNC prior to the Effective Date.

4.11. CLOSING; CERTIFICATE OF MERGER

  The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated simultaneously at a closing to be held at such location as the parties shall agree on the first business day following satisfaction of the conditions to consummation of the Merger set forth in
Article 5 hereof or such later date within 45 days thereafter as may be agreed upon by the parties hereto ("Closing Date"). In connection with such Closing, BB&T and SNC shall execute a certificate of merger and shall cause such certificate to be delivered to the Secretary of State of the State of North Carolina. The Merger shall be effective at the time and on the date ("Effective Date") specified in such certificate of merger. The North Carolina Bank Merger and the South Carolina Bank Merger are intended to be accomplished as soon as practicable after the Merger. After the North Carolina Bank Merger, the NC Continuing Bank shall operate under the name of "Branch Banking and Trust Company" and after the South Carolina Bank Merger the SC Continuing Bank shall operate under the name of "Branch Banking and Trust Company of South Carolina" and utilize all trademarks, service marks and other registered and non-registered rights, words, symbols and devices related to such names.

4.12. AFFILIATES

  BB&T and SNC shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of BB&T or SNC within the meaning of Rule 144 or 145 promulgated by the Commission under the Securities Act, as appropriate, or by whom the transfer of Continuing Corporation Common Stock following consummation of the Merger may adversely affect the accounting for the Merger as a pooling of interests. SNC and BB&T shall use their best efforts to cause each person so identified to deliver to BB&T or SNC, no later than 30 days prior to the Effective Date, a written agreement providing that such person will not dispose of any SNC Common Stock, BB&T Common Stock or Continuing Corporation Common Stock except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the Commission's rules relating to pooling of interests accounting treatment. Shares of Continuing Corporation Common Stock issued to such affiliates in exchange for BB&T Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of SNC and BB&T have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this section.

4.13. BOARD OF DIRECTORS

  (a) From and after the Effective Date and until the first meeting of shareholders of the Continuing Corporation called to elect directors following the Merger (the "First Shareholders' Meeting"), the Board of Directors of the Continuing Corporation shall consist of 24 persons, of which 12 shall be persons named by the Board of Directors of BB&T ("BB&T Nominees") and 12 shall be persons named by the Board of Directors of SNC ("SNC Nominees") (in each case as identified by each party by letter to the other dated as of the date of this Amended and Restated Agreement). If prior to the Effective Date (i) any of the BB&T Nominees or the SNC Nominees becomes unable or unwilling to serve as a director of the Continuing Corporation, or (ii) either BB&T or SNC determines to replace a BB&T Nominee or an SNC Nominee, the party that designated such individual may name a replacement to become a director of the Continuing Corporation after the Effective Date.

  (b) John A. Allison IV shall be elected Chairman of the Board of the Continuing Corporation. If for any reason John A. Allison IV is unavailable to serve in that capacity at the Effective Date, the Chairman of the Board of the Continuing Corporation shall be selected by mutual agreement of the Boards of Directors of BB&T and SNC. If the Boards of Directors of BB&T and SNC are unable to agree upon a Chairman of the Board after reasonable effort to do so, then either party may upon written notice to the other terminate this Agreement.

  (c) The members of the Nominating Committee of the Continuing Corporation Board shall nominate for reelection, at the First Shareholders' Meeting, as directors to serve on the Continuing Corporation Board of Directors the BB&T Nominees and such of the SNC Nominees as may be required to be reelected at such meeting (or their designated replacements pursuant to Section 4.13(a)). The terms of those directors of the Continuing Corporation to be elected at the First Shareholders' Meeting whose terms of office expire at the First Shareholders' Meeting shall be allocated as designated by BB&T and SNC, provided that the terms of the same number of SNC Nominees and BB&T Nominees (including those SNC Nominees, if any, whose terms do not expire at the First Shareholders' Meeting) will expire in each applicable year. If after the Effective Date and prior to the First Shareholders' Meeting, any of the BB&T Nominees or the SNC Nominees becomes unable or unwilling or is otherwise ineligible to serve as a director of the Continuing Corporation, the remaining BB&T Nominees or SNC Nominees, as the case may be, may name a replacement to be nominated by the Nominating Committee for election at the First Shareholders' Meeting.

  (d) The Board of Directors of the NC Continuing Bank following the North Carolina Bank Merger shall be comprised of current BB&T and SNC directors who do not serve as directors of the Continuing Corporation and such other persons as may be determined at the time the North Carolina Bank Merger is effected.

  (e) Subject to the fiduciary duties of the Continuing Corporation directors,
L. Glenn Orr, Jr. andJohn A. Allison will be elected as members of the Executive Committee of the Continuing Corporation's Board of Directors for as long as they are directors of the Continuing Corporation.

  (f) As soon as practicable after the Effective Date, each Committee of the Board of Directors of the Continuing Corporation shall be reconstituted so as to consist of an equal number of BB&T Nominees and SNC Nominees.

  (g) At the Effective Date and until consummation of the North Carolina Bank Merger, John A. Allison IV and L. Glenn Orr, Jr. shall each serve on the Boards of Directors of BB&T-NC and SNBNC and, after the consummation of the North Carolina Bank Merger, on the Board of Directors of NC Continuing Bank. At the Effective Date and until consummation of the South Carolina Bank Merger, John
A. Allison IV and L. Glenn Orr, Jr. shall each serve on the Boards of Directors of BB&T-SC and SNBSC and, after the consummation of the South Carolina Bank Merger, on the Board of Directors of SC Continuing Bank.

4.14. MANAGEMENT; EMPLOYEES; EMPLOYEE BENEFITS

  (a) From and after the Effective Date, the Chief Executive Officer of the Continuing Corporation shall be John A. Allison IV. If for any reason John A. Allison IV is unavailable to serve in that capacity at the Effective Date, the Chief Executive Officer of the Continuing Corporation shall be selected by mutual agreement of the Boards of Directors of BB&T and SNC. If the Boards of Directors of BB&T and SNC are unable to agree upon a Chief Executive Officer after reasonable efforts to do so, then either party may terminate this Agreement. From and after the Effective Date, Henry G. Williamson, Jr. shall be the Chief Administrative Officer, John R. Spruill shall be the Chief Financial Officer, and each of W. Kendall Chalk, Robert E. Greene, Kelly S. King, Morris
D. Marley, Scott E. Reed and Michael W. Sperry shall be Executive Vice Presidents of the Continuing Corporation. The principal officers of the NC Continuing Bank and the SC Continuing Bank from and after the consummation of the North Carolina Bank Merger and the South Carolina Bank Merger, respectively, shall be as provided in the Bank Merger Agreements. No officer of BB&T-NC, SNBNC, BB&T-SC or SNBSC shall have his or her title or position altered automatically as a result of the Bank Mergers; provided, however, that nothing in this Section 4.14(a) shall affect the rights of the NC Continuing Bank and the SC Continuing Bank to alter such titles and positions of such officers following the Bank Mergers.

  (b) It is the intention of the parties hereto that after the Effective Date, all directors, officers and employees of the Continuing Corporation and its subsidiaries will be entitled to participate in compensation, benefit, welfare and related plans, programs or arrangements made available to similarly situated directors, officers and employees under the same terms and conditions, notwithstanding such individuals' prior affiliation with BB&T or SNC. The parties agree to work together prior to the Effective Date to develop and design such plans, programs and arrangements, and to prepare for the implementation of such plans, programs and arrangements following the Effective Date. It is also anticipated that any such plans, programs or arrangements to be effective after the Effective Date shall provide that, for purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit or other accrual purposes), service with SNC or an SNC Subsidiary, on the one hand, or BB&T or a BB&T Subsidiary, on the other hand, prior to the Effective Date shall be treated as service with an "employer" to the same extent as if such persons had been employees of BB&T or a BB&T Subsidiary or of SNC or an SNC Subsidiary, as appropriate.

  (c) After the Effective Date, as provided in the Plan of Merger, the obligations under any stock option plans of BB&T shall be assumed by SNC, and no further options shall be granted under such plan, and all officers and employees of the Continuing Corporation shall be eligible to participate in SNC's stock option plans notwithstanding such individuals' prior affiliation with BB&T or SNC.

4.15. INDEMNIFICATION

  Except as may be limited by applicable law, from and after the Effective Date, and after the effective date of the Bank Mergers, as applicable, the Continuing Corporation and the NC Continuing Bank and the SC Continuing Bank shall maintain all rights of indemnification existing in favor of the former employees, agents, officers and directors of BB&T, SNBNC and SNBSC, respectively, on terms no less favorable than those provided in the Articles of Incorporation and Bylaws of BB&T, SNBNC and SNBSC, as applicable, or otherwise in effect on the date of this Agreement for a period of not less than six years from the Effective Date with respect to matters occurring prior to the Effective Date.

                                   ARTICLE 5.

                              Conditions Precedent

5.1. CONDITIONS PRECEDENT--MUTUAL

  The respective obligations of BB&T and SNC to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

  (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement, the Plan of Merger, the Bank Merger Agreements and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, and all required shareholder approvals shall have been duly received;

  (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement, the Plan of Merger, and the Bank Merger Agreements, and all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of either BB&T or SNC so materially and adversely affects the anticipated economic and business benefits to such party of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable;

  (c) The parties hereto shall have received from counsel or a tax advisor, which counsel or tax advisor shall be satisfactory to each of SNC and BB&T (and SNC and BB&T each may elect to use separate counsel or tax advisor(s)), an opinion satisfactory in form and substance to BB&T and SNC, to the effect that the Merger when consummated in accordance with the terms hereof and the Plan of Merger, and the Bank Mergers when consummated in accordance with the terms of the Bank Merger Agreements, will constitute reorganizations within the meaning of Section 368(a) of the Code, that no gain or loss will be recognized by BB&T or SNC on consummation of the Merger, that no gain or loss will be recognized by BB&T-NC, BB&T-SC, SNBNC and SNBSC on consummation of the Bank Mergers, and that the exchange of BB&T Common Stock for SNC Common Stock will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of BB&T, except with respect to the receipt of cash in lieu of a fractional share of SNC Common Stock, and the Bank Mergers will not give rise to recognition of gain or loss for federal income tax purposes to SNC;

  (d) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending or to the knowledge of SNC threatened by the Commission to suspend the effectiveness of such Registration Statement, and SNC shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary, and no proceedings shall be pending or to the knowledge of SNC threatened by any state "Blue Sky" securities administrator to suspend the effectiveness of such Registration Statement;

  (e) Except as Previously Disclosed, to the extent that any lease, license, loan, financing agreement or other contract or agreement to which any party hereto of any of its subsidiaries, as the case may be, is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consent or waiver would not have a material adverse effect on the consolidated financial condition of such party from that reflected in the December 31, 1993 financial statements included in the SNC Financial Statements as to SNC and the SNC Subsidiaries and the BB&T Financial Statements as to BB&T and the BB&T Subsidiaries, following consummation of the Merger and the Bank Mergers; and

  (f) None of the parties hereto or to the Bank Merger Agreements shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreements and there shall be no action or proceeding by or before any such court or agency that, in the judgment of SNC or BB&T, with the advice of its respective counsel, shall present a bona fide claim to restrain, prohibit or invalidate the transactions contemplated hereby;

  (g) Dissenters' rights pursuant to Section 55-13-02 of the North Carolina Business Corporation Act with respect to the Merger shall not have been exercised by the holders of more than 10% of either (i) the outstanding SNC Common Stock and SNC Series A Preferred Stock in the aggregate or (ii) the BB&T Common Stock. For purposes of calculating the aggregate amount of SNC Common Stock and SNC Series A Preferred Stock for which dissenters' rights have been exercised, the SNC Series A Preferred Stock will be counted assuming that all shares of the SNC Series A Preferred Stock had been converted into SNC Common Stock in accordance with SNC's Articles of Incorporation on the date that SNC's shareholders vote on the Merger.

5.2. CONDITIONS PRECEDENT--BB&T

  The obligations of BB&T to effect the Merger and of BB&T-NC and BB&T-SC to effect the Bank Mergers shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by BB&T pursuant to Section 6.4 hereof:

    (a) The representations and warranties of SNC set forth in Article 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by BB&T;

    (b) SNC, SNBNC and SNBSC shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreements;

    (c) SNC shall have delivered to BB&T a certificate, dated the Closing Date and signed by its President and Chief Executive Officer and by its Chief Financial Officer to the effect that the conditions set forth in this section have been satisfied;

    (d) BB&T shall have received an opinion of counsel to SNC, which counsel shall be reasonably satisfactory to BB&T, dated the Closing Date, as to such matters as BB&T may reasonably request with respect to the transactions contemplated hereby, by the Plan of Merger, the Bank Merger Agreements and the SNC Option Agreement;

    (e) BB&T shall have received an opinion from KPMG Peat Marwick LLP that the Merger shall qualify for the pooling-of-interests method of accounting;

    (f) Neither SNC, SNBNC nor SNBSC shall have experienced or suffered any material adverse change in its business, operations, assets or condition (financial or other) since the date hereof;

    (g) BB&T shall have received the opinion of Lehman Brothers and Merrill Lynch as of or immediately prior to the effective date of the Registration Statement, to the effect that certain terms of the Merger are fair from a financial point of view to the BB&T shareholders; and

    (h) Current BB&T officers as Previously Disclosed shall have executed employment agreements substantially in the form provided in Exhibit 5.2(h) to this Agreement

5.3. CONDITIONS PRECEDENT--SNC

  The obligations of SNC to effect the Merger and of SNBNC and of SNBSC to effect the Bank Mergers shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by SNC pursuant to Section 6.4 hereof:

    (a) The representations and warranties of BB&T set forth in Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by SNC;

    (b) BB&T, BB&T-NC and BB&T-SC shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreements;

    (c) BB&T shall have delivered to SNC a certificate, dated the Closing Date and signed by its Chairman and Chief Executive Officer and by its Chief Financial Officer to the effect that the conditions set forth in this section have been satisfied;

    (d) SNC shall have received an opinion of counsel to BB&T, which counsel shall be reasonably satisfactory to SNC, dated the Closing Date, as to such matters as SNC may reasonably request with respect to the transactions contemplated hereby and by the Plan of Merger, the Bank Merger Agreements and the BB&T Option Agreement;

    (e) SNC shall have received an opinion from Arthur Andersen & Co. LLP that the Merger shall qualify for the pooling-of-interests method of accounting;

    (f) Neither BB&T, BB&T-NC nor BB&T-SC shall have experienced or suffered any material adverse change in its business, operations, assets or condition (financial or other) since the date hereof;

    (g) SNC shall have received the opinion of Lehman Brothers and Wheat, First Securities, Inc. as of or immediately prior to the effective date of the Registration Statement, to the effect that certain terms of the Merger are fair from a financial point of view to the SNC shareholders;

    (h) Current SNC officers as Previously Disclosed shall have terminated any and all employment, severance or similar agreements with SNC or any SNC Subsidiary and shall have executed employment agreements substantially in the form provided in Exhibit 5.2(h) to this Agreement; and

    (i) L. Glenn Orr, Jr. shall have entered into an agreement with the terms provided for in Exhibit 5.3(i) to this Agreement.

                                   ARTICLE 6.

                       Termination, Waiver and Amendment

6.1. TERMINATION

  This Reorganization Agreement, the Plan of Merger and the Bank Merger Agreements may be terminated, either before or after approval by the shareholders of BB&T or SNC:

    (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

    (b) At any time on or prior to the Closing Date, by BB&T in writing, if SNC has, or by SNC in writing, if BB&T has, in any material respect, breached (i) any covenant or agreement contained herein, in the Plan of Merger or in the Bank Merger Agreements or (ii) any representation or warranty contained herein, and in either case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date;

    (c) On the Closing Date, by any party hereto in writing, if any of the conditions precedent set forth in Article 5 hereof with respect to such party have not been satisfied or fulfilled;

    (d) At any time, by any party hereto in writing, if the applications for prior approval referred to in Section 4.3 hereof have been denied, and the time period for appeals and requests for reconsideration has run;

    (e) At any time, by any party hereto in writing, if the shareholders of SNC or BB&T do not approve the transactions contemplated herein at the special meetings duly called for that purpose;

    (f) By any party hereto in writing, if the Closing Date has not occurred by the close of business on July 31, 1995; provided, however, such date shall be extended until December 31, 1995, if the reason for failure of the Closing to have occurred by July 31, 1995 is that any regulatory approval contemplated by Section 4.3 has not been received;

    (g) At any time prior to September 22, 1994 by BB&T in writing, if BB&T determines in its sole good faith judgment that the financial condition, business or prospects of SNC, SNBNC or SNBSC are materially adversely different from what was reasonably expected by BB&T after the performance of its due diligence prior to the execution of this Agreement; provided that BB&T shall inform SNC upon such termination as to the reasons for BB&T's determination; and, provided further, that this Section 6.1(g) shall not limit in any way the due diligence investigation of SNC, SNBNC and SNBSC which BB&T may perform or otherwise affect any other rights which BB&T has after the date hereof and after September 22, 1994, under the terms of this Agreement;

    (h) At any time prior to September 22, 1994, by SNC in writing, if SNC determines in its sole good faith judgment that the financial condition, business or prospects of BB&T, BB&T-NC or BB&T-SC are materially adversely different from what was reasonably expected by SNC after the performance of its due diligence prior to the execution of this Agreement; provided that SNC shall inform BB&T upon such termination as to the reasons for SNC's determination; and, provided further, that this Section 6.1(h) shall not limit in any way the due diligence investigation of BB&T, BB&T-NC and BB&T-SC which SNC may perform or otherwise affect any other rights which SNC has after the date hereof and after September 22, 1994, under the terms of this Agreement; or

    (i) By either BB&T or SNC if, in the event John A. Allison IV is unavailable to serve as Chairman of the Board of Directors and Chief Executive Officer of the Continuing Corporation at such time as the parties are otherwise prepared to consummate the Merger, and the BB&T Board of Directors and the SNC Board of Directors are unable, after reasonable efforts, to mutually agree upon a person to serve as Continuing Corporation Chairman and a person to serve as Continuing Corporation Chief Executive Officer.

6.2. EFFECT OF TERMINATION

  In the event this Reorganization Agreement and the Plan of Merger are terminated pursuant to Section 6.1 hereof, this Agreement, the Plan of Merger and the Bank Merger Agreements shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 4.5 and 7.1 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 6.1(b)(i) shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement giving rise to such termination.

6.3. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

  All representations, warranties and covenants in this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreements or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date and from and after the Effective Date, none of the parties hereto shall have any liability to the other on account of any breach or failure of any of these representations, warranties or covenants, other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive BB&T or SNC (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either BB&T or SNC, the aforesaid representations, warranties and covenants being material inducements to the consummation by BB&T, SNC, BB&T-NC, SNBNC, BB&T-SC and SNBSC of the transactions contemplated herein and in the Bank Merger Agreements.

6.4. WAIVER

  Except with respect to any required shareholder or regulatory approval, BB&T and SNC respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of BB&T and
SNC) extend the time for the performance of any of the obligations or other acts of BB&T, BB&T-NC or BB&T-SC, on the one hand, or SNC, SNBNC or SNBSC, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger, the Bank Merger Agreements or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein, in the Plan of Merger or in the Bank Merger Agreements or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of BB&T and/or SNC shall alter the number of shares of SNC Common Stock into which each share of BB&T Common Stock shall be converted pursuant to the Merger.

6.5. AMENDMENT OR SUPPLEMENT

  This Reorganization Agreement, the Plan of Merger and the Bank Merger Agreements may be amended or supplemented at any time by mutual agreement of the parties hereto, in the case of this Reorganization Agreement, or thereto, in the case of the Plan of Merger and the Bank Merger Agreements, respectively. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereof.

                                   ARTICLE 7.

                                 Miscellaneous

7.1. EXPENSES

  (a) Except as provided in Section 7.1(b) below, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that BB&T and SNC each shall bear and pay 50% of the fees of Lehman Brothers and 50% of all printing costs.

  (b) Notwithstanding the provisions of Section 7(a) hereof, if for any reason this Reorganization Agreement is terminated by any party before the closing of the transactions contemplated hereby is concluded, each of SNC and BB&T shall bear and pay one-half of the reasonable and actual out of pocket costs and expenses incurred by the parties in connection with this Agreement, including the fees and expenses of consultants, printers and persons involved in the transactions contemplated by this Reorganization Agreement, the preparation of the Registration Statement and Proxy Statement, the solicitation of proxies and the registration under the Securities Act of the Continuing Corporation Common Stock, (except that the fees and expenses for paying employees and of investment bankers, accountants, and counsel shall not be subject to this Section 7.1(b)), provided that if this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreements are terminated by SNC or BB&T pursuant to Section 6.1(b) hereof, in either case because of a willful breach by the other of any representation, warranty, covenant, undertaking or restriction as set forth in Section 6.1(b), and provided further that the terminating party shall not have been in breach of any representation and warranty (in any material respect), covenant, undertaking or restriction contained herein, in the Plan of Merger or in the Bank Merger Agreements, then the breaching party shall bear and pay all such costs and expenses. Final settlement with respect to the payment of such fees and expenses by the parties shall be made within thirty days of the termination of this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreements.

7.2. ENTIRE AGREEMENT

  This Reorganization Agreement, the Plan of Merger, the BB&T Option Agreement, the SNC Option Agreement and the Bank Merger Agreements contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

7.3. NO ASSIGNMENT

  No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

7.4. NOTICES

  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

  If to BB&T:

  BB&T Financial Corporation
  223 West Nash Street
  Wilson, North Carolina 27893
  Attention: John A. Allison IV
  Facsimile No.: (919) 399-4895

  With a required copy to:

  Arnold & Porter
  1200 New Hampshire Ave., N.W.
  Washington, D.C. 20036
  Attention: L. Stevenson Parker
  Facsimile No.: (202) 872-6720

  If to SNC:

  Southern National Corporation
  200 West Second Street
  Winston-Salem, North Carolina 27101
  Attention: L. Glenn Orr, Jr.
  Facsimile No.: (910) 773-7203

  With a required copy to:

  Hunton & Williams
  951 E. Byrd Street
  Richmond, Virginia 23219
  Attention: David M. Carter
  Facsimile No.: (804) 788-8218

7.5. CAPTIONS

  The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

7.6. COUNTERPARTS

  This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

7.7. GOVERNING LAW

  This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and entirely to be performed within such jurisdiction, without regard to the conflict of laws principles thereof, except to the extent federal law may be applicable.

  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

Attest:

                                          BB&T Financial Corporation

_____________________________________     By __________________________________
Secretary                                          John A. Allison IV
                                                Chairman of the Board and
                                                 Chief Executive Officer
(SEAL)


Attest:

                                          Southern National Corporation

_____________________________________     By __________________________________
Secretary                                           L. Glenn Orr, Jr.
                                                 Chairman, President and
                                                 Chief Executive Officer

                                                                        ANNEX II

                               PLAN OF MERGER OF
                  SOUTHERN NATIONAL CORPORATION WITH AND INTO
                           BB&T FINANCIAL CORPORATION

  PLAN OF MERGER ("Plan of Merger") dated as of July 29, 1994, and as amended and restated as of October 22, 1994, by and between SOUTHERN NATIONAL CORPORATION ("SNC"), a North Carolina corporation having its registered office at 500 North Chestnut Street, Lumberton, North Carolina 28358, and BB&T FINANCIAL CORPORATION ("BB&T"), a North Carolina corporation having its registered office at 223 West Nash Street, Wilson, North Carolina 27893.

                              W I T N E S S E T H

  WHEREAS, the respective Boards of Directors of SNC and BB&T deem the merger of BB&T with and into SNC, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of SNC and BB&T have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated as of even date herewith ("Reorganization Agreement");

  WHEREAS, the Board of Directors of SNC has directed that this Plan of Merger be submitted to the shareholders of SNC; and

  WHEREAS, the Board of Directors of BB&T has directed that this Plan of Merger be submitted to the shareholders of BB&T;

  NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree that the Plan of Merger shall be as follows:

                                   ARTICLE I.

                                     Merger

  Subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement, on the Effective Date (as hereinafter defined), BB&T shall be merged with and into SNC, pursuant to the provisions of, and with the effect provided in, Section 55-11-06 of the North Carolina Business Corporation Act (said transaction being hereinafter referred to as the "Merger"). On the Effective Date, the separate existence of BB&T shall cease and SNC, as the surviving entity, shall continue unaffected and unimpaired by the Merger and shall operate under the name "Southern National Corporation." (SNC as existing on and after the Effective Date being hereinafter sometimes referred to as the "Surviving Corporation.")

                                  ARTICLE II.

                      Articles of Incorporation and Bylaws

  Upon the Effective Date, the Articles of Incorporation and the Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of SNC; except that Article IV of SNC's Articles of Incorporation shall be amended by deleting the first sentence of such Article and substituting the following:

  "The Corporation shall have the authority to issue 300,000,000 shares of Common Stock, par value $5 each, and 5,000,000 shares of Preferred Stock, par value $5 each."

                                  ARTICLE III.

                        Board of Directors and Officers

  1. From and after the Effective Date and until the first meeting of shareholders of the Surviving Corporation called to elect directors following the Merger (the "First Shareholders' Meeting"), the Board of Directors of the Surviving Corporation shall consist of 24 persons, of which 12 shall be persons named by the Board of Directors of BB&T ("BB&T Nominees") and 12 shall be persons named by the Board of Directors of SNC ("SNC Nominees") (in each case as identified by each party by letter to the other dated October 22, 1994). If prior to the Effective Date (i) any of the BB&T Nominees or the SNC Nominees becomes unable or unwilling to serve as a director of the Surviving Corporation, or (ii) either BB&T or SNC determines to replace a BB&T Nominee or an SNC Nominee, the party that designated such individual may name a replacement to become a director of the Surviving Corporation after the Effective Date. The members of the Nominating Committee of the Surviving Corporation Board shall nominate for reelection, at the First Shareholders' Meeting, as directors to serve on the Surviving Corporation Board of Directors the BB&T Nominees and such of the SNC Nominees as may be required to be reelected at such meeting (or their designated replacements pursuant to Section 4.13(a)). The terms of those directors of the Surviving Corporation to be elected whose terms of office expire at the First Shareholders' Meeting shall be allocated as designated by BB&T and SNC, provided that the terms of the same number of SNC Nominees and BB&T Nominees (including those SNC Nominees, if any whose terms do not expire at the First Shareholders' Meeting) will expire in each applicable year. If after the Effective Date and prior to the First Shareholders' Meeting, any of the BB&T Nominees or the SNC Nominees becomes unable or unwilling or is otherwise ineligible to serve as a director of the Surviving Corporation, the remaining BB&T Nominees or SNC Nominees, as the case may be, may name a replacement to be nominated by the Nominating Committee for election at the First Shareholders' Meeting. It is intended by the parties hereto that following the Effective Date John A. Allison IV shall serve as Chairman of the Board of the Surviving Corporation. If for any reason John A. Allison IV is unavailable to serve as Chairman of the Board of the Surviving Corporation at the Effective Date, the Chairman of the Board of the Surviving Corporation shall be selected by mutual agreement of the Boards of Directors of BB&T and SNC.

  2. From and after the Effective Date, the Chief Executive Officer of the Surviving Corporation shall be John A. Allison IV, to serve until his successor is duly elected and qualified. If for any reason John A. Allison IV is unavailable to serve as Chief Executive Officer of the Surviving Corporation at the Effective Date, the Board of Directors of BB&T and SNC shall mutually agree upon the person to serve as the Chief Executive Officer of the Surviving Corporation. From and after the Effective Date, Henry G. Williamson, Jr. shall be the Chief Administrative Officer, John R. Spruill shall be the Chief Financial Officer, and each of W. Kendall Chalk, Robert E. Greene, Kelly S. King, Morris D. Marley, Scott E. Reed and Michael W. Sperry shall be Executive Vice Presidents of the Surviving Corporation. All other officers of the Surviving Corporation shall be elected by the Board of Directors of the Surviving Corporation.

                                  ARTICLE IV.

                                    Capital

  1. The designation and number of outstanding shares of capital stock of BB&T as of June 30, 1994 was as follows: (a) 36,271,016 shares of common stock, par value $2.50 per share ("BB&T Common Stock"); and (b) no shares of Preferred Stock. Each share of BB&T Common Stock is entitled to vote with respect to the Merger. Such number of outstanding shares of BB&T Common Stock may be changed prior to the Effective Date as a result of the exercise of stock options or other rights, the sale of such shares by BB&T pursuant to its Dividend Reinvestment Plan, the issuance of shares pursuant to its pending acquisition of Commerce Bank, upon the repurchase by BB&T of such shares, or as otherwise may be permitted pursuant to the Reorganization Agreement.

  2. The designation and number of outstanding shares of capital stock of SNC as of June 30, 1994 was as follows: (a) 43,385,610 shares of common stock, par value $5.00 per share ("SNC Common Stock" until the "Effective Date" and "Surviving Corporation Common Stock" from and after the Effective Date) and(b) 770,000 shares of 6 3/4% Cumulative Convertible Preferred Stock, Series A, $5.00 par value ("SNC Series A Preferred Stock"). Shares of capital stock of SNC shall be entitled to vote with respect to the Merger as required by North Carolina law. Such number of outstanding shares of SNC Common Stock and SNC Series A Stock may be changed prior to the Effective Date as a result of the exercise of stock options, the sale of such shares by SNC pursuant to its Dividend Reinvestment Plan, the conversion of shares of SNC Series A Preferred Stock, or other rights or upon the repurchase by SNC of shares of SNC Common Stock. The number of outstanding shares of SNC Series A Preferred Stock may be changed prior to the Effective Date as a result of the conversion of such shares into shares of SNC Common Stock or upon the repurchase by SNC of such shares.

  3. The shares of capital stock of SNC issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding capital stock of the Surviving Corporation.

                                   ARTICLE V.

                         Conversion and Exchange of SNC
                       Shares; Fractional Share Interests

  1. On the Effective Date, each share of BB&T Common Stock outstanding immediately prior to the Effective Date (except as provided in Paragraphs 3, 5, and 7 of this Article) shall by virtue of the Merger be converted into 1.45 shares of Surviving Corporation Common Stock and shall no longer be shares of common stock of BB&T.

  2. On the Effective Date, all shares of BB&T Common Stock authorized but unissued shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

  3. On and after the Effective Date, each holder of a certificate or certificates theretofore representing outstanding shares of BB&T Common Stock (any such certificate being hereinafter referred to as a "BB&T Certificate") may surrender the same to the Surviving Corporation or its agent for cancellation and each such holder shall be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of whole shares of Surviving Corporation Common Stock to which such holder is entitled as provided herein and a check in an amount (subject to applicable withholding taxes) equal to the amount of cash in lieu of a fractional share, without interest, to which such holder is entitled as provided in Paragraph 7 of this Article. Until so surrendered, each BB&T Certificate shall be deemed for all purposes to evidence ownership of the number of whole shares of Surviving Corporation Common Stock into which the shares represented by such Certificates have been changed or converted as aforesaid. BB&T Certificates surrendered for exchange by any person who is an "affiliate" of BB&T for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of Surviving Corporation Common Stock until the Surviving Corporation has received the written agreement of such person contemplated by Section 4.12 of the Reorganization Agreement. If any certificate for shares of Surviving Corporation Common Stock is to be issued in a name other than that in which a BB&T Certificate surrendered for exchange is issued, the BB&T Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the BB&T Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Surviving Corporation or its agent that such taxes are not payable.

  4. Upon the Effective Date, the stock transfer books of BB&T shall be closed and no transfer of BB&T Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, neither the Surviving Corporation or its agent nor any party to the Merger shall be liable to a holder of BB&T Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

  5. No conversion under Paragraph 1 of this Article V shall be made in respect of any share of BB&T Common Stock as to which a BB&T shareholder has elected to exercise dissenters' rights pursuant to Section 55-13-02 of the North Carolina Business Corporation Act, as amended, if any, until such time as such shareholder shall have effectively lost dissenters' rights.

  6. In the event that during the period commencing on the date hereof and ending on the Effective Date, the outstanding shares of SNC Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend (other than pursuant to the Dividend Reinvestment Plan), stock split or other like changes in BB&T's capitalization, all without SNC's receiving consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Surviving Corporation Common Stock to be thereafter delivered to BB&T shareholders pursuant to this Plan of Merger.

  7. Notwithstanding any other provision hereof, each holder of shares of BB&T Common Stock who would otherwise have been entitled to receive a fraction of a share of Surviving Corporation Common Stock (after taking into account all BB&T Certificates delivered by such holder) shall receive, in lieu thereof, upon presentation of such BB&T Certificates, cash in an amount (subject to applicable withholding taxes) equal to such fractional part of a share of Surviving Corporation Common Stock multiplied by the market value of such Surviving Corporation Common Stock. The market value of one share of Surviving Corporation Common Stock on the Effective Date shall be the closing price of SNC Common Stock as reported on the New York Stock Exchange Composite Transactions Listing (as reported in the Wall Street Journal, or if not reported thereby, any other authoritative source selected by the Surviving Corporation) on the last business day preceding such date (or, if no such price is reported on such date, on the next preceding business day when such price is reported). No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

  8. On the Effective Date, options to purchase shares of BB&T Common Stock issued pursuant to BB&T's stock option plans shall be converted, without any action on the part of the holders thereof, into options to acquire, upon payment of the adjusted exercise price (which shall equal the exercise price per share for the options immediately prior to the Merger, divided by 1.45), the number of shares of SNC Common Stock the option holder would have received pursuant to the Merger if he or she had exercised his or her options immediately prior thereto. The conversion provided for any option in this Paragraph 8 that is an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code") shall in all events comply with the requirements of Section 424(a) of the Code, including the requirement that such converted options shall not give to the holder thereof any benefits additional to those which such holder had prior to such conversion under the option as originally granted.

                                  ARTICLE VI.

                          Effective Date of the Merger

  Articles of Merger evidencing the transactions contemplated herein shall be delivered to the North Carolina Secretary of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time and on the date specified in such Articles of Merger (such date and time being herein referred to as the "Effective Date").

                                  ARTICLE VII.

                               Further Assurances

  If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of BB&T, or otherwise carry out the provisions hereof, the proper officers and directors of BB&T, as of the Effective Date, and thereafter the officers of the Surviving Corporation acting on behalf of BB&T, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof.

                                 ARTICLE VIII.

                              Conditions Precedent

  The obligations of BB&T and SNC to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

                                  ARTICLE IX.

                                  Termination

  Anything contained in this Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of SNC and BB&T, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement. If the Reorganization Agreement is terminated, then this Plan of Merger shall terminate.

                                   ARTICLE X.

                                 Miscellaneous

  1. This Plan of Merger may be amended or supplemented at any time prior to its Effective Date by mutual agreement of BB&T and SNC. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

  2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

  3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

  4. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and entirely to be performed in such jurisdiction, except to the extent Federal law may be applicable.

                          [LEHMAN BROTHERS LETTERHEAD]

                                                                     ANNEX III-A

                                                               November 14, 1994

To the respective Boards of Directors:

BB&T Financial Corporation
223 West Nash Street
Wilson, NC 27893

Southern National Corporation
500 North Chestnut Street
Lumberton, NC 28358

Members of the Boards:

  We understand that BB&T Financial Corporation ("BB&T") and Southern National Corporation ("Southern National") (each a "Party" and collectively the "Parties") have entered into a definitive merger agreement pursuant to which the Parties will merge (the surviving corporation of such merger being referred to herein as the "Combined Company") and each share of common stock of BB&T will be converted into the right to receive 1.45 shares of common stock of Southern National (the "Exchange Ratio") (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Reorganization dated July 29, 1994 between the Parties (the "Agreement").

  We have been requested by each of the Parties to render our opinion with respect to the fairness, from a financial point of view, to each Party and its stockholders of the Exchange Ratio to be offered in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, either Party's underlying business decision to proceed with or effect the Proposed Transaction. This letter is in confirmation of our opinion to you dated July 29, 1994.

  In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, (2) the Joint Proxy Statement filed with the Securities and Exchange Commission with respect to the Proposed Transaction, (3) the Annual Report on Form 10-K of each Party for the year ended December 31, 1993, the Quarterly Reports on Form 10-Q of each Party for the quarters ended March 31, 1994, and June 30, 1994, and such other publicly available information concerning each Party which we believe to be relevant to our inquiry, (4) financial and operating information furnished to us by each Party with respect to its business, operations, financial performance and prospects, (5) a trading history of each Party's common stock from July 31, 1989, to the present and a comparison of that trading history with those of other companies which we deemed relevant, (6) a comparison of the historical financial results and present financial condition of each Party with those of other companies which we deemed relevant, and (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions which we deemed relevant. In addition, we have had discussions with the managements of both Parties concerning (i) their respective businesses, operations, assets, financial conditions and prospects, (ii) the cost savings and other potential benefits resulting from a combination of the businesses of BB&T and Southern National and (iii) the proposed future dividend policy of the Combined Company, and we undertook such other studies, analyses and investigations as we deemed appropriate.

  We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification and have further relied upon the assurances of the respective managements of each Party that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of each Party and the Combined Company, upon advice of each Party we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of

                                    III-A-1
such Party as to the future financial performance of such Party and the Combined Company and that such Party and the Combined Company will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Parties and have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Parties. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of either Party's business. Upon advice of each Party and its legal and accounting advisors, we have assumed that the merger will (i) qualify for pooling-of-interests accounting treatment and (ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free reorganization to the stockholders of each Party. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

  Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered in the Proposed Transaction is fair to both BB&T and its stockholders and Southern National and its stockholders.

  We have acted as financial advisor to both of the Parties in connection with the Proposed Transaction and will receive a fee for our services from each Party which is contingent upon the consummation of the Proposed Transaction. In addition, each Party has agreed to indemnify us for certain liabilities which may arise out of the rendering of this opinion. In the ordinary course of our business, we actively trade in the debt and equity securities of each of the Parties for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is solely for the use and benefit of the respective Boards of Directors of BB&T and Southern National. This opinion is not intended to be and does not constitute a recommendation to any stockholder of either Party as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                    III-A-2

                   [WHEAT, FIRST SECURITIES, INC. LETTERHEAD]

                                                                     ANNEX III-B

                                                               November 14, 1994
Board of Directors
Southern National Corporation
200 West Second Street
Winston-Salem, North Carolina 27101

Members of the Board:

  Southern National Corporation ("Southern National") and BB&T Financial Corporation ("BB&T") have entered into an Agreement and Plan of Reorganization and a related Plan of Merger dated as of July 29, 1994 (the "Agreements"), pursuant to which Southern National will combine with BB&T by means of the merger of BB&T with and into Southern National. The combination of Southern National and BB&T is referred to herein as the "Merger" and the exchange ratio of 1.45 shares of the $5.00 par value common stock of Southern National ("Southern National Common Stock") for each share of the $2.50 par value common stock of BB&T ("BB&T Common Stock") is referred to herein as the "Exchange Ratio".

  Wheat, First Securities, Inc. ("Wheat, First") as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of Southern National or BB&T for our own account or for the accounts of our customers. Wheat, First will also receive a fee from Southern National for rendering this opinion. In the past, Wheat, First and its affiliates have provided financial advisory and/or financing services for Southern National, as well as BB&T, and have received customary fees for the rendering of these services.

  You have asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Southern National Common Stock.

  In arriving at the opinion set forth below, we have conducted discussions with members of senior management of Southern National and BB&T concerning their businesses and prospects and have reviewed certain publicly available business and financial information and certain other information prepared or provided to us in connection with the proposed Merger, including, among other things, the following:

  (1) Southern National's Annual Reports to Stockholders, Annual Reports on Form !0-K and related financial information for the three fiscal years ended December 31, 1993;

  (2) Southern National's Quarterly Reports on Form 10-Q and related financial information for the three months ended March 31, 1994 and for the six months ended June 30, 1994;

  (3) BB&T's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1993;

  (4) BB&T's Quarterly Reports on Form 10-Q and related financial information for the three months ended March 31, 1994 and for the six months ended June 30, 1994;

  (5) Certain publicly available information with respect to historical market prices and trading activity for Southern National Common Stock and BB&T Common Stock and for certain publicly traded financial institutions which Wheat, First deemed relevant;

  (6) Certain publicly available information with respect to banking companies and the financial terms of certain other mergers of equals which Wheat, First deemed relevant;

                                    III-B-1

  (7)  The Agreements;

  (8) The Registration Statement on Form S-4 filed by Southern National with the Securities and Exchange Commission with respect to the reorganization, including the Joint Proxy Statement/Prospectus;

  (9) Other financial information concerning the businesses and operations of Southern National and BB&T, including certain audited financial information and certain internal financial analyses and forecasts for Southern National and BB&T prepared by the senior management of each entity, as well as certain pro forma financial projections for the combined company prepared by Southern National and BB&T; and

  (10) Such financial studies, analyses, inquires and other matters as we deemed necessary.

  In preparing our opinion, we have relied on and assumed the accuracy and completeness of all information provided to us or publicly available, including the representations and warranties of Southern National and BB&T included in the Agreements, and we have not assumed any responsibility for independent verification of such information or undertaken an independent appraisal of the assets or liabilities of Southern National or BB&T. We have relied upon the management of Southern National and BB&T as to the reasonableness and achievability of their financial and operational forecasts and projections, and the assumptions and bases therefor, provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for Southern National and BB&T are adequate to cover such losses. Moreover, Wheat, First did not review any individual credit files of Southern National or BB&T, nor did it make an independent evaluation or appraisal of the assets or liabilities of Southern National or BB&T. We also assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to Southern National. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Wheat, First's opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of Southern National Common Stock and does not constitute a recommendation to any shareholder of Southern National or BB&T as to how such shareholder should vote with respect to the Merger. Wheat, First's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Southern National, nor does it address the effect of any other business combination in which Southern National might engage.

  It is understood that this opinion may be included in its entirety in the Joint Proxy Statement/Prospectus. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

  On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof the Exchange Ratio is fair, from a financial point of view, to the holders of Southern National Common Stock.

                                          Very truly yours,

                                          WHEAT, FIRST SECURITIES, INC.



                                    III-B-2

        [MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED LETTERHEAD]

                                                                     ANNEX III-C

                                                               November 14, 1994

Board of Directors
BB&T Financial Corporation
223 West Nash Street
Wilson, North Carolina 27893

Members of the Board:

  BB&T Financial Corporation (the "Company") and Southern National Corporation (the "Subject Company") have entered into an agreement (the "Agreement") pursuant to which the Company will be merged with and into the Subject Company in a transaction (the "Merger"). Pursuant to the Merger each share of the Company's common stock, par value $2.50 per share (the "Shares"), will be converted into the right to receive 1.45 shares (the "Common Exchange Ratio") of the common stock, par value $5.00 per share of the Subject Company (the "Company Shares"). The Merger is expected to be considered by the shareholders of the Company and Subject Company at special shareholders' meetings and consummated as soon as practicable after the receipt of all required regulatory approvals. In connection with the Merger, the parties have entered into agreements (the "Option Agreements") pursuant to which the Company and Subject Company have granted to each other an option to acquire approximately 19.9% of each other's total common shares outstanding (determined as set forth in the Option Agreements) at prices of $30.625 and $20.625, respectively.

  You have asked us whether, in our opinion, the proposed Common Exchange Ratio is fair to the holders of the Shares (other than the Subject Company and its affiliates) from a financial point of view.

  In arriving at the opinion set forth below, we have, among other things:

   (1) Reviewed the Company's Annual Reports on Form 10-K and related financial information for the five fiscal years ended December 31, 1993 and the Company's Quarterly Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1994 and June 30, 1994;

   (2) Reviewed the Subject Company's Annual Reports on Form 10-K and related financial information for the five fiscal years ended December 31, 1993 and the Subject Company's Quarterly Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1994 and June 30, 1994;

   (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and the Subject Company, furnished to us by the Company and the Subject Company;

   (4) Conducted discussions with members of senior management of the Company and the Subject Company concerning their respective businesses and prospects;

   (5) Reviewed the historical market prices and trading activity for the Shares and the Company Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company and the Subject Company, respectively;

   (6) Compared the results of operations of the Company and the Subject Company with that of certain companies which we deemed to be reasonably similar to the Company and the Subject Company, respectively;

   (7) Compared the proposed financial terms of the Merger contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

                                    III-C-1

   (8) Considered the pro forma effect of the Merger on the Company's capitalization ratios and earnings, tangible book value and book value per share;

   (9) Reviewed the Agreement;

  (10) Reviewed the Option Agreements; and

  (11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary to the rendering of this opinion.

  In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Subject Company, and we have not assumed any responsibility for independently verifying such information or undertaking an independent appraisal of the assets or liabilities of the Company or the Subject Company. With respect to the financial forecasts furnished by the Company and the Subject Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Subject Company's management as to the expected future financial performance of the Company or the Subject Company, as the case may be.

  We have been retained by the Board of Directors of the Company as an independent contractor to act as financial advisor to the Company with respect to the Merger and will receive a fee for our services. We have, in the past, provided financial advisory and financing services to the Company and Subject Company and have received customary fees for the rendering of such services. In addition, in the ordinary course of our securities business, we may actively trade debt and/or equity securities of the Company and Subject Company and their respective affiliates for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities. Our opinion is directed to the Board of Directors and senior management of the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at any shareholder meeting of the Company held in connection with the Merger. We understand that this Opinion will be included in its entirety in the Joint Proxy Statement/Prospectus.

  On the basis of, and subject to the foregoing, we are of the opinion that the proposed Common Exchange Ratio is fair to the holders of the Shares (other than the Subject Company and its affiliates) from a financial point of view.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                          SMITH INCORPORATED


                                    III-C-2

                                                                     ANNEX IV-A

                            STOCK OPTION AGREEMENT

  This STOCK OPTION AGREEMENT ("Option Agreement") dated as of July 29, 1994, between BB&T FINANCIAL CORPORATION ("BB&T"), a North Carolina corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("Bank Holding Company Act"), and SOUTHERN NATIONAL CORPORATION ("SNC"), a North Carolina corporation registered as a bank holding company under the Bank Holding Company Act.

                                  WITNESSETH

  WHEREAS, the Boards of Directors of the parties hereto have approved an Agreement and Plan of Reorganization ("Reorganization Agreement") and have adopted a related Plan of Merger dated as of the date hereof (together referred to herein as the "Merger Agreements"), providing for certain transactions pursuant to which BB&T would be merged with and into SNC; and

  WHEREAS, as a condition to and as consideration for SNC's entry into the Merger Agreements and to induce such entry, BB&T has agreed to grant to SNC the option set forth herein to purchase authorized but unissued shares of BB&T Common Stock;

  NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

1. DEFINITIONS.

  Capitalized terms defined in the Merger Agreements and used herein shall have the same meanings as in the Merger Agreements.

2. GRANT OF OPTION.

  Subject to the terms and conditions set forth herein, BB&T hereby grants to SNC an option ("Option") to purchase up to 7,217,932 shares of BB&T Common Stock, at a price of $30.625 per share payable in cash as provided in Section 4 hereof; provided, however, that in the event BB&T issues or agrees to issue any shares of BB&T Common Stock (other than as permitted under the Merger Agreements) at a price less than $30.625 per share (as adjusted pursuant to
Section 6 hereof), the exercise price shall be equal to such lesser price. Notwithstanding anything else in this Agreement to the contrary, the number of shares of BB&T Common Stock subject to the Option shall be reduced to such lesser number, if any, as may from time-to-time be necessary, but only for so long as may be necessary, to cause SNC not to be subject to the provisions of
Section 55-9-01 et seq. of, or deemed to own "control shares" of BB&T within the meaning of Section 55-9A-01 of, the North Business Corporation Act, as amended.

3. EXERCISE OF OPTION.

  (a) Unless SNC shall have breached in any material respect any material covenant or representation contained in the Reorganization Agreement and such breach has not been cured, SNC may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) on the Effective Date of the Merger or (ii) upon termination of the Merger Agreements in accordance with the provisions thereof (other than a termination resulting from a willful breach by BB&T of any Specified Covenant or, following the occurrence of a Purchase Event, failure

                                    IV-A-1
of BB&T's shareholders to approve the Merger Agreements by the vote required under applicable law or under BB&T's Certificate of Incorporation), or (iii) 12 months after termination of the Merger Agreements due to a willful breach by BB&T of any Specified Covenant or, following the occurrence of a Purchase Event, failure of BB&T's shareholders to approve the Merger Agreements by the vote required under applicable law or under BB&T's Certificate of Incorporation; and provided further that any such exercise shall be subject to compliance with applicable provisions of law.

  (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

    (i) BB&T, Branch Banking and Trust Company ("BB&T-NC") or Branch Banking and Trust Company of South Carolina ("BB&T-SC"), without having received SNC's prior written consent, shall have entered into an agreement with any person (other than BB&T, BB&T-NC or BB&T-SC, to (x) merge or consolidate, or enter into any similar transaction, with BB&T, BB&T-NC or BB&T-SC, except as contemplated in the Reorganization Agreement (including Previously Disclosed transactions), (y) purchase, lease or otherwise acquire all or substantially all of the assets of BB&T, BB&T-NC or BB&T-SC or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of BB&T, BB&T-NC or BB&T-SC;

    (ii) any person (other than BB&T, or BB&T-NC or BB&T-SC in a fiduciary capacity, or SNC, or Southern National Bank of North Carolina or Southern National Bank of South Carolina in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of BB&T Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder);

    (iii) any person (other than BB&T, BB&T-NC or BB&T-SC) shall have made a bona fide proposal to BB&T by public announcement or written communication that is or becomes the subject of public disclosure to acquire BB&T, BB&T-NC or BB&T-SC by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the shareholders of BB&T vote not to adopt the Plan of Merger; or

    (iv) BB&T shall have willfully breached any Specified Covenant following a bona fide proposal to BB&T-NC, BB&T-SC or BB&T to acquire BB&T, BB&T-NC or BB&T-SC by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, which breach would entitle SNC to terminate the Merger Agreements (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the Notice Date (as defined below).

  If more than one of the transactions giving rise to a Purchase Event under this Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

  (c) In the event SNC wishes to exercise the Option, it shall send to BB&T a written notice (the date of which being herein referred to as "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, SNC shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

                                     IV-A-2

  (d) As used herein, "Specified Covenant" means any covenant contained in Sections 4.1, 4.4 or 4.11, or subsections (2), (3), (4), (5), (6), (12) and, to the extent applicable to the foregoing subsections, (14) of Section 4.8(b) of the Reorganization Agreement.

4. PAYMENT AND DELIVERY OF CERTIFICATES.

  (a) At the closing referred to in Section 3 hereof, SNC shall pay to BB&T the aggregate purchase price for the shares of BB&T Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by BB&T.

  (b) At such closing, simultaneously with the delivery of funds as provided in subsection (a), BB&T shall deliver to SNC a certificate or certificates representing the number of shares of BB&T Common Stock purchased by SNC, and SNC shall deliver to BB&T a letter agreeing that SNC will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

  (c) Certificates for BB&T Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

  "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and BB&T Financial Corporation and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of BB&T Financial Corporation. A copy of such agreement will be provided to the holder hereof without charge upon receipt by BB&T Financial Corporation of a written request."

  It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if SNC shall have delivered to BB&T a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to BB&T, to the effect that such legend is not required for purposes of the Securities Act.

5. REPRESENTATIONS.

  BB&T hereby represents, warrants and covenants to SNC as follows:

    (a) BB&T shall at all times maintain sufficient authorized but unissued shares of BB&T Common Stock so that the Option may be exercised without authorization of additional shares of BB&T Common Stock.

    (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

  In the event of any change in BB&T Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of BB&T Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of BB&T Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of BB&T Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize BB&T to breach any provision of the Merger Agreements.


                                    IV-A-3

7. REGISTRATION RIGHTS.

  BB&T shall, if requested by SNC, as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of BB&T Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by SNC. SNC shall provide all information reasonably requested by BB&T for inclusion in any registration statement to be filed hereunder. BB&T will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 7 shall be at BB&T's expense except for underwriting commissions and the fees and disbursements of SNC's counsel attributable to the registration of such BB&T Common Stock. A second registration may be requested hereunder at SNC's expense. In no event shall BB&T be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by BB&T of BB&T Common Stock. If requested by SNC, in connection with any such registration, BB&T will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from SNC or assignee thereof under this Section 7, BB&T agrees to send a copy thereof to SNC and to any assignee thereof known to BB&T, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

8. SEVERABILITY.

  If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of BB&T Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of BB&T to allow the holder to acquire or to require BB&T to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

9. MISCELLANEOUS.

  (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

  (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing SNC may assign in whole or in part its rights and obligations hereunder; provided, however, that to the extent required by applicable regulatory authorities, SNC may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right

                                     IV-A-4
to purchase in excess of 2% of the voting shares of BB&T, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on SNC's behalf, or (iv) any other manner approved by applicable regulatory authorities.

  (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the addresses provided for in or pursuant to Section 7.4 of the Reorganization Agreement.

  (e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

  (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

  (g) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

  IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

                                          BB&T FINANCIAL CORPORATION

                                          By: _________________________________
                                                           Name:
                                                          Title:

                                          SOUTHERN NATIONAL CORPORATION

                                          By: _________________________________
                                                           Name:
                                                          Title:

                                     IV-A-5

                                                                      ANNEX IV-B

                             STOCK OPTION AGREEMENT

  This STOCK OPTION AGREEMENT ("Option Agreement") dated as of July 29, 1994, between SOUTHERN NATIONAL CORPORATION ("SNC"), a North Carolina corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("Bank Holding Company Act"), and BB&T FINANCIAL CORPORATION ("BB&T"), a North Carolina corporation registered as a bank holding company under the Bank Holding Company Act.

                              W I T N E S S E T H

  WHEREAS, the Boards of Directors of the parties hereto have approved an Agreement and Plan of Reorganization ("Reorganization Agreement") and have adopted a related Plan of Merger dated as of the date hereof (together referred to herein as the "Merger Agreements"), providing for certain transactions pursuant to which BB&T would be merged with and into SNC; and

  WHEREAS, as a condition to and as consideration for BB&T's entry into the Merger Agreements and to induce such entry, SNC has agreed to grant to BB&T the option set forth herein to purchase authorized but unissued shares of SNC Common Stock;

  NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

1. DEFINITIONS.

  Capitalized terms defined in the Merger Agreements and used herein shall have the same meanings as in the Merger Agreements.

2. GRANT OF OPTION.

  Subject to the terms and conditions set forth herein, SNC hereby grants to BB&T an option ("Option") to purchase up to 8,633,736 shares of SNC Common Stock, at a price of $20.625 per share payable in cash as provided in Section 4 hereof; provided, however, that in the event SNC issues or agrees to issue any shares of SNC Common Stock (other than as permitted under the Merger Agreements) at a price less than $20.625 per share (as adjusted pursuant to
Section 6 hereof), the exercise price shall be equal to such lesser price. Notwithstanding anything else in this Agreement to the contrary, the number of shares of SNC Common Stock subject to the Option shall be reduced to such lesser number, if any, as may from time-to-time be necessary, but only for so long as may be necessary, to cause BB&T not to be subject to the provisions of
Section 55-9-01 et seq. of, or deemed to own "control shares" of SNC within the meaning of Section 55-9A-01 of, the North Business Corporation Act, as amended.

3. EXERCISE OF OPTION.

  (a) Unless BB&T shall have breached in any material respect any material covenant or representation contained in the Reorganization Agreement and such breach has not been cured, BB&T may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect
(i) on the Effective Date of the Merger or (ii) upon termination of the Merger Agreements in accordance with the provisions thereof (other than a termination resulting from a willful breach by SNC of any Specified Covenant or, following the occurrence of a Purchase Event, failure of SNC's shareholders to approve the Merger Agreements by the vote required under applicable law), or(iii) 12 months after termination of the Merger Agreements due to a willful breach by SNC of any Specified

                                     IV-B-1

Covenant or, following the occurrence of a Purchase Event, failure of SNC's shareholders to approve the Merger Agreements by the vote required under applicable law; and provided further that any such exercise shall be subject to compliance with applicable provisions of law.

  (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

    (i) SNC, Southern National Bank of North Carolina ("SNBNC") or Southern National Bank of South Carolina ("SNBSC"), without having received BB&T's prior written consent, shall have entered into an agreement with any person (other than SNC, SNBNC or SNBSC) to (x) merge or consolidate, or enter into any similar transaction, with SNC, SNBNC or SNBSC, except as contemplated in the Reorganization Agreement (including Previously Disclosed transactions),
   (y) purchase, lease or otherwise acquire all or substantially all of the assets of SNC, SNBNC or SNBSC or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of SNC, SNBNC or SNBSC;

    (ii) any person (other than BB&T, or Bank Banking and Trust Company or Branch Banking and Trust Company of South Carolina in a fiduciary capacity, or SNC, or SNBNC or SNBSC in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of the common stock of SNC, SNBNC or SNBSC after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder);

    (iii) any person (other than SNC, SNBNC or SNBSC) shall have made a bona fide proposal to SNC, SNBNC or SNBSC by public announcement or written communication that is or becomes the subject of public disclosure to acquire SNC, SNBNC or SNBSC by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the shareholders of SNC vote not to adopt the Plan of Merger; or

    (iv) SNC shall have willfully breached any Specified Covenant following a bona fide proposal to SNC, SNBNC or SNBSC to acquire SNC, SNBNC or SNBSC by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, which breach would entitle BB&T to terminate the Merger Agreements (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the Notice Date (as defined below).

  If more than one of the transactions giving rise to a Purchase Event under this Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

  (c) In the event BB&T wishes to exercise the Option, it shall send to SNC a written notice (the date of which being herein referred to as "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, BB&T shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

  (d) As used herein, "Specified Covenant" means any covenant contained in Sections 4.1, 4.4 or 4.11, or subsections (2), (3), (4), (5), (6), (12) and, to the extent applicable to the foregoing subsections, (14) of Section 4.7(b) of the Reorganization Agreement.


                                     IV-B-2

4. PAYMENT AND DELIVERY OF CERTIFICATES.

  (a) At the closing referred to in Section 3 hereof, BB&T shall pay to SNC the aggregate purchase price for the shares of SNC Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by SNC.

  (b) At such closing, simultaneously with the delivery of funds as provided in subsection (a) SNC shall deliver to BB&T a certificate or certificates representing the number of shares of SNC Common Stock purchased by BB&T, and BB&T shall deliver to SNC a letter agreeing that BB&T will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

  (c) Certificates for SNC Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

  "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Southern National Corporation and to resale restrictions arising under Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of Southern National Corporation. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Southern National Corporation of a written request."

  It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if BB&T shall have delivered to SNC a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to SNC, to the effect that such legend is not required for purposes of the Securities Act.

5. REPRESENTATIONS.

  SNC hereby represents, warrants and covenants to BB&T as follows:

    (a) SNC shall at all times maintain sufficient authorized but unissued shares of SNC Common Stock so that the Option may be exercised without authorization of additional shares of SNC Common Stock.

    (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

  In the event of any change in SNC Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of SNC Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of SNC Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of SNC Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize SNC to breach any provision of the Merger Agreements.

7. REGISTRATION RIGHTS.

  SNC shall, if requested by BB&T, as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of SNC Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by BB&T. BB&T shall provide all information reasonably requested by SNC for inclusion in any registration statement to be filed hereunder. SNC will use its best efforts to cause such registration statement first to become effective and then to remain effective for such

                                     IV-B-3
period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 7 shall be at SNC's expense except for underwriting commissions and the fees and disbursements of BB&T's counsel attributable to the registration of such SNC Common Stock. A second registration may be requested hereunder at BB&T's expense. In no event shall SNC be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by SNC of SNC Common Stock. If requested by BB&T, in connection with any such registration, SNC will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from BB&T or assignee thereof under this
Section 7, SNC agrees to send a copy thereof to BB&T and to any assignee thereof known to SNC, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

8. SEVERABILITY.

  If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of SNC Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of SNC to allow the holder to acquire or to require SNC to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

9. MISCELLANEOUS.

  (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

  (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing BB&T may assign in whole or in part its rights and obligations hereunder; provided, however, that to the extent required by applicable regulatory authorities, BB&T may not assign its rights under the Option except in(i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of SNC, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on BB&T's behalf, or (iv) any other manner approved by applicable regulatory authorities.

  (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the addresses provided for in or pursuant to Section 7.4 of the Reorganization Agreement.


                                     IV-B-4

  (e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

  (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

  (g) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

  IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

                                          SOUTHERN NATIONAL CORPORATION

                                          By:__________________________________
                                                          Name:
                                                         Title:

                                          BB&T FINANCIAL CORPORATION

                                          By:__________________________________
                                                          Name:
                                                         Title:

                                     IV-B-5

                                                                        ANNEX V

                                  ARTICLE 13.

                              Dissenters' Rights

  Part 1. Right to Dissent and Obtain Payment for Shares.

(S)55-13-01. DEFINITIONS.

  In this Article:

    (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger of share exchange of that issuer.

    (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

    (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

    (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (7) "Shareholder" means the record shareholder or the beneficial shareholder.

(S)55-13-02. RIGHT TO DISSENT.

  (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) and (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

    (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

    (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

    (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares;(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;

    (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(S)55-13-03. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

  (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

  (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

    (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (2) He does so with respect to all shares of which he is the beneficial shareholder.

(S)55-13-04 TO 55-13-19. RESERVED FOR FUTURE CODIFICATION PURPOSES.

  Part 2. Procedure for Exercise of Dissenters' Rights

(S)55-13-20. NOTICE OF DISSENTERS' RIGHTS.

  (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

  (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.

  (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

(S)55-13-21. NOTICE OF INTENT TO DEMAND PAYMENT.

  (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

    (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

    (2) Must not vote his shares in favor of the proposed action.

  (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

(S)55-13-22. DISSENTERS' NOTICE.

  (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

  (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

    (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (3) Supply a form for demanding payment;

    (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

    (5) Be accompanied by a copy of this Article.

(S)55-13-23. DUTY TO DEMAND PAYMENT.

  (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

  (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

  (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

(S)55-13-24. SHARE RESTRICTIONS.

  (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

  (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(S)55-13-25. OFFER OF PAYMENT.

  (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment, and shall pay this amount to each dissenter who agrees in writing to accept it in full satisfaction of his demand.

  (b) The offer of payment must be accompanied by:

    (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of offer of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

    (2) A statement of the corporation's estimate of the fair value of the shares;

    (3) An explanation of how the interest was calculated;

    (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

    (5) A copy of this Article.

(S)55-13-26. FAILURE TO TAKE ACTION.

  (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

(S)55-13-27. RESERVED FOR FUTURE PURPOSES.

(S)55-13-28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH CORPORATION'S OFFER OR FAILURE TO PERFORM.

  (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate or reject the corporation's offer under G.S. 55-13-25 and demand payment of the fair value of his shares and interest due, if:

    (1) The dissenter believes that the amount offered under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

    (2) The corporation fails to make payments to a dissenter who accepts the corporation's offer under G.S. 55-13-25 within 30 days after the dissenter's acceptance; or

    (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

  (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision
(a)(1) within 30 days after the corporation offered payment for his shares or
(ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

(S)55-13-29. RESERVED FOR FUTURE CODIFICATION PURPOSES.

  Part 3. Judicial Appraisal of Shares.

(S)55-13-30. COURT ACTION.

  (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the date of his payment demand under G.S. 55-13-28 and petition the court to determine the fair value of the shares and accrued interest. Upon service upon it of the petition filed with the court, the corporation shall pay to the dissenter the amount offered by the corporation under G.S. 55-13-25.

  (a1) If the dissenter does not commence the proceeding within the 60-day period, the dissenter shall have an additional 30 days to either (i) accept in writing the amount offered by the corporation under G.S. 55-13-25, upon which the corporation shall pay such amount to the dissenter in full satisfaction of his demand, or(ii) withdraw his demand for payment and resume the status of a nondissenting shareholder. A dissenter who takes no action within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

  (b) Reserved for future codification purposes.

  (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. However, in a proceeding by a dissenter in a public corporation, there is no right to a trial by jury.

  (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

(S)55-13-31. COURT COSTS AND COUNSEL FEES.

  (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

  (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

    (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

  (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The SNC Bylaws provide that SNC shall indemnify to the fullest extent permitted by law any person who (i) is, or has served as, an officer or director of SNC (ii) is, or has served as, at the request of the Company, an officer or director of any enterprise in which SNC has a significant financial interest (each, an "Affiliate") or (iii) is, or has served as, a trustee or administrator under any employee benefit plan sponsored by SNC or any Affiliate.

  North Carolina law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement incurred in connection with any actual or threatened action, suit or proceeding brought because such person is or was a director or officer of the corporation; provided, however, that a corporation may not indemnify or agree to indemnify a director or officer against liability or expenses he may incur on account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation.

  SNC has in force and effect a policy effective during the period insuring the directors and officers of SNC against losses which they or any of them shall become legally obligated to pay for reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers, such insurance coverage being limited to an aggregate sum of $10,000,000 each policy year, and such coverage being further limited by the specific terms and provisions of the insurance policy.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

     2(a) Agreement and Plan of Reorganization, dated as of July 29, 1994, and amended and restated as of October 22, 1994, between SNC and BB&T Financial (attached to the Joint Proxy Statement/Prospectus as Annex I)

     2(b) Plan of Merger, dated as of July 29, 1994, and amended and restated as of October 22, 1994, between SNC and BB&T Financial (attached to the Joint Proxy Statement/Prospectus as Annex II)

     3(a) Amended and Restated Articles of Incorporation of SNC (filed as
          Exhibit 4(a) to SNC's Registration Statement on Form S-3 filed on June 9, 1993 (Registration Statement No. 33-64176) and incorporated herein by reference)

     3(b) Bylaws of SNC (filed as Exhibit 3.2 to SNC's Registration
          Statement on Form S-4 filed on June 20, 1989 (Registration Statement No. 33-20586) and incorporated herein by reference))

     4(a) BB&T Financial Option Agreement (attached to the Joint Proxy
          Statement/Prospectus as Annex IV-A)

     4(b) SNC Option Agreement (attached to the Joint Proxy
          Statement/Prospectus as Annex IV-B)

     5 Opinion of Hunton & Williams regarding the legality of the securities to be registered hereby

     8 Opinion of Hunton & Williams regarding certain federal income tax consequences of the Merger

    10(a) Form of Employment Agreement

    10(b) Agreement with L. Glenn Orr, Jr.

    10(c) Agreement with Gary E. Carlton

    23(a) Consent of Arthur Andersen LLP

    23(b) Consent of KPMG Peat Marwick LLP

    23(c) Consent of KPMG Peat Marwick LLP

    23(d) Consent of Donald G. Jones and Company, P.A.

    23(e) Consent of Ernst & Young LLP

    23(f) Consent of Coopers & Lybrand L.L.P.

    23(g) Consent of Hunton & Williams (included as part of Exhibits 5 and
          8 hereto)

    23(h) Consent of Lehman Brothers Inc.

    23(i) Consent of Wheat, First Securities, Inc.

    23(j) Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

    24    Powers of Attorney (included on signature page)

    99(a) Form of SNC proxy

    99(b) Form of BB&T Financial proxy

ITEM 22 UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes as follows:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    5. That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    6. That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    7. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned registrant hereby undertakes to supply by means of the post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LUMBERTON, STATE OF NORTH CAROLINA, ON NOVEMBER 14, 1994.

                                          Southern National Corporation
                                                    (Registrant)

                                                   /s/ L. Glenn Orr, Jr.
                                          By: _________________________________
                                                     L. Glenn Orr, Jr.
                                               Chairman, President and Chief
                                                      Executive Officer

                               POWER OF ATTORNEY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON SEPTEMBER 15, 1994. EACH OF THE DIRECTORS AND/OR OFFICERS OF SOUTHERN NATIONAL CORPORATION WHOSE SIGNATURE APPEARS BELOW HEREBY APPOINTS DAVID L. CRAVEN, JOHN R. SPRUILL AND DAVID M. CARTER, AND EACH OF THEM SEVERALLY, AS HIS ATTORNEY-IN-FACT TO SIGN IN HIS NAME AND BEHALF, IN ANY AND ALL CAPACITIES STATED BELOW AND TO FILE WITH THE COMMISSION, ANY AND ALL AMENDMENTS, INCLUDING POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, MAKING SUCH CHANGES IN THE REGISTRATION STATEMENT AS APPROPRIATE, AND GENERALLY TO DO ALL SUCH THINGS IN THEIR BEHALF IN THEIR CAPACITIES AS OFFICERS AND DIRECTORS TO ENABLE SOUTHERN NATIONAL CORPORATION TO COMPLY WITH THE PROVISIONS OF THE SECURITIES ACT OF 1933, AND ALL REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION.

              SIGNATURE                             TITLE

        /s/ L. Glenn Orr, Jr.               Chairman, President, Chief
- -------------------------------------        Executive Officer and
          L. GLENN ORR, JR.                  Director (Principal Executive
                                             Officer)

         /s/ John R. Spruill                Executive Vice President and
- -------------------------------------        Chief Financial Officer
           JOHN R. SPRUILL                   (Principal Financial Officer)

         /s/ Gary E. Carlton                Executive Vice President and
- -------------------------------------        Director
           GARY E. CARLTON

        /s/ Sherry A. Kellet                Executive Vice President and
- -------------------------------------        Controller (Principal
          SHERRY A. KELLET                   Accounting Officer)

        /s/ William F. Black                Director
- -------------------------------------
          WILLIAM F. BLACK

        /s/ Luther C. Boliek                Director
- -------------------------------------
          LUTHER C. BOLIEK

         /s/ Ronald E. Deal                 Director
- -------------------------------------
           RONALD E. DEAL

     /s/ William N. Geiger, Jr.             Director
- -------------------------------------
       WILLIAM N. GEIGER, JR.

        /s/ Paul S. Goldsmith               Director
- -------------------------------------
          PAUL S. GOLDSMITH

      /s/ Lloyd Vincent Hackley             Director
- -------------------------------------
        LLOYD VINCENT HACKLEY

     /s/ James A. Hardison, Jr.             Director
- -------------------------------------
       JAMES A. HARDISON, JR.

              SIGNATURE                     TITLE

        /s/ Donald C. Hiscott               Director
- -------------------------------------
          DONALD C. HISCOTT

      /s/ Charles A. Hostetler              Director
- -------------------------------------
        CHARLES A. HOSTETLER

      /s/ Richard Janeway, M.D.             Director
- -------------------------------------
        RICHARD JANEWAY, M.D.

        /s/ Joseph A. McAloer               Director
- -------------------------------------
          JOSEPH A. MCALOER

       /s/ Albert O. McCauley               Director
- -------------------------------------
         ALBERT O. MCCAULEY

       /s/ Dickson McLean, Jr.              Director
- -------------------------------------
         DICKSON MCLEAN, JR.

       /s/ Charles E. Nichols               Director
- -------------------------------------
         CHARLES E. NICHOLS

       /s/ C. Edward Pleasants              Director
- -------------------------------------
         C. EDWARD PLEASANTS

         /s/ Nido R. Qubein                 Director
- -------------------------------------
           NIDO R. QUBEIN

         /s/ Ted R. Reynolds                Director
- -------------------------------------
           TED R. REYNOLDS

        /s/ A. Bruce Williams               Director
- -------------------------------------
          A. BRUCE WILLIAMS

      /s/ A. Tab Williams, Jr.              Director
- -------------------------------------
        A. TAB WILLIAMS, JR.

       /s/ Edward M. Williams               Director
- -------------------------------------
         EDWARD M. WILLIAMS

          /s/ T. H. Yancey                  Director
- -------------------------------------
            T. H. YANCEY

        /s/ Robert H. Yeargin               Director
- -------------------------------------
          ROBERT H. YEARGIN

                                 EXHIBIT INDEX

                                                                  SEQUENTIALLY
 EXHIBITS                                                        NUMBERED PAGES
 --------                                                        --------------
   2(a)   Agreement and Plan of Reorganization, dated as of
          July 29, 1994, and amended and restated as of
          October 22, 1994, between SNC and BB&T Financial
          (attached to the Joint Proxy Statement/Prospectus as
          Annex I)
   2(b)   Plan of Merger, dated as of July 29, 1994, and
          amended and restated as of October 22, 1994, between
          SNC and BB&T Financial (attached to the Joint Proxy
          Statement/Prospectus as Annex II)
   3(a)   Amended and Restated Articles of Incorporation of
          SNC (filed as Exhibit 4(a) to SNC's Registration
          Statement in Form S-3 filed on June 9, 1993
          (Registration Statement No. 33-64176) and
          incorporated herein by reference)
   3(b)   Bylaws of SNC (filed as Exhibit 3.2 to SNC's
          Registration Statement in Form S-4 filed in June 20,
          1989 (Registration Statement No. 33-29586) and
          incorporated herein by reference)
   4(a)   BB&T Financial Option Agreement (attached to the
          Joint Proxy Statement/Prospectus as Annex IV-A)
   4(b)   SNC Option Agreement (attached to the Joint Proxy
          Statement/Prospectus as Annex IV-B)
   5      Opinion of Hunton & Williams regarding the legality
          of the securities to be registered hereby
   8      Opinion of Hunton & Williams regarding certain
          federal income tax consequences of the Merger
  10(a)   Form of Employment Agreement
  10(b)   Agreement with L. Glenn Orr, Jr.
  10(c)   Agreement with Gary E. Carlton
  23(a)   Consent of Arthur Andersen LLP
  23(b)   Consent of KPMG Peat Marwick
  23(c)   Consent of KPMG Peat Marwick
  23(d)   Consent of Donald G. Jones and Company, P.A.
  23(e)   Consent of Ernst & Young LLP
  23(f)   Consent of Coopers & Lybrand
  23(g)   Consent of Hunton & Williams (included as part of
          Exhibits 5 and 8 hereto)
  23(h)   Consent of Lehman Brothers Inc.
  23(i)   Consent of Wheat, First Securities, Inc.
  23(j)   Consent of Merrill Lynch, Pierce, Fenner & Smith
          Incorporated
  24      Powers of Attorney (included on signature page)
  99(a)   Form of SNC proxy
  99(b)   Form of BB&T Financial proxy